As filed with the Securities and Exchange Commission on August 10, 2020.	Offering Circular No. 024-11290

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 1-A/A
(Amendment No. 1)

REGULATION A OFFERING CIRCULAR
UNDER THE SECURITIES ACT OF 1933

_________________

CONTACT GOLD CORP.
(Exact name of Registrant as specified in its charter)

Nevada (State or jurisdiction of incorporation or organization)	1041 (Primary Standard Industrial Classification Code Number)	98-1369960 (I.R.S. Employee Identification No.)

400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6 (Address of principal executive offices)		(604) 449-3361 (Registrant's telephone number, including area code)

Registered Agent Solutions, Inc.
4625 West Nevso Drive, Suite 2
Las Vegas, NV 89103
(888) 705-7274
(Name, address and telephone number of agent for service)

_________________

Copy to:

Kenneth G. Sam, Esq.
Dorsey & Whitney LLP
1400 Wewatta Street, Suite 400
Denver, CO 80202
(303) 629-3445

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Preliminary Offering Circular
August 10, 2020
Subject to Completion

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the "SEC" or the "Commission"). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed.

Up to 75,000,000 units
consisting of
shares of common stock
warrants
shares of common stock issuable upon exercise of warrants

This offering circular (the “Offering Circular”) relates to the public offering in the United States of up to 75,000,000 units (the “Units”) of Contact Gold Corp. (collectively, as the context requires, with its subsidiaries, “Contact Gold,” the “Company,” “we,” “our,” or “us”) at a public offering price of $0.20 per Unit (the “Unit Offering Price”), in a “Tier 2 Offering” under Regulation A under the Securities Act of 1933, as amended (the “Offering”). The maximum number of Units expected to be sold in this Offering is 75,000,000 for aggregate gross proceeds of $15,000,000.

Each Unit will consist of one share of common stock of the Company, par value US$0.001 per share (the “Common Stock” or “Shares” or “Contact Shares” and as part of the Unit, “a “Unit Share”) and a purchase warrant to purchase one-half of one share of Common Stock (each whole share of Common Stock purchase warrant, a “Warrant”). Each Warrant will entitle the holder thereof to acquire, subject to adjustment in certain circumstances, one share of Common Stock (a “Warrant Share”) at an exercise price of $0.27, on or before 4:30 p.m. (Vancouver time) on the date that is 24 months from the Closing Date (as defined herein).

This Offering is being conducted by Cormark Securities Inc. (the “Lead Underwriter”) together with its U.S. affiliate, Cormark Securities (USA) Limited, a registered broker-dealer and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) (each, an “Underwriter” and together with the Lead Underwriter, the “Underwriters”) on a “best-efforts” basis. The Lead Underwriter is not a U.S. registered broker-dealer or a member of FINRA and accordingly, will not, directly nor indirectly, solicit offers to purchase the Units in the United States. The Underwriters and other broker-dealers will receive compensation for sales of the securities offered hereby at a fixed commission rate consisting of: (i) a cash fee of 6% of the gross proceeds of the Offering (the “Cash Fee”) and (ii) compensation warrants (“Broker Warrants”), exercisable at a price of $0.27 for a period of 24 months from the Closing Date to acquire the number of Contact Shares (“Broker Warrant Shares”) equal to 6% of the Units sold during the Offering (including with respect of any exercise of the Over-Allotment Option (as defined below)), except in respect of sales to certain purchasers, including certain current shareholders of Contact Gold mutually agreed to between Contact Gold and the Underwriters (the “President’s List”) where 50% of the Cash Fee will be paid and 50% of the Broker Warrants will be issued in respect of any Units sold to purchasers on the President’s List. See “Underwriting” in this Offering Circular.

None of the Units offered are being sold by present security holders of Contact Gold. Unless otherwise noted herein, references to "$" are to Canadian dollars and references to "US$" are to United States dollars. Throughout this Offering Circular we refer to the public offering in the United States as the public offering.

In addition, , Contact Gold and Waterton Nevada Splitter, LLC (“Waterton Nevada”), a limited liability company of which Waterton Precious Metals Fund II Cayman, LP (“Waterton”) is the sole member, holds, directly or indirectly, approximately 32.2% of the issued and outstanding Common Stock and 100% of the issued preferred stock of Contact Gold (“Preferred Stock”), on August 6, 2020 entered into a binding letter of intent (the “Waterton Letter of Intent”) pursuant to which the parties agreed that if a minimum of $10,000,000 is raised in this Offering: (a) Contact Gold would use a minimum of $5,000,000 of the proceeds of this Offering to redeem a portion of the Preferred Stock at the Redemption Amount (defined per share as Face Value of US$1.00 plus all accrued and unpaid cumulative dividends, approximately US$13.73 million as of August 7, 2020); (b) Waterton Nevada would purchase Common Stock at $0.195 per share (the estimated offering price of a Unit Share) in aggregate amount equal to the Redemption Amount for the remaining issued and outstanding Preferred Stock (the “Redemption Placement”), estimated to be US$9.992 million ($13.367 million) at August 7, 2020; and (c) Contact Gold would use the proceeds of the Redemption Placement to redeem all of the remaining issued and outstanding Preferred Stock. Assuming a minimum of $10,000,000, Contact Gold would issue approximately 68,592,257 Shares in the Redemption Placement, assuming a $5,000,000 redemption and Waterton Nevada would beneficially own approximately 99,943,906 Shares or approximately 41.48% of Contact Gold’s issued and outstanding Shares. If less than $10,000,000 is raised in this Offering, Contact Gold has agreed to use commercially reasonable efforts to obtain all approvals (the “Approvals”) and to effect an amendment to its Articles of Incorporation to amend the terms of the remaining Preferred Shares (the “Article Amendments”). If more than $3,000,000 and less than $10,000,000 is raised in this Offering and Contact Gold fails to obtain the Approvals and effect the Article Amendments, Contact Gold has agreed to use 50% of the proceeds of this Offering in excess of $3,000,000 to redeem a portion of the Preferred Stock. See, “Description of Capital Stock – Preferred Stock” and “Waterton Letter of Intent.” This Offering Circular does not qualify the distribution of the Common Stock issued under the Redemption Placement.

Contact Gold’s Common Stock began trading on the TSX Venture Exchange (“TSXV”) under the symbol “C” on June 15, 2017. Contact Gold’s Common Stock began trading on the OTCQB Venture Market (“OTCQB”) under the symbol “CGOL” on May 19, 2020. The closing price of the Common Stock on August 7, 2020 was $0.225 on the TSXV and US$0.1667 on the OTCQB.

In connection with the filing and qualification of the Offering Statement of Contact Gold on Form 1-A (the “Offering Statement”) of which this Offering Circular is a part with the Commission, we are filing an amended and restated prospectus supplement dated August 10, 2020 to our Canadian short form base shelf prospectus dated October 24, 2018 (the “Canadian Prospectus”) with the securities regulatory authorities in each of the provinces and territories of Canada, other than Québec (the “Canadian Jurisdictions”), for the purposes of qualifying the Offering in Canada.

We expect to commence the sale of the Units as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the SEC.

Each subscription order is anticipated to settle on the [fifth business day ("T+5")] following the subscriber's payment of the purchase price (corresponding to a subscription accepted by the Company).

	Price to Public (1)	Underwriting Commissions (2)	Broker Warrants	Proceeds, Before Expenses, To Company (3)
Per Unit	$0.20	$0.012	0.06	$0.188
Total(4)	$15,000,000	$900,000	4,500,000	$14,100,000

(1) The offering price was determined by arm's length negotiation between Contact Gold and the Underwriters with reference to, among other things, the prevailing market price of the Common Stock.

(2)     This table depicts broker-dealer commissions of: (i) 6% of the gross proceeds of the Offering (including in respect of any exercise of the Over-Allotment Option (as defined below)) as the Cash Fee, other than with respect to sales to certain purchasers, including certain current shareholders, including persons on the President’s List, on which 50% of the Cash Fee will be paid; and (ii) Broker Warrants equal to 6% of the Units sold during the Offering (including with respect of any exercise of the Over-Allotment Option), other than with respect to sales to certain purchasers on the President’s List, where 50% of the Cash Fee will be paid and 50% of the Broker Warrants will be issued in respect of any Units sold to such purchasers. Please refer to the section entitled “Underwriting” beginning on page 131 of this Offering Circular for additional information regarding total Underwriter compensation. In addition, we have agreed to reimburse the Underwriters for their reasonable out-of-pocket expenses.

(3)     Does not include estimated offering expenses including, without limitation, legal, accounting, auditing, escrow agent, transfer agent, other professional, printing, advertising, travel, marketing, blue-sky compliance and other expenses of this Offering. We estimate the total expenses of this Offering, excluding the Underwriters’ commissions, will be approximately $581,000, which includes reimbursement of approximately $167,500 to the Underwriters,

(4)   Assumes that the aggregate offering amount of $15,000,000 (maximum) is received by us and that no sales are made to persons on the President’s List and excluding any exercise of the Over-Allotment Option.

Contact Gold has granted the Underwriters an over-allotment option (the “Over-Allotment Option”), exercisable in whole or in part, in the sole discretion of the Underwriters, for a period of 30 days from and including the closing of the Offering, to purchase up to an additional 11,250,000 Units (the “Additional Units”) and/or up to an additional  Unit Shares (the “Additional Unit Shares”) and/or up to an additional 5,625,000 Warrants (the “Additional Warrants”) to cover over-allotments, if any, and for market stabilization purposes. The Over-Allotment Option may be exercisable by the Underwriters: (i) to acquire Additional Units at the Offering Price; and/or (ii) to acquire Additional Unit Shares at a price of $0.195 per Additional Unit Share, and/or (iii) to acquire Additional Warrants at a price of $0.01 per Additional Warrant, so long as the aggregate number of Additional Unit Shares and Additional Warrants which may be issued under the Over-Allotment Option does not exceed 15,000,000 Additional Unit Shares and 5,625,000 Additional Warrants. If the Over-Allotment Option is exercised in full solely for Additional Units, the total price for the Additional Units to the public will be $2,250,000, the total Underwriting Commission for the Additional Units will be $135,000, and the net proceeds to the Company, will be $2,115,000.

If the Over-Allotment Option is exercised in full solely for Additional Units, the total aggregate price to the public will be $17,250,000, the total aggregate Underwriters’ Fee will be $1,035,000, and the net proceeds to the Corporation, before deducting the estimated expenses of the Offering, will be $16,215,000. A purchaser who acquires securities issuable on the exercise of the Over-Allotment Option, forming part of the Underwriters’ over-allocation position, acquires such securities under this Offering Circular regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. The foregoing assumes that no sales will be made to persons on the President’s List. See “Underwriting” and the table below:

Underwriters' Position	Number of Securities Available	Exercise Period	Exercise Price
Over-Allotment Option(1)(2)	11,250,000 Additional Units	Up to 30 days from and including the Closing Date	$0.20 per Additional Unit
	11,250,000 Additional Shares	Up to 30 days from and including the Closing Date	$0.195 per Additional Share
	5,625,000 Additional Warrants	Up to 30 days from and including the Closing Date	$0.01 per Additional Warrant
Broker Warrants(3)	625,000 Broker Warrants(4)	24 months from the Closing Date	$0.27 per Broker Warrant
(1) This Offering Circular qualifies the grant of the Over-Allotment Option and the distribution of the Additional Units, Additional Unit Shares and/or Additional Warrants, as applicable.
(2) All figures in the table above assume that no sales are being made to persons on the President's List.
(3) This Offering Circular qualifies the issuance of the Broker Warrants and Broker Warrant Shares issuable upon the exercise of Broker Warrants, as applicable, including in connection with the exercise of the Over-Allotment Option.
(4) Assumes the exercise of the Over-Allotment Option in full for Units.

These securities are speculative and involve a high degree of risk. You should purchase Units only if you can afford the complete loss of your investment. See "Risk Factors" beginning on page 10, to read about the risks you should consider before buying Units.

We are an "emerging growth company" as that term is defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the "Securities Act") and used in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), and as such, we have elected to take advantage of certain reduced public company reporting requirements for this Offering Circular and future filings. See "Risk Factors" and "Offering Circular Summary - Implications of Being an "Emerging Growth Company." This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

No sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Units is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the RISK FACTORS beginning on page 10.

THE COMMISSION, DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Cormark Securities (USA) Limited

The date of this Offering Circular is __________, 2020.

TABLE OF CONTENTS

Page

OFFERING CIRCULAR SUMMARY	4

THE OFFERING	7

RISK FACTORS	10

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	28

DIVIDEND POLICY	29

USE OF PROCEEDS	30

DETERMINATION OF OFFERING PRICE	31

CAPITALIZATION	32

DILUTION	34

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	36

BUSINESS	60

DESCRIPTION OF MINERAL PROPERTY INTERESTS	64

DIRECTORS, OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES	103

EXECUTIVE COMPENSATION	110

PRINCIPAL SHAREHOLDERS	120

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	117

DESCRIPTION OF CAPITAL STOCK	119

MARKET PRICE OF OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS	124

UNDERWRITING	125

COMMON STOCK ELIGIBLE FOR FUTURE SALE	136

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS	144

LEGAL MATTERS	144

EXPERTS	144

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	144

WHERE YOU CAN FIND MORE INFORMATION	144

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Industry and Market Data and Forecasts

The market data and certain other statistical information used throughout this Offering Circular are based on independent industry publications, government publications and other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the Underwriters have independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The market data used in this Offering Circular involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Certain data is also based on our good faith estimates, which are derived from management's knowledge of the industry and independent sources. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, which could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in this Offering Circular.

The annual average exchange rates for Canadian dollars in terms of the United States dollar for each of the three years in the period ended December 31, 2019, as quoted by the Bank of Canada, were as follows:

Year ended December 31
2019	2018	2017

$1.3269	$1.2957	$1.2986

On August 7, 2020, the daily rate for United States dollars in terms of the Canadian dollar, as quoted by the Bank of Canada, was US$1.00 = $0.7476.

Financial Information

The financial statements of the Company are presented in Canadian dollars and such financial statements are prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). Unless otherwise indicated, any other financial information included or incorporated by reference in this Offering Circular has been prepared in accordance with U.S. GAAP. Financial information filed on Contact Gold's System for Electronic Document Analysis and Retrieval ("SEDAR") profile and incorporated by reference in the Canadian Prospectus prior to the fiscal year ended December 31, 2019, has been prepared in accordance with International Financial Reporting Standards ("IFRS"). U.S. GAAP differs in certain material respects from IFRS. As a result, certain financial information included or incorporated by reference in this Offering Circular may not be comparable to financial information reported by the Company at www.sedar.com and incorporated by reference in the Canadian Prospectus. This Offering Circular does not include any explanation of the principal differences or any reconciliation between IFRS and U.S. GAAP.

Technical Information

Concurrent with the filing of the Offering Statement of which this Offering Circular is a part, we filed a short form prospectus supplement dated August6, 2020 to the Canadian short form base shelf prospectus dated October 24, 2018 with the securities regulatory authorities in the Canadian Jurisdictions for the purposes of qualifying the Offering in Canada.

Pony Creek is an early stage exploration property and does not contain any mineral resources as defined by Canadian National Instrument 43-101-Standards of Disclosure for Mineral Projects ("NI 43-101"). There has been insufficient exploration to define a mineral resource estimate at the Pony Creek property ("Pony Creek" or the "Pony Creek Project"). Additional information about Pony Creek is contained in this Offering Circular and in the Pony Creek Technical Report (as defined below), and can be viewed under Contact Gold's issuer profile on SEDAR at www.sedar.com.

The Green Springs Project is a past operating heap leach gold mine which is an early-stage exploration project ("Green Springs" or the "Green Springs Project"). Additional information about Green Springs is contained in this Offering Circular and in the Green Springs Technical Report (as defined below), and can be viewed under Contact Gold's issuer profile on SEDAR at www.sedar.com.

There are no other recent estimates or data available to Contact Gold as at the date of this Offering Circular and a detailed exploration program is required to be conducted by Contact Gold in order to verify or treat any historical estimates contained in this Offering Circular as a current mineral resource.

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Cautionary Note to U.S. Investors Regarding Reserve and Resource Estimates-The disclosure in this Offering Circular may use mineral resource classification terms that comply with reporting standards and securities laws in Canada, and mineral resource estimates that are made in accordance with NI 43-101, which differ from the requirements of United States securities laws.

The terms "mineral resource," "measured mineral resource," "indicated mineral resource" and "inferred mineral resource" are defined in and required to be disclosed by NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended; however, these terms are not defined terms under SEC Industry Guide 7 under the U.S. Securities Act, as currently in effect and as set forth by the SEC ("SEC Industry Guide 7"), and are normally not permitted to be used in reports and registration statements filed with the SEC. The CIM Standards differ significantly from standards in SEC Industry Guide 7 and Subpart 1300 of Regulation S-K for mining disclosures ("SubPart 1300 Standards"). Investors are cautioned not to assume that all or any part of a mineral deposit in these categories will ever be converted into reserves. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian securities laws and regulations, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures. In addition, the terms "mineral reserve", "proven mineral reserve" and "probable mineral reserve" are Canadian mining terms as defined in accordance with NI 43-101 and the CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in Industry Guide 7 and SubPart 1300. Under SEC Industry Guide 7 standards, as currently in effect, a "final" or "bankable" feasibility study is required to report reserves; the three-year historical average price, to the extent possible, is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. Consequently, information regarding mineralization contained in this Offering Circular is not comparable to similar information that would generally be disclosed by U.S. companies in accordance with the rules of the SEC, as currently in effect.

Pony Creek Technical Report Summary-The scientific and technical data about Pony Creek contained in this Offering Circular, is supported by and, has been reproduced from a technical report prepared in accordance with NI 43-101, entitled "NI 43-101 Technical Report, Pony Creek Gold Project, Elko County, Nevada, United States of America" dated October 22, 2018 (effective date: October 16, 2018) (the "Pony Creek Technical Report"). The Pony Creek Technical Report was prepared for Contact Gold, by Vance Spalding, C.P.G., Vice President of Exploration of Contact Gold, who is a "qualified person" under NI 43-101, and can be viewed under Contact Gold's issuer profile on SEDAR at www.sedar.com. The disclosure in this Offering Circular derived from the Pony Creek Technical Report has been prepared with the consent of Mr. Spalding.

Green Springs Technical Report Summary-The scientific and technical data about Green Springs contained in this Offering Circular, is supported by and, has been reproduced from a technical report prepared in accordance with NI 43-101, entitled Technical Report for the Green Spring Project, White Pine County Nevada, United States of America" dated effective June 12, 2020 (the "Green Springs Technical Report" and together with the Pony Creek Technical Report, the "Technical Reports"). The Green Springs Technical Report was prepared for Contact Gold, by John J. Read, C.P.G., who is a "qualified person" under NI 43-101 and can be viewed under Contact Gold's issuer profile on SEDAR at www.sedar.com. The disclosure in this Offering Circular derived from the Green Springs Technical Report has been prepared with the consent of Mr. Read.

The Technical Reports are subject to certain assumptions, qualifications and procedures described therein. Reference should be made to the full text of the Technical Reports, which has been filed with the applicable Canadian securities regulatory authorities pursuant to NI 43-101 and is available for review under Contact Gold's issuer profile on SEDAR at www.sedar.com. The Technical Reports are not and shall not be deemed to be incorporated by reference in this Offering Circular.

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Additional Information

You should rely only on the information contained in this Offering Circular. Information filed on Contact Gold's SEDAR profile at www.sedar.com is available for informational purposes and does not constitute part of this Offering Circular. We have not authorized anyone to provide you with additional information or information different from that contained in this Offering Circular filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the Shares only in jurisdictions where offers and sales are permitted. The information contained in this Offering Circular is accurate only as of the date of this document, regardless of the time of delivery of this Offering Circular or any sale of the Units. Our business, financial condition, results of operations, and prospects may have changed since the date hereof.

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OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular and does not contain all of the information that may be important to you. You should read this entire Offering Circular carefully, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes included elsewhere in this Offering Circular. In this Offering Circular, unless otherwise noted, the terms "the Company," "we," "us," and "our" refer to Contact Gold Corp. The information presented in this Offering Circular assumes (i) an public offering price of $0.20 per Unit and (ii) unless otherwise indicated, that the Underwriters do not exercise the Over-Allotment Option to purchase Additional Units, Additional Unit Shares or Additional Warrants.

Except for the statements of historical fact contained herein, the information presented in this Offering Circular constitutes "forward-looking statements" within the meaning of Canadian and United States securities and other laws, Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "aims", "anticipates", "will", "projects", or "believes" or variations (including negative variations) of such words and phrases, or statements that certain actions, events, results or conditions "may", "could", "would", "might" or "will" be taken, occur or be achieved. By their very nature, forward-looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company's control

Forward looking statements are based on the opinions and estimates of management as of the date such statements are made and are based on various assumptions such as future business and property integrations remaining successful; the ability of the Company to continue to undertake exploration and other activities at its mineral properties during the Covid-19 coronavirus outbreak; the ability of the Company to manage Covid-19 cases at its mineral properties and maintain normal activity levels at its properties despite any such cases; that the other current or potential future effects of the Covid-19 pandemic on the Company's business, operations, and financial position, including restrictions on the movement of persons, restrictions on business activities, restrictions on the transport of goods, trade restrictions, increases in the cost of necessary inputs, reductions in the availability of necessary inputs and productivity and operational constraints, will not impact its planned exploration activities at its mineral properties; securities markets, spot and forward prices of gold, silver, base metals and certain other commodities, currency markets (such as the $ to US$ exchange rate); no materially adverse changes in national and local government, legislation, taxation, controls, regulations and political or economic developments; that various risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins and flooding) will not materialize; the ability to complete planned exploration programs; the ability to continue raising the necessary capital to finance operations; the ability to obtain adequate insurance to cover risks and hazards on favourable terms; that changes to laws and regulations will not impose greater or adverse restrictions on mineral exploration or mining activities; the continued stability of employee relations; relationships with local communities and indigenous populations; that costs associated with mining inputs and labour will not materially increase; that mineral exploration and development activities (including obtaining necessary licenses, permits and approvals from government authorities) will be successful; no disruptions due to a U.S. Government shutdown; the continued validity and ownership of title to properties; the completion and the nature of the transactions contemplated by the Waterton Letter of Intent; the satisfaction of the conditions to the completion of the transactions contemplated by the Waterton Letter of Intent, including the receipt in a timely manner of regulatory and other required approvals and clearances; and the anticipated use of proceeds of this Offering.

Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" section and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section in this Offering Circular. See, "Cautionary Statement Regarding Forward-Looking Statements."

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Business Overview

Contact Gold (formerly Winwell Ventures Inc., "Winwell") was incorporated under the Yukon Business Corporations Act on May 26, 2000 and was continued under the Business Corporations Act (British Columbia) on June 14, 2006. On June 7, 2017, upon closing of the Transactions (as defined herein), the Company completed a legal continuance into the State of Nevada (the "Continuance") and changed its name to "Contact Gold Corp." Contact Gold is domiciled in Canada and maintains a head office in Vancouver, British Columbia, Canada. Contact Gold's Common Stock began trading on the TSXV under the symbol "C" on June 15, 2017. Contact Gold's Common Stock began trading on the OTCQB under the symbol "CGOL" on May 19, 2020. Contact Gold's authorized share capital is 500,000,000 shares, par value US$0.001.

For further information about Contact Gold, see the section entitled "Business".

Organizational Structure

Contact Gold has two wholly-owned subsidiaries as set forth below:

(1) Clover Nevada II LLC ("Clover Nevada"), established under the laws of Nevada, is the only material subsidiary of Contact Gold and holds the Contact Properties.

Mineral Properties

The Company's land holdings are on the Carlin, Independence, Cortez, and Northern Nevada Rift gold trends in Nevada. The Company's current properties include the Pony Creek, and the past-producing Green Springs Project, as well as a portfolio of prospective properties (together, the "Contact Properties"). As at the date hereof, the Contact Properties, including the Cobb Creek property, comprise in aggregate, approximately 140 km2 of unpatented mining claims and mineral tenure.

The Company is focused on advancing both the recently acquired Green Springs Project, and the Pony Creek Project.

Green Springs Project

The Green Springs Project is located near the southern end of the Cortez Trend of Carlin-type gold deposits in White Pine County, Nevada approximately 360 km east of the capital city of Carson City and approximately 100 km southwest of the White Pine County seat at Ely, Nevada. The Green Springs Project comprises 220 unpatented mining claims covering approximately 16.4 km2 in parts of Sections 13-16, 21-24, 26-28, 33 & 34 of T 15 N, R 57 E and Sections 3 & 4 of T 14 N, R 57 E. The property boundaries are irregular but are situated within a rectangular area with UTM coordinates in Zone 11N, NAD27.

See under heading "Description of Mineral Property Interests" in this Offering Circular, for a discussion of the Green Springs Project.

Pony Creek Project

The Pony Creek Project is located in Elko County, Nevada and comprises 1,032 unpatented mining claims covering approximately 82 km2 in the southern part of the Piñon Range in Elko County, Nevada. The property is centered at approximately 40°21′10″N, 115°58′20″W, in the southern portion of the Carlin gold trend approximately 27 km south of the presently producing Emigrant gold mine operated by Nevada Gold Mines LLC ("NGM LLC") and 11 kilometers ("km") south of Gold Standard Ventures Corp.'s Pinion and Dark Star gold deposits (see Figure 1 in this Offering Circular under the heading "Description of Property"). From south to north, the claims occupy portions of T28N, R53E and R54E; T29N, R53E and R54E; and T30N, R53E, Mount Diablo Base and Meridian.

See under heading "Description of Mineral Property Interests" in this Offering Circular, for a discussion of the Pony Creek Project.

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Implications of Being an "Emerging Growth Company"

As an issuer with less than US$1.07 billion in total annual gross revenues during our last fiscal year, we qualify as an "emerging growth company" under the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

• are not required to obtain an auditor attestation on our internal control over financial reporting pursuant to the Sarbanes- Oxley Act of 2002;

• are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as "compensation discussion and analysis");

• are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the "say-on-pay," "say-on-frequency" or "say-on-golden-parachute" votes);

• are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

• may present only two years of audited financial statements and only two years of related Management's Discussion & Analysis of Financial Condition and Results of Operations, ("MD&A"); and

• are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We may take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify as a "smaller reporting company" under the SEC's rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on our assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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THE OFFERING

Issuer:	Contact Gold Corp.

Issue:	Units, comprised of one share of Common Stock and one-half Warrant.

Offering Price:	$0.20

Maximum Number of Units:(1)	75,00,000

Amount:	Up to $15,000,000

Common Stock outstanding after this offering:	172,334,914 Shares(1) (2)(3)(4)(5)

Over-allotment option

Contact Gold has granted the Underwriters an option, exercisable at the Offering price for a period of 30 days from and including the closing of the Offering, to purchase up to 11,250,000 Additional Units, 11,250,000  Additional Unit Shares, and/or 5,625,000 Additional Warrants, as applicable, for market stabilization purposes and to cover over-allotments, if any.

Waterton Letter of Intent:

Pursuant to the Waterton Letter of Intent, if a minimum of $10,000,000 is raised in this Offering: (a) Contact Gold would use a minimum of $5,000,000 of the proceeds of this Offering to redeem a portion of the Preferred Stock at the Redemption Amount of $1.35 per share of Preferred Stock; (b) Waterton Nevada would purchase Common Stock at $0.195 per share (the estimated offering price of a Unit Share) to redeem the remaining issued and outstanding Preferred Stock at the Redemption Amount, estimated to be US$9.992 million ($13.367 million) at August 7, 2020 (the “Redemption Placement”); and (c) Contact Gold would use the proceeds of the Redemption Placement to redeem all of the remaining issued and outstanding Preferred Stock. Assuming $10,000,000 is raised in this Offering, Contact Gold would issue approximately 68,592,257 Shares in the Redemption Placement.

If less than $10,000,000 is raised in this Offering, Contact Gold has agreed to use commercially reasonable efforts to obtain all approvals (the “Approvals”) and to effect an amendment to its Articles of Incorporation to amend the terms of the remaining Preferred Shares (the “Article Amendments”) to: (i) reduce the conversion price of the Preferred Shares from $1.35 per share to the lesser of $0.2633 or 135% of the 20-day volume weighted average price of the Common Stock prior to the date all Approvals are obtained; (ii) reduce the Cumulative Dividend rate from 7.5% to 3.75% per annum from the effective date of the Article Amendments; and (iii) extend the Maturity Date from June 7, 2022 to a date that is five years from the date all Approvals are obtained.

If more than $3,000,000 and less than $10,000,000 is raised in this Offering and Contact Gold fails to obtain the Approvals and effect the Article Amendments, Contact Gold has agreed to use 50% of the proceeds of this Offering in excess of $3,000,000 to redeem a portion of the Preferred Stock.

See, "Description of Capital Stock - Preferred Stock" and "Waterton Letter of Intent."

Use of Proceeds:(1)	We expect to receive approximately $13,519,000 of net proceeds (if the maximum amount of the Offering is sold) after deducting underwriting commissions and estimated Offering expenses payable by us.

We currently intend to use up to $6,800,000 of the net proceeds from this Offering to fund exploration and development activities at the Green Springs Project, exploration and development activities at the Pony Creek Project, exploration at other projects held by Contact Gold, and for general working capital purposes.

Assuming a minimum of $10,000,000 is raised in this Offering, we will use a minimum of $5,000,000 of the proceeds of this Offering to redeem a portion of the Preferred Stock at the Redemption Amount under the terms of the Waterton Letter of Intent.

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If the Over-Allotment Option is exercised in full, we would expect to receive approximately an additional $2,250,000 of net proceeds (assuming purchase of Additional Units), $2,115,000 after deducting underwriting discounts. We currently intend to use the proceeds from the exercise of Over-Allotment Option, if any, for general working capital purposes.

See, “Use of Proceeds.”

Dividend Policy:

Our ability to pay dividends depends on both our achievement of positive cash flow and the discretion of the board of directors of Contact Gold (the "Board") in declaring dividends. Other than Preferred Stock dividends, we do not intend to pay dividends at the current time (see "Description of Capital Stock - Preferred Stock").

President's List:

The Underwriters have reserved for sale at the public offering price up to 10,000,000 of the Units being offered by this Offering Circular for sale to the President’s List. We do not know if these persons will choose to purchase all or any portion of these Units, but any purchases they do make will reduce the number of Units available to the general public. Please read “Underwriting.”

Listed and Trading:	Contact Gold's Common Stock is listed on the TSXV under the symbol "C" and on the OTCQB under the symbols "CGOL".

Transfer Agent and Registrar:	Computershare Investor Services Inc. is our transfer agent and registrar with its principal office at 3rd Floor - 510 Burrard St. Vancouver, BC, Canada V6C 3B9.

Risk Factors:	You should carefully read and consider the information set forth under the heading "Risk Factors" and all other information set forth in this Offering Circular before deciding to invest in our Units.

Tax Considerations:	Please read "Material U.S. Federal Income Tax Considerations For U.S. Holders and Non-U.S. Holders."

Underwriter's Commission:

A Cash Fee equal to 6% of the gross proceeds of the Offering and Broker Warrants exercisable at a price of $0.27 for a period of 24 months from the Closing Date to acquire the number of Contact Shares equal to 6% of the Units sold during the Offering, excluding sales to President’s List investors, which 50% of the Cash Fee will be paid and 50% of the Broker Warrants will be issued in respect of any Units sold to such President’s List purchasers.

No sale may be made to you in this Offering if the aggregate purchase price you pay is more than (i) 10% of the greater of your annual income or net worth (if you are a natural person) or (ii) 10% of the greater of your revenue or net assets (if you are not a natural person), unless you are an "accredited investor" (as defined in Rule 501(a) of Regulation D under the Securities Act). Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Each investor will be required to complete, execute and deliver a subscription agreement to purchase Units in this Offering. See, "Underwriting."

(1) This figure assumes the maximum of $15,000,000 is raised in the Offering.  Assuming less than the maximum is raised in the Offering, the following number of Unit Shares would be issued: at $10,000,000, 50,000,000 Unit Shares; at $7,500,000, 37,500,000 Unit Shares.  See, “Capitalization” and “Use of Proceeds.”

(2) As of August 7, 2020, does not include up to 8,420,000 Shares issuable upon exercise of stock options to purchase Shares (“Options”) granted under the Contact Gold Omnibus Stock and Incentive Plan. The weighted average exercise price of Options awarded as August 7, 2020 is $0.33. Does not include 239,220 restricted share units (“RSUs”) and 1,150,925 deferred share units (“DSUs”) issued as of the date of this Offering Circular. Each RSU vests annually in thirds, vested RSUs are exercisable into Shares at the discretion of the holder prior to December 31, 2023. DSUs are held by directors and are exercisable upon cessation of his or her role as such. Does not include 12,500,000 Warrants, each of which is exercisable for one Share at a price of $0.15, subject to certain accelerated exercise provisions. The 12,500,00 Warrants were issued in three tranches and have expiry dates of April 23, 2022, May 5, 2022, and May 22, 2022.

(3) Does not include Shares issuable upon conversion of the currently outstanding Contact Gold preferred stock (“Preferred Stock”). As of August 7, 2020, Contact Gold had 11,111,111 shares of Preferred Stock issued and outstanding, which Preferred Stock is convertible at the election of the holder at any time, into Shares (subject to a cap such that at any time following any conversion, Waterton Nevada and its affiliates shall not hold more than 49% of the aggregate issued and outstanding Common Stock). The number of Shares to be issued pursuant to such conversion right shall be equal to the sum of the face value of the Preferred Stock together with any accrued and unpaid cumulative dividends thereon to the conversion date divided by the conversion price of the Preferred Stock on the conversion date, such price being subject to adjustment from time to time. The conversion price of the Preferred Stock is $1.35 (approximately US$1.01 based on the Bank of Canada daily average exchange rate on August 7, 2020), and if fully converted would convert into 13,611,474 Shares. The conversion of the Preferred Stock from time to time, at the election of the holder, will result in dilution to other existing holders of Common Stock. Under the Waterton Letter of Intent, if less than $10,000,000 is raised in this Offering, the Article Amendments would reduce the conversion price of the Preferred Shares from $1.35 per share to the lesser of $0.2633 or 135% of the 20-day volume weighted average price of the Common Stock prior to the date all Approvals are obtained. See, “Description of Capital Stock – Preferred Stock” and “Waterton Letter of Intent.”

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(4) In connection with the Offering, Contact Gold is required to offer certain shareholders the right to acquire Units ("Purchase Rights") under the terms of the Waterton Governance and Investor Rights Agreement and Goldcorp Investor Rights Agreement (each as defined herein). See "Contractual Obligations" in the MD&A.

(5) This figure assumes no Shares are sold pursuant to the Redemption Placement under the terms of the Waterton Letter of Intent. Assuming $10,000,000 is raised in this Offering, Contact Gold would issue approximately 68,592,257 Shares in the Redemption Placement assuming a $5,000,000 redemption.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this Offering Circular, before purchasing Units. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our Common Stock, could decline and investors in our Common Stock could lose all or part of their investment.

Risks Related to our Company

Disruption caused by the Covid-19 Virus

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including Canada and the United States ("Covid-19). On January 30, 2020, the World Health Organization declared the outbreak of Covid-19 a "Public Health Emergency of International Concern." The outbreak of Covid-19 has resulted in a widespread health crisis that has adversely affected economies and financial markets worldwide. To date, the Covid-19 outbreak has not had a material impact on the Company's business. However, Contact Gold's business and development activities may be materially adversely affected by the continuing disruption caused by the Covid-19 outbreak, including as a result of supply chain delays and disruptions, governmental regulation and prevention measures, labour shortages and shutdowns. If there is an outbreak of Covid-19 cases at the Company's  mineral properties or amongst the Company's employees or contractors, the Company may be required, or may voluntarily, close, curtail or otherwise limit its exploration and other business activities, which would impact the Company's business plans and timelines and could have an adverse impact on, among other things, the Company's relationship with suppliers, employees and contractors. Additionally, Covid-19 has disrupted the capital markets world-wide and commodity prices, including gold prices. Contact Gold may be unable to complete a capital raising transaction (including this Offering) if continued concerns relating to Covid-19 cause significant market disruptions, restrict travel, limit the ability to have meetings with potential investors or the market for the Common Stock does not stabilize in a timely manner. At this time, the Company cannot accurately predict the impact that Covid-19 may have on its exploration activities, business operations or financial results. The extent to which Covid-19 impacts the Company's business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of Covid-19 and the actions to contain Covid-19 or treat its impact, among others. If the disruptions posed by Covid-19 or other matters of global concern continue for an extensive period of time, the Company's business may be materially adversely affected. See "Risk Factors - Market Price of Securities" below.

No History of Operations

Contact Gold is an exploration company and has no history of operations, mining or refining mineral products. Contact Gold is subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. There is no assurance that Contact Gold will be successful in achieving a return on an investment for investors in the Common Stock and Contact Gold's likelihood of success must be considered in light of its early stage of operations.

There can be no assurance that the Contact Properties or any other property will be successfully placed into production, produce minerals in commercial quantities or otherwise generate operating earnings. Advancing projects from the exploration stage into development and commercial production requires significant capital and time and will be subject to the successful completion of further technical studies, permitting requirements and the construction of mines, processing plants, roads and related works and infrastructure. Contact Gold will continue to incur losses until mining-related operations successfully reach commercial production levels and generate sufficient revenue to fund continuing operations.

No Operating Revenues and History of Losses

Contact Gold has no operating revenues or earnings and a history of losses, and no operating revenues are anticipated until one of Contact Gold's projects comes into production, which may or may not occur. During each of the fiscal year ended December 31, 2019, and the three-month period ended March 31, 2020, the Company had negative cash flow from operating activities. As at December 31, 2019, the Company had working capital deficit of approximately $0.06 million (December 31, 2018 working capital of approximately $0.74 million) and as at March 31, 2020 had a working capital deficit of approximately $0.06 million. As such, there is no certainty that Contact Gold will generate revenue from any source, operate profitably or provide a return on investment in the future. Contact Gold will continue to experience losses unless and until it can successfully develop and begin profitable commercial production at one of its mining properties. There can be no assurance that Contact Gold will be able to do so.

Additional Capital Requirements and Financing Risks

Contact Gold plans to focus on exploring for minerals and will use its working capital to carry out such exploration. Contact Gold has no source of operating cash flow and no assurance that acceptable additional funding will be available to it for the further exploration and development of its projects. The Company has incurred net losses in the past and may incur losses in the future and will continue to incur losses until and unless it can derive sufficient revenues from its mineral projects. These conditions, including other factors described herein, creates a material uncertainty regarding the Company's ability to continue as a going concern.

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It is likely that the development and exploration of Contact Gold's Properties will require substantial additional financing. Further exploration and development of the Contact Properties and/or other properties acquired by Contact Gold may be dependent upon its ability to obtain acceptable financing through equity or debt, and there can be no assurance that it will be able to obtain adequate financing in the future or that the terms of such financing will be acceptable. Failure to obtain such additional financing could result in the delay or indefinite postponement of further exploration and development of Contact Gold's projects and Contact Gold may become unable to carry out its business objectives.

Reliance on a Limited Number of Properties

The only material property interest of Contact Gold is its interest in the Pony Creek Project located in Nevada. As a result, unless Contact Gold acquires additional property interests, any adverse developments affecting this property would have a material adverse effect upon Contact Gold and would materially and adversely affect the potential mineral resource production, profitability, financial performance and results of operations of Contact Gold. While Contact Gold may seek to acquire additional mineral properties in accordance with its business objectives, there can be no assurance that Contact Gold will be able to identify suitable additional mineral properties or, if it does identify suitable properties, that it will have sufficient financial resources to acquire such properties or that such properties will be available on terms acceptable to Contact Gold or at all and that Contact Gold will be able to successfully develop such properties and bring such properties into commercial production.

No History of Mineral Production

There is no history of mineral production on the Contact Properties. The Contact Properties are a high risk, speculative venture, and, until recently, only a minimal amount of exploration and sampling has been conducted by Contact Gold. There is no certainty that the expenditures proposed to be made by Contact Gold towards the search for and evaluation of gold or other minerals with regard to the Contact Properties or otherwise will result in discoveries of commercial quantities of gold or other minerals. Until recently, all of the drilling on the Contact Properties was completed by historical operators from 1981 through 2017.

Furthermore, there is no assurance that commercial quantities of minerals will be discovered at any properties acquired in the future by Contact Gold, nor is there any assurance that any future exploration programs of Contact Gold on the Contact Properties or any other properties will yield any positive results. Even where commercial quantities of minerals are discovered, there can be no assurance that any property of Contact Gold will ever be brought to a stage where mineral resources can be identified and mineral reserves can be profitably produced. Factors which may limit the ability of Contact Gold to produce mineral reserves from its properties include, but are not limited to, the price of mineral resources, the availability of additional capital and financing and the nature of any mineral deposits.

Early Stage Development Company

Contact Gold is a junior exploration company focused primarily on the acquisition, exploration and development of mineral properties located in Nevada. Contact Gold's properties have no established mineral reserves due to the early stage of exploration at this time. Any reference to potential quantities and/or grade is conceptual in nature, as there has been insufficient exploration to define any mineral resource and it is uncertain if further exploration will result in the determination of any mineral resource. Quantities and/or grade described in this Offering Circular should not be interpreted as assurances of a potential resource or reserve, or of potential future mine life or of the profitability of future operations.

The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time. Few properties that are explored are ultimately developed into producing mines and there is no assurance that any of Contact Gold's projects can be mined profitably. Substantial expenditures are required to establish mineral resources and reserves through drilling, to develop metallurgical processes to extract the metal from the ore and in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. It is impossible to ensure that the current exploration and development programs of Contact Gold will result in profitable commercial mining operations. The profitability of Contact Gold's operations will be, in part, directly related to the cost and success of its exploration and development programs, which may be affected by a number of factors. Substantial expenditures are required to establish mineral resources and reserves that are sufficient to support commercial mining operations and to construct, complete and install mining and processing facilities on those properties that are actually developed.

No assurance can be given that any particular level of recovery of minerals will be realized or that any potential quantities and/or grade will ever qualify as a mineral resource or reserve, or that any such mineral resource or reserve will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited.

Where expenditures on a property have not led to the discovery of mineral resources or reserves, incurred expenditures will generally not be recoverable.

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Exploration, Development and Operating Risks

Mining operations generally involve a high degree of risk. Contact Gold's operations are subject to all the hazards and risks normally encountered in the exploration, development and production of gold and other minerals, including unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other production facilities, damage to life or property, environmental damage and possible legal liability. The financing, exploration, development and mining of any of Contact Gold's properties is furthermore subject to a number of macroeconomic, legal and social factors, including commodity prices, laws and regulations, political conditions, currency fluctuations, the ability to hire and retain qualified people, the inability to obtain suitable and adequate machinery, equipment or labour and obtaining necessary services in the jurisdictions in which Contact Gold operates. Unfavourable changes to these and other factors have the potential to negatively affect Contact Gold's operations and business.

Major expenses may be required to locate and establish mineral reserves and resources, to develop metallurgical processes and to construct mining and processing facilities at a particular site. Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect Contact Gold's operations, financial condition and results of operations. It is impossible to ensure that the exploration or development programs planned by Contact Gold will result in a profitable commercial mining operation. Whether a gold or other precious or base metal or mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as the quantity and quality of mineralization and proximity to infrastructure; mineral prices, which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Contact Gold not receiving an adequate return on invested capital.

There is no certainty that the expenditures to be made by Contact Gold towards the exploration and evaluation of gold or other minerals will result in discoveries or production of commercial quantities of gold or other minerals. In addition, once in production, mineral reserves are finite and there can be no assurance that Contact Gold will be able to locate additional reserves as its existing reserves are depleted.

U.S. Domestic Issuer

Contact Gold is incorporated under the laws of Nevada and as such is deemed to be a "U.S. domestic issuer" (as defined in Rule 902(e) of Regulation S under the Securities Act) for U.S. securities laws purposes which creates several burdensome obligations.

Contact Gold is currently subject to continuing disclosure obligations with the SEC to submit annual reports on Form 1-K, semi-annual reports on Form 1-SA and current reports on Form 1-U. Our Common Stock will not be registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to reporting obligations under Section 13 or Section 15(d) of the Exchange Act. Concurrent with the qualification of the Form 1-A, Contact Gold may voluntarily elect to register its class of Common Stock under Section 12(g) of the Exchange Act by filing a Form 8-A registration statement with the SEC. In the event that Contact Gold voluntarily elects to become registered and a reporting issuer with the SEC under the Exchange Act, Contact Gold will be subject to substantial continuous disclosure obligations including among other things, the filing of Form 10-Ks (annual reports), Form 10-Qs (quarterly reports), Form 8-Ks (current reports), Schedule 14A (proxy statements) and will be subject to applicable provisions under the Sarbanes-Oxley Act. In addition, directors, officers, and shareholders holding 10% or more of the issued and outstanding Common Stock will be subject to Section 16 reporting (Form 3, 4, and 5 filings) and the short-swing profit rules, and shareholders holding 5% or more of the issued and outstanding Common Stock will be subject to Schedule 13D/G beneficial ownership reporting obligations.

Contact Gold must prepare its financial statements in accordance with U.S. GAAP and the audit fees are typically higher due to the SEC compliance requirements. Further, Contact Gold is a Canadian reporting issuer and accordingly is also subject to the reporting and disclosure regime in Canada. All of the aforementioned requirements would significantly increase the regulatory and compliance costs of Contact Gold if Contact Gold were to become a U.S. reporting company. In addition, unless a U.S. domestic issuer is registered and reporting with the SEC, all securities issued by a U.S. domestic issuer in private placement transactions - including those that are issued outside of the United States - are "restricted securities" under Rule 144 under the Securities Act, must bear a U.S. restrictive legend and will be subject to a one (1) year hold period. The removal of the restrictive legend will also require a U.S. opinion letter to be delivered to the transfer agent. As a result, the ability for U.S. domestic issuers to raise capital is more difficult and would be expected to result in share issuances at higher discounts to the market price. Note that even if Contact Gold does become a reporting issuer under the Exchange Act or elects to submit its first and third quarter financial information on Form 1-U, all securities issued in a private placement transaction by a U.S. domestic issuer will still be subject to a six-month hold period.

Overall, the regulatory and compliance requirements and costs for U.S. domestic issuers is higher and more complex than those applicable to "foreign private issuers" and the ability to raise capital is more difficult, all of which could have a material adverse impact on Contact Gold's business and financial condition.

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Land Title and Royalty Risks

General

There are uncertainties as to title matters in the mining industry. Any defects in title could cause Contact Gold to lose rights in its mineral properties and jeopardize its business operations. Contact Gold's mineral property interests currently consist of unpatented mining claims located on lands administered by the United States' Department of Interior's Bureau of Land Management (the "BLM"), Nevada State Office to which Contact Gold only has possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively the ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper location and posting and marking of boundaries, proper and timely payment of annual BLM claim maintenance fees, the existence and terms of royalties, and possible conflicts with other claims not determinable from descriptions of record.

The present status of Contact Gold's unpatented mining claims located on public lands allows Contact Gold the right to mine and remove valuable minerals, such as precious and base metals, from the claims conditioned upon applicable environmental reviews and permitting programs. Contact Gold is also allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the United States. Contact Gold remains at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements. Prior to 1993, a mining claim locator who was able to prove the discovery of valuable, locatable minerals on a mining claim, and to meet all other applicable federal and state requirements and procedures pertaining to the location and maintenance of federal unpatented mining claims, had the right to prosecute a patent application to secure fee title to the mining claim from the federal government. The right to pursue a patent, however, has been subject to a moratorium since October 1993, through federal legislation restricting the BLM from accepting any new mineral patent applications. If Contact Gold does not obtain fee title to its unpatented mining claims, there can be no assurance that it will be able to obtain compensation in connection with the forfeiture of such claims.

Pending Federal Legislation that may affect the Company's Operations

In recent years, members of the United States Congress have repeatedly introduced bills which would supplant or alter the provisions of the General Mining Act of 1872, a United States federal law that authorizes and governs prospecting and mining for economic minerals, such as gold, platinum, and silver, on federal public lands. Such bills have proposed, among other things, to either eliminate the right to a mineral patent, impose a federal royalty on production from unpatented mining claims, render certain federal lands unavailable for the location of unpatented mining claims, afford greater public involvement in the mine permitting process, provide for citizen suits, and impose new and stringent environmental operating standards and mined land reclamation requirements in addition to those already in effect. Such proposed legislation could change the cost of holding unpatented mining claims and could significantly impact Contact Gold's ability to develop mineralized material on unpatented mining claims. Currently, all of Contact Gold's mining claims are on unpatented claims. Although Contact Gold cannot predict what legislative changes might occur, the enactment of these proposed bills could adversely affect the potential for development of its mining claims, the economics of any mines that it brings into operation on federal unpatented mining claims, and as a result, adversely affect Contact Gold's financial performance.

Title to Mineral Property Interests may be Challenged

There may be challenges to title to the mineral properties in which Contact Gold holds a material interest. If there are title defects with respect to any properties, Contact Gold might be required to compensate other persons or to reduce its interest in the affected property. Furthermore, in any such case, the investigation and resolution of these issues would divert Contact Gold management's time from ongoing exploration and development programs. Title insurance generally is not available for mining claims in the U.S. and Contact Gold's ability to ensure that it has obtained secure claim to individual mineral properties may be limited. The Contact Properties may be subject to prior unregistered liens, agreements, transfers or claims, including native land claims and title may be affected by, among other things, undetected defects. In addition, Contact Gold may be unable to operate the properties as permitted or to enforce its rights with respect to its properties. The failure to comply with all applicable laws and regulations, including a failure to pay taxes or annual BLM claim maintenance fees may invalidate title to portions of the Contact Properties. Contact Gold may incur significant costs related to defending the title to its properties. A successful claim contesting title to a property may cause Contact Gold to compensate other persons, or to reduce its interest in the affected property or to lose our rights to explore and, if warranted, develop that property. This could result in Contact Gold not being compensated for its prior expenditures relating to the property. Also, in any such case, the investigation and resolution of title issues would divert management's time from ongoing exploration and, if warranted, development programs.

Mineral Properties may be Subject to Defects in Title

The ownership and validity or title of unpatented mining claims and concessions can at times be uncertain and may be contested. Contact Gold also may not have, or may not be able to obtain, all necessary surface rights to develop a property. Contact Gold has taken reasonable measures, in accordance with industry standards for properties at the same stage of exploration as that of Contact Gold, to ensure proper title to the Contact Properties. However, there is no guarantee that title to any of its properties will not be challenged or impugned.

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Interpretation of Royalty Agreements; Unfulfilled Contractual Obligations

Royalty interests in Contact Properties, and any other royalty interests in respect of the properties of Contact Gold which may come into existence, may be subject to uncertainties and complexities arising from the application of contract and property laws in the jurisdictions where the mining projects are located. Operators and other parties to the agreements governing the royalty interests in Clover Nevada, or other royalty interests, may interpret their interests in a manner adverse to Contact Gold, and Contact Gold could be forced to take legal action to enforce its rights. Challenges to the terms of the royalty interests in Clover Nevada or the existence of other royalties could have a material adverse effect on the business, results of operations, cash flows and financial condition of Contact Gold. Disputes could arise with respect to, among other things:

• the existence or geographic extent of the royalty interests;

• the methods for calculating royalties;

• third party claims to the same royalty interest or to the property on which a royalty interest exists, or the existence of additional royalties on the same property;

• various rights of the operator or third parties in or to a royalty interest;

• production and other thresholds and caps applicable to payments of royalty interests;

• the obligation of an operator to make payments on royalty interests;

• various defects or ambiguities in the agreement governing a royalty interest; and

• disputes over the interpretation of buy-back rights.

Natural Resource Properties are Largely Contractual in Nature

Parties to contracts do not always honour contractual terms and contracts themselves may be subject to interpretation or technical defects. Accordingly, there may be instances where Contact Gold would be forced to take legal action to enforce its contractual rights. Such litigation may be time consuming and costly and there is no guarantee of success. Any pending proceedings or actions or any decisions determined adversely to Contact Gold, may have a material and adverse effect on Contact Gold's results of operations, financial condition and the trading price of the Common Stock.

There may be unknown defects in the asset portfolio

Contact Gold acquired the majority of the claims that comprise the Contact Properties through its acquisition of Clover Nevada II LLC, who acquired the properties from Clover Nevada I LLC. Clover Nevada I LLC acquired the properties from a receiver in a bankruptcy process in 2015. The bankruptcy process purported to extinguish all claims and encumbrances against the Contact Properties. New claims and encumbrances were established by Clover Nevada I LLC in connection with the sale. There is a risk that claims and encumbrances that existed prior to the bankruptcy (including certain royalty interests, easements or encroachments) have not been fully extinguished by the bankruptcy and that such claims and encumbrances could have a material and adverse effect on Contact Gold's results of operations, financial condition and the trading price of the Common Stock.

Control of the Company

As at the date hereof, Contact Gold’s major shareholders are: (i) Waterton Nevada, owning approximately 32.2% of the issued and outstanding Shares; (ii) Goldcorp USA, Inc. (“Goldcorp”), owning approximately 7.71% of the issued and outstanding Shares; and (iii) Ruffer LLP, owning approximately 10.58% of the issued and outstanding Shares. Waterton Nevada also owns 11,111,111 Preferred Stock with an aggregate face value of US$11,100,000 (together with any accrued and unpaid cumulative dividends thereon, approximately US$13.73 million as of August 7, 2020), which if fully converted would convert into 13,611,474 Shares (subject to a cap such that at any time following any conversion, Waterton Nevada and its affiliates shall not hold more than 49% of the aggregate issued and outstanding Common Stock).

As at the date of this Offering Circular, Waterton Nevada is Contact Gold's single largest shareholder and a control person for the purposes of Canadian securities law. As a result, Waterton Nevada has the ability to influence the outcome of matters submitted to the shareholders of Contact Gold for approval, which could include the election and removal of directors, amendments to Contact Gold's corporate governing documents and business combinations. In addition to its ability to influence matters submitted to Contact Gold's shareholders, Waterton has the right to nominate two directors to the Board, allowing Waterton the ability to participate in the oversight of Contact Gold's direction and business activities. For so long as Waterton retains the right to nominate members of the Board, it will retain the ability to participate and influence the oversight of Contact Gold's direction and business activities. Contact Gold's interests and those of Waterton and of Waterton Nevada may at times conflict, and this conflict might be resolved against Contact Gold's interests. The concentration of ownership in the hands of a single shareholder may discourage an unsolicited bid for the Common Stock and this may adversely impact the value and trading price of the Common Stock.  In addition, sales of Shares by Waterton Nevada may adversely affect the trading price of the Shares.

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Under the terms of the Waterton Letter of Intent, if a minimum of $10,000,000 is raised in this Offering:

(a) Contact Gold would use a minimum of $5,000,000 of the proceeds of this Offering to redeem a portion of the Preferred Stock at the Redemption Amount (defined per share as Face Value of US$1.00 plus all accrued and unpaid cumulative dividends, approximately US$13.73 million as of August 7, 2020);

(b) Waterton Nevada would complete the Redemption Placement and purchase Shares at $0.195 per share (the estimated offering price of a Unit Share) in aggregate amount equal to the Redemption Amount for the remaining issued and outstanding Preferred Stock, estimated to be US$9.992 million ($13.367 million) at August 7, 2020; and

(c) Contact Gold would use the proceeds of the Redemption Placement to redeem all of the remaining issued and outstanding Preferred Stock.

Assuming a minimum Offering of $10,000,000, Contact Gold would issue approximately 68,592,257 Shares in the Redemption Placement, assuming a $5,000,000 redemption and Waterton Nevada would beneficially own approximately 99,943,906 Shares or approximately 41.48% of Contact Gold’s issued and outstanding Shares.

If less than $10,000,000 is raised in this Offering, Contact Gold has agreed to use commercially reasonable efforts to obtain all Approvals and to effect the Article Amendments to: (i) reduce the conversion price of the Preferred Shares from $1.35 per share to the lesser of $0.2633 or 135% of the 20-day volume weighted average price of the Common Stock prior to the date all Approvals are obtained; (ii) reduce the Cumulative Dividend rate from 7.5% to 3.75% per annum from the effective date of the Article Amendments; and (iii) extend the Maturity Date from June 7, 2022 to a date that is five years from the date all Approvals are obtained. The Article Amendments, if effected, would increase the Common Stock acquirable by Waterton Nevada upon conversion of the Preferred Shares.

If more than $3,000,000 and less than $10,000,000 is raised in this Offering and Contact Gold fails to obtain the Approvals and effect the Article Amendments, Contact Gold has agreed to use 50% of the proceeds of this Offering in excess of $3,000,000 to redeem a portion of the Preferred Stock.

Investor Rights

Pursuant to the Governance and Investor Rights Agreement (as defined herein), dated June 7, 2017, as well as the rights associated with the Preferred Stock, Waterton has, in all cases subject to certain ownership thresholds: (i) the right to maintain its percentage interest in Contact Gold upon certain equity issuances undertaken by Contact Gold; (ii) director nomination and observer rights; and (iii) piggy-back and registration rights commencing in June 2019. Pursuant to the Goldcorp Investor Rights Agreement (as defined herein), dated June 7, 2017, Goldcorp has, in all cases subject to certain ownership thresholds: (i) the right to maintain its percentage interest in Contact Gold upon certain equity issuances by Contact Gold; and (ii) the right to require Contact Gold to form a technical committee and to nominate 25% of the members of the technical committee. See "Contractual Obligations" in the MD&A.

As a result of Waterton and Goldcorp's aggregate shareholdings in Contact Gold, to the extent that each of them similarly vote for or against matters that are submitted to shareholders for approval, such as significant corporate transactions or those involving a change of control, such votes will be determinative of the outcome, which may not be beneficial to the other shareholders of Contact Gold. In some cases, the interests of Waterton and/or Goldcorp may not be the same as those of each other, or the Contact Gold's other shareholders, and conflicts may arise from time to time that may be resolved in a manner detrimental to the Contact Gold's other shareholders.

Preferred Stock

Contact Gold currently has issued and outstanding 11,111,111 Preferred Stock with an aggregate face value of US$11,100,000, issued to Waterton Nevada. The Preferred Stock have a maturity date of June 7, 2022 (“Maturity Date”), accrue preferential cumulative cash dividends at a fixed rate per annum equal to 7.5% on a simple and not compounded basis. The Preferred Stock is non-voting. The Preferred Stock is convertible at the election of the holder at any time, into Common Stock (subject to a cap such that at any time following any conversion, Waterton Nevada and its affiliates shall not hold more than 49% of the aggregate issued and outstanding Common Stock). The number of shares of Common Stock to be issued pursuant to such conversion right shall be equal to the sum of the face value of the Preferred Stock together with any accrued and unpaid cumulative dividends thereon to the conversion date divided by the conversion price of the Preferred Stock on the conversion date, such price being subject to adjustment from time to time. The conversion price of the Preferred Stock is $1.35 (approximately US$1.01 based on the Bank of Canada daily average exchange rate on August 7, 2020), and if fully converted (based on an aggregate face value of US$13.73 million, including accrued and unpaid cumulative dividends) would convert into 13,611,474 Shares.

Under the terms of the Waterton Letter of Intent, if less than $10,000,000 is raised in this Offering, Contact Gold has agreed to use commercially reasonable efforts to obtain all Approvals required to effect Article Amendments to amend the terms of the remaining Preferred Shares to:

(i) reduce the conversion price of the Preferred Shares from US$1.35 per share to the lesser of:

A. $0.31 per share (135% of the closing price on August 5, 2020);

B. $0.2633 per share (135% of the estimated offering price of a Unit Share);

C. 135% of the 20-day volume weighted average price of the Common Stock prior to the date all Approvals are obtained;

(ii) reduce the cumulative dividend rate from 7.5% to 3.75% per annum from the date the Article Amendments are effective; and

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(iii) extend the Maturity Date from June 7, 2022 to a date that is five years from the date the Approvals are obtained.

Assuming a conversion price of $0.2633 (approximately US$0.1968 based on the Bank of Canada daily average exchange rate on August 7, 2020) 11,111,111 shares of Preferred Stock, if fully converted, would convert into 69,799,949 Shares.

The conversion of the Preferred Stock from time to time, at the election of the holder, will not only increase the number of shares of Common Stock held by Waterton Nevada and its affiliates (see "Risk Factors - Control of the Company") but will also result in dilution to other existing shareholders of Contact Gold (see "Risk Factors - Dilution").

At the Maturity Date, unless the holders thereof elect to convert any such Preferred Stock into Common Stock, Contact Gold will be required to redeem and pay the aggregate amount of the face value of all outstanding Preferred Stock plus all accrued dividends thereon. There is no assurance that Contact Gold will have the requisite funds to redeem the Preferred Stock. Even in the event Contact Gold is able to redeem the Preferred Stock in full, such redemption will reduce the amount of funds available to Contact Gold to pursue its business objectives and for other general working capital and corporate purposes, which could have a material adverse effect on Contact Gold.

Pursuant to the terms of the Preferred Stock, the holders are also entitled to certain other rights and preferences such as a right of first offer and a right of first refusal on any sale, lease, exchange, transfer or disposition of Contact Gold's interests in the Contact Properties and Contact Gold is further restricted from disposing of all or substantially all of its assets without such holders' prior written consent. These rights and other covenants, as well as the other rights and restrictive covenants associated with the Preferred Stock, may restrict Contact Gold's ability to conduct its business or enter into third party transactions in the ordinary course, which may adversely affect Contact Gold's business. See "Description of Capital Stock - Preferred Stock" for a more details description of the Preferred Stock.

Currency Rate Risk

The Company may be subject to currency risks. Contact Gold's reporting currency is the United States dollar, which is exposed to fluctuations against other currencies. Contact Gold's primary operations are located in the United States. Should Contact Gold expand its operations into additional countries its expenditures and obligations may be incurred in foreign currencies. As such, Contact Gold's results of operations may become subject to foreign currency fluctuation risks and such fluctuations may adversely affect the financial position and operating results of Contact Gold. Contact Gold has not undertaken to mitigate transactional volatility in the United States dollar at this time. Contact Gold may, however, enter into foreign currency forward contracts in order to match or partially offset existing currency exposures.

Government Regulation

Contact Gold's exploration operations are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including the greater sage-grouse, mining taxes and labour standards. In order for Contact Gold to carry out its activities, its various licences and permits must be obtained and kept current. There is no guarantee that the Company's licences and permits will be granted, or that once granted will be maintained and extended. In addition, the terms and conditions of such licences or permits could be changed and there can be no assurances that any application to renew any existing licences will be approved. There can be no assurance that all permits that Contact Gold requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that Contact Gold has obtained, could have a material adverse impact on Contact Gold. Contact Gold may be required to contribute to the cost of providing the required infrastructure to facilitate the development of its properties and will also have to obtain and comply with permits and licences that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that Contact Gold will be able to comply with any such conditions and non-compliance with such conditions may result in the loss of certain of Contact Gold's permits and licenses on properties, which may have a material adverse effect on Contact Gold. Future taxation of mining operators, and the timing thereof, cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes. There is no certainty that such planning will be effective to mitigate adverse consequences of future taxation on Contact Gold.

Global Financial Conditions

Recent global financial conditions have been characterized by increased volatility and access to public financing, particularly for junior mineral exploration companies, has been negatively impacted. These conditions, which include potential disruptions due to a U.S. Government shutdown, may affect Contact Gold's ability to obtain equity or debt financing in the future on terms favourable to Contact Gold or at all.

Market events and conditions, including the disruptions in the international credit markets and other financial systems, in China, Japan and Europe, along with political instability in the Middle East and Russia and falling currency prices expressed in United States dollars have resulted in commodity prices remaining volatile. These conditions have also caused a loss of confidence in global credit markets, excluding the United States, resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, tighter regulations, less liquidity, widening credit spreads, less price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by governments, concerns about the general condition of the capital markets, financial instruments, banks and investment banks, insurers and other financial institutions caused the broader credit markets to be volatile and interest rates to remain at historical lows. These events are illustrative of the effect that events beyond the Company's control may have on commodity prices. Access to public financing has been negatively impacted by sovereign debt concerns in Europe and emerging markets, as well as concerns over global growth rates and conditions. If such conditions continue, Contact Gold's operations could be negatively impacted.

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Global financial conditions could suddenly and rapidly destabilize in response to future events, as government authorities may have limited resources to respond to future crises. Future crises may be precipitated by any number of causes, including natural disasters, pandemics (including the COVID-19 pandemic), geopolitical instability, changes to energy prices or sovereign defaults.

Any sudden or rapid destabilization of global economic conditions could negatively impact Contact Gold's ability to obtain equity or debt financing or make other suitable financing arrangements. Increased levels of volatility and market turmoil can adversely impact the operations of Contact Gold and the value and the price of the Common Stock of the Company could be adversely affected

Commodity Markets

The price of Contact Gold's securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond Contact Gold's control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use and importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. If these or other factors continue to adversely affect the price of gold, the market price of Contact Gold's securities may decline and Contact Gold's operations may be materially and adversely affected.

Market Fluctuation and Commercial Quantities

The market for minerals is influenced by many factors beyond Contact Gold's control, including without limitation the supply and demand for minerals, the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use and importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. In addition, the metals industry in general is intensely competitive and there is no assurance that, even if apparently commercial quantities and qualities of metals (such as gold) are discovered, a market will exist for their profitable sale. Commercial viability of precious and base metals and other mineral deposits may be affected by other factors that are beyond Contact Gold's control, including the particular attributes of the deposit such as its size, quantity and quality, the cost of mining and processing, proximity to infrastructure, the availability of transportation and sources of energy, financing, government legislation and regulations including those relating to prices, taxes, royalties, land tenure, land use, import and export restrictions, exchange controls, restrictions on production, and environmental protection. It is impossible to assess with certainty the impact of various factors that may affect commercial viability such that any adverse combination of such factors may result in Contact Gold not receiving an adequate return on invested capital or having its mineral projects be rendered uneconomic.

Estimates of Mineral Resource Risks

Mineral resource estimates will be based upon estimates made by Contact Gold's personnel and independent geologists. These estimates are inherently subject to uncertainty and are based on geological interpretations and inferences drawn from drilling results and sampling analyses and may require revision based on further exploration or development work. The estimation of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues. As a result of the foregoing, there may be material differences between actual and estimated mineral reserves, which may impact the viability of Contact Gold's projects and have a material impact on Contact Gold.

The grade of mineralization which may ultimately be mined may differ from that indicated by drilling results and such differences could be material. The quantity and resulting valuation of mineral reserves and mineral resources may also vary depending on, among other things, mineral prices (which may render mineral reserves and mineral resources uneconomic), cut-off grades applied and estimates of future operating costs (which may be inaccurate). Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Any material change in quantity of mineral resources, mineral reserves, grade, or stripping ratio may also affect the economic viability of any project undertaken by Contact Gold. In addition, there can be no assurance that mineral recoveries in small scale, and/or pilot laboratory tests will be duplicated in a larger scale test under on-site conditions or during production. To the extent that Contact Gold is unable to mine and produce as expected and estimated, Contact Gold's business may be materially and adversely affected.

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There is no certainty that any of the mineral resources identified on any of Contact Gold's properties will be realized, that any mineral resources will ever be upgraded to mineral reserves, that any anticipated level of recovery of minerals will in fact be realized, or that an identified mineral reserve or mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited. Until a deposit is actually mined and processed, the quantity of mineral resources and mineral reserves and grades must be considered as estimates only, and investors are cautioned that Contact Gold may ultimately never realize production on any of its properties.

U.S. and Canadian Differences in Estimates of Mineralization

Contact Gold is a reporting issuer in Canada and its Canadian public filings are subject to Canadian disclosure standards, which differ from SEC disclosure requirements. The disclosure in this Offering Circular may use mineral resource classification terms that comply with reporting standards and securities laws in Canada, and mineral resource estimates that are made in accordance with NI 43-101, which differ from the requirements of United States securities laws.

Industry Guide 7 and NI 43-101 have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, but embody different approaches and definitions. For example, the terms "mineral reserve," "proven mineral reserve," and "probable mineral reserve" are Canadian mining terms as defined in NI 43-101, and these definitions differ from the definitions in Industry Guide 7. The terms "mineral resource," "measured mineral resource," "indicated mineral resource" and "inferred mineral resource" are defined in and required to be disclosed in accordance with NI 43-101, but these terms are not defined terms under Industry Guide 7 and are normally not permitted to be used in reports and offering statements filed with the SEC.

"Inferred mineral resources" under NI 43-101 have a great amount of uncertainty as to the existence of such resources and their economic and legal feasibility. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. By contrast, under Industry Guide 7 standards, a "final" or "bankable" feasibility study is typically required to report reserves or cash flow analysis to designate reserves. Further, under Industry Guide 7, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.

In 2018, the SEC adopted amendments to the disclosure requirements for mining registrants. Under these new rules, SEC Industry Guide 7 will be rescinded and replaced with the disclosure standards under new Subpart 1300. SEC Industry Guide 7 currently remains in effect, subject to a transition period, after which Contact Gold will be required to comply with the new rules for fiscal years 2021 and after. Accordingly, future adjustment may also occur due to the differing standards under the new requirements.

In addition, Subpart 1300 will require experts that prepare mineralization disclosure to be a "qualified person" as defined in Subpart 1300 and to sign a consent to the use of the qualified person's name, or any quotation from, or summarization of, the technical report summary in the relevant registration statement or report, and to the filing of the technical report summary as an exhibit to the registration statement, offering statement or report. Compliance with Subpart 1300 may increase costs associated with mineralization disclosure.

Insurance and Uninsured Risks

Contact Gold's business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment, natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to Contact Gold's properties or the properties of others, delays in the ability to undertake exploration, monetary losses and possible legal liability.

Although Contact Gold may maintain insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with its operations. Contact Gold may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to Contact Gold or to other companies in the mining industry on acceptable terms. Contact Gold might also become subject to liability for pollution or other hazards which it may not be insured against or which Contact Gold may elect not to insure against because of premium costs or other reasons. Losses from these events may cause Contact Gold to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

Health, Safety and Community Relations

Contact Gold's operations are subject to various health and safety laws and regulations that impose various duties on the Company in respect of its operations, relating to, among other things, worker safety and the surrounding communities. These laws and regulations also grant the relevant authorities broad powers to, among other things, close unsafe operations and order corrective action relating to health and safety matters. The costs associated with the compliance with such health and safety laws and regulations may be substantial and any amendments to such laws and regulations, or more stringent implementation thereof, could cause additional expenditure or impose restrictions on, or suspensions of, Contact Gold's operations. Contact Gold expects to make significant expenditures to comply with the extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine development and protection of endangered and other special status species, and, to the extent reasonably practicable, to create social and economic benefit in the surrounding communities near Contact Gold's mineral properties, but there can be no guarantee that these expenditures will ensure Contact Gold's compliance with applicable laws and regulations and any non-compliance may have a material and adverse effect on Contact Gold.

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Environmental Risks and Hazards

The mining and mineral processing industries are subject to extensive governmental regulations for the protection of the environment, including regulations relating to air and water quality, mine reclamation, solid and hazardous waste handling and disposal and the promotion of occupational health and safety, which may adversely affect Contact Gold or require it to expend significant funds in order to comply with such regulations. There is also a risk that environmental and other laws and regulations may become more onerous, making it more costly for Contact Gold to remain in compliance with such laws and regulations, which could result in the incurrence of additional costs and operational delays or the failure of Contact Gold's business.

All phases of Contact Gold's operations in Nevada will be subject to extensive federal and state environmental regulation, including:

• Comprehensive Environmental, Response, Compensation, and Liability Act ("CERCLA");

• The Federal Resource Conservation and Recovery Act ("RCRA");

• The Clean Air Act ("CAA");

• The National Environmental Policy Act ("NEPA");

• The Clean Water Act ("CWA");

• The Safe Drinking Water Act ("SDWA"); and

• The Endangered Species Act ("ESA").

These environmental regulations require Contact Gold to obtain various operating approvals and licenses and also impose standards and controls relating to exploration, development and production activities. Nevada state statutes and regulations also establish reclamation and financial assurance requirements for mining operations and require that mining projects in Nevada obtain a reclamation permit. Mining projects are required to prepare a reclamation plan and provide financial assurance to ensure that the reclamation plan is implemented upon completion of operations. Compliance with federal and state regulations could result in delays in beginning or expanding operations, incurring additional costs for cleanup of hazardous substances, payment of penalties for discharge of pollutants, and post-mining reclamation and bonding, all of which could have an adverse impact on Contact Gold's financial performance and results of operations.

There is no assurance that future changes in environmental regulation, if any, will not adversely affect Contact Gold's operations. Environmental hazards may exist on the properties on which Contact Gold holds interests which are unknown to Contact Gold at present and which have been caused by previous or existing owners or operators of the properties, and which may result in the payment of fines and clean-up costs by Contact Gold and may adversely affect Contact Gold's operations.

Contact Gold cannot give any assurances that breaches of environmental laws (whether inadvertent or not) or environmental pollution will not materially and adversely affect its financial condition. There is no assurance that any future changes to environmental regulation, if any, will not adversely affect Contact Gold.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations.

All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate, certain of which regulations are set forth below. Environmental legislation is evolving in a manner which may result in stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. The costs associated with compliance with such laws and regulations are substantial. Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays and may cause material changes or delays in our operations and future activities. It is possible that future laws, regulations, or more restrictive interpretations of current laws and regulations by governmental authorities could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

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U.S. Federal Laws: CERCLA, and comparable state statutes, impose strict, joint and several liabilities on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, for reimbursement for government-incurred cleanup costs, or for natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. RCRA, and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

CAA, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Our mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the CAA and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

NEPA requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuances of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an EIS. The United States Environmental Protection Agency ("EPA"), other federal agencies, and any interested third parties will review and comment on the scoping of the Environmental Impact Statement ("EIS") and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in the issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

CWA, and comparable state statutes, impose restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water from mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill materials in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

SDWA and the Underground Injection Control ("UIC") program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SDWA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

Nevada Laws: At the state level, mining operations in Nevada are also regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Nevada state law requires mine operators to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water.

Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

The Proposed CERCLA § 108(b) Hardrock Mining Financial Assurance Rules may adversely affect our business.

The EPA has proposed new rules requiring demonstration of financial responsibility which are applicable to facilities used for hard rock mining assurance. Although the rules are not final and have not been implemented, they could require us to obtain additional financial guarantees beyond our current reclamation requirements for our Pony Creek Project and our other projects if placed into production. The rule requires subject facilities to calculate their level of financial responsibility based on a formula included in the rule, secure an instrument or otherwise self-assure for the calculated amount, demonstrate to the EPA the proof of the security, and maintain the security until the EPA releases facilities from the CERCLA 108(b) regulations. With only a draft rule at this time, the final impacts of this rule to us are unknown; however, an obligation to secure and maintain financial assurance across all of our facilities could have a material adverse impact to our business. If a final rule is implemented, there can be no assurances that the financial assurance products required by the rule will be available or that we will be able to obtain such financial assurances on commercially reasonable terms, or at all.

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Competitive Industry Environment

The mining industry is highly competitive in all of its phases, both domestically and internationally. Contact Gold's ability to acquire properties and develop mineral resources and reserves in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for mineral exploration, of which there is a limited supply. Contact Gold may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than Contact Gold. Contact Gold may also encounter competition from other mining companies in its efforts to hire experienced mining professionals. Competition could adversely affect Contact Gold's ability to attract necessary funding or acquire suitable producing properties or prospects for mineral exploration in the future. Competition for services and equipment could result in delays if such services or equipment cannot be obtained in a timely manner due to inadequate availability, and could also cause scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment. Any of the foregoing effects of competition could materially increase project development, exploration or construction costs, result in project delays and generally and adversely affect Contact Gold and its business and prospects.

Market Price of the Securities

The Offering Price has been agreed between the Company and the Underwriters based on a number of factors, including market conditions in effect at the time the Offering Price was determined and may not be indicative of the price at which the Common Stock will trade following the completion of the Offering. The market price of the Common Stock could be subject to significant fluctuations due to various factors and events, including any regulatory or economic changes affecting the Company's operations, variations in the Company's operating results, developments in the Company's business or its competitors, or changes in market sentiment towards the Common Stock. Investors should be aware that the value of the Common Stock may be volatile and investors may, on disposing of the Common Stock, realize less than their original investment or may lose their entire investment.

The Company's operating results and prospects from time to time may be below the expectations of market analysts and investors. In addition, stock markets from time to time suffer significant price and volume fluctuations that affect the market price of the securities listed thereon and which may be unrelated to the Company's operating performance. These factors include macroeconomic developments and political environments in North America and globally and market perceptions of the attractiveness of particular industries. As at the date hereof, there remains a significant amount of uncertainty and economic disruption caused by Covid-19 that has increased market and share price volatility and had a catastrophic impact on access to capital and liquidity. Any of these events could result in a decline in the market price of the Common Stock. The Common Stock may, therefore, not be suitable as a short-term investment. In addition, the market price of the Common Stock may not reflect the underlying value of the Company's net assets. The price at which the Common Stock will be traded and the price at which investors may realize their shares will be influenced by a large number of factors, some specific to the Company and its proposed operations, and some which may affect the business sectors in which the Company operate, including the pervasive and ongoing impact of Covid-19. Such factors could also include the performance of the Company's operations, variations in operating results, announcements by the Company (i.e. disappointing results of exploratory drilling, the incurrence of environmental liabilities or other material developments), announcements of material developments by the Company's competitors, involvement in litigation, large purchases or sales of the Common Stock, liquidity or the absence of liquidity in the Common Stock, limited trading volume, the prices of gold and other precious metals, legislative or regulatory changes relating to the business of the Company, the Company's ability to raise additional funds, other material events and general financial market and economic conditions. In the event that the occurrence of any of these events causes the price of the Common Stock to decrease, investors may be forced to sell their shares at a loss.

Strategic Partnerships and Joint Venture Agreements

Contact Gold may in the future enter into partnerships, option agreements and/or joint ventures as a means of acquiring additional property interests or to fully exploit the exploration and production potential of its assets. The failure of any partner to meet its obligations to Contact Gold or other third parties, or any disputes with respect to third parties' respective rights and obligations, could have a material adverse effect on Contact Gold's rights under such agreements. Contact Gold may also be unable to exert direct influence over strategic decisions made in respect of properties that are subject to the terms of these agreements, which may have a materially adverse impact on the strategic value of the underlying mineral claims. Furthermore, in the event Contact Gold is unable to meet its obligations or share of costs incurred under agreements to which it is a party, the Company may have its property interests subject to such agreements reduced as a result or face the termination of such agreements.

Acquisitions and Integration

From time to time, it can be expected that Contact Gold will examine opportunities to acquire additional exploration and/or mining assets and businesses. Any acquisition that Contact Gold may choose to complete may be of a significant size, will require significant attention by Contact Gold's management, may change the scale of Contact Gold's business and operations, and may expose Contact Gold to new geographic, political, operating, financial and geological risks. Contact Gold's success in its acquisition activities depends upon its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of Contact Gold. Any acquisitions would be accompanied by risks. In the event that Contact Gold chooses to raise debt capital to finance any such acquisitions, Contact Gold's leverage will be increased. If Contact Gold chooses to use equity as consideration for such acquisitions, existing shareholders may suffer dilution. Alternatively, Contact Gold may choose to finance any such acquisitions with its existing resources, which would result in the depletion of such resources. There can be no assurance that Contact Gold would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, that Contact Gold would be able to successfully integrate the acquired business into Contact Gold's pre-existing business or that any such acquisition would not have a material and adverse effect on Contact Gold.

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Dilution

With the net proceeds from this Offering, Contact Gold believes that it is adequately financed to carry out its exploration and development plans in the near term. However, financing the development of a mining operation through to production, should feasibility studies show it is recommended, would be expensive and Contact Gold would require additional capital to fund development and exploration programs and potential acquisitions. Contact Gold cannot predict the size of future issuances of Common Stock or the issuance of debt instruments or other securities convertible into Common Stock in connection with any such financing. Likewise, Contact Gold cannot predict the effect, if any, that future issuances and sales of Contact Gold’s securities will have on the market price of its Common Stock. If Contact Gold raises additional funds by issuing additional equity securities, such financing may substantially dilute the interests of existing shareholders. Sales of a substantial number of shares of Common Stock, or the availability of such Common Stock for sale, could adversely affect prevailing market prices for Contact Gold’s securities and a securityholder’s interest in Contact Gold.  See, “Dilution.”

Future Sales of the Common Stock by Major Shareholder

Sales of a large number of shares of Common Stock in the public markets, or the potential for such sales, could decrease the trading price of the Common Stock and could impair Contact Gold's ability to raise capital through sales of Common Stock. In particular, as at the date hereof, Waterton Nevada owns, directly or indirectly, approximately 32.2% of the issued and outstanding shares of Common Stock. Subject to the terms of the Governance and Investor Rights Agreement, Waterton Nevada was subject to a lock up, which expired on June 7, 2019, and if Waterton Nevada decides to liquidate all or a significant portion of its position, it could adversely affect the price of our Common Stock.

Climate Change and Climate Change Regulations

Climate change could have an adverse impact on Contact Gold's operations. The potential physical impacts of climate change on the operations of Contact Gold are highly uncertain, and would be particular to the geographic circumstances in areas in which it operates. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These changes in climate could have an impact on the cost of development or production on Contact Gold's mines and adversely affect the financial performance of its operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the business of Contact Gold. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to climate and its potential impacts. Legislation and increased regulation regarding climate change could impose significant costs on Contact Gold, its venture partners and its suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted climate change regulations could also negatively impact Contact Gold's ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, Contact Gold cannot predict how legislation and regulation will affect its financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by Contact Gold or other companies in the natural resources industry could harm the reputation of Contact Gold.

Risk of Litigation

Contact Gold may become involved in disputes with other parties in the future which may result in litigation. The results of litigation cannot be predicted with certainty. If Contact Gold is unable to resolve these disputes favourably, it may have a material adverse impact on the ability of Contact Gold to carry out its business plan.

Reliance on Key Personnel

Contact Gold's development will depend on the efforts of key management and other key personnel. Loss of any of these people, particularly to competitors, could have a material adverse effect on Contact Gold's business. Further, with respect to the future development of Contact Gold's projects, it may become necessary to attract both international and local personnel for such development. The marketplace for key skilled personnel is becoming more competitive, which means the cost of hiring, training and retaining such personnel may increase. Factors outside Contact Gold's control, including competition for human capital and the high level of technical expertise and experience required to execute this development, will affect Contact Gold's ability to employ the specific personnel required. Due to the relatively small size of Contact Gold, the failure to retain or attract a sufficient number of key skilled personnel could have a material adverse effect on Contact Gold's business, results of future operations and financial condition. Moreover, Contact Gold does not intend to take out 'key person' insurance in respect of any directors, officers or other employees.

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Influence of Third Party Stakeholders

Some of the lands in which Contact Gold holds an interest, or the exploration equipment and roads or other means of access which Contact Gold intends to utilize in carrying out its work programs or general business mandates, may be subject to interests or claims by third party individuals, groups or companies. In the event that such third parties assert any claims, Contact Gold work programs may be delayed even if such claims are not meritorious. Such delays may result in significant financial loss and loss of opportunity for Contact Gold.

Internal Controls

Internal controls over financial reporting are procedures designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use, and transactions are properly recorded and reported. A control system, no matter how well designed and operated, can provide only reasonable, and not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation. Though Contact Gold intends to put into place a system of internal controls appropriate for its size, and reflective of its level of operations, there are limited internal controls currently in place. Contact Gold has a very limited history of operations and has not made any assessment as to the effectiveness of its internal controls. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of the Common Stock could be negatively affected. We also could become subject to investigations by the stock exchange on which the securities are listed, the Commission, or other regulatory authorities, which could require additional financial and management resources.

Dividend Policy

No dividends on the Common Stock has been paid by Contact Gold to date. Other than holders of Preferred Stock, investors in Contact Gold's securities cannot expect to receive a dividend on their investment in the foreseeable future, if at all. Accordingly, it is unlikely that investors will receive any return on their investment in Contact Gold's securities (other than Preferred Stock) other than through possible Share price appreciation. On completion of the Transactions, the Company issued Preferred Stock to Waterton Nevada, which shares, in priority to the rights of holders of Common Stock or other classes of stock of Contact Gold, shall be entitled to receive and Contact Gold shall pay thereon, as and when declared by the Board out of the assets of Contact Gold properly applicable to the payment of dividends, preferential cumulative cash dividends at a fixed rate per annum equal to 7.5%, on a simple and not compounded basis. Moreover, for so long as Waterton Nevada has the right to appoint one or more nominees to the Board, Contact Gold shall not declare or pay any cash dividend or distribution on Common Stock unless such dividend or distribution has been approved by the nominees of Waterton Nevada, in addition to approval by a majority of the Board.

Conflicts of Interest

Certain of the directors and officers of Contact Gold also serve as directors and/or officers of other companies involved in natural resource exploration and development and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving Contact Gold must be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of Contact Gold and its shareholders. In addition, each of the directors is required to declare and refrain from voting on any matter in which such directors may have a conflict of interest in accordance with the procedures set forth in the Revised Statutes applicable to Nevada corporations, Title 7, Chapter 78 (the "Nevada Act") and other applicable Laws.

Liquidity Risk

Liquidity risk arises through the excess of financial obligations due over available financial assets at any point in time. Contact Gold's objective in managing liquidity risk will be to maintain sufficient readily available cash reserves and credit in order to meet its liquidity requirements at any point in time. As Contact Gold does not currently have revenue, and is not expected to have revenue in the foreseeable future, Contact Gold will be reliant upon debt and equity financing to mitigate liquidity risk. The total cost and planned timing of acquisitions and/or other development or construction projects is not currently determinable and it is not currently known precisely when Contact Gold will require external financing in future periods. There is no guarantee that external financing will be available on commercially reasonable terms, or at all, and Contact Gold's inability to finance future development and acquisitions would have a material and adverse effect on Contact Gold and its business and prospects.

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Risks Relating to our Common Stock

An active market in which investors can resell their Common Stock may not develop.

We cannot predict the extent to which an active market for our Common Stock will develop or be sustained after this Offering, or how the development of such a market might affect the market price of our Common Stock. The offering price of our Common Stock in this Offering has been agreed to between us and the Underwriters based on a number of factors, including market conditions in effect around the time of this Offering, and it may not be in any way indicative of the price at which our Common Stock will trade following the completion of this Offering. Even if a trading market develops, investors may not be able to resell their Common Stock at or above the initial offering price. Investors are cautioned that if an active market for our Common Stock does not arise, investors may not be able to resell their Common Stock, or may be forced to do so at a loss.

You will experience immediate and substantial dilution as a result of this Offering.

You will incur immediate and substantial dilution as a result of this Offering. After giving effect to the sale by us of Units in this Offering (assuming we raise the maximum amount) at a public offering price of $0.20 per Unit, after deducting the underwriting discount and commissions and estimated offering expenses payable by us, investors in this Offering can expect an immediate dilution of $0.025 per share, which figure is based on the closing price of the shares on the TSXV on August 7, 2020, and assumes that no Units are sold pursuant to the Over-Allotment Option or the Redemption Placement. See “Dilution.”

In addition, under the Waterton Letter of Intent, if a minimum of $10,000,000 is raised in this Offering, we will complete the Redemption Placement, under which Waterton Nevada would purchase Common Stock at $0.195 per share (the estimated offering price of a Unit Share) in aggregate amount equal to the Redemption Amount for the remaining issued and outstanding Preferred Stock, estimated to be approximately 68,592,257 Shares. Assuming the closing of the Redemption Placement, investors in this Offering can expect an adjusted dilution of $0.035 per share, which figure is based on the closing price of the shares on the TSXV on August 7, 2020, the estimated offering price of a Unit Share, and assumes that no Units are sold pursuant to the Purchase Rights or the Over-Allotment Option.

We are offering a maximum of 75,000,000 units in this Offering for gross proceeds of up to $15,000,000, which we anticipate will be sufficient to fund our capital requirements as set forth in the section entitled “Use of Proceeds.”

If we raise the maximum amount in this Offering, we anticipate the net proceeds from this Offering will be sufficient to fund our capital requirements to fund our planned exploration and development programs.  If we raise less than the maximum amount of this Offering, we may be required to conduct one or more additional offerings to fund our planned exploration and development programs.

Under the terms of the Waterton Letter of Intent, if less than $10,000,000 is raised in this Offering, Contact Gold has agreed to use commercially reasonable efforts to obtain all Approvals and to effect the Article Amendments to: (i) reduce the conversion price of the Preferred Shares from $1.35 per share to the lesser of $0.2633 or 135% of the 20-day volume weighted average price of the Common Stock prior to the date all Approvals are obtained; (ii) reduce the Cumulative Dividend rate from 7.5% to 3.75% per annum from the effective date of the Article Amendments; and (iii) extend the Maturity Date from June 7, 2022 to a date that is five years from the date all Approvals are obtained. The Article Amendments, if effected, would increase the Common Stock acquirable by Waterton Nevada upon conversion of the Preferred Shares.

If more than $3,000,000 and less than $10,000,000 is raised in this Offering and Contact Gold fails to obtain the Approvals and effect the Article Amendments, Contact Gold has agreed to use 50% of the proceeds of this Offering in excess of $3,000,000 to redeem a portion of the Preferred Stock. Our failure to obtain the Approvals would significantly decrease the net proceeds available for our planned exploration and development programs and may have a material adverse effect on our business and operations.

We are an "emerging growth company," and cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years: however, circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700 million, if we issue $1 billion or more in non-convertible debt during a three-year period, or if our annual gross revenues exceed $1.07 billion. Absent the foregoing circumstances, we would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement (note that the offering of Common Stock pursuant to this Offering Circular will not result in the sale of securities under an effective registration statement). Finally, at any time we may choose to opt-out of the emerging growth company reporting requirements. If we choose to opt out, we will be unable to opt back in to being an emerging growth company. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

The market price of our Common Stock may be volatile.

The trading price of the stock and the price at which we may sell stock in the future are subject to fluctuations in response to any of the following:

• limited trading volume in the Common Stock;

• quarterly variations in operating results;

• involvement in litigation;

• general financial market conditions;

• the prices of gold and other precious metals;

• announcements by us of, for example, disappointing results of exploratory drilling, the incurrence of environmental liabilities or other material developments;

• announcements of material developments by our competitors;

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• our ability to raise additional funds;

• changes in government regulations; and

• other material events.

In the event that the occurrence of any of these events causes the price of our Common Stock to decrease, investors may be forced to sell their Unit Shares at a loss.

We may issue Preferred Stock that could adversely affect holders of Common Stock.

The Board has the power, without shareholder approval and subject to the terms of our amended and restated certificate of incorporation, to set the terms of any shares of Preferred Stock that may be issued, including voting rights, dividend rights, conversion features, preferences over our Common Stock with respect to dividends or upon liquidation, dissolution, or winding up of the business. The Board previously authorized the issuance of 11,111,111 Preferred Stock carrying preferential rights to dividends, among other things. If we issue Preferred Stock again in the future that have a preference over Common Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue Preferred Stock with voting rights that dilute the voting power of Common Stock, the rights of holders of Common Stock or the trading price of our Common Stock could be adversely affected.

Currently outstanding and future issuances of Preferred Stock, which rank senior to our Common Stock for the purposes of dividends and liquidating distributions will, and any future issuances of debt securities, which would rank senior to our Common Stock upon our bankruptcy or liquidation may, adversely affect the level of return you may be able to achieve from an investment in our Common Stock.

Currently outstanding Preferred Stock have preference on bankruptcy over the Common Stock and holders of the Preferred Stock are entitled to receive from the assets of the Company in priority to the holders of Common Stock on a liquidation, dissolution, winding up or other distribution of assets of the Company. In the future, we may attempt to increase our capital resources by offering debt securities or additional Preferred Stock. Upon a potential bankruptcy or liquidation, holders of our debt securities or Preferred Stock, and lenders with respect to other borrowings we may make, may receive distributions of our available assets prior to any distributions being made to holders of our Common Stock. Because our decision to issue debt securities or Preferred Stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our Common Stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return they may be able to achieve from an investment in our Common Stock, upon bankruptcy or otherwise.

If our Common Stock become subject to the penny stock rules, it would become more difficult to trade our Common Stock.

The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price per share of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, before effecting a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that, before effecting any such transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore shareholders may have difficulty selling their Common Stock.

FINRA sales practice requirements may limit a shareholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a shareholder's ability to resell our Common Stock.

Our management has broad discretion as to the use of certain of the net proceeds from this Offering.

We currently intend to use up to $6,800,0000 of the net proceeds from this Offering (assuming we raise the maximum amount in this Offering) to fund our 2020 exploration and development activities on existing mineral properties, including the Green Springs Project and the Pony Creek Project. In addition, under the Waterton Letter of Intent, if a minimum of $10,000,000 is raised in this Offering, we will use a minimum of $5,000,000 of the proceeds of this Offering to redeem a portion of the Preferred Stock at the Redemption Amount (defined per share as Face Value of US$1.00 plus all accrued and unpaid cumulative dividends, approximately US$13.73 million as of August 7, 2020). If more than $3,000,000 and less than $10,000,000 is raised in this Offering and Contact Gold fails to obtain Approval and effect the Article Amendments, Contact Gold has agreed to use 50% of the proceeds in excess of $3,000,000 to redeem a portion of the Preferred Stock at the Redemption Amount.

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However, we cannot specify with certainty the particular uses of such proceeds. Our management will have broad discretion in the application of the net proceeds designated to fund our capital expenditures on existing mineral properties, acquire additional acreage leaseholds, acquire additional producing properties and associated leaseholds, or for general corporate purposes, which are subject to change in the future, and which may change in response to the proceeds raised pursuant to the Purchase Rights or exercise of the Warrants, if any. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from this Offering in ways that holders of our Common Stock may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this Offering in a manner that does not produce income or that loses value. Please see "Use of Proceeds" below for more information.

As an emerging growth company, our auditor is not required to attest to the effectiveness of our internal controls.

Our independent auditors are not required to attest to the effectiveness of our internal control over financial reporting while we are an emerging growth company. This means that the effectiveness of our financial operations may differ from our peer companies in that they may be required to obtain independent registered public accounting firm attestations as to the effectiveness of their internal controls over financial reporting while we are not. While our management will be required to attest to internal control over financial reporting and we will be required to detail changes to our internal controls on a quarterly basis, we cannot provide assurance that the independent registered public accounting firm's review process in assessing the effectiveness of our internal controls over financial reporting, if obtained, would not find one or more material weaknesses or significant deficiencies. Further, once we cease to be an emerging growth company we will be subject to independent registered public accounting firm attestation regarding the effectiveness of our internal controls over financial reporting unless our public float is less than US$75 million. Even if management finds such controls to be effective, our independent registered public accounting firm may decline to attest to the effectiveness of such internal controls and issue a qualified report.

We may elect to become a reporting issuer under the Exchange Act and, if we do, we believe that we will be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our Common Stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a "smaller reporting company" as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

• had a public float of less than US$250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

• in the case of an initial registration statement under the Securities Act, or the Exchange Act, for shares of its common equity, had a public float of less than US$250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

• in the case of an issuer whose public float as calculated under the foregoing paragraphs of this definition was zero or less than US$700 million, had annual revenues of less than US$100 million during the most recently completed fiscal year for which audited financial statements are available.

We believe that we are a smaller reporting company, and as such that we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other "scaled" disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies. These "scaled" disclosure requirements make our Common Stock less attractive to potential investors, which could make it more difficult for our shareholders to sell their Units.

We are taxed as a corporation for U.S. federal income tax purposes.

We will pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 21%, and will pay state and local income tax at varying rates, including the Nevada Net Proceeds Tax. Distributions will generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits will flow through to you. In addition, changes in current state law may subject us to additional entity-level taxation by individual states. Because of state budget deficits and other reasons, several states are evaluating ways to subject corporations to additional forms of taxation. We will be subject to a material amount of entity-level taxation, which will result in a material reduction in the anticipated cash flow and after-tax return to our shareholders.

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A non-U.S. holder of our Common Stock, Warrants, or Warrant Shares will be treated as having income that is "effectively connected" with a United States trade or business upon the sale or disposition of our Common Stock, Warrants, or Warrant Shares unless (i) our Common Stock is regularly traded on an established securities market and (ii) the non-U.S. holder did not meet certain ownership thresholds during the applicable testing period.

A non-U.S. holder of our Common Stock, Warrants, or Warrant Shares generally will incur U.S. Federal income tax on any gain realized upon a sale or other disposition of our Common Stock to the extent our Common Stock constitutes a "United States real property interest" ("USRPI"), under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). A USRPI includes stock in a "United States real property holding corporation." We are, and expect to continue to be for the foreseeable future, a "United States real property holding corporation."

Under FIRPTA, a non-U.S. holder is taxed on any gain realized upon a sale or other disposition of a USRPI as if such gain were "effectively connected" with a United States trade or business of the non-U.S. holder. A non-U.S. holder thus will be taxed on such a gain at the same graduated rates generally applicable to U.S. persons. In addition, a non-U.S. holder would have to file a U.S. federal income tax return reporting that gain. A non-U.S. holder that is a foreign corporation and not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such gain.

However, if our Common Stock and Warrant Shares are regularly traded on an established securities market (the "Regularly Traded Exception"), then gains realized upon a sale or other disposition of our Common Stock or Warrant Shares will not be treated as gains from the sale of a USRPI, as long as the non-U.S. holder did not own: (i) more than 5% of our Common Stock at any time during the five-year period preceding the sale or other disposition or, if shorter, the non-U.S. holder's holding period for its Common Stock; (ii) Warrants with a fair market value on the date acquired by such holder greater than the fair market value on that date of 5% of our Common Stock; or (iii) aggregate equity securities of the Company with a fair market value on the date acquired in excess of 5% of the fair market value of the Common Stock on such date. Our Common Stock currently trades on the OTCQB. At this time, it is uncertain whether our Common Stock will continue to be considered as being regularly traded on an established securities market in the U.S. Accordingly, we can provide no assurances that the Common Stock, Warrants or Warrant Shares will meet the Regularly Traded Exception at the time a non-U.S. holder purchases such securities or sells, exchanges, or otherwise disposes of such securities. In the event that our Common Stock or Warrant Shares do not meet the Regularly Traded Exception, then gains recognized by a non-U.S. holder upon a sale or other disposition of our Common Stock or Warrant Shares will be subject to tax under FIRPTA unless an exemption applies.  Since the Warrants are not expected to be listed on a securities market, the Warrants are unlikely to qualify for the Regularly Traded Exception.  The foregoing summary is qualified in its entirety by the discussion contained herein under the heading "Material U.S. Federal Income Tax Considerations for U.S. Holders and Non-U.S. Holders."

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 and related provisions of the Internal Revenue Code of 1986, as amended (the "Code"), if a corporation undergoes an "ownership change" (generally defined as a greater than 50% change (by value) in its equity ownership over a three year period), the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited.  We may, upon completion of this Offering, or in the future as a result of subsequent shifts in our stock ownership, experience, an "ownership change." Thus, our ability to utilize carryforwards of our net operating losses and other tax attributes to reduce future tax liabilities may be substantially restricted.  At this time, we have not completed a study to assess whether an ownership change under Section 382 of the Code may occur in the foreseeable future, or whether there have been due to the costs and complexities associated with such a study. Therefore, we may not be able to take full advantage of these carryforwards for federal or state tax purposes.

The tax treatment of corporations or an investment in our Common Stock, Warrants or Warrants Shares could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of corporations, including us, or an investment in our Common Stock, Warrants and Warrant Shares, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing U.S. federal income tax laws that affect corporations. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet our cash flow needs for operations, acquisitions or other purposes. We are unable to predict whether any of these changes or other proposals will be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our Common Stock, Warrants or Warrant Shares.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular, including any supplement to this Offering Circular, includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. These statements include, but are not limited to, comments regarding:

Forward-looking statements may include, but are not limited to, statements with respect to the completion of the Offering, the satisfaction of the conditions to closing of the Offering, including the receipt in a timely manner of regulatory and other required approvals and clearances, including the approval of the TSXV, the assumption that we will raise the maximum amount in this Offering, the use of the net proceeds of the Offering, the listing of the Unit Shares and Warrant Shares on the TSXV, the qualification of the Unit Shares, Warrants, Warrant Shares, Broker Warrants and Broker Warrant Shares  by the Commission, the plan of distribution of the Offering, certain United States and Canadian tax consequences of an investment in the Units, the completion and the nature of the transactions contemplated by the Waterton Letter of Intent, the satisfaction of the conditions to the completion of the transactions contemplated by the Waterton Letter of Intent, including the receipt in a timely manner of regulatory and other required approvals and clearances, the future financial or operating performance of Contact Gold and its subsidiaries and its mineral project, the future price of metals, test work and confirming results from work performed to date, the estimation of mineral resources and mineral reserves, the realization of mineral resource and mineral reserve estimates, the timing and amount of estimated future capital, operating and exploration expenditures, costs and timing of the development of new deposits, costs and timing of future exploration, requirements for additional capital, government regulation of mining operations, environmental risks, reclamation expenses, title disputes or claims, and limitations of insurance coverage. Often, but not always, forward looking statements can be identified by the use of words and phrases such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes” or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved.

Forward looking statements are based on the opinions and estimates of management as of the date such statements are made and are based on various assumptions such as future business and property integrations remaining successful; the ability of the Company to continue to undertake exploration and other activities at its mineral properties during the Covid-19 outbreak; the ability of the Company to manage Covid-19 cases at its mineral properties and maintain normal activity levels at its properties despite any such cases; that the other current or potential future effects of the Covid-19 pandemic on the Company’s business, operations and financial position, including restrictions on the movement of persons, restrictions on business activities, restrictions on the transport of goods, trade restrictions, increases in the cost of necessary inputs, reductions in the availability of necessary inputs and productivity and operational constraints, will not impact its planned exploration activities at its mineral properties; the ability to continue raising the necessary capital to finance operations; favourable and stable general macroeconomic conditions, securities markets, spot and forward prices of gold, silver, base metals and certain other commodities, currency markets (such as the $ to US$ exchange rate); no materially adverse changes in national and local government, legislation, taxation, controls, regulations and political or economic developments; that various risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins and flooding) will not materialize; the ability to complete planned exploration programs; the ability to continue raising the necessary capital to finance operations; no disruptions or delays due to a U.S. Government shutdown; the ability to obtain adequate insurance to cover risks and hazards on favourable terms; that changes to laws and regulations will not impose greater or adverse restrictions on mineral exploration or mining activities; the continued stability of employee relations; relationships with local communities and indigenous populations; that costs associated with mining inputs and labour will not materially increase; that mineral exploration and development activities (including obtaining necessary licenses, permits and approvals from government authorities) will be successful; and the continued validity and ownership of title to properties.

Forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Contact Gold to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Such factors include, among others, risks posed by the disruption caused by the Covid-19 pandemic; risks from the Company’s negative working capital and history of losses, including that the Company may be unable to continue as a going concern; general business, economic, competitive, political and social uncertainties; the actual results of current and future exploration activities differing from projected results; the inability to meet various expected cost estimates; changes or downgrades in project parameters and/or economic assessments as plans continue to be refined; fluctuations in the future prices of metals; possible variations of mineral grade or recovery rates below those that are expected; the risk that actual costs may exceed estimated costs; failure of equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; political instability; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled “Risk Factors” in this Offering Circular. Although Contact Gold has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward looking statements contained herein are made as of the date of this Offering Circular and Contact Gold disclaims any obligation to update any forward looking statements, whether as a result of new information, future events or results, except as may be required by applicable securities laws. There can be no assurance that forward looking statements will prove to be accurate. Accordingly, readers should not place undue reliance on forward looking statements.

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DIVIDEND POLICY

We have paid no dividends on the Common Stock to date and we do not expect to pay dividends on our common stock in the foreseeable future. Other than holders of Preferred Stock, investors in Contact Gold’s securities cannot expect to receive a dividend in the foreseeable future, if at all. The Preferred Stock issued to Waterton Nevada has priority to the rights of the Common Stock or other classes of stock of Contact Gold and is entitled to receive, when declared by the Board, preferential cumulative cash dividends at a fixed rate per annum equal to 7.5%, on a simple and not compounded basis. Moreover, for so long as Waterton Nevada has the right to appoint one or more nominees to the Board, Contact Gold shall not declare or pay any cash dividend or distribution on Common Stock unless such dividend or distribution has been approved by the nominees of Waterton Nevada, in addition to approval by a majority of the Board.

See "Dividend Policy" in Risk Factors.

USE OF PROCEEDS

We expect to receive approximately $15,000,000 of net proceeds (assuming we raise the maximum amount in this Offering) from the sale of the Units offered hereby after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Set forth below is a table showing the estimated uses of proceeds from this Offering.

	Assuming $7.5m raised in the Offering(4)	Assuming $10m raised in the Offering (5)	Assuming Maximum Offering(5)
Gross Proceeds(1)	$7,500,000	$10,000,000	$15,000,000
Underwriting commissions(2)	$450,000	$600,000	$900,000
Estimated offering expenses(3)	$581,000	$581,000	$581,000
Net Proceeds	$6,469,000	$8,819,000	$13,519,000
Preferred Stock Redemptions(4)(5)	$2,250,000	$5,000,000	$5,000,000
Exploration Expenditures at Green Springs Project(6)	$2,200,000	$1,550,000	$4,300,000
Exploration Expenditure at Pony Creek Project (6)	$570,000	$650,000	$2,000,000
Exploration Expenditures at other Contact Properties(6)	$249,000	$250,000	$500,000
Working Capital(7)	$1,200,000	$1,369,000	$1,719,000
Total use of net proceeds	$6,469,000	$8,819,000	$13,519,000

(1) These figures assume $7.5m is raised in the Offering, 37,500,000 Units; $10m is raised in the Offering, 50,000,000 Units; $15m is raised in the Offering, 75,000,000 Units. These amounts exclude proceeds from the Over-Allotment Option, which if exercised in full, we would expect to receive approximately an additional $2,250,000 million of proceeds, $2,115,000 net after deducting underwriting discounts. We currently intend to use the proceeds from the exercise of Over-Allotment Option, if any, for general working capital purposes.

(2) This table depicts broker-dealer commissions of: (i) 6% of the gross proceeds of the Offering (including in respect of any exercise of the Over-Allotment Option (as defined below)) as the Cash Fee, other than with respect to sales to certain purchasers, including certain current shareholders, including persons on the President’s List, on which 50% of the Cash Fee will be paid; and (ii) Broker Warrants equal to 6% of the Units sold during the Offering (including with respect of any exercise of the Over-Allotment Option), other than with respect to sales to certain purchasers on the President’s List, where 50% of the Cash Fee will be paid and 50% of the Broker Warrants will be issued in respect of any Units sold to such purchasers.

(3) Estimated offering expenses include legal, accounting, printing, advertising, marketing, state registration fees, and other expenses of this Offering.

(4) If more than $3,000,000 and less than $10,000,000 is raised in this Offering and Contact Gold fails to obtain the Approvals and effect the Article Amendments, Contact Gold has agreed to use 50% of the proceeds of this Offering in excess of $3,000,000 to redeem a portion of the Preferred Stock at the Redemption Amount.  Assumes partial redemption.

(5) Under the terms of the Waterton Letter of Intent, if a minimum of $10,000,000 is raised in this Offering, we will use a minimum of $5,000,000 of the proceeds of this Offering to redeem a portion of the Preferred Stock at the Redemption Amount (defined per share as Face Value of US$1.00 plus all accrued and unpaid cumulative dividends, approximately US$13.73 million as of August 7, 2020), and Waterton Nevada will purchase Common Stock at $0.195 per share (the estimated offering price of a Unit Share) in the Redemption Placement in aggregate amount equal to the Redemption Amount required to redeem the remaining Preferred Stock, estimated to be US$9.992 million ($13.367 million) at August 7, 2020. Under the Redemption Placement, Contact Gold will issue approximately 68,592,257 Shares to Waterton Nevada. Proceeds of this Offering may be used to pay costs and expenses associated with the Redemption Placement. Proceeds of this Offering may be used to pay costs and expenses associated with the Redemption.

(6) Estimates based on management exploration plans. Subject to change based on the net proceeds of the offering.
(7) These amounts may be used to pay expenses relating to salaries, bonuses and other compensation to our officers and employees.

Such allocation of net proceeds may be subject to future revision depending on, among other factors, market conditions, commodity prices, drilling costs and availability of drilling and production equipment, future operating results including the capital market response thereto, and acquisition opportunities.

We granted the Underwriters an Over-Allotment Option, which if exercised in full, would result in our receiving approximately an additional $3 million of proceeds, $2.82 million after deducting underwriting discounts and assuming no sales to persons on the President’s List. We currently intend to use the proceeds from the exercise of Over-Allotment Option, if any, for general working capital purposes. There can be no assurance that the Over-Allotment Option will be exercised.

Each Warrant is exercisable to acquire one Warrant Share at an exercise price of $0.27, on or before 4:30 p.m. (Vancouver time) on the date that is 24 months from the Closing Date, which if exercised in full, would result in our receiving approximately additional net proceeds assuming the following Offering amounts:

Offering Amount	Assuming $7.5m raised in the Offering	Assuming $10m raised in the Offering	Assuming Maximum $15m Offering
Number of Units	37,500,000	50,000,000	75,000,000
Number of Warrants	18,750,000	25,000,000	37,500,000
Proceeds if Fully Exercised	$5,062,500	$6,750,000	$10,125,000

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The above-noted allocation represents the Company's intention with respect to its use of proceeds based on current knowledge and planning by management of the Company. There may be circumstances where, for sound business reasons, the Company reallocates the use of proceeds in a manner that management believes to be in the best interests of the Company. In such circumstances, the actual expenditures may differ from the estimates set forth above.

DETERMINATION OF OFFERING PRICE

The public offering price will be determined by arm's length negotiations between us and the Underwriters. In determining the public offering price, we and the Lead Underwriter on behalf of the Underwriters expect to consider a number of factors including:

• the information set forth in this Offering Circular and otherwise available to the representatives;

• our prospects and the history and prospects for the industry in which we compete;

• an assessment of our management;

• the general condition of the securities markets at the time of this Offering;

• the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

• other factors deemed relevant by the representatives of the Underwriters and us.

Neither we nor the Underwriters can assure investors that an active trading market will develop for the Shares, or that the Shares will trade in the public market at or above the public offering price. See "Underwriting" for additional information regarding our arrangement with our Underwriters.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2019 and March 31, 2020, on:

• an actual basis; and

• an as-adjusted basis to reflect our receipt of the net proceeds from our sale of Units in this Offering at a public offering price of $0.20 per Unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. This amount assumes no sales to purchasers on the President’s List. See “Contractual Obligations” in the MD&A.

The as adjusted information below is illustrative only, and our capitalization following the closing of this Offering will be adjusted based on the actual terms of this Offering determined at the time of pricing as well as our actual expenses. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this Offering Circular.

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	As of December 31, 2019(1)(6)	After Offering March 31, 2020(2)(3)(4)			After Giving Effect to Redemption Placement March 31, 2020(2)(3)(4)
		Assuming $7.5m raised in the Offering	Assuming $10m raised in the Offering	Assuming $15m raised in the Offering	Assuming $10m raised in the Offering	Assuming $15m raised in the Offering
Cash and cash equivalents	$ 844,169	$7,313,169	$9,663,169	$14,363,169	$4,663,169	$9,363,169
Shareholders’ Equity:
Common Stock, 500,000,000 shares authorized	84,471,973 shares issued outstanding (actual)(1)	134,834,914 shares issued outstanding pro forma(2)	147,334,914 shares issued outstanding pro forma(2)	172,334,914 shares issued outstanding pro forma(4)	215,564,230 shares issued outstanding pro forma(4)	240,564,230 shares issued outstanding pro forma(4)
Preferred Stock, 15,000,000 shares authorized	11,111,111 Preferred Stock with an aggregate face value denominated in US$11,100,000 issued and outstanding(2)		nil shares issued and outstanding assuming completion of the Redemption Placement(4)		nil shares issued and outstanding assuming completion of the Redemption Placement(4)
Additional paid-in capital	$3,012,870	$3,012,870	$3,012,870	$3,012,870	$3,012,870	$3,012,870
Accumulated other comprehensive income (loss)	$1,398,870	$1,398,870	$1,398,870	$1,398,870	$1,398,870	$1,398,870
Accumulated deficit	$22,219,441	$22,219,441	$22,219,441	$22,219,441	$22,219,441	22,219,441
Total shareholders’ equity	$23,957,436	$30,426,436	$32,776,436	$37,476,436	$46,151,926	$50,851,926

	As of March 31, 2020(5)	After Giving Effect to the Private Placement(5)	After Offering March 31, 2020(2)(3)(4)			After Giving Effect to Redemption Placement March 31, 2020(2)(3)(4)
			Assuming $7.5m raised in the Offering	Assuming $10m raised in the Offering	Assuming $15m raised in the Offering	Assuming $10m raised in the Offering	Assuming $15m raised in the Offering
Cash and cash equivalents	$340,059	$1,505,943	$7,974,943	$10,324,943	$15,024,943	$6,874,943	$9,849,943
Common shares	$44,562,187	$45,728,071	$52,197,071	$54,547,071	$59,247,071	$67,922,561	$72,622,561
Number of Common Shares	84,471,973	96,971,973	134,834,914 shares issued outstanding pro forma(2)	147,334,914 shares issued outstanding pro forma(2)	172,334,914 shares issued outstanding pro forma(4)	217,685,551 shares issued outstanding pro forma(4)	242,685,551 shares issued outstanding pro forma(4)
Warrants	nil	12,500,000	31,250,000	37,500,000	50,000,000	37,500,000	50,000,000
Broker Warrants	nil	nil	2,250,000	3,000,000	4,500,000	3,000,000	4,500,000
Preferred Stock, 15,000,000 shares authorized	11,111,111 Preferred Stock with an aggregate face value denominated in US$11,100,000 issued and outstanding(2)			nil shares issued and outstanding assuming completion of the Redemption Placement(4)		nil shares issued and outstanding assuming completion of the Redemption Placement(4)

(1)  Data Data at December 31, 2019, is derived from our audited financial statements for the fiscal year ended December 31, 2019.  Subsequent to December 31, 2019, Contact Gold issued 12,500,000 Shares on May 22, 2020 in connection with the 2020 Private Placement 362,941 Shares as the first-anniversary payment due pursuant to the Green Springs Project earn-in option with Ely Gold .

(2) Contact Gold currently has issued and outstanding 11,111,111 shares of Preferred Stock with an aggregate face value of US$11,100,000, issued to Waterton Nevada in connection with the Transactions. As of August 7, 2020, the conversion price of the Preferred Stock is $1.35 (approximately US$1.01 based on the Bank of Canada exchange rate on August 7, 2020), and if fully converted would convert into 13,611,474 shares of Common Stock. Under the terms of the Waterton Letter of Intent, if a minimum of $10,000,000 is raised in this Offering, $5,000,000 of the proceeds of the Offering will be used to redeem a portion of the Preferred Stock and the remaining issued and outstanding Preferred Stock will be redeemed for cash from the proceeds of the Redemption Placement. If more than $3,000,000 and less than $10,000,000 is raised in this Offering and Contact Gold fails to obtain the Approvals and effect the Article Amendments, Contact Gold has agreed to use 50% of the proceeds of this Offering in excess of $3,000,000 to redeem a portion of the Preferred Stock at the Redemption Amount. See, “Waterton Letter of Intent"

(3) Assumes $7.5m is raised in the Offering, 37,500,000 Units;  $10m is raised in the Offering, 50,000,000 Units; $15m is raised in the Offering, 75,000,000 Units. Pro forma based on the financial data as of March 31, 2020, on an as-adjusted basis to reflect our receipt of the net proceeds from our sale of Units in this Offering at an offering price of $0.20 per Unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us

(4)  Pro forma based on the financial data as of March 31, 2020, on an as-adjusted basis to reflect our receipt of the net proceeds from our sale of Units. Under the terms of the Waterton Letter of Intent, if a minimum of $10,000,000 is raised in this Offering, $5,000,000 of the proceeds of the Offering will be used to redeem a portion of the Preferred Stock and Waterton Nevada will purchase Common Stock at $0.195 per share (the estimated offering price of a Unit Share) in the Redemption Placement in aggregate amount equal to the Redemption Amount required to redeem the remaining Preferred Stock, estimated to be US$9.992 million ($13.367 million) at August 7, 2020. Under the Redemption Placement, Contact Gold will issue approximately 68,592,257 Shares to Waterton Nevada. See, “Waterton Letter of Intent." (4)  Data at March 31, 2020, is derived from our unaudited financial statements for the quarter ended March 31, 2019.

(5) Data at March 31, 2020, is derived from our unaudited financial statements for the quarter ended March 31, 2019.

(6)  Subsequent to March 31, 2020, Contact Gold issued 12,500,000 Shares on May 22, 2020 in connection with the 2020 Private Placement. Excludes an additional 362,941 Shares as the first-anniversary payment due pursuant to the Green Springs Project earn-in option with Ely Gold.

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DILUTION

Shareholders of the Company will experience immediate and substantial dilution in the net tangible book value (tangible assets less total liabilities) per share of our Common Stock for accounting purposes. Our net tangible book value as of December 31, 2019 was approximately $23,957,436, or approximately $0.28 per Share.  Our net tangible book value as of March 31, 2020 was approximately $25,423,436, or $0.301 per share.

Pro forma net tangible book value per Share is determined by dividing our net tangible book value, or total tangible assets less total liabilities, by our shares of Common Stock that will be outstanding immediately following the closing of this Offering. Based on a public offering price of $0.20 per Unit (allocated $0.195 per Unit Share and $0.005 per one-half of one Unit Warrant), after giving effect to the sale of the Units in this Offering assuming the maximum offering, and further assuming the receipt of the estimated net proceeds (after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us), our adjusted pro forma net tangible book value as of March 31, 2020 would have been approximately $32,887,396, or $0.206 per share. For these purposes, we have assumed no sales to purchasers on the President’s List. This represents an immediate decrease in the net tangible book value of $0.09 per share of Common Stock to our existing shareholders and an immediate increase to new investors purchasing Units in this Offering of approximately $0.04 per Unit Share, resulting from the difference between the offering price and the pro forma as-adjusted net tangible book value after this Offering. The following table illustrates the per share of Common Stock dilution to new investors purchasing Units in this Offering (excluding the Over-Allotment Option): This amount assumes no sales to purchasers on the President’s List.

	After Offering March 31, 2020(1)(2)(3)(4) Assuming			After Giving Effect to Redemption Placement March 31, 2020(2)(3)(4) Assuming
	Assuming $7.5m raised in the Offering	Assuming $10m raised in the Offering	Assuming $15m raised in the Offering	Assuming $10m raised in the Offering	Assuming $15m raised in the Offering
Public offering price per Unit Share(1)	$0.195	$0.195	$0.195	$0.195	$0.195
Pro forma net tangible book value as of March 31, 2020 ($25,423,436)	$24,068,396	$30,537,396	$32,887,396	$42,287,396	$29,437,396
Increase attributable to new investors in this Offering	$110,906	$6,579,960	$8,929,960	$18,329,960	$5,479,960
Adjusted pro forma net tangible book value per share after this Offering	$0.197	$0.227	$0.206	$0.208	$0.129
Increase (Dilution) in pro forma net tangible book value per share to new investors in this Offering	$0.10	$0.07	$0.09	$0.09	$0.17

(1)Assumes an allocation of $0.195 per Unit Share and $0.005 per whole Warrant. Our net tangible book value as of March 31, 2020 was approximately $25,423,436, or $0.301 per share..

(2) Contact Gold currently has issued and outstanding 11,111,111 shares of Preferred Stock with an aggregate face value of US$11,100,000, issued to Waterton Nevada in connection with the Transactions. As of August 7, 2020, the conversion price of the Preferred Stock is $1.35 (approximately US$1.01 based on the Bank of Canada exchange rate on August 7, 2020), and if fully converted would convert into 13,611,474 shares of Common Stock. Under the terms of the Waterton Letter of Intent, if a minimum of $10,000,000 is raised in this Offering, $5,000,000 of the proceeds of the Offering will be used to redeem a portion of the Preferred Stock and the remaining issued and outstanding Preferred Stock will be redeemed for cash from the proceeds of the Redemption Placement. If more than $3,000,000 and less than $10,000,000 is raised in this Offering and Contact Gold fails to obtain the Approvals and effect the Article Amendments, Contact Gold has agreed to use 50% of the proceeds of this Offering in excess of $3,000,000 to redeem a portion of the Preferred Stock at the Redemption Amount. See, “Waterton Letter of Intent."

(3) Assumes $7.5m is raised in the Offering, 37,500,000 Units; $10m is raised in the Offering, 50,000,000 Units; $15m is raised in the Offering, 75,000,000 Units. Pro forma based on the financial data as of March 31, 2020, on an as-adjusted basis to reflect our receipt of the net proceeds from our sale of Units in this Offering at an offering price of $0.20 per Unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(4)  Pro forma based on the financial data as of March 31, 2020, on an as-adjusted basis to reflect our receipt of the net proceeds from our sale of Units. Under the terms of the Waterton Letter of Intent, if a minimum of $10,000,000 is raised in this Offering, $5,000,000 of the proceeds of the Offering will be used to redeem a portion of the Preferred Stock and Waterton Nevada will purchase Common Stock at $0.195 per share (the estimated offering price of a Unit Share) in the Redemption Placement in aggregate amount equal to the Redemption Amount required to redeem the remaining Preferred Stock, estimated to be US$9.992 million ($13.367 million) at August 7, 2020. Under the Redemption Placement, Contact Gold will issue approximately 68,592,257 Shares to Waterton Nevada. See, “Waterton Letter of Intent."

Redemption Placement Dilution

Under the terms of the Waterton Letter of Intent, if a minimum of $10,000,000 is raised in this Offering, $5,000,000 of the proceeds of the Offering will be used to redeem a portion of the Preferred Stock and Waterton Nevada will purchase Common Stock at $0.195 per share (the estimated offering price of a Unit Share) in the Redemption Placement in aggregate amount equal to the Redemption Amount required to redeem the remaining Preferred Stock, estimated to be US$9.992 million ($13.367 million) at August 7, 2020. Under the Redemption Placement, Contact Gold will issue approximately 68,592,257 Shares to Waterton Nevada.

Assuming we close the maximum amount of the Offering (assuming no exercise of the Over-Allotment Option) and we close the Redemption Placement, our adjusted pro forma net tangible book value as of March 31, 2020 would have been approximately $29,437,396, or $0.128 per share. Assuming we close the maximum amount of the Offering (assuming no exercise of the Over-Allotment Option) and we close the Redemption Placement, this would represent an immediate decrease in the net tangible book value of $0.174 per share of Common Stock to our existing shareholders and an immediate dilution to new investors purchasing Units in this Offering of approximately $0.01 per Unit Share, resulting from the difference between the offering price and the pro forma as-adjusted net tangible book value after this Offering.

If less than $10,000,000 is raised in this Offering, Contact Gold has agreed to use commercially reasonable efforts to obtain all Approvals to effect the Article Amendments to: (i) reduce the conversion price of the Preferred Shares from $1.35 per share to the lesser of $0.2633 or 135% of the 20-day volume weighted average price of the Common Stock prior to the date all Approvals are obtained; (ii) reduce the Cumulative Dividend rate from 7.5% to 3.75% per annum from the effective date of the Article Amendments; and (iii) extend the Maturity Date from June 7, 2022 to a date that is five years from the date all Approvals are obtained. The reduction of the conversion price of the Preferred Stock is expected to cause immediate dilution to new investors purchasing Units in this Offering.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the accompanying financial statements and related notes included elsewhere in this Offering Circular for the years ended December 31, 2019, December 31, 2018, and December 31, 2017 (the "Annual Statements") and unaudited consolidated financial statements for the three months ended March 31, 2020 (the "Interim Financial Statements"). Terms defined within this Management's Discussion of Financial Condition and Results of Operations (the "MD&A") are defined solely for this section.

This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled "Risk Factors," "Cautionary Statement Regarding Forward-Looking Statements," and elsewhere in this Offering Circular.

The Annual Statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). Our reporting currency is the Canadian dollar ("CAD"), and all amounts in the MD&A are expressed in Canadian dollars unless otherwise stated. Amounts in United States dollars are expressed as "USD".  The indicative rate of exchange, per $1.00 as published by the Bank of Canada, was USD 0.7699 at December 31, 2019 (USD 0.7330 at December 31, 2018) and USD 0.7049 at March 31, 2020 (USD 0.7483 at March 31, 2019).

Highlights and recent developments

Over the course of 2019, Contact Gold continued advancing the Company's flagship Pony Creek property into a robust project hosting multiple Carlin Type gold occurrences.

In the 18-months since the establishment of Contact Gold, we reported gold mineralization in 87 of the 93 holes drilled (including those lost before planned depth), and have continued to drill high-grade and oxide results at Pony Creek, the majority of which are step-outs from the historical mineral resource estimate area at the property's Bowl Zone.

Significant events from the year ended December 31, 2019, include the following:

• Commenced earning into a 100% interest in the past-producing Green Springs Project in White Pine County, Nevada ("Green Springs"), adding a second Carlin-type gold system to the property portfolio. Highlights from the initial reverse circulation ("RC") drill program at Green Springs where nine of ten drill holes intersected significant grades and widths of oxide gold mineralization across three separate targets outside of the past producing pits include:

o Alpha Zone

◾ 1.34 g/t grams per ton ("g/t") gold ("Au") over 28.96 metres ("m") from 24.38 m in hole GS19-02

• Including 2.00 g/t Au over 15.24 m from 32.00 m

◾ 0.67 g/t Au over 9.14 m from 6.10 m in hole GS19-01

◾ 0.52 g/t Au over 57.91 m from 25.91 m in hole GS19-01

◾ 1.68 g/t Au over 35.05 m from 27.43 m in hole GS19-03

• Including 2.55 g/t Au over 19.81 m from 41.15 m

◾ 0.86 g/t Au over 45.72 m from 16.76 m in hole GS19-05

• Including 1.82 g/t Au over 9.14 m from 24.38 m

◾ 0.6 g/t Au over 18.29 m from 13.72 m in hole GS19-06

o Echo Zone

◾ 2.36 g/t oxide Au over 70.10 m from 80.77 m in hole GS19-07

• Including 4.09 g/t Au over 38.10 m from 85.35 m

• and including 8.05 g/t Au over 12.19 m from 89.92 m

◾ 0.30 g/t oxide Au over 10.67 m from 68.58 m in hole GS19-08

◾ 3.53 g/t oxide Au over 38.10 m from 76.2 m in hole GS19-09

• Including 4.79 g/t Au over 25.91 m from 79.25 m

• and including 11.19 g/t Au over 6.1 m from 89.92 m

o Bravo Zone

◾ 1.02 oxide g/t Au over 22.86 m from 12.19 m in hole GS19-10

• Including 1.79 g/t Au over 10.67 m from 13.72 m

• Reported final results from the 2019 exploration program at the Pony Creek gold property ("Pony Creek"), where RC drilling continued to return long intervals of near-surface oxide gold, and in a number of instances extended the depth of gold mineralization from shallower gold discoveries. The Bowl Zone remains open for further expansion to the north, south and west.

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Highlights from the "Bowl Zone" area include:

o 1.21 g/t Au over 12.19 m from 64.01 m in hole PC19-03

◾ including 3.47 g/t oxide Au over 3.05 m

o 0.88 g/t Au over 16.76 m from 86.87 m in hole PC19-03

o 0.8 g/t Au over 32.00 m from 65.53 m in hole PC19-02

◾ including 1.48 g/t Au over 13.72 m

o 0.43 g/t Au over 35.05 m from 15.24 m in hole PC19-01

o 0.58 g/t Au over 22.68 m from 50.29 m in hole PC19-04

◾ including 1.46 g/t Au over 4.57 m

o 1.69 g/t Au over 7.62 m from 80.77 m in hole PC19-04

o 0.71 g/t Au over 25.91 m from 112.78 m in hole PC19-04

◾ including 1.75 g/t Au over 6.10 m

o 0.51 g/t Au over 32.00 m from 230.13 m in hole PC19-05

o 0.7 g/t Au over 39.62 m from 108.21 m in hole PC19-08

◾ including 1.31 g/t Au over 13.72

o 0.94 g/t Au over 12.19 m from 50.29 m in hole PC19-12

◾ including 1.27 g/t Au over 6.10 m from 53.34 m

• Added and enhanced several high-quality drill targets at Pony Creek through a systematic exploration approach, including: "Mustang", "Elliott Dome", "Palomino", "DNZ", and "Pony Spur"; and reported very encouraging results from 2019 RC drilling at the property's "Stallion Zone", "Appaloosa Zone".

• Optioned the Cobb Creek exploration property ("Cobb Creek"), alleviating holding costs, and providing exposure to exploration success through shares in the optionor, Fremont Gold Ltd.

• Closed a non-brokered private placement financing (the "2019 Private Placement") on March 14, 2019, issuing 9,827,589 Contact Shares, at $0.29 per Contact Share (for gross proceeds of $2,850,001; as a consequence of the closing of the 2019 Prospectus Offering, an additional 2,047,398 Contact Shares were issued from conversion of the Private Placement Rights (defined in this MD&A).

• Closed a prospectus offering filed on an Offering Circular on Form 1-A on May 22, 2019, issuing 20,000,000 shares of Common Stock on May 22, 2019 for gross proceeds of $4 million (the "2019 Prospectus Offering").

Significant events subsequent to December 31, 2019, include the following:

• On March 27, 2020, the Company announced a non-brokered private placement of up to $750,000 (the "2020 Private Placement"). Under the 2020 Private Placement, up to 7,500,000 units of Company ("Private Placement Units") were issuable at a price of $0.10 per Private Placement Unit. Each Private Placement Unit consists of one Contact Share and one Contact Share purchase warrant ("Private Placement Warrant"). Each Private Placement Warrant entitles the holder to acquire one Contact Share at an exercise price of $0.15 for a period of 2 years (the "Expiry Date").

In the event that at any time between four months and one day following the closing date and the Expiry Date, the Contact Shares trade on the TSXV at a closing price which is equal to or greater than $0.30 for a period of ten consecutive trading days, the Company may accelerate the expiry date of the Private Placement Warrants by giving notice to the holders thereof and in such case the Private Placement Warrants will expire on the 30th day after the date such notice is provided.

• On May 22, 2020, the Company closed the final tranche of the 2020 Private Placement resulting in the issuance of an additional 1,630,000 Private Placement Units at a price of $0.10 per Private Placement Unit for gross proceeds of $163,000. In aggregate with the closing of the first (April 24, 2020) and second (May 5, 2020) tranches of the 2020 Private Placement, the Company has issued 12,500,000 Private Placement Units, for gross proceeds of $1,250,000. The offered securities have not been, nor will they be, registered under the Securities Act or any state securities laws, and may not be offered or sold to, or for the account or benefit of, any person in the United States or any "U.S person", as such term is defined in Regulation S under the Securities Act, absent registration or an applicable exemption from registration requirements. Offers and sales in the United States were limited to accredited investors. The net proceeds from the 2020 Private Placement are being used by the Company to undertake drill hole targeting and ongoing exploration at the Green Springs Project and the Pony Creek Project and for general working capital.

• On June 2, 2020, the Company announced that it had received an NOI from the BLM to conduct drilling at its newly defined Zulu target at the Green Springs Project. This new NOI is in addition to the existing 70-acre PoO permit for drilling at the key target areas on the project.

• On June 18, 2020, the Company announced that it had received approval for its PoO permit for the Pony Creek Project which will allow the Corporation to ramp up drilling to test high-priority targets developed by the Corporation across a broad area of the property over the last 2.5 years. The Pony Creek Project can now support exploration activities, including drill pad and road construction of up to 150 acres, an increase from the more limited area of permitted disturbance previously permitted under the NOIs that facilitated drilling in 2017 to 2019.

• On June 24, 2020, the Corporation announced the results from four cyanide bottle roll assays at the Stallion and Bowl Zones at its Pony Creek Project which continue to return gold recoveries and high-grade oxidized mineralization results.

• On July 23, 2020, the Corporation issued 362,941 Common Shares (at a deemed price of $0.185) to Ely Gold in satisfaction of the US$50,000 first anniversary payment under the Green Spring Option Agreement.

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• On August 6, 2020 Company and Waterton Nevada entered into the Waterton Letter of Intent, under which the parties agreed that:

o If a minimum of $10,000,000 is raised in this Offering:  (a) the Company would use a minimum of $5,000,000 of the proceeds of this Offering to redeem a portion of the Preferred Stock at the Redemption Amount; (b) Waterton Nevada would purchase Common Stock at $0.195 per share (the estimated offering price of a Unit Share) in the Redemption Placement in an amount to redeem the remaining issued and outstanding Preferred Stock; and (c) the Company would use the proceeds of the Redemption Placement to redeem all of the remaining issued and outstanding Preferred Stock.

o If less than $10,000,000 is raised in this Offering, the Company has agreed to use commercially reasonable efforts to obtain all Approvals to effect the Article Amendments to amend the terms of the remaining Preferred Shares to (i) reduce the conversion price of the Preferred Shares from $1.35 per share to the lesser of $0.2633 or 135% of the 20-day volume weighted average price of the Common Stock prior to the date all Approvals are obtained; (ii) reduce the dividend rate from 7.5% to 3.75% per annum from the date the Article Amendments are effective; and (iii) extend the Maturity Date from June 7, 2022 to a date that is five years from the date all Approvals are obtained.

o If more than $3,000,000 and less than $10,000,000 is raised in this Offering and Contact Gold fails to obtain the Article Amendments and effect the Article Amendments, the Company has agreed to use 50% of the proceeds in excess of  $3,000,000 to redeem Preferred Shares at the Redemption Amount.

• On August 6, 2020, filed an offering statement on Form 1-A to qualify this Offering.

• On August 10, 2020, filed an amendment to our offering statement on Form 1-A/A.

Corporate History

Contact Gold is a gold exploration company focused on making district-scale gold discoveries in Nevada.

The Company was incorporated under the Business Corporations Act (Yukon) on May 26, 2000, and was continued under the Business Corporations Act (British Columbia) on June 14, 2006.

On June 7, 2017, the Company closed a series of transactions (the "Transactions"), including i) a reverse acquisition (the "RTO") of Carlin Opportunities Inc. ("Carlin"), a private British Columbia company, ii) a share consolidation, and iii) the acquisition (the "Clover Acquisition") of a 100% interest in Clover Nevada II LLC ("Clover"), an entity holding mineral property interests in Nevada (the "Contact Properties").

Contact Gold was continued under the laws of the State of Nevada when the Transactions closed, and began trading on the TSX Venture Exchange ("TSXV") under the symbol "C" on June 15, 2017. Contact Gold began trading on the OTCQB under the symbol "CGOL" on May 19, 2020.

Mineral Properties

The Contact Properties are on Nevada's Carlin, Independence, Northern Nevada Rift, and Cortez gold trends which host numerous gold deposits and mines. Contact Gold controls a significant land position comprising target-rich mineral tenure which hosts numerous known gold occurrences, ranging from early- to advanced-exploration and resource definition stage. As at the date of this offering statement, the Contact Properties encompass approximately 140 km2.

Subsequent to closing the Clover Acquisition, the Company acquired additional mineral property claims contiguous to the original tenure through (i) direct staking, and (ii) relatively low-cost acquisitions from private landowners, including the East Bailey, and Pony Spur additions at Pony Creek, the Poker Flats acquisition adjacent to the Company's Dixie Flats property, and the consolidation of ownership in Cobb Creek.

Most recently, and as discussed in this MD&A, Contact Gold entered into an agreement providing the Company with the option to purchase a 100% interest in the Green Springs gold project, on the southern extension of the Carlin Trend. An initial RC drilling program was conducted during the fourth quarter of 2019.

Further to having completed a review of available data, the Company has also determined to dispose of, or abandon, certain of the Contact Properties, including the following:

  In late September 2019, entered into an option agreement (the "Cobb Creek Option") to sell Cobb Creek to Fremont Gold Ltd. and its U.S. subsidiary (together, "Fremont").

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  During the year ended December 31, 2019, the Company determined to abandon those mineral property claims that comprise the Dry Hills, and Rock Horse properties;

  In November 2018, the Company sold the "Santa Renia", and "Golden Cloud" properties to Waterton Nevada, a related party to the Company; and

  During the year ended December 31, 2018, the Company also determined to abandon the Woodruff property.

Expenditures directly attributable to the acquisition of mineral property interests have been capitalized; staking costs, related land claims fees paid and ongoing exploration expenditures, have been expensed. Mineral property expenditures on the Contact Properties are summarized in this MD&A.

None of the Company's properties have any known body of commercial ore or any established economic deposit; all are currently in the exploration stage.

a) Pony Creek

Pony Creek is located within the Pinion Range, in western Elko County, Nevada, south of the Railroad-Pinion project ("Pinion") operated by Gold Standard Ventures ("GSV"). Since acquisition, Pony Creek has been the principal focus of the Company's exploration efforts. The Pony Creek property encompasses approximately 82 km2 in the southern portion of Nevada's Carlin gold trend; and hosts multiple near-surface oxide and deeper high-grade gold occurrences and targets supported by extensive exploration databases. At the time of the Clover Acquisition, large areas of prospective geological setting at Pony Creek had never been sampled or explored, particularly where the newly-recognized host horizons at the nearby Pinion project are exposed. Prior to acquisition by Contact Gold, no drilling had been conducted at Pony Creek in 10 years. All of the targets advanced to date are in the northern part of the property, with a significant area believed to be on-strike yet to be explored toward the south.

Since closing the Transactions, the Company has staked or acquired additional prospective mineral tenure adjacent to Pony Creek, primarily to the east and south. The new claims, including those previously known as Pony Spur and East Bailey, cover prospective host rocks with significant exploration potential that have seen minimal exploration effort in the past. The Company also determined not to renew/maintain a number of peripheral/non-core claims in the eastern portion of the property following a geological assessment of these claims. Accordingly, a total of 313 claims were not renewed with the United States' Department of Interior's Bureau of Land Management (the "BLM") in September 2019.

Since the establishment of Contact Gold in June 2017, the Company has reported having hit gold mineralization in 108 of the 117 holes drilled (including those lost before planned depth), and continues to drill high-grade and oxide gold at Pony Creek. The majority of these drill holes are step-outs from the historical mineral resource estimate area at the property's Bowl Zone. Data review, target refinement and advancement of the geological model are ongoing.

To date, the Company has been operating a drill program within a somewhat limited footprint under "Notice of Intent" (NOI") (including subsequent amendments) permits; however, the receipt of an approved Plan of Operations permit is a key milestone for Pony Creek. The Plan of Operations permit will provide a significant amount of permitted disturbance to follow up on multiple targets, including the Stallion Zone, and the Bowl Zone, and allow us to test many of the other high-quality targets featuring near-surface gold mineralization at the property.

Results for all holes from the 2019 drill program have been released as of the date of this MD&A.

An outline of several priority target areas include:

  Bowl Zone is host to a historical resource estimate and has been the focus of most of the drilling by Contact Gold to date. The Bowl Zone has returned long intervals of near surface oxide gold mineralization over an area measuring 850m x 650m and remains open for expansion in all directions.

  Appaloosa Zone is an oxide gold corridor located 1.2 kilometres ("km") northeast of the Bowl Zone, and though sparsely drilled, it continues to return thick intervals of oxide gold in the near surface. The gold mineralization footprint currently measures in excess of 1.6 km x 200 m and remains open for expansion, with numerous untested coincident gold-in-soil geochemical & geophysical targets yet to be drilled.

  Stallion Zone was discovered by Contact Gold in 2018. It is an outcropping zone of oxide gold mineralization measuring in excess of 2 km located 1.6 km north of the Bowl Zone. To date 28 of 29 Contact Gold drill holes have intersected long runs of near- and at-surface, oxidized gold mineralization, with numerous individual assays ranging from 0.6 g/t Au to 1.1 g/t Au. The northern portion of the Stallion Zone has recently returned the widest intervals of oxide gold all starting from surface at Pony Creek. Surface work completed in 2019 indicates that it may continue eastward beneath a low angle fault which covers the zone in unmineralized rock, to the Mustang target. The Stallion Zone remains open in all directions.

  Elliott Dome is adjacent to GSV's Jasperoid Wash deposit. The 1 km x 500m target, which has never been drilled, is defined by north-south structurally controlled gravity, CSAMT and gold-in-soil anomalies cutting clastic and carbonate rocks with gold-in-soil values as high as 0.34 g/t Au. Drill pads and roads have been built for this drill-ready target.

  Mustang is the combination of the property's 1.5 km long gold-in-soil "Moleen", and "Willow" targets, located 600 m north of the Stallion Zone, and immediately south of GSV's Jasperoid Wash discovery. The Mustang target, which has never been drilled, extends west-northwest from the Appaloosa Zone, and is defined by: west-northwest structurally controlled gravity and gold-in-soil anomalies cutting Penn-Perm Moleen and Strathearn formation clastic and carbonate rocks. Contact Gold's recent interpretation is that it may be connected to the Stallion Zone, with the vast area between the two surface anomalies covered with a thin veneer of unmineralized rock that is in low angle fault contact with the underlying mineralized clastic carbonate rock.

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  Palomino is immediately northwest of the high-grade oxide portion of the Bowl Zone, and is expressed by a large gold-in-soil anomaly measuring 400 m x 500 m with local gold-in-soil values up to 0.55 g/t Au. Palomino is interpreted to be located along the major northwest structure that controls gold mineralization at the Bowl Zone and the Pony Spur target

  DNZ is a north-south striking structural target defined by geophysical anomalies, DNZ is interpreted to sit along the main Dark Star - Emigrant structural corridor; on strike between the Appaloosa Zone and GSV's Dixie target

  Pony Spur is a northwest oriented structural zone, with abundant Jasperoid development and drilled gold mineralization at the Webb-Devil's Gate contact, an important regional gold host. Recent soil sampling by Contact Gold has generated a gold-in-soil anomaly measuring 200 X 600 m, with gold values up to 1.18 g/t Au. Pony Spur is located along the main northwest structure associated with gold mineralization at the Bowl Zone and the Palomino target.

There is a 3% net smelter returns royalty ("NSR") on those claims that comprise Pony Creek acquired from Waterton Nevada. The Company determined to allow a 1% buy-down option of this NSR to lapse on February 7, 2020 when such option expired. In addition to a 2% NSR awarded to the vendor on the acquisition of East Bailey, there is a 3% NSR over certain of the East Bailey claims, up to 2% of which can be bought-back for USD 1,000,000 per 1% increment. Advance royalty payments are also due annually; the amount due for the forthcoming year is USD15,000.

Details of exploration and evaluation expenditures incurred and expensed by Contact Gold at Pony Creek through years ended December 31, 2019, 2018 and 2017, including non-cash items, are summarized in this MD&A under the heading "Discussion of operations - Details of exploration and evaluation activities, and related expenditures incurred".

The budget for exploration through 2020 has not yet been finalized; the Company expects to resume drilling upon receipt of an approved Plan of Operations permit.

Details of exploration and evaluation activities incurred and expensed by Contact Gold at Pony Creek, including non-cash items, are as follows:

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Drilling, assaying & geochemistry	$1,001,301	$1,903,760	$2,229,200
Wages and salaries, including share-based compensation	790,109	635,475	274,137
Amortization of Claims Maintenance fees	548,134	757,652	499,668
Geological contractors/consultants & related crew care costs	602,938	987,192	1,022,637
Permitting and environmental monitoring	60,084	163,300	191,174
Property evaluation and data review	36,116	-	45,879
Expenditures for the period	$3,038,682	$4,447,379	$4,262,695
Cumulative balance	$11,748,756	$8,710,074	$4,262,695
Drill metres completed	4,660 metres	10,860 metres	10,390 metres

	For the period from January 1, to March 31, 2020	For the period from January 1, to March 31, 2019	For the period from January 1, to March 31, 2018
Drilling, assaying & geochemistry	$632	$25,207	$83,782
Wages and salaries, including share-based compensation	67,229	297,734	120,349
Geological contractors/consultants & related crew care costs	20,162	80,700	171,645
Land claims fees	64,568	74,658	68,817
Permitting and environmental monitoring	12,171	16,764	38,199
Expenditures for the period	$167,762	$495,063	$482,792
Cumulative balance	$10,194,038	$8,302,583	$4,435,511

Additional information about Pony Creek is summarized in the Pony Creek Technical Report prepared in accordance with NI 43-101, Standards of Disclosure for Mineral Projects ("NI 43-101"), entitled "NI 43-101 Technical Report on the Pony Creek Project, Elko County, Nevada, USA", prepared for Contact Gold, with an effective date of October 16, 2018, and dated October 22, 2018, as prepared by Vance Spalding, C.P.G; VP Exploration of Contact Gold, and can be viewed under Contact Gold's issuer profile on the document filing and retrieval system for Canadian publicly-listed companies known as SEDAR at www.sedar.com.

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b) South Carlin Projects: Dixie Flats & North Star

The North Star property ("North Star") is located approximately eight kilometres north of the northern-most point of Pony Creek, in western Elko County, Nevada. North Star comprises 56 unpatented mining claims covering 4.68 km2 of prospective ground in western Elko County, Nevada. The Company believes the property's location to be a significant piece of the district. There has been no historical drilling completed on the property. There is a 3% NSR on North Star payable to an affiliate of Waterton Nevada.

The Dixie Flats gold property ("Dixie Flats") property sits immediately to the north of North Star. The property boundary of Dixie Flats is 13 km north of Pony Creek, and like North Star sits along the Emigrant fault, sharing many of the same host rocks and much of the same stratigraphy as Pony Creek, and the Emigrant mine. During 2019, as part of the annual comprehensive property review process in advance of the deadline to pay claims renewal fees with the BLM, it was determined that the Company would not renew/maintain 144 non-contiguous and peripheral claims at Dixie Flats believed to be off strike from the main controlling structure. As of the date of this MD&A, Dixie Flats comprises 324 unpatented mining claims covering 27.1 km2 of prospective ground. There is a 2% NSR on the Dixie Flats property payable to an affiliate of Waterton Nevada. To date, work at Dixie Flats by the Company has consisted of data compilation, 26 line-km of CSAMT geophysical surveys, a 304-station gravity survey, drill target selection and report preparation.

Results reinforce management's belief in the prospectivity of the South Carlin Projects. Interpretation of geophysical data indicates that the main controlling structure projects southward through North Star and Dixie Flats from Emigrant to GSV's high-grade Dark Star deposit ("Dark Star"). The Company expects to continue refining targets ahead of a future drill program.

For the year ended December 31, 2019, expenditures, including non-cash items, incurred at the South Carlin Projects were $0.07 million (2018: $0.11 million; period from June 7, 2017 to December 31, 2017: $0.06 million).

c) Green Springs

On July 23, 2019, Contact Gold and Clover entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Ely Gold Royalties Inc. ("Ely Gold"), whereby Clover shall have an option to purchase a 100% interest in the past-producing Green Springs gold property. The addition of Green Springs provides the Company with another advanced exploration property hosting a Carlin-type gold system.

Green Springs is located at the southern end of Nevada's Cortez Trend, 60 km southwest of the historic mining centre of Ely, Nevada in a region hosting numerous producing and past-producing Carlin-type gold deposits. Green Springs is approximately 10 km east of Fiore Gold's Gold Rock Project, 10 km south of Waterton Nevada's Mt. Hamilton gold deposit and 20 km southeast of Fiore Gold's producing Pan Mine. Other deposits/past producers in the region include Illipah (Waterton Nevada) and Griffon (Liberty Gold). The Bald Mountain mine complex operated by Kinross Gold is located 45 km to the north of Green Springs.

Green Springs is subject to a valid Plan of Operations to perform exploration, comprising 75 acres which will permit a drill program to test multiple targets within the consolidated land package.

Contact Gold issued 2,000,000 Contact Shares and paid US$31,125 ($40,904) in cash to Ely Gold to secure 100% interest in the Green Springs property. The Company also paid Ely Gold an additional US$6,125 ($8,049) as reimbursement for Claims Maintenance fees relating to the current period. Total additional consideration to satisfy the Green Springs Option is as follows:

USD 50,000	first anniversary
USD 50,000	second anniversary
USD 50,000	third anniversary
USD 100,000	fourth anniversary

Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Common Stock. Payment of all amounts can be accelerated and completed at any time. Certain claims within Green Springs are the subject of lease agreements with third-parties, one of which requires an annual USD 25,000 payment, whilst the other requires an annual payment in cash equal to the value of 20 ounces of gold. Existing royalties at Green Springs range from 3% to 4.5% based on historical underlying agreements.

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The Company has recently completed a limited first-pass drill program at Green Springs. The results from the Alpha and Echo zones, separated by over 4 km, show a robust Carlin-type gold system with oxide gold grades significantly higher than the surrounding operations on the Carlin and Cortez Trends. The Company is very pleased with these first holes from our initial drill program at Green Springs. Assay results also indicate that gold mineralization in the property's "Echo" and "Charlie" zones are entirely oxidized and averages between 96% - 100% gold recoveries in cyanide solubility tests compared to Fire Assay/Atomic Absorption gold values.

	For the period from January 1, 2020 to March 31, 2020	For the period from July 23, 2019, to December 31, 2019
Drilling, assaying & geochemistry	$ 4,430	$ 284,842
Wages and salaries, including share-based compensation	67,724	111,210
Geological contractors/consultants & related crew care costs	24,684	84,360
Land claims fees	53,444	24,767
Permitting and environmental monitoring	828	149
Expenditures for the period	$ 151,110	$ 505,328
Cumulative balance	$ 653,438	$ 505,328
Drill metres completed	-	1,300

d) Cobb Creek

Upon closing of the Transactions in June 2017, Contact Gold acquired a 49% interest in Cobb Creek. The Company consolidated its interest on November 7, 2017 by agreeing to make six annual payments of USD 30,000 in cash to a private individual (the "Cobb Counterparty") with whom a 2002 partnership agreement had previously been made. Associated acquisition costs of $156,040 had been capitalized to Cobb Creek for this incremental 51% interest. The obligation to make the annual payments was recorded as a financial liability at amortized cost, and has been accreted up, and adjusted for foreign currency exchange, each subsequent period.

By an agreement dated September 27, 2019, Clover agreed to farm-out 100% of its interest in Cobb Creek to Fremont. The Company has received 750,000 common shares of Fremont ("Fremont Shares") and was reimbursed an amount of USD 65,569 ($85,320) in January 2020 for certain claims-related holding costs. The Company was also reimbursed for the prorated November 2018 and November 2019 payment to the Cobb Counterparty made by the Company on behalf of Fremont.

Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company has assigned its agreement with the Cobb Counterparty, and all associated obligations to Fremont. Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company has assigned its agreement with the Cobb Counterparty, and all associated obligations to Fremont. Upon completion of the farm-out, Fremont will award to Clover a 2.0% NSR on Cobb Creek. There is no other NSR on Cobb Creek.

In order to keep the Cobb Creek Option in good standing, and to complete the acquisition of Cobb Creek, Fremont must keep all claims in good standing, make the annual payments to the Cobb Counterparty, and remit the following consideration to the Company:

Anniversary 1 (Year 2)	USD 30,000; and 750,000 Fremont Shares.
Anniversary 2 (Year 3)	USD 20,000
Anniversary 3 (Year 4)	USD 20,000
Anniversary 4 (Year 5)	USD 25,000
Anniversary 5 (Year 6)	USD 35,000
Anniversary 6 (Year 7)	USD 45,000
Anniversary 7 (Year 8)	USD 55,000
Anniversary 8 (Year 9)	USD 65,000
Anniversary 9 (Year 10)	USD 75,000

The carrying value of Cobb Creek at September 26, 2019 (immediately prior to execution of the Cobb Creek Option) was: $288,537. The value of the cash receivable and Fremont Shares received have been applied against the carrying value of Cobb Creek. The recovery of a previously recognized DTL of $5,338 has been recognized to the statement of loss and comprehensive loss. The reimbursement of claims-related fees for the current period have been applied against the balance previously recognized as prepaid Claims Maintenance fees (as defined in this MD&A).

e) Portfolio

The remaining Contact Properties, described herein as the "Portfolio properties", are situated along the Carlin, Independence, and Northern Nevada Rift Trends, well known mining areas in the state of Nevada. The Portfolio properties each carry an NSR of either 3% or 4%. For the year ended December 31, 2019, expenditures, including non-cash items (and exclusive of non-cash accounting charges incurred in aggregate on the portfolio properties totaled $0.16 million (2018: $0.33 million; period from June 7, 2017 to December 31, 2017: $0.18 million). Expenditures in 2019 include an amount of $42,288 recognized in accelerated amortization further to the decision to abandon certain mineral claims.

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Those specific properties for which there was a change are summarized below:

Dry Hills and Rock Horse

Pursuant to our annual property review process, it was determined toward the end of Q2 2019, that the Company would not renew/maintain a total of 522 peripheral/non-core claims at various Portfolio properties, including the claims that comprise the "Dry Hills" and "Rock Horse" properties in their entirety. The decision to abandon certain claims was made as a reflection of general market conditions, and the Company's intent to focus on Pony Creek in particular. In satisfaction of an obligation under the Securities Exchange Agreement, the Company provided notice to Waterton Nevada of its intent to abandon these claims, and in response, Waterton Nevada notified the Company of its intent to exercise its right to take assignment of the claims for nominal value. An expense of $1,381,434 was recognized as an impairment in the year ended December 31, 2019

Santa Renia and Golden Cloud

During the year ended December 31, 2018, the Company disposed of the "Santa Renia" and "Golden Cloud" exploration properties to Waterton Nevada, a related party to the Company, in exchange for cash consideration of approximately $0.64 million. A $1,962,061 loss was recognized in the year ended December 31, 2018 on this transaction.

Woodruff

Although written-down at September 30, 2018, the Company entered into a lease agreement with an arm's length party for the Woodruff property effective April 1, 2019, whereby the new lessee is responsible to pay all land claim maintenance fees paid annually to the BLM and similar fees paid to various Nevada Counties throughout the 10-year lease period and make annual lease payments in cash to the Company. The first such lease payment of USD 1,395 has been recognized within other income on the consolidated statement of loss. The lessee also holds an option to purchase Woodruff for a cash payment of USD 160,000.

Outstanding Securities

As at December 31, 2019, there were 84,471,973 Contact Shares issued and outstanding. There were 50,596,986 Contact Shares issued and outstanding as at December 31, 2018 (December 31, 2017: 50,346,986), including 66,667 Restricted Shares (December 31, 2017: 100,000). As of the date of this Offering Circular there are 97,334,914 Contact Shares issued and outstanding.

Recent Financings and issuances of Common Stock

(i) On June 7, 2017, Contact Gold consolidated the then 22,155,978 shares of Common Stock on an 8:1 basis such that shareholders of Contact Gold held 2,769,486 Contact Shares with a value of $2,769,486, on completion of the Continuance.

(ii) Pursuant to the RTO and following the Continuance, on June 7, 2017, we completed a share exchange with 28,815,000 common shares of Carlin, at a value of $21,157,750.

Partial proceeds from financings that closed concurrently with the closing of the Transactions were used to fund the indirect acquisition of the original Contact Properties and will be used: (i) to undertake exploration drilling on the acquired gold projects in Nevada; and (ii) for general working capital purposes. Total share issue costs of $1,561,052 were incurred in connection with these financings.

(iii) Pursuant to the Asset Acquisition, on June 7, 2017, Contact Gold issued 18,550,000 Contact Shares to Waterton Nevada, the value of which was determined to be $1.00 per Contact Share.

(iv) On June 13, 2017, the Board issued 100,000 Restricted Shares to an officer of Contact Gold.

(v) On September 13, 2017 Contact Gold issued 112,500 Contact Shares as partial consideration for the acquisition of the Pony Spur and Poker Flats properties.

(vi) On February 6, 2018, pursuant to the closing of the transaction to acquire the East Bailey property, Contact Gold issued 250,000 Contact Shares.

(vii) On March 14, 2019, we closed a private placement of 9,827,589 Contact Share at a price of $0.29 per Contact Share for proceeds of $2,850,000. Each Contact Share was accompanied by one right to acquire, for no additional consideration an additional Contact Share upon satisfaction of certain conditions precedent (a "Private Placement Right" or "Right"), including in particular the closing of a prospectus offering. See, viii immediately below and "Highlights and Recent Events", in this MD&A.

(viii) On May 22, 2019, we closed the 2019 Prospectus Offering issuing 20,000,000 Contact Shares at a price of $0.20 per Contact Share for gross proceeds of $4,000,000.

(ix) On May 22, 2019, upon closing of the 2019 Prospectus Offering, the Private Placement Rights were converted into 2,047,398 additional Contact Shares without the payment of additional consideration.

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(x)  Contact Gold issued 2,000,000 Contact Shares as initial consideration to acquire the Green Springs earn-in option pursuant to the July 23, 2019 agreement with Ely Gold.

(xi) On May 22, 2020 we closed the final tranche of the 2020 Private Placement. In aggregate we issued 12,500,000 Private Placement Units, for gross proceeds of $1,250,000. See, "Highlights and Recent Events- Subsequent to December 31, 2019", in this MD&A.

(xii)Contact Gold issued 362,941 Contact Shares as the first-anniversary payment due pursuant to the Green Springs Project earn-in option with Ely Gold.

Refer also in this Offering Circular to discussion under heading "Description of Capital Stock", and summary of the 2020 Private Placement at Note 16: "Subsequent Events" in the Annual Statements.

Escrowed Contact Shares and other restrictions and obligations

As at December 31, 2019, 3,511,538 (December 31, 2018 - 10,534,611) of the Company's issued Common Stock were held in escrow and restricted from trading until June 14, 2020, pursuant to the rules of the TSXV.

In addition to having a right to receive regular updates of technical information about Contact Gold, Goldcorp and Waterton Nevada each holds a right to maintain their respective pro rata ownership percentages of Contact Gold during future financings.

Stock-based compensation

i) Stock Options

On July 8, 2019, the Company and certain officers and directors of the Company agreed to cancel an aggregate of 3,233,000 Options originally awarded on June 13, 2017.

During the year ended December 31, 2019 a total of 240,000 Options originally awarded to certain service providers to the Company were forfeit further to the termination of their respective services agreements.

On January 16, 2020, 2,125,000 Options at priced at $0.19, vesting in thirds with a five-year expiry from the date of grant were awarded to directors, officers and other Company personnel.

As at December 31, 2019, there were 6,395,000 (December 31, 2018: 8,198,000) Options outstanding to purchase Contact Shares, of which 1,691,666 had vested at December 31, 2019 (December 31, 2018: 1,166,583). As at the date of this offering circular, there are 8,520,000 Options outstanding to purchase Contact Shares, of which 3,706,665 had vested.

ii) Deferred Share Units

The Company awarded 402,263 DSUs to certain directors during the year ended December 31, 2019 (2018: Nil). Directors' fees are paid quarterly; and beginning in July 2019 the Company expects to satisfy most of this remuneration to the independent directors in DSUs, rather than cash. A further 748,661 DSUs were awarded in the period subsequent to December 31, 2019 through to the date of this offering circular to these same directors.

iii) Restricted Share Units

An award of 239,220 RSUs was made to certain employees and officers of the Company subsequent to December 31, 2019.

Contact Preferred Shares

On June 7, 2017, as partial consideration for the Clover Acquisition, the Company issued 11,111,111 Contact Preferred Shares with an aggregate face value denominated in US$11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of US$ 0.74), maturing on June 7, 2022 (the "Maturity Date"), and carrying a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"), to Waterton Nevada (the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount"). The accrued Dividend amount is payable on the earlier of conversion and the Maturity Date and has priority over any other dividends declared on other classes of the Company's stock.

In addition to the Embedded Derivatives (as defined in this MD&A), the Contact Preferred Shares include the following rights, privileges, restrictions and conditions ("Other Terms") for which there is no accounting impact:

So long as Waterton Nevada and/or its affiliates beneficially own or control 33⅓% or more of the Contact Preferred Shares issued on closing of the Clover Acquisition, and subject to the provisions of the Contact Preferred Shares:

Property-related:

i. Right of First Offer. Contact Gold will be obligated to inform Waterton Nevada of its intention to sell, lease, exchange, transfer or otherwise dispose of any of its interests in the originally-acquired Contact Properties that is not a sale of all or substantially all of Contact Gold's assets and provide Waterton Nevada with a summary of the essential terms and conditions by which it is prepared to sell any specified interest in the originally-acquired Contact Properties. Upon receipt of such divesting notice, Waterton Nevada will have the right to elect to accept the offer to sell by Contact Gold on the terms contained on the divesting notice.

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If Waterton Nevada does not elect to accept the offer for such specified terms, Contact Gold shall be permitted to sell its specified interest in the originally-acquired Contact Properties to a third party for a period of 180 days from the date of the original divesting notice on terms and conditions no less favourable to Contact Gold than those contained in the divesting notice.

ii. Right of First Refusal. If Contact Gold shall have obtained an offer from one or more third party buyers in respect of the sale, lease, exchange, transfer or other disposition of any of the Contact Properties, in whole or in part, in any single transaction or series of related transactions, which offer Contact Gold proposes to accept, Contact Gold shall promptly provide written notice of such fact to Waterton Nevada and offer to enter into such a transaction with Waterton Nevada.

iii. Sale of Substantially All of Contact Gold's Assets. Contact Gold shall not sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its assets without Waterton Nevada's prior written consent, which will not be unreasonably withheld or delayed.

Liquidation or wind-up related:

In the event of a liquidation, dissolution or winding-up of Contact Gold or other distribution of assets of Contact Gold among its shareholders for the purpose of winding up its affairs or any steps taken by Contact Gold in furtherance of any of the foregoing, the holders of Contact Preferred Shares shall be entitled to receive from the assets of the Contact Gold in priority to any distribution to the holders of Contact Shares or any other class of stock of Contact Gold, the Liquidation Value (as such term is defined in the articles of incorporation of Contact Gold) per Contact Preferred Share held by them respectively, but such holders of Contact Preferred Shares shall not be entitled to participate any further in the property of Contact Gold.

The number of Contact Shares to be issued would be 10,679,022 if all of the outstanding Contact Preferred Shares had been converted into Contact Shares based on the rate of foreign exchange on December 31, 2019. The number of Contact Shares to be issued would be 11,664,381 if all of the outstanding Contact Preferred Shares had been converted into Contact Shares based on the rate of foreign exchange on March 31, 2020.

Contractual Obligations

Other than those disclosed herein, including those associated with the Cobb Creek acquisition, and the Contact Preferred Shares, Contact Gold has certain additional contractual obligations arising from the RTO, Financings and Asset Acquisition, including those associated with the Contact Preferred Shares.

1. Upon closing of the Financings, Contact Gold and Goldcorp, an entity holding 7,500,000 Contact Shares, entered into an investor rights agreement whereby as long as Goldcorp maintains a 7.5% or greater equity ownership interest in Contact Gold:

a) Goldcorp will have the right to maintain its pro rata ownership percentage of Contact Gold during future financings;

b) Goldcorp will have a "top up" right to increase its equity ownership percentage to a maximum of 19.9% of the issued and outstanding Contact Shares until the earlier of the date on which it elects not to exercise its participation right in any future financing or it disposes of any Contact Shares other than to its affiliates;

c) Goldcorp will have the right to receive regular updates of technical information about Contact Gold;

d) Contact Gold will form, at Goldcorp's request, a technical committee and Goldcorp will have the right to appoint not less than 25% of the members of the technical committee; and

e) If Goldcorp elects to sell a block of more than 5% of the Contact Gold Shares, Contact Gold will have the right to designate buyers.

(together, the "Goldcorp Rights")

As a consequence of the closing of the March 14, 2019 private placement, the right at item (b) is no longer applicable.

Related Parties

Refer to disclosure in the Annual Statements.

Selected Financial Information

Management is responsible for, and the Board approved, the Annual Statements and the Interim Financial Statements.

Our significant accounting policies are presented in Note 2 of the Annual Statements; except as noted therein we followed these accounting policies consistently throughout all periods summarized in this MD&A. Contact Gold operates in one segment - the exploration of mineral property interests.

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Management has determined that Contact Gold and Carlin have a CAD functional currency because each finance activities and incur expenses primarily in Canadian dollars. Clover has a US$ functional currency reflecting the primary currency in which it incurs expenditures, and in which it receives funding from Contact Gold. Contact Gold's presentation currency is Canadian dollars. Accordingly, and as Contact Gold's most significant balances are assets held by Clover, each reporting period will likely include a foreign currency adjustment as part of accumulated other comprehensive loss (gain).

Years ended December 31, 2019, 2018 and 2017

The following data and discussion thereon provide selected financial information from, and should be read in conjunction with, the Annual Statements.

Statements of Loss and Comprehensive Loss	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Loss before income taxes	$9,443,198	$11,855,092	$774,327
Tax recovery	$(69,072)	$-	$-
Other comprehensive (gain) loss	$1,897,831	$(3,290,026)	$2,790,375
Comprehensive loss	$11,271,957	$8,565,066	$3,564,702

Three months ended March 31, 2020, 2019 and 2018 (unaudited)

The following data and discussion thereon provide selected financial information from, and should be read in conjunction with, the Interim Financial Statements.

Statements of Loss and Comprehensive Loss	Three months ended March 31, 2020	Three months ended March 31, 2019	Three months ended March 31, 2018
Loss before income taxes	$2,702,007	$1,777,295	$1,248.596
Tax recovery	-	-	-
Other comprehensive (gain) loss	(3,367,024)	817,979	(1,089,809)
Comprehensive (gain) loss	$(665,017)	$2,595,274	$158,787

Discussion of Operations

Years ended December 31, 2019, 2018 and 2017

Contact Gold incurred a loss and comprehensive loss for the year ended December 31, 2019, of $11,271,957 (year ended December 31, 2018: $8,565,066), including the adjustment for a recovery of previously recognized NNPT (as defined in this MD&A) following the abandonment of certain mineral property interests. Other comprehensive loss (gain) in each period reflects primarily the translation of the USD-denominated values of Clover's assets and liabilities for consolidation purposes.

Exploration and evaluation expenditures

Exploration and evaluation expenditures incurred by Contact Gold, including the amortization of land claim maintenance fees paid annually to the BLM and similar fees paid to various Nevada Counties (together, "Claims Maintenance fees"), have been expensed in the statements of loss and comprehensive loss.

Details of exploration and evaluation activities, and related expenditures incurred are as follows:

Exploration and evaluation expenditures incurred by Contact Gold, including the amortization of land claim maintenance fees paid annually to the United States' Department of Interior's Bureau of Land Management (the "BLM") and similar fees paid to various Nevada Counties (together, "Claims Maintenance fees"), have been expensed in the statements of loss and comprehensive loss.

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Drilling, assaying & geochemistry	$1,001,301	$1,903,760	$2,229,200
Wages and salaries, including share-based compensation	790,109	635,475	274,137
Amortization of Claims Maintenance fees	548,134	757,652	499,668
Geological contractors/consultants & related crew care costs	602,938	987,192	1,022,637
Permitting and environmental monitoring	60,084	163,300	191,174
Property evaluation and data review	36,116	-	45,879
Expenditures for the period	$3,038,682	$4,447,379	$4,262,695
Cumulative balance	$11,748,756	$8,710,074	$4,262,695

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Details of exploration and evaluation expenditures incurred and expensed by Contact Gold on the Contact Properties are as follows:

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Pony Creek	$2,221,756	$3,854,801	$3,952,719
South Carlin Projects	68,623	113,656	61,142
Green Springs	505,328	-	-
Cobb Creek	45,020	149,841	20,605
Portfolio properties	161,839	329,081	182,350
Property evaluation and data review	36,116	-	45,879
Expenditures for the period	$3,038,682	$4,447,379	$4,262,695
Cumulative balance	$11,748,756	$8,710,074	$4,262,695

During the year ended December 31, 2019 the Company determined to abandon the Dry Hills and Rock Horse properties and recognized a write down from $1,381,434 to nil of the value of these two properties. During the year ended December 31, 2018, the Company disposed of the "Santa Renia" and "Golden Cloud" exploration properties in exchange for cash consideration of approximately $0.64 million. A $1,962,061 loss was recognized on this transaction. The Company also determined to abandon the Woodruff property during the year ended December 31, 2018 resulting in a $85,176 write-down in that year.

Three months ended March 31, 2020, 2019 and 2018 (unaudited)

Contact Gold incurred a comprehensive gain for the three months ended March 31, 2020 of $665,017 (three months ended March 31, 2019: loss of $2,595,274; three months ended March 31, 2018: loss of $158,787), including the adjustment for a recovery of previously recognized amount for the Nevada net proceeds tax ("NNPT"; calculated at a rate of 5%) following the abandonment of certain mineral property interests. Other comprehensive loss (gain) in each period reflects primarily the translation of the USD-denominated values of Clover's assets and liabilities for consolidation purposes.

	Three Months Ended
	March 31, 2020	March 31, 2019	March 31, 2018
Drilling, assaying & geochemistry	$5,063	$25,207	$85,925
Wages and salaries, including share-based compensation	$135,558	$299,063	$121,961
Amortization of Claims Maintenance fees	$141,587	$145,778	$167,831
Geological contractors/consultants & related crew care costs	$44,985	$103,032	$199,102
Permitting and environmental monitoring	$12,999	$16,764	$39,660
Property evaluation and data review	$-	$8,497	$-
Expenditures for the period	$340,192	$598,341	$614,479
Cumulative balance	$12,088,948	$9,308,415	$4,877,174

Details of exploration and evaluation expenditures incurred and expensed by Contact Gold on the Contact Properties are as follows:

	Three Months Ended
	March 31, 2020	March 31, 2019	March 31, 2018
Pony Creek	$164,762	$495,063	$482,792
South Carlin Projects	$14,658	$23,687	$26,983
Green Springs	$151,110	$-	$-
Cobb Creek	$140	$9,895	$24,077
Portfolio properties	$9,522	$61,199	$80,627
Property evaluation and data review	$-	$8,497	$-
Expenditures for the period	$340,192	$598,341	$614,479
Cumulative balance	$12,088,948	$9,308,415	$4,877,174

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Preferred Stock

As detailed in the Annual Statements and the Interim Financial Statements, the value of the Contact Preferred Shares was bifurcated to a "host" instrument and to certain identified embedded derivatives (the "Embedded Derivatives"); the value reported in the Company's financial statements for each changes period over period, with an impact to the statements of loss (gain) and comprehensive loss.

- At issuance, the "host" instrument was valued at USD 6,033,480. The value of the "host", translated to CAD of $8,140,371 is accreted back to the full value of $15,262,500, including the value of the accumulated accrued dividends over five years. The non-cash accretion of the "host" value for the period from January 1, 2019 to December 31, 2019 was $2,218,595 (2018: $1,842,900; and period from issuance on June 7 to December 31, 2017: $899,655). A non-cash foreign exchange gain of $610,407 reflective of the depreciation of the CAD compared to the USD through that period, was also recognized on the "host" (2018: non-cash loss of $741,314; and period from issuance on June 7 to December 31, 2017: non-cash gain of $620,321).

- The value of the Embedded Derivatives at issuance was USD 5,066,520 ($6,846,648). Each period the statements of loss and comprehensive loss include the impact of a revaluation of these Embedded Derivatives. Determination of the revaluation includes a considerable amount of judgment from management; the quantum from period-to-period is subject to a potentially significant amount of change and is generally inversely reflective of changes to the USD-denominated market price of the Contact Shares. During the year ended December 31, 2019 the Company recognised a loss of $48,635 on the change in fair value (2018: gain of $461,261; and period from June 7 to December 31, 2017: gain of $5,799,607). The change in fair value for the year ended December 31, 2019 is inclusive of the impact of a change to the Company's assumption as to the earliest date on which the Early Redemption Option held by Waterton Nevada might be exercised.

Years ended December 31, 2019, 2018 and 2017

Wages and salaries of $1,555,414 for the year ended December 31, 2019 (2018: $1,070,348; and 2017: $428,411) reflects amounts earned by officers and employees of the Company not directly attributable to exploration. The total expense reflects (i) directors' fees paid in cash, and (ii) incentive remuneration awarded to employees of the Company determined during the period.

Stock-based compensation expense, as directly reflected in the consolidated statement of loss and comprehensive loss for the year ended December 31, 2019 is $817,792 (2018: $1,202,235; and $569,514 for 2017). An additional amount of $152,962 was charged to exploration and evaluation expenditures for the year of 2019 (2018: $177,653; and $80,770 for 2017). Refer in this MD&A under section "Outstanding Securities - Stock-based compensation" for a summary of cancellations, forfeitures and new awards of Options and DSUs during the year. The remaining average contractual life of Options outstanding is 3.49 years. In determining the fair market value of stock-based compensation granted to employees and non-employees, management makes significant assumptions and estimates. These assumptions and estimates have an effect on the stock-based compensation expense recognized and on the contributed surplus balance on our statements of financial position. Management has made estimates of the life of the Options, the expected volatility, and the expected dividend yields that could materially affect the fair market value of this type of security. Stock-based compensation expense should be expected to vary from period-to-period depending on several factors, including whether Options are granted in a period, and the timing of vesting or cancellation of such equity instruments.

Professional, legal and advisory fees recognized for the year ended December 31, 2019 of $454,051 (2018: $421,946; and 2017: $568,429) reflect ongoing legal, audit and related advisory services, as well as incremental compliance costs incurred due to the Company's legal status as a U.S. incorporated entity, listed on the TSXV. Expenses increased in 2019 compared to those in 2018 as the Company prepared to undertake the two financings that closed during the period.

Investor relations, promotion and advertising expenses of $249,749 for the year ended December 31, 2019 (2018: $502,384; and 2017: $321,428), include marketing activities (including related travel costs), website maintenance, and related costs to update shareholders of Contact Gold and prospective investors. Amounts in 2019 are lower than those of 2018 as a reflection of a general decrease in activities and the termination of certain promotion and advertising efforts.

Administrative, office and general expenses of $241,246 for the year ended December 31, 2019 (2018: $240,914; and 2017: $178,292), includes head office-related costs, listing and filing fees, banking charges, and other general administrative costs. With exception of those expenses incurred in 2017 as the Company commenced operations, such expenditures should generally be consistent period-over-period.

Foreign exchange gains during the year ended December 31, 2019 of $608,050 (2018: loss of $542,343: and 2017: gain of $618,788) reflects primarily the impact of the rate of exchange on the value of the Contact Preferred Shares, net of a gain on the revaluation of our USD-denominated cash balance at period end. Depending on the volatility of the exchange rate from period-to-period, the impact on the statement of loss and comprehensive loss could be significant.

Three months ended March 31, 2020, 2019 and 2018 (unaudited)

Wages and salaries of $314,626 for the three months ended March 31, 2020 (2019 comparative period: $539,498; and 2018 comparative period: $192,167) reflects amounts earned by officers and employees of the Company not directly attributable to exploration. The total expense reflects (i) directors' fees paid in cash and DSU, and (ii) incentive remuneration awarded to employees of the Company determined during the period

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Stock-based compensation expense, as directly reflected in the consolidated statement of loss and comprehensive loss for the three months ended March 31, 2020 is $109,505 (2019 comparative period: $249,789; and 2018 comparative period: $285,808). An additional amount of $24,024 was charged to exploration and evaluation expenditures for the three months ended March 31, 2020 (2019 comparative period: $40,180; and $33,143 for the 2018 comparative period). Refer in this MD&A under section "Outstanding Securities - Stock-based compensation" for a summary of cancellations, forfeitures and new awards of Options and DSUs during the year. The remaining average contractual life of Options outstanding is 3.63 years. In determining the fair market value of stock-based compensation granted to employees and nonemployees, management makes significant assumptions and estimates. These assumptions and estimates have an effect on the stock-based compensation expense recognized and on the contributed surplus balance on our statements of financial position. Management has made estimates of the life of the Options, the expected volatility, and the expected dividend yields that could materially affect the fair market value of this type of security. Stock-based compensation expense should be expected to vary from period-to-period depending on several factors, including whether Options are granted in a period, and the timing of vesting or cancellation of such equity instruments.

Investor relations, promotion and advertising expenses of $46,006 for the three months ended March 31, 2020 (2019 comparative period: $31,090; and 2018 comparative period: $93,947), include marketing activities (including related travel costs), website maintenance, and related costs to update shareholders of Contact Gold and prospective investors. Amounts in 2020 are lower than those of 2019 as a reflection of a general decrease in activities and the termination of certain promotion and advertising efforts.

Administrative, office and general expenses of $65,929 for the three months ended March 31, 2020 (2019 comparative period: $115,066; and 2018 comparative period: $117,131), includes head office-related costs, listing and filing fees, banking charges, and other general administrative costs. The amount for 2020 is lower reflective of a determination to attribute directors fees to wages and salaries rather than as part of administrative expenses in the current period.

Foreign exchange loss during the three months ended March 31, 2020 of $1,192,011 (2019 comparative period: gain of $220,682: and 2018 comparative period: loss of $40,537) reflects primarily the impact of the rate of exchange on the value of the Contact Preferred Shares, net of a gain on the revaluation of our USD-denominated cash balance at period end. Depending on the volatility of the exchange rate from period-to-period, the impact on the statement of loss and comprehensive loss could be significant.

Segment information

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA. Accordingly, the Company's operations are in one commercial and two geographic segments. The Company is in the exploration stage and accordingly, has no reportable segment revenues.

Years ended December 31, 2019, 2018 and 2017

Net loss is distributed by geographic segment for the years ended December 31, 2019, 2018, and 2017 per the table below:

	December 31, 2019	December 31, 2018	December 31, 2017
Canada	$4,869,987	$5,246,902	$(3,519,354)
United States	4,504,139	6,608,190	4,293,681
	$9,374,126	$11,855,092	$774,327

Three months ended March 31, 2020, 2019 and 2018 (unaudited)

Net loss is distributed by geographic segment for the three months ended March 31, 2020, 2019 and 2018 per the table below:

	Three Months Ended
	March 31, 2020	March 31, 2019	March 31, 2018
Canada	$2,306,087	$1,161,457	$603,907
United States	$395,920	$615,838	$644,689
	$2,702,007	$1,777,295	$1,248,596

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Selected Balance Sheet Data

The following financial data and discussion is derived from the Annual Statements and Interim Financial Statements.

	March 31, 2020	December 31, 2019	December 31, 2018
Current Assets	$563,688	$1,238,743	$1,346,901
Total Assets	$42,536,201	$39,675,218	$42,928,649
Total Current Liabilities	$627,453	$501,434	$921,004
Total Liabilities	$17,740,218	$15,717,782	$14,653,099
Shareholders' Equity	$24,795,983	$23,957,436	$28,275,550
Number of Contact Shares outstanding	$84,471,973	84,471,973	50,596,986
Basic and fully diluted loss per weighted average number of Contact Shares for the period ended	($0.04)	($0.14)	($0.26)

Assets

At December 31, 2019

The decrease in total assets reflects a decrease of $3 million to the value attributable to the Contact Gold Properties, a $0.3 million increase in the balance of cash and cash equivalents reflecting the closing of two financings in 2019, net of continued exploration and general corporate activities, the decrease of prepaids and deposits as compared to amounts held in the comparative year, and the reduction of $0.3 million in deferred share issue costs during 2019 upon closing of the 2019 Offering.

The Contact Properties, and changes to the reported values thereto, as at December 31, 2019, include:

	Pony Creek	South Carlin Projects	Green Springs	Cobb Creek	Portfolio properties	Total
	$	$	$	$	$	$
December 31, 2017	26,907,567	4,082,556	-	287,346	9,219,900	40,497,369
Additions	165,195	-	-	-	-	165,195
Disposals & Abandonments	-	-	-	-	(2,608,188)	(2,608,188)
Foreign Exchange	2,352,936	356,999	-	25,128	557,879	3,292,942
December 31, 2018	29,425,698	4,439,555	-	312,474	7,169,591	41,347,318
Additions	-	-	466,857	-	-	466,857
Disposals & Abandonments	-	-	-	-	(1,381,434)	(1,381,434)
Recovery from earn-in	-	-	-	(88,163)	-	(88,163)
Foreign Exchange	(1,410,674)	(212,830)	(5,200)	(18,599)	(333,262)	(1,980,565)
December 31, 2019	28,015,024	4,226,725	461,657	205,712	5,454,895	38,364,013

At March 31, 2020

The increase in total assets reflects an increase of $3 million to the value attributable to the Contact Gold Properties, a $0.7 million decrease in the balance of cash and cash equivalents, net of continued exploration and general corporate activities, the decrease of prepaids and deposits as compared to amounts held in the comparative year.

The Contact Properties, and changes to the reported values thereto, at March 31, 2020 include:

	Pony Creek	South Carlin Projects	Green Springs	Cobb Creek	Portfolio properties	Total
	$	$	$	$	$	$
December 31, 2018	$29,425,698	$4,439,555	-	$312,474	$7,169,591	$41,347,318
Additions	-	-	466,857	-	-	466,857
Disposals & Abandonments	-	-	-	-	(1,381,434)	(1,381,434)
Recovery from earn-in	-	-	-	(88,163)	-	(88,163)
Foreign Exchange	(1,410,674)	(212,830)	(5,200)	(18,599)	(333,262)	(1,980,565)
December 31, 2019	$28,015,024	$4,226,725	$461,657	$205,712	$5,454,895	$38,364,013
Foreign Exchange	2,586,235	390,192	42,618	18,990	503,577	3,541,612
March 31, 2020	$30,601,259	$4,616,917	$504,275	$224,702	$5,958,472	$41,905,625

Notes:

The value of the Contact Properties may vary period-over-period reflective of changes in the USD-CAD foreign exchange rate. Balances presented as the "Portfolio properties" include the 4 Contact Properties that are not separately identified.

In asset purchases that are not business combinations under the Financial Accounting Standards Board's (the "FASB") Accounting Standards Codification ("ASC") ASC 805, Business Combinations, a deferred tax asset ("DTA") or liability ("DTL") is calculated with the impact recorded against the assigned value of the asset acquired. However, ASC 740, Income Taxes, prohibits any immediate income tax expense or benefit from the recognition of those deferred taxes. There is a DTL-related balance attributable to the mineral properties acquired in respect of Nevada net proceeds tax ("NNPT"; calculated at a rate of 5%), determined using a simultaneous equations method, attributed to the respective properties.

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As detailed in this MD&A, Waterton Nevada was granted certain rights relating to the Contact Properties, including a right of first offer ("ROFO"), and a right of first refusal ("ROFR"). A third-party also holds a ROFO on certain of the Portfolio properties.

Liabilities

At December 31, 2019

Current liabilities as at December 31, 2019 comprises payables of $468,058 (December 31, 2018: $885,931), accrued liabilities of $33,376 (December 31, 2018: $35,073) reflective of the amount due to the Cobb Counterparty in the next 12-months. The balances of payables and accruals will generally vary dependent upon the level of activity at the Company, and the timing at period end of invoices and amounts we have actually paid.

The balance of total liabilities reflects the value of the "host" and Embedded Derivatives that comprise the Contact Preferred Shares. The Contact Preferred Shares were concluded to be a form of obligation and have been included as a non-current liability. The Contact Preferred Shares have a maturity date of five years from the date of issuance and a cumulative cash dividend payable upon redemption, at a fixed rate equal to 7.5% per annum. The terms and conditions of the Contact Preferred Shares with accounting impact are detailed in the Consolidated Financial Statements.

A summary of changes to the total value of the Contact Preferred Shares at December 31, 2019 is as follows:

Host instrument:

Carrying value of the Contact Preferred Shares host instrument at December 31, 2018	$11,003,919
Change in carrying value from January 1 to December 31, 2019
Accretion	2,218,595
Foreign exchange	(610,407)
Carrying value of the Contact Preferred Shares host instrument at December 31, 2019	$12,612,107

Embedded Derivatives:

Fair value of Embedded Derivatives at December 31, 2018	$585,781
Change in fair value of Embedded Derivatives for January 1 to December 31, 2019	48,636
Fair value of Embedded Derivatives at December 31, 2019	$634,417

The estimated fair value of the host instrument at December 31, 2019 is USD 10,893,698 ($14,148,735).

At March 31, 2020 (unaudited)

Current liabilities as at March 31, 2020 comprises payables of $589,381 (December 31, 2019: $468,058), other current liabilities of $38,072 (December 31, 2019: $33,376) reflective of the amount due to the Cobb Counterparty in the next 12- months. The balances of payables and accruals will generally vary dependent upon the level of activity at the Company, and the timing at period end of invoices and amounts we have actually paid.

The balance of total liabilities reflects the value of the "host" and Embedded Derivatives that comprise the Contact Preferred Shares. The Contact Preferred Shares were concluded to be a form of obligation and have been included as a non-current liability. The Contact Preferred Shares have a maturity date of five years from the date of issuance and a cumulative cash dividend payable upon redemption, at a fixed rate equal to 7.5% per annum. The terms and conditions of the Contact Preferred Shares with accounting impact are detailed in the Interim Financial Statements.

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A summary of changes to the total value of the Contact Preferred Shares at March 31, 2020 is as follows:

Host instrument:

Carrying value of the Contact Preferred Shares host instrument at December 31, 2019	$12,612,107
Change in carrying value from January 1 to March 31, 2020
Accretion	$622,005
Foreign exchange	$1,196,339
Carrying value of the Contact Preferred Shares host instrument at March 31, 2020	$14,430,451

Embedded Derivatives:

Fair value of Embedded Derivatives at December 31, 2019	$634,417
Change in fair value of Embedded Derivatives for January 1 to March 31, 2020	$(106,270)
Fair value of Embedded Derivatives at March 31, 2020	$528,147

The estimated fair value of the host instrument at March 31, 2020 is US$10,318,722 ($14,639,171).

Selected Statement of Cash Flows data
	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Cash flows from operating activities	$(5,312,921)	$(6,059,801)	$(5,736,716)
Cash flows from investing activities	145,714	531,130	(7,690,130)
Cash flows from financing activities	5,463,841	(313,220)	19,596,448

Net cash used in operating activities for each of the years ended December 31, 2019, 2018 and 2017 are primarily reflective of the exploration programs underway on the Contact Properties including directly attributable wages and salaries; professional, legal and advisory fees; investor relations, promotions and advertising costs; administrative, office and general expenses; and wages and salaries incurred to run the business.

Cash flows from investing activities in 2019 include the recovery of amounts previously deposited for bonding obligations ($188,975) following the establishment of a surety arrangement, and the cash consideration paid in connection with the acquisition of the option to acquire the Green Springs Project ($43,261). In 2018 include the cash received from disposal of two properties - Santa Renia and Golden Cloud ($639,959) and the purchase of Equipment ($38,314), net of cash paid as consideration for the acquisition of the East Bailey and Cobb Creek properties ($31,643 and $38,871). In 2017 investing cash flows include the acquisition and related costs of Clover and the Contact Properties. In 2016, the $200,000 amount is the advance paid to Waterton in contemplation of the Clover acquisition.

During the year ended December 31, 2019, Contact Gold received $6,297,513 in net proceeds upon closing of the 2019 Private Placement and the 2019 Offering. In 2018, the Company had incurred costs in advance of undertaking the Offering contemplated in this Offering Circular, as well as certain costs associated with the preparation and filing of materials to supplement the Shelf Prospectus. Such costs are reflected on the balance sheet as deferred share issue costs. During the year ended December 31, 2017, Contact Gold received $21,157,500 in gross proceeds upon closing of the Financings.

Summary of Quarterly Results

The Company and its business are relatively new, and the Company's expenditures and cash requirements may fluctuate and lack some degree of comparability from period to period as activities are normalized and strategies are refined and executed. The Company's quarterly results may be affected by many factors such as seasonal fluctuations, the write-off of capitalized amounts, share-based payment costs, tax recoveries and other factors that affect Company's exploration and financing activities. In addition, the non-cashflow related impact of fair value fluctuations arising on the Contact Preferred Share embedded derivatives may give rise to significant results from one period to the next. Furthermore, the Company's expenditures may also be affected by the strength of capital markets. The Company's primary source of funding is through the issuance of share capital. When the capital markets are depressed, the Company's activity level may decline as a result of difficulties raising funds. When capital markets strengthen, and the Company is able to secure equity financing with favourable terms, the Company's activity levels and the size and scope of planned exploration projects may increase.

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The following table sets out selected quarterly financial information of Contact Gold and is derived from unaudited quarterly financial statements prepared by management.

Period	Revenues $	Net loss for the period $	Less: Dividends payable[1]	Weighted average number of Contact Shares outstanding	Net loss per Contact Share for the period $
Three months ended March 31, 2020	- nil	2,702,007	*	84,471,973	0.04
Three months ended December 31, 2019	- nil	1,772,760	223,388	84,471,973	0.02
Three months ended September 30, 2019	- nil	2,159,347	304,678	83,971,973	0.03
Three months ended June 30, 2019	- nil	3,664,724	229,954	69,873,460	0.06
Three months ended March 31, 2019	- nil	1,777,295	237,908	52,453,308	0.04
Three months ended December 31, 2018	- nil	4,581,571	362,565	50,596,986	0.10
Three months ended September 30, 2018	- nil	3,180,414	251,897	50,596,986	0.07
Three months ended June 30, 2018	- nil	2,844,511	291,869	50,596,986	0.06
Three months ended March 31, 2018	- nil	1,248,596	281,158	50,446,986	0.03
Three months ended December 31, 2017	- nil	2,237,579	264,944	50,346,986	0.05
Three months ended September 30, 2017	- nil	163,165	259,267	47,514,049	0.01
Three months ended June 30, 2017	- nil	(2,090,905)	68,076	33,545,000	(0.05)
Three months ended March 31, 2017	- nil	464,488	-	10,315,000	0.01

1 Dividend payable on the Contact Preferred Shares are reflected as a component of the accretion expense each period on the 'host' instrument. No amount is payable until such time as the Contact Preferred Shares are redeemed.

The Company's expenditures and cash requirements may fluctuate and lack some degree of comparability from period to period as a result of a number of factors including seasonal fluctuations, the write-off of capitalized amounts, share-based payment costs, tax recoveries and other factors that may affect the Company's activities. In addition, the non-cashflow related impact of fair value estimates for the Contact Preferred Share embedded derivatives, as well as foreign exchange impacts arising therefrom may give rise to significant variability in results from one period to the next. The Company's primary source of funding is through the issuance of share capital; accordingly, the Company's activity level and the size and scope of planned exploration projects may also fluctuate depending upon the availability of equity financing with favourable terms. When capital markets strengthen, and the Company is able to secure equity financing with favourable terms, the Company's activity levels and the size and scope of planned exploration projects may increase.

The Company's loss and comprehensive gain for the first quarter of 2020 reflects (i) $3,370,774 recognized in other comprehensive gain from the revaluation of the Company's USD-denominated Contact Gold Properties, (ii) foreign exchange loss of $1,192,011 reflective of the impact of the rate of foreign exchange on the value of the Contact Preferred Shares, net of a gain on the revaluation of our USD-denominated cash balance at period end; (iii) the non-cash accretion of the host amount of the Contact Preferred Shares of $622,005, (iv) exploration and evaluation expenditures of $340,192, (v) wages and salaries of $314,626; (vi) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the fourth quarter of 2019 reflects (i) $704,170 recognized in other comprehensive loss from the revaluation of the Company's USD-denominated Contact Gold Properties, (ii) exploration and evaluation expenditures of $657,423, (iii) the non-cash accretion of the host amount of the Contact Preferred Shares of $593,814, (iv) wages and salaries of $560,472; (v) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the third quarter of 2019 reflects (i) exploration and evaluation expenditures of $723,812, (ii) the non-cash accretion of the host amount of the Contact Preferred Shares of $580,708, (iii) $441,761 recognized in other comprehensive gain from the revaluation of the Company's USD-denominated Contact Gold Properties; (iv) stock-based compensation of $260,326, and (v) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the second quarter of 2019 reflects: (i) a loss on disposal of exploration properties of $1,381,434; (ii) exploration and evaluation expenditures of $1,059,106; (iii) $817,443 recognized in other comprehensive loss from the revaluation of the Company's USD-denominated Contact Gold Properties; (iv) the non-cash accretion of the host amount of the Contact Preferred Shares of $534,960; (v) foreign exchange gain of $355,866; and (vi) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the first quarter of 2019 reflects: (i) $817,979 recognized in other comprehensive loss from the revaluation of the Company's USD-denominated Contact Gold Properties; (ii) exploration and evaluation expenditures of $598,341, (iii) wages and salaries of $539,498; (iv) the non-cash accretion of the host amount of the Contact Preferred Shares of $509,113, (v) stock-based compensation of $249,789; and (vi) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the fourth quarter of 2018 reflects: (i) $2,085,252 recognized in other comprehensive gain from the revaluation of the Company's USD-denominated Contact Gold Properties; (ii) loss on disposal of exploration properties of $1,962,061, (iii) exploration and evaluation expenditures of $551,692; (iv) the non-cash accretion of the host amount of the Contact Preferred Shares of $493,258; (v) foreign exchange loss of $569,521; and (vi) general office & administrative costs, investor relations and other costs to administer the Company.

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The Company's loss and comprehensive loss for the third quarter of 2018 reflects: (i) $696,054 recognized in other comprehensive loss from the revaluation of the Company's USD-denominated Contact Gold Properties; (ii) exploration and evaluation expenditures of $1,937,226; (iii) the non-cash accretion of the host amount of the Contact Preferred Shares of $470,901; and (iv) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the second quarter of 2018 reflects (i) $811,019 recognized in other comprehensive gain from the revaluation of the Company's USD-denominated Contact Gold Properties; (ii) exploration and evaluation expenditures of $1,349,598, (iii) the non-cash accretion of the host amount of $449,558; (iv) write-off (non-cash) of the Woodruff property of $84,286, and; (vi) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the first quarter of 2018 reflects (i) $1,089,809 recognized in other comprehensive gain from the revaluation of the Company's USD-denominated Contact Gold Properties; (ii) the impact of a $564,605 non-cash fair value adjustment (gain) on the value of the Embedded Derivatives, (iii) exploration and evaluation expenditures of $608,863, (iv) the non-cash accretion of the host amount of $429,183, and (v) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss of $1,833,231 for the fourth quarter of 2017 is reflective of expenditures at the Contact Properties at which an active drilling and exploration program was underway, net of a non-cash fair value gain recognized on the Contact Preferred Shares. Other activities and expenditures in the fourth quarter include the normalization of investor relations and marking activities, administrative operations and the cost of maintaining a public listing. The amount of the comprehensive loss recorded for the period reflects the non-cash effect of exchange differences on the translation of Clover and its assets. Cashflows through the fourth quarter are reflective of ongoing operating activities, including $2,247,647 in exploration and evaluation expenditures. There were no meaningful investing activities or financing activities in the fourth quarter. Non-cash impacts, including (i) a $1,321,685 gain on the value of the Contact Preferred Share Embedded Derivatives, (ii) a gain on the translation of the value of the Contact Properties of $404,348 included in other comprehensive loss, (iii) accretion expense of $434,657 and (iv) share-based compensation expense of $249,702, comprise the majority of the remaining financial impacts to the fourth quarter financial results.

The Company's loss and comprehensive loss of $1,670,656 for the third quarter of 2017 reflects the significant impact of a $2,611,802 non-cash fair value adjustment (gain), a $1,564,306 non-cash loss on the value of the Company's US$-denominated assets due to changes in rates of foreign exchanges, and a non-cash $284,735 foreign exchange gain on the Contact Preferred Share Embedded Derivatives. Activities and expenditures in the third quarter include the commencement of active exploration programs in the United States, the normalization of investor relations and marking activities, administrative operations and the cost of maintaining a public listing. The amount of the comprehensive loss recorded for the period reflects the non-cash effect of exchange differences on the translation of Clover and its assets.

The Company recorded a gain and comprehensive gain of $58,479 for the second quarter of 2017 as a consequence of a significant non-cash gain of $1,866,120 arising on the fair value adjustment of the Contact Preferred Share Embedded Derivatives. The fair value adjustment offset the total of those costs arising from the closing of the Transactions and the listing of the Shares on the TSXV. The non-cash effect of exchange differences on the translation of Clover and its assets of $1,630,417 recognized as comprehensive loss recorded for the period further reduced the total comprehensive gain. The closing of the Transactions included the closing of $18.5 million raised through the Subscription Receipts financing, of which $6.8 million was immediately conveyed as the remaining balance of the Cash Payment for the acquisition of Clover. Cash outflows included settlement of the accumulated payables arising over multiple periods.

The Company's loss and comprehensive loss of $119,023 for the first quarter of 2017 is comprised primarily of expenditures for legal and advisory services made relating to the Transactions and the Financings. The receipt of proceeds from the Financings in June allowed the Company to begin to settle payables incurred through to that point; most of which were unsettled as at March 31, 2017.

Operating Capital and Capital Expenditures Requirements-Liquidity and Capital Resources

Going Concern, Capital Management and Liquidity Risk

The properties in which we currently have an interest are in the exploration stage. The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future. As at the date of this Offering Circular, the Company has approximately $0.34 million available in cash and working capital deficit of approximately $0.03 million. Contact Gold's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period. Although non-current, the Company has exposure to significant obligations relating to the terms and various covenants in and to the Contact Preferred Shares.

The Annual Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. Contact Gold's continuation as a going concern depends on its ability to successfully raise financing through the issuance of debt or equity.

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Although the Company has been successful in the past in obtaining financing, there is no assurance that the Offering will close, or that the Company will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company, therefore giving rise to a material uncertainty, which may cast substantial doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the Private Placement 12-month period after the date that the Consolidated Financial Statements are issued. Circumstances that could impair our ability to raise additional funds, or our ability to undertake transactions, are discussed in this Offering Circular under the heading "Risk Factors", and in this MD&A under heading "Known Trends and Uncertainties". In particular, the Company's access to capital and its liquidity will be impacted by global macroeconomic trends, the significant global impacts from the Covid-19 coronavirus outbreak, fluctuating commodity prices and investor sentiment for the mining and metals industry.

Consequently, management pursues various financing alternatives to fund operations and advance its business plan, including most recently the 2020 Private Placement, and on August 6, 2020, we filed this Offering Circular in connection with this Offering, as amended on August 10, 2020.

There is no assurance that we will be able to raise the necessary funds through capital raisings in the future.

Capital Management

Contact Gold manages its capital in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold's holdings of cash. To facilitate the management of its capital requirements, Contact Gold prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. We believe that this approach, given the relative size and stage of Contact Gold, is reasonable.

There may be circumstances where, for sound business reasons, funds may be re-allocated at the discretion of the Board or management of Contact Gold. While we remain focused on our plans to continue exploration and development on the Contact Properties, we may (i) conclude to curtail certain operations; or (ii) should we enter into agreements in the future on new properties we may be required to make cash payments and complete work expenditure commitments under those agreements, which would change our planned expenditures.

There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group.

Additional Risks Associated With Financial Instruments

Contact Gold is exposed in varying degrees to a variety of financial instrument related risks. The Company's financial instruments consist of cash, receivables, accounts payable and accrued liabilities, the Contact Preferred Shares and the Embedded Derivatives. It is management's opinion that with the exception of the Contact Preferred Shares and the Embedded Derivatives: (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in these Annual Statements.

Contact Preferred Shares, the Embedded Derivatives, and the Cobb Creek Obligation are each considered to be Level 3 type financial liabilities, with each determined by observable data points, in particular the Company's share price, the rate of CAD/US$ foreign and the Company's credit spread, with reference to current interest rates and yield curves.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. Contact Gold limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. Contact Gold mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits. As at December 31, 2019, the balance of cash held on deposit was $0.8 million (December 31, 2018: $0.5 million). The Company has not experienced any losses in such amounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. Contact Gold's current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

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Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company's operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company's mineral property expenditures, will be incurred in United States dollars. The fluctuation of the Canadian dollar relation to the US$ will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar at December 31, 2019 would have resulted in a $1,053 increase or decrease respectively, in the Company's cash balance. The Company has not entered into any derivative contracts to manage foreign exchange risk at this time. A significant portion of the Company's cash balance may be held in USD in any given period.

Fair Value Estimation

With the exception of the Contact Preferred Shares, and other non-current liabilities, the carrying value of Contact Gold's financial assets and liabilities approximates their estimated fair value due to their short-term nature.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make judgements, estimates, and assumptions that affect the reported amounts of assets, liabilities, and expenses. A detailed presentation of all of Contact Gold's significant accounting policies and the estimates derived there from is included in Note 2 to the Annual Statements.

While all of the significant accounting policies are important to Contact Gold's consolidated financial statements, the following accounting policies and the judgments and estimates applied thereon have been identified as being critical:

Judgments

In the process of applying accounting policies for Contact Gold, management has made the following judgments, which have the most significant effect on the amounts recognised in the financial statements.

i) Exploration property acquisition and transaction costs

The application of Contact Gold's accounting policy for exploration property acquisition and transaction costs requires judgment to determine the type and amount of such costs to be deferred. Furthermore, judgment is required to determine whether future economic benefits are likely, from either future exploitation or sale, or whether activities have not reached a stage that permits a reasonable assessment of the existence of reserves.

Relatively significant costs may be incurred when evaluating, pursuing and completing an acquisition, with such costs often included amongst legal and advisory fees incurred as part of more general consultation and advisory services. Pursuant to U.S. GAAP, only those direct, incremental costs of any such acquisition can be deferred; accordingly, judgment may be required in determining which of the expenditures are eligible for deferral.

Resource exploration is a speculative business and involves a high degree of risk. There is no certainty that the expenditures made by Contact Gold in the exploration of its property interests will result in discoveries of commercial quantities of minerals. Exploration for mineral deposits involves risks which even a combination of professional evaluation and management experience may not eliminate. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property.

Capital expenditures to bring a property to a commercial production stage are also significant. There is no assurance Contact Gold has, or will have, commercially viable ore bodies. There is no assurance that the management will be able to arrange sufficient financing to bring ore bodies into production.

ii) Review of asset carrying values and impairment assessment

At each reporting date, management assesses the possibility of impairment in the carrying value of long-lived assets, including capitalized acquisition costs, development costs, and prepaid claims maintenance fees, whenever events or circumstances indicate that the carrying amounts of the asset or asset group may not be recoverable. An impairment is determined to exist if the total projected future cash flows on an undiscounted pre-tax basis are less than the carrying amount of a long-lived asset or asset group. An impairment loss is measured with reference to the amount by which the carrying amount of the asset exceeds its fair value using market participant assumptions. Such fair value is determined with reference to ASC 820, "Fair Value Measurements and Disclosures", as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

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Where practical, management calculates the estimated undiscounted future net cash flows relating to the asset or asset group using estimated future prices, proven and probable reserves and other mineral resources, and operating, capital and reclamation costs. In the case of exploration properties for which it is not possible to determine cash flow information, management considers, among other things, enterprise value to hectare (the size of the respective properties) as compared to that of a select group of peer companies' mineral property assets, an estimate of potential sales proceeds as compared to the carrying value of the property, and other similar factors which may indicate or question the potential economic value of an exploration property.

Management's estimates of mineral prices, mineral resources, foreign exchange rates, production levels, operating capital requirements and reclamation costs are subject to risk and uncertainties that may affect the determination of the recoverability of the long-lived asset. It is possible that material changes could occur that may adversely affect management's estimates.

iii) Embedded Derivatives

In determining the fair value of the Embedded Derivatives on the date of issue it was necessary for Contact Gold to make certain judgments relating to the probability and timing of a change of control. The nature of this judgment, and the factors management considered in determining the resultant calculation is inherently uncertain, and subject to change from period to period. Such changes could materially affect the fair value estimate of the Embedded Derivatives and the change from period to period.

Estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the carve-out financial statements and the reported amounts of expenses during the reporting period. Management of Contact Gold have evaluated estimates and assumptions related to asset valuations, asset impairment, and loss contingencies. Management bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the other sources. The actual results experienced by Contact Gold may differ materially and adversely from the estimates presented in these financial statements. To the extent there are material differences between estimates and the actual results, future results of operations will be affected. The key assumption concerning the future and other key sources of estimation uncertainty at the reporting date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, is as follows:

i) Exploration and evaluation expenditures

Exploration property acquisition costs are capitalized. Development costs are capitalized only when it has been established that a mineral deposit can be commercially mined, and a decision has been made to formulate a mining plan. In addition to applying judgment to determine whether future economic benefits are likely to arise from Contact Gold's exploration and evaluation assets or whether activities have not reached a stage that permits a reasonable assessment of the existence of reserves, management must apply a number of estimates and assumptions.

The publication of a resource pursuant to applicable securities laws and guidance is itself an estimation process that involves varying degrees of uncertainty depending on how the resources are classified (i.e., measured, indicated or inferred). The estimates and related determination of potential project economics directly impact when Contact Gold capitalizes exploration property acquisition costs and development expenditures. Any such estimates and assumptions may change as new information becomes available. If, after development expenditures are capitalised, information becomes available suggesting that the recovery of such expenditure is unlikely, the relevant capitalised amount is written off in the statement of loss and other comprehensive loss in the period when the new information becomes available.

Contact Gold based its assumptions and estimates on parameters available when the financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market change or circumstances arising beyond the control of Contact Gold. Such changes are reflected in the assumptions when they occur.

ii) Fair Value of Share Based Payments

As it relates to equity remuneration, this calculated amount is not based on historical cost, but is derived based on assumptions (such as the expected volatility of the price of the underlying security, expected hold period before exercise, dividend yield and the risk-free rate of return) input into a pricing model. The model requires that management make forecasts as to future events, including estimates of: the average future hold period of issued stock options before exercise, expiry or cancellation; future volatility of Contact Gold's share price in the expected hold period; dividend yield; and the appropriate risk-free rate of interest. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note [9] to the Annual Statements. The resulting value calculated is not necessarily the value that the holder of the equity compensation could receive in an arm's length transaction, given that there is no market for the options and they are not transferable.

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The assumptions used in these calculations are inherently uncertain. Changes in these assumptions could materially affect the related fair value estimates.

iii) Financial Liabilities, including Embedded Derivatives

In determining the fair value of the Embedded Derivatives on the date of issue of US$ 5,066,520 ($6,846,649), it was necessary for Contact Gold to make certain assumptions to derive the effective interest rate used in calculating Contact Gold's credit spread, as well as assumptions relating to the probability and timing of a change of control, exercise of the early redemption option, share price volatility, and future fluctuations in the rate of foreign exchange between the Canadian and United States dollar.

There is an inverse correlation of the fair value of the Embedded Derivative and the US$-denominated value of the Contact Shares on the TSXV. The impact of changes in estimates as to the exercise of the probability and timing of a change of control, are generally correlated, however, the calculation of such is also impacted by changes to the different risk-free rate curves, further impacting the fair value of the Embedded Derivative. There is significant complexity to the interplay and impact of these various inputs and the quantum resultant from these relationships which is further influenced by changes to management's assumptions as to the potential exercise and timing thereof of the COCROption and the EROption. Accordingly, there may be significant volatility to the fair value of the Embedded Derivative from period to period. Contact Gold based its assumptions and estimates on parameters relevant to the June 7, 2017 issue date of the Contact Preferred Shares, and then again as at each of December 31, 2019, 2018 and 2017.

Similarly, Contact Gold made certain assumptions to determine the appropriate effective interest rate in calculating the fair value of the Cobb Creek Obligation, with such determination made in alignment with the rate determined to fair value the Embedded Derivatives.

The assumptions used in these calculations are inherently uncertain. Existing circumstances and assumptions about future developments, may change due to market change or circumstances arising beyond the control of Contact Gold. Such changes could materially affect the related fair value estimate, and are reflected in the assumptions when they occur. Factors that could affect these estimates are discussed in this Offering Circular, under the heading, "Risk Factors". Subject to the impact of such risks, the carrying value of Contact Gold's financial assets and liabilities approximates their estimated fair value.

Changes in Accounting Policies and New Accounting Pronouncements

For information on Contact Gold's accounting policies and a summary of new accounting pronouncements, please refer to our disclosures in the Annual Statements at Note 2(p).

Preliminary internal discussions have begun in order to evaluate the consequences of the new pronouncements, but the full impact has yet to be assessed.

Off-Balance Sheet Arrangements and Legal Matters

Contact Gold has no off-balance sheet arrangements, and there are no outstanding legal matters of which management is aware.

Proposed Transactions

There are no proposed material transactions. However, as is typical of the mineral exploration and development industry, management of Contact Gold continually review potential merger, acquisition, investment, and joint venture transactions and opportunities that could enhance shareholder value. There is no guarantee that any contemplated transaction will be concluded.

Industry and economic factors that may affect our business

Economic and industry risk factors that may affect our business, in particular those that could affect our liquidity and capital resources, are as described under the heading "Risk Factors" in this Offering Circular. In particular, there are currently significant uncertainties in capital markets impacting the availability of equity financing for the purposes of mineral exploration and development. We anticipate having to rely on financing undertaken by Contact Gold in order to continue to fund activities.

Certain uncertainties relating to the global economy, political uncertainties and increasing geopolitical risk, increased volatility in the prices of gold, copper, other precious and base metals and other minerals, as well as increasing volatility in the foreign currency exchange markets may impact Contact Gold's business and accordingly, may impact our ability to remain a going concern.

A comprehensive discussion of Contact Gold's risks and uncertainties is set out in this Offering Circular. The reader is directed to carefully review this discussion for a proper understanding of these risks and uncertainties.

Subsequent Events Not Otherwise Described Herein

With the exception of transactions and activities described in this Offering Circular, there were no subsequent events after period end.

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Scientific and Technical Disclosure

The Contact Properties are all early stage and do not contain any mineral resource estimates as defined by NI 43-101. There are no assurances that the geological similarities to projects mentioned herein operated by GSV or NGM LLC, or other project along the Carlin Trend, will result in the establishment of any resource estimates at any of Contact Gold's property interests including Pony Creek, or that the Pony Creek can be advanced in a similar timeframe. The potential quantities and grades disclosed herein are conceptual in nature and there has been insufficient exploration to define a mineral resource for the targets disclosed herein. It is uncertain if further exploration will result in targets on any of the Contact Properties being delineated as a mineral resource.

The scientific and technical information contained in this MD&A has been reviewed and approved by Vance Spalding, CPG, Vice President Exploration, Contact Gold, who is a "qualified person" within the meaning of NI 43-10.

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BUSINESS

The following discussion should be read in conjunction with the accompanying financial statements, management's discussion and analysis and related notes included elsewhere in this Offering Circular.

Business Objectives and Operations

Contact Gold is a gold exploration company focused on discovering and developing oxide gold targets and making district-scale gold discoveries in Nevada.

The Contact Properties are on Nevada's Carlin, Independence, Cortez, and Northern Nevada Rift gold trends which host numerous gold deposits and mines. Contact Gold controls a significant land position comprising target-rich mineral tenure which hosts numerous known gold occurrences, ranging from early- to advanced-exploration and resource definition stage. The Company has also optioned the Cobb Creek property to a third-party. As at the date of this Offering Circular, Contact Gold's properties comprise, in aggregate, approximately 140 km2 of unpatented mining claims and mineral tenure.

The Company is currently focused on advancing the Green Springs Project and the Pony Creek Project. The Green Springs Project is located near the southern end of the Cortez Trend of Carlin-type gold deposits in White Pine County, Nevada. The Pony Creek Project is located in Elko County, Nevada.

The Company has focused on generating exploration drill targets at each of the Green Springs Project and the Pony Creek Project through extensive geological mapping, geophysical surveys, rock and soil sampling, structural analysis and fossil age dating. Preliminary metallurgical test work at both properties has demonstrated gold recoveries.

See "The Pony Creek Project" and "The Green Springs Project" under the header "Description of Property" in this Offering Circular.

Recent Developments

• To maintain financial flexibility, the Company filed a short-form base shelf prospectus (the "Shelf Prospectus") with the Commissions on October 24, 2018. The Shelf Prospectus will, subject to securities regulatory requirements, enable Contact Gold to make offerings in Canada of up to $30 million of any combination of Common Stock of the Company, debt securities, subscription receipts, units and warrants (all of the foregoing, collectively, the "Securities") during the 25-month period that the Shelf Prospectus, including any amendments thereto, remains valid. The specific terms of any future offering of Securities will be established in a prospectus supplement to the Shelf Prospectus (a "Prospectus Supplement"), filed with the applicable Canadian securities regulatory authorities.

• On March 14, 2019, the Company closed a private placement financing (the "2019 Private Placement") issuing 9,827,589 Contact Shares, at a price of $0.29 per Contact Share (the "PP Price") for gross proceeds of $2,850,001. Each Contact Share was accompanied by one Right which entitled the holder thereof to a certain number of additional Contact Shares upon conversion of the Right, with such number of additional Contact Shares to be determined, subject to the rules and limitations of the TSXV, upon the earlier of the following "Conversion Scenarios":

o the closing of a public offering registered of qualified under the Securities Act (a "Qualified Offering")

o a Change of Control of Contact Gold; or

o one year following the closing date of the 2019 Private Placement (the "Time Deadline").

In each instance a participant in the 2019 Private Placement would receive that number of additional Contact Shares such that the average price per Contact Share issued in aggregate was effectively discounted from the PP Price, determined as follows:

o if the offering price of common stock sold in a Qualified Offering was greater than the initial placement price, the number of additional Contact Shares would be that which provides a 5% discount to that initial placement price;

o if the offering price of Contact Shares sold in a Qualified Offering was equal to or less than the initial placement price, the number of additional Contact Shares would be that which provides a 10% discount to that Qualified Offering price;

o in the event of a Change of Control, the number of additional Contact Shares would be that which provides a 5% discount to that initial placement price; or

o in the event of conversion at the Time Deadline, the number of additional Contact Shares would be that which provides the maximum allowable discount prescribed pursuant to the rules of the TSXV.

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• On May 22, 2019, pursuant to (i) a Prospectus Supplement, and (ii) a Regulation A Offering, which includes a U.S. Offering Statement, filed with the SEC, the Company closed an offering of 20,000,000 Contact Shares at a price of $0.20 per Contact Share (the "2019 Prospectus Offering") for gross proceeds of $4,000,000.

• Pursuant to having closed the 2019 Prospectus Offering at a price per Contact Share lower than the initial placement price, the Qualified Offering criterion was met, and the Rights were converted on May 22, 2019 resulting in the issuance of 2,047,398 additional Contact Shares. As a consequence of the conversion of the Private Placement Rights, the effective price per Contact Share issued in the 2019 Private Placement (the "Placement Price") was $0.24.

• On July 23, 2019, Contact Gold and Clover Nevada entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Ely Gold Royalties Inc. ("Ely Gold"), whereby Clover shall have an option to purchase a 100% interest in the (approximately) 16.4 km2 Green Springs gold property.

Contact Gold issued 2,000,000 Contact Shares and paid $40,904 in cash to Ely Gold to secure 100% interest in the Green Springs property. Total additional consideration to satisfy the Green Springs Option is as follows:

o US$ 50,000 First Anniversary

o US$ 50,000 Second Anniversary

o US$ 50,000 Third Anniversary

o US$ 100,000 Fourth Anniversary

Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Common Stock. Payment of all amounts can be accelerated and completed at any time. The Company is also required to pay all mining claim maintenance and rental fees and all amounts otherwise due and payable to third parties pursuant to the underlying agreements in respect of the Green Springs Project.

• On March 27, 2020, the Company announced a non-brokered private placement of up to $750,000 (the "2020 Private Placement"). Under the 2020 Private Placement, up to 7,500,000 units of Company ("Private Placement Units") were issuable at a price of C$0.10 per Private Placement Unit. Each Private Placement Unit consists of one Contact Share and one Contact Share purchase warrant ("Private Placement Warrant"). Each Private Placement Warrant entitles the holder to acquire one Contact Share at an exercise price of $0.15 for a period of 2 years (the "Expiry Date").

In the event that at any time between four months and one day following the closing date and the Expiry Date, the Contact Shares trade on the TSXV at a closing price which is equal to or greater than $0.30 for a period of ten consecutive trading days, the Company may accelerate the expiry date of the Warrants by giving notice to the holders thereof and in such case the Warrants will expire on the 30th day after the date such notice is provided. There can be no assurance that the 2020 Private Placement will be completed proposed, or at all.

• At Pony Creek the Company reported final results from the 4,660m 2019 drilling program (the "2019 Pony Creek Drill Program"), further extending previously-defined oxide gold mineralization, and continuing to deliver shallow intervals of gold mineralization typical of many currently producing Carlin-type gold systems in Nevada. The Company also added and enhanced several drill targets, including: "Mustang", "Elliott Dome", "Palomino", "DNZ", and "Pony Spur". Approval of a Plan of Operations was received in June 2020.

• At Green Springs the Company drilled 1,300 m in 10 holes in a maiden drill program, identifying oxide gold where it was previously not identified.

Three-Year History

Corporate

Over the most recently completed financial year and preceding periods, the following events have contributed to Contact Gold's development:

2017

• In February 6, 2017, Carlin completed a private placement of common shares, whereby Carlin issued an aggregate of 5,315,000 common shares at $0.50 per common shares for aggregate gross proceeds of $2,657,500.

• March 17 and 22, 2017, Carlin completed two tranches of a private placement of subscription receipts (the "Subscription Receipts"), whereby Carlin issued an aggregate of 18,500,000 Subscription Receipts at a price of $1.00 per Subscription Receipt for aggregate proceeds of $18,500,000.

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• June 7, 2017, Winwell and Carlin completed a series of (the "Transactions") with Carlin and Waterton Previous Metals Fund II Cayman, LP ("Waterton") that resulted in the acquisition of Clover Nevada, and accordingly the Contact Properties from a subsidiary of Waterton. At the time, the Contact Properties comprised of a portfolio of 2,762 unpatented mining claims distributed over 13 gold properties located in Nevada. In connection with the completion of the Transactions Winwell consolidated its share capital on the basis of eight (8) (existing) common shares for one (new) common share, and effected a legal continuance into the State of Nevada and a name change to Contact Gold Corp. The Subscription Receipts were also converted on a one-for-one basis into a total of 18,500,000 common shares of Carlin, which upon completion of the Arrangement, the continuance and name change, automatically became shares of Common Stock.

• On closing of the Transactions, a governance and investor rights agreement dated June 7, 2017 among Contact Gold, Waterton, Matthew Lennox-King, Andrew Farncomb, John Dorward, Mark Wellings and George Salamis (the "Governance and Investor Rights Agreement") and an investor rights agreement dated June 7, 2017 between Contact Gold and Goldcorp (the "Goldcorp Investor Rights Agreement") were entered into.

• On June 15, 2017, the Common Stock commenced trading on the TSXV trading under the ticker symbol "C".

• On September 13, 2017, Contact Gold acquired the Pony Spur property covering approximately 0.5 km2 of prospective mineral tenure adjacent to the Pony Creek Project, located approximately 25 km south of Elko, Nevada. Total consideration for the acquisition of Pony Spur was US$50,000 in cash, 75,000 shares of Common Stock and the reimbursement of claims fees. Contact Gold also acquired the Poker Flats property adjacent to its Dixie Flats gold property for total consideration of US$25,000 in cash and 37,500 shares of Common Stock.

2018

• On February 6, 2018, Contact Gold acquired an additional 109 unpatented mining claims known as the Lumps, Umps and East Bailey properties, (together, "East Bailey") covering 9.1 km2 of prospective mineral tenure adjacent to the Pony Creek Project, in exchange for 250,000 Contact Shares, and the grant of a 2% NSR on certain portions of the East Bailey property which did not already have royalties in place. Existing royalties over certain portions of the East Bailey property comprise a 3% NSR, with an option to reduce such royalty to 1%. East Bailey also carries an escalating advance royalty payment obligation, the first amount of which (US$10,000) has been paid.

• On October 24, 2018, the Company filed the Shelf Prospectus in order to provide the Company with greater flexibility to raise capital over the 25-month period through which the Shelf Prospectus is valid and the filing of the Pony Creek Technical Report.

• On November 27, 2018, Contact Gold closed the sale of the "Santa Renia" and "Golden Cloud" properties to Waterton Nevada (the "Property Sale"); neither portfolio project was going to be explored by the Company in the near term. The property sale generated approximately $640,000 (US$485,975) in cash to advance Contact Gold's strategic plan and reduce land holding costs.

2019

• The Company reported final results from the 2019 exploration program at Pony Creek, and completed an initial drill program at Green Springs.

• On March 14, 2019, the Company closed the 2019 Private Placement.

• On May 19, 2020 the Common Stock commenced trading on the OTCQB trading under the ticker symbol "CGOL".

• On May 22, 2019, the Company closed the 2019 Prospectus Offering.

• On July 23, 2019 the Company entered into the Green Springs Option, securing an option to purchase 100% interest in Green Springs.

• On September 30, 2019 the Company announced the execution of an option agreement to sell the Cobb Creek property to Fremont.

• During the year, the Company decided to abandon those mineral property claims that promise the Dry Hills and Rock Horse properties.

2020

• On July 23, 2020 the Company issued 362,941 Shares to Ely Gold in satisfaction of the first year anniversary payment under the option agreement to acquire the Green Springs Project.

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• On August 6, 2020 the Company filed the Green Springs Technical Report.

• On August 6, 2020, the Company filed a preliminary Offering Circular in connection with this Offering.

• On August 6, 2020, the Company signed a binding term sheet with Waterton regarding the redemption and conversion of the Preferred Stock.

• On August 10, 2020, the Company filed an amendment to the preliminary Offering Circular in connection with this Offering.

Competitive Conditions

The mining business is competitive in all phases of exploration, development and production. Contact Gold competes with a number of other exploration and mining companies in the search for, and acquisition of, mineral properties, many of whom have greater financial resources. As a result of this competition, Contact Gold may be unable to acquire attractive mineral properties in the future on terms it considers acceptable. Contact Gold also competes for financing with other resource companies, many of whom have greater financial resources and/or more advanced properties. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to Contact Gold.

The ability of Contact Gold to acquire properties largely depends on its success in exploring and developing its present properties and on its ability to select, acquire and bring to production suitable properties or prospects for mineral exploration and development. Contact Gold may compete with other exploration and mining companies for the procurement of equipment and for the availability of skilled labour. Factors beyond the control of Contact Gold may affect the marketability of minerals mined or discovered by Contact Gold. See "Risk Factors" in this Offering Circular.

Industry and economic factors that may affect our business

We anticipate having to rely on financings through the issuances of Common Stock in order to continue to fund activities. There are significant uncertainties in capital markets impacting the availability of equity financing for the purposes of mineral exploration and development. Certain uncertainties relating to the global economy, political uncertainties and increasing geopolitical risk, increased volatility in the prices of gold, copper, other precious and base metals and other minerals, as well as increasing volatility in the foreign currency exchange markets may also impact the Company's business and our ability to raise new capital, and accordingly, may impact our ability to remain a going concern.

Contact Gold's operations are also exposed to various levels of regulatory, economic, political and other risks and uncertainties which may impact the Company's business and our ability to raise new capital. There can be no assurance that Contact Gold will be able to comply with any a changing regulatory, economic or political environment. See "Risk Factors" in this Offering Circular.

Environmental Regulation

Contact Gold's exploration and development activities, as well as any current or future operations, are subject to environmental laws and regulations in the jurisdictions in which it operates. See "Risk Factors". Contact Gold maintains, and anticipates continuing to maintain, a policy of operating its business in compliance with all environmental laws and regulations.

Cycles

Given the general weather conditions and exploration season in North Central Nevada, Contact Gold's exploration and evaluation asset expenditures tend to be greater from April to December than in the rest of the year.

Employees

As at the date of this Offering Circular, Contact Gold has 6 employees located in Canada and 2 employees located in Nevada. Contact Gold also operates through sub-contractors and consultants.

Significant Acquisitions

None, other than those described herein relating to the Transactions which closed on June 7, 2017.

Significant Dispositions

No significant dispositions have been completed by the Company since the commencement of its financial year ended December 31, 2019.

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DESCRIPTION OF MINERAL PROPERTY INTERESTS

The Pony Creek Project

Unless stated otherwise, the information in this section is summarized, compiled or extracted from the Pony Creek Technical Report. Material differences and changes that have occurred subsequent to the effective date of the Pony Creek Technical Report have been summarized in this Offering Circular under heading "The Pony Creek Project - Recent Developments". The Pony Creek Technical Report was prepared in accordance with NI 43-101 and has been filed with the securities regulatory authorities in all of the provinces and territories of Canada, except Québec. The disclosure in this Offering Circular derived from the Pony Creek Technical Report and updates as to recent developments at Pony Creek have been prepared with the consent of Mr. Spalding, Vice-President, Exploration of the Company, who is a qualified person within the meaning of NI 43-101.

The Pony Creek Technical Report is subject to certain assumptions, qualifications and procedures described therein. Reference should be made to the full text of the Pony Creek Technical Report, which has been filed with the applicable Canadian securities regulatory authorities pursuant to NI 43-101 and is available for review under the Company's issuer profile on SEDAR at www.sedar.com. The Pony Creek Technical Report is not and shall not be deemed to be incorporated by reference in this Offering Circular.

Property Description and Location

The Pony Creek property is comprised of 1,345 unpatented lode mining claims located on federal lands managed by the BLM covering approximately 107 square kilometers in the southern part of the Piñon Range in Elko County, Nevada (see Figure 1 below). The property is centered at approximately 40°21′10″N, 115°58′20″W, in the southern portion of the Carlin gold trend, approximately 27 kilometers south of the presently producing Emigrant gold mine of Nevada Gold Mines LLC ("NGM LLC") (previously of Newmont Mining Corporation ("Newmont")) and 11 kilometers south of Gold Standard Ventures' Pinion and Dark Star gold deposits (see Figure 2 below).

Ownership of the unpatented mining claims is in the name of the holder (locator), subject to the paramount title of the United States, under the administration of the BLM. Under the General Mining Act of 1872, which governs the location of unpatented mining claims on federal lands in the United States, the locator has the right to explore, develop, and mine minerals on unpatented mining claims without payments of production royalties to the U.S. government, subject to the surface management regulation of the BLM. Annual claim maintenance and County filing fees are the only government payments related to the unpatented mining claims, and these fees, totalling US$224,625 annually have been paid in full through September 1, 2019. Other annual holding costs for 68 leased claims through September 14, 2019 were US$10,000.

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Figure 1 - Location Map, Pony Creek Project

Elko
Tusc & Mike
Gold Quarry
80
Carlin
Emigrant
Rain
Pony Creek
Major Gold Zones/Deposits
Pony Creek Project Outline
Major Gold Mines
0
5
10
Kilometers
570000
580000
590000
600000
610000
620000
4530000
4520000
4510000
4500000
4490000
4480000
4470000
4460000
4450000

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Figure 2 - Property Map for the Pony Creek Project

585000
590000
595000
600000
4475000
4470000
4465000
4460000
4455000
N
0
5
10
Kilometers

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Royalties and Agreements

In December 2016, Winwell entered into a securities exchange agreement with Waterton to acquire the Contact Properties. The consideration for the acquisition of the Contact Properties was a cash payment by Contact Gold (Winwell following completion of the Arrangement) of $7.0 million and the issuance to Waterton of Common Stock of Contact Gold representing approximately 37% of the pro forma interest in Contact Gold and preferred shares of Contact Gold with a face value of $15 million.

The Pony Creek claims are subject to a royalty of 3.0% of the net smelter returns from any and all production and sale of minerals from the claims. The royalty is payable to Royalty Consolidation Company LLC ("RCC"), and its successors. RCC is an affiliate of Waterton. The claims owner may permanently reduce the royalty rate from 3.0% to 2.0% in exchange for the payment to RCC of US$1,500,000. The royalty reduction option expires on February 7, 2020.

Mineral production from the Pony Creek claims would be subject to the Nevada net proceeds tax ("NNPT"). For operations with annual gross proceeds over $4,000,000, the NNPT rate is 5%. For operations with gross proceeds less than $4,000,000 annually, the NNPT tax rate is dependent on the ratio of net proceeds to gross proceeds.

Environmental and Permitting

There are no known environmental liabilities within the Pony Creek property. Contact Gold currently has one Plan of Operations being prepared for submittal to the BLM for review and six notices of intent in place for exploration on Pony Creek.

Based on the personal observations of the author of the Pony Creek Technical Report (the "Pony Creek Technical Report Author"), there is no indication of encumbrances or known problems with legal access of the Pony Creek property, and the Pony Creek Technical Report Author was not aware of any land use or conflicting rights, or such other factors and risks that might affect title or the right to explore, beyond what is described in the Pony Creek Technical Report.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Physiography

The Pony Creek property covers the crest of the Piñon Range at elevations ranging from 2,000 meters to about 2,400 meters within the Bailey Mountain and Robinson Mountain U.S.G.S. 7.5 minute topographic quadrangles. Most of the property comprises gently rolling to moderately steep, sagebrush- and grass- covered hills with a few juniper, mountain mahogany and pine trees.

Access to Property

From Elko, Nevada access to the property is generally by proceeding south via State Highway 227 (Lamoille highway) for a distance of 8.7 kilometers, then south on State Highway 228 past the town of Jiggs, for a total of 53.3 kilometers to the intersection with the Red Rock Ranch gravel county road. Proceeding west on the Red Rock Ranch road, after 2.1 kilometers bear left at the first intersection and bear left again at the next intersection after another 2.3 kilometers. After traveling 24.3 kilometers, you are on the Pony Creek eastern project boundary. To continue to the Bowl Zone, turn right on a two-track road and after 2.1 kilometers turn right on another two-track road and continue to the top of the range where the Bowl Zone is situated. Alternatively Pony Creek can be accessed from the west by travelling the Indian Pony road off State Highway 278.

Climate

The climate can be described as dry and montane. Temperatures are cool to cold during the winter, with occasional moderate snowfalls, and summers are warm with cool nights. The area is fairly dry during the summer. Total annual precipitation is about 23 centimeters per year, mostly as snow during the winter months. The climate is favorable for year-round mining. Road access for exploration may be limited or interrupted by snow and mud during December through April. Conditions can be highly variable from year to year.

Local Resources and Infrastructure

A highly-trained mining and industrial workforce is available at Elko, Carlin, Winnemucca, and Reno, Nevada, as well as in Salt Lake City, Utah. The project area is served by U.S. Interstate Highway 80, which passes about 45 kilometers to the north. Mining and industrial equipment, fuel, maintenance, and engineering services and supplies are available in Elko, as are telecommunications, a regional commercial airport, hospitals, and banking.

There are no inhabitants in the immediate project area and there is no electrical power at the project site, but ranch power is available a few miles away. Although the project area is generally hilly, flat areas are present and have the potential for sitting a processing plant, tailings storage areas, waste disposal areas, and leach pads.

Year-round surface water is not available within the property, and most of the springs dry up in August and September. No ground water has been encountered in airlift testing of Contact Gold's RC drill holes to date. A few holes have encountered very small volumes of ground water, but not enough to stop the pneumatic hammer from functioning. The drilled area to date appears to be mostly dewatered as is the case at the Bald Mountain mine to the south, and while detailed hydrological studies will need to be completed as part of any future mine planning, it would appear that dewatering requirements will be minimal in the areas that Contact has been drilling. Large water volumes were encountered in one of the Grandview 2017 holes drilled near the Red Rock Ranch in the lower elevations on the east side of the project.

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History

Silver, gold, copper, lead, and zinc were discovered approximately 22.5 kilometers north of the Pony Creek property in the central Piñon Range in 1869, at what was subsequently organized into the Railroad (or Bullion) mining district. The Railroad district was worked throughout the 1870s and 1880s, mainly for lead, copper, and silver. The district was later revived in 1905, and there was intermittent production through to the early 1940s.

In the southern Piñon Range, the Larrabee mining district was organized and covered two areas of shallow workings and prospects where small, but unrecorded, amounts of silver and copper may have been produced, as well as less than 1,000 tons of barite. Modern historical exploration in the southern Piñon Range commenced with regional stream-sediment sampling by Newmont in 1980. This led to the recognition of anomalous gold and arsenic in exposures of hydrothermally altered rhyolite within what is now the Pony Creek property. Table 1 below summarizes the historical exploration of the Pony Creek Project area.

Newmont located 180 claims at Pony Creek in the early 1980s and, beginning in 1981, conducted drilling programs intermittently through 1989. In 1987, NERCO drilled six RC holes, but it is not known if this was done under an agreement with Newmont or on ground not controlled by Newmont; the holes were drilled outside of the current property limits. Gold mineralization was intersected by Newmont's drilling in the south lobe of a rhyolitic intrusive body and in sedimentary rocks beneath the rhyolite, in what became to be known as the Bowl area. The results of Newmont's exploration program apparently did not meet their corporate objectives, and Newmont optioned the property to Westmont Mining, Inc. ("Westmont") in 1990. Westmont drilled 31 RC holes through 1992.

In April of 1993, Quest International Management Services, Inc. ("Quest") acquired Westmont and in 1994 formed a joint venture with Uranerz U.S.A., Inc. ("Uranerz") to explore the property. In 1995, the Uranerz joint venture was terminated. A total of 173 holes were drilled from 1981 through 1995.

Quest and Barrick Gold Exploration Inc. ("Barrick") formed a joint venture in August 1997. Barrick's main effort consisted of recompiling and reinterpreting drill hole and geophysical data generated by previous operators and conducting a controlled-source audio-magnetotelluric ("CSAMT") survey in the northern part of the claim block. The joint venture drilled 4 RC holes.

In 1999, Quest was acquired by the Standard Mining Co., which abandoned the Pony Creek property. Later that year, Mr. Carl Pescio located new claims over the mineralized rhyolite area and leased the property to the Homestake Mining Company ("Homestake") shortly afterward. Homestake drilled 5 RC holes and terminated their agreement with Mr. Pescio.

Nevada Contact Inc. ("Nevada Contact", unrelated to Contact Gold) optioned the property from Mr. Pescio in 2001 and drilled 8 RC holes in 2002 before terminating the agreement in early 2003. In July 2003, Mill City International Corp. ("Mill City") purchased the property from Mr. Pescio, who became an officer of Mill City.

Grandview Gold Inc. ("Grandview") entered into a letter option agreement with Mill City in 2004. Grandview carried out mapping and surface sampling, and in 2005 and 2006 drilled a total of 10 core holes.

A 2006 technical report on the Pony Creek project prepared for Vista Gold (the "Russell Report, 2006") presented regional gravity and total-field aeromagnetic maps compiled and interpreted by J. Wright in 2004. The Russell Report, 2006 did not specify the company that commissioned the Wright 2004 geophysical interpretations, so it is not clear if this work was done for Mill City or Grandview. These regional geophysical maps are presented in Figure 3 below.

By 2006 ownership of the Pony Creek property had been transferred from Mill City to the "Pescio Group". In mid-2006, Vista Gold Corp. ("Vista") acquired the Pony Creek property from the Pescio Group and, following a series of transactions, control of the property was assigned to Allied Nevada Gold Corp. ("Allied Nevada") in May 2007. Neither Vista nor Allied Nevada conducted exploration of the Pony Creek property, but the claims were maintained.

During 2007, Grandview drilled 13 RC holes. It is assumed by the Pony Creek Technical Report Author that Grandview's option, discussed above, survived through the change in property ownership to Allied Nevada.

Allied Nevada entered bankruptcy in March 2015. In June of the same year, a subsidiary of Waterton acquired Pony Creek, along with other exploration assets, through the bankruptcy process.

Contact Gold was formed pursuant to the Arrangement. As part of the Arrangement, Winwell continued into the State of Nevada and changed its name to Contact Gold, following which, Contact Gold acquired Clover Nevada from Waterton, which held the Pony Creek property, along with 12 other exploration stage properties in Nevada. No recorded mineral production has been attributed to the Pony Creek property and no workings larger than a few small prospect pits are known to exist.

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Table 1 -Exploration at Pony Creek Since 1980

Year	Operator	Drilling (holes)	Comments
1980	Newmont	none	Stream sediment sampling, 100 claims staked
1981-1982	Newmont	20 RC; 2 Core	Drilling, Mapping, soil sampling, aeromagnetic survey, 80 claims staked
1983-1985	Newmont	59 RC	Drilling, photogeologic study, structural analysis, soil sampling, mapping
1987	NERCO	6 RC	Drilling (west of claim boundary, or at Pony Spur?)
1987-1989	Newmont	40 RC	Mapping, Drilling at Bowl, Pot Holes, Picnic Ridge and Pony Spur?
1990	Westmont-Newmont JV	none	JV formed with Westmont operating
1991-1992	Westmont-Newmont JV	31 RC	Soil Sampling, induced Potential survey, Drilling
1993	Ramrod Gold Inc.	none	Westmont acquired by Ramrod Gold (Quest)
1994-1995	Uranerz U.S.A.	15 RC	Optioned from Quest, IP, ground magnetics, mapping, soil sampling
1996-1997	Quest International	none	Quest purchases Newmont interest
1997-1998	Barrick-Quest JV	4 RC	JV with Quest, compilation, rock sampling, drilling, CSAMT
1999	Homestake	none	Quest acquired by Standard mining, claims lapse, Pescio stakes, Homestake leases
2000	Homestake	5 RC	Homestake terminates lease
2001-2003	Nevada Contact	8 RC	Leases from Pescio, relog drill holes, CSAMT surveys, drilling
2003	Mill City International	none	Mill City purchases Pony from Pescio
2004-2007	Grandview Gold	10 Core; 13 RC	Options from Mill City/Pescio, mapping, drilling, Mill City option terminates
2006-2014	Vista gold / Allied Nevada	none	Vista acquires Pony Creek in 2006, spun-off to Allied Nevada in 2007, goes dormant
2015-2016	Waterton	none	Acquired out of Allied bankruptcy in 2015 by affiliates of Waterton
2017	Contact Gold	37 RC; 5 Core	Acquired from Waterton, drilling, gravity, CSAMT, soil and rock sampling, mapping
2018	Contact Gold	51 RC	Drilling, soil and rock sampling, CSAMT from GSV for northern Pony Creek, mapping
306 total

Geological Setting and Mineralization

The Pony Creek project is situated in the south-central Carlin trend, a northwest-southeast alignment of sedimentary rock-hosted gold deposits and mineralization in the Basin and Range geologic province of western North America. The area of what is now known as the greater Carlin trend was within the passive, marine continental margin during early and middle Paleozoic time, which is the time of deposition of the oldest rocks observed in the area. A westward-thickening wedge of sediments was deposited along the continental margin, in which the eastern facies tended to be siltier and carbonate-rich shelf and slope deposits and carbonate platform deposits, while the western facies were primarily fine-grained siliciclastic sediments of deeper basin environments. The Carlin trend is proximal to the shelf-slope break, although the position of this break was not static over time.

A prominent structural feature of the Piñon Range is the Piñon Range anticline and the related "Piñon graben" (Abbott, 2003). Abbott (2003) considered the anticline to be related to the development of the Eocene Ruby Mountains metamorphic core complex, which overprinted the folds and faults of the Antler, Sonoma and Sevier fold and thrust belts. According to Abbott (2003) the Piñon Range anticline was overprinted by a Tertiary right-lateral wrench fault system.

Hydrothermal alteration at Pony Creek is reported to be characterized by the assemblage quartz-sericite- pyrite within the intrusive body in and near north-trending and northeast-trending faults. The fault zones are fragmental and/or brecciated, and contain very fine-grained quartz, sericite, and pyrite or limonite. Pyrite occurs both as disseminated grains and on fracture surfaces while limonite occurs after pyrite or is secondary in fractures. Away from the faults the intrusion becomes less altered, grading outward from a rock with relict feldspar ghosts to one with a distinct porphyritic texture. In the center of the intrusion, a granular texture in which the feldspars have been argillically altered is present, leaving open or clay- filled vugs. The intrusion locally contains 3% to 5% pyritized and chloritized hornblende crystals.

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Newmont geologists used the terms "sanded rhyolite" and "rhyolite sand" to describe the texture of the rhyolite intrusion in some of the altered and mineralized areas. They reported that sanded rhyolite consists of medium-grained, rounded clasts of glassy rhyolite breccia commonly occurring near the margins and at the base of the intrusion, and locally as narrow stockwork zones within the intrusion. The distribution and texture of the sanded rhyolite suggest that the unit formed in vitric chill margins and was apparently affected by subsequent hydrothermal activity.

Sedimentary rocks along the margins of the intrusion and immediately beneath it are silicified, decalcified, sulfidized, and variably oxidized near gold mineralized zones.

Almost all significant mineralization identified to date in surface exposures and drilling is spatially associated with the rhyolite intrusive body, either within it or in silicified and altered Mississippian- Permian clastic rocks immediately beneath and adjacent to the intrusion. This mineralization appears to be related to or controlled by north, northwest and northeast striking structures.

At the Pony Creek property, a porphyritic rhyolite intrusion of Eocene age is present near the axis of the Piñon Range anticline, emplaced as a north-south elongated body that is approximately 3.2 km long and 1.2 km wide. It is variably hydrothermally altered and locally mineralized. Almost all significant gold mineralization identified to date in surface exposures and drilling is spatially associated with the rhyolite intrusive body, either within it or in silicified and altered Mississippian-Permian clastic rocks immediately beneath and adjacent to the intrusion. This mineralization appears to be related to or controlled by north and north-east striking structures.

Bowl Zone

The presence of significant gold mineralization at the Bowl Zone was first established by Newmont. The mineralization is associated with oxidized and unoxidized marcasite, pyrite, and minor realgar and stibnite that occur along fractures and as disseminations in and beneath the rhyolite intrusion, as well as in the matrix of breccias in the intrusion. Newmont defined two continuous zones of mineralization in the Bowl area. One occurs along what is interpreted as a steeply dipping, north-trending structure that forms the eastern boundary of the Bowl area. The second lies to the west and forms a tabular, flat-lying zone or zones of mineralization that occur at, or on either side of, the lower contact of the rhyolite with the underlying Paleozoic sediments. Work by Contact Gold has identified a second, north-striking structure parallel to the eastern bounding fault. Drilling has shown that these three zones are continuously mineralized in some areas.

As presently defined by drilling, the Bowl area is somewhat continuously mineralized over a north-south strike length of about 1,400 meters, with maximum east-west extents of 600 meters and a maximum depth of about 200 meters. This area includes the three more continuously mineralized zones mentioned above. The high-angle, structurally-controlled mineralization along the eastern limits of the Bowl area is generally narrow, sinuous, and irregular, but can have substantial grades. For example, Newmont's hole PC-20 intercepted 22.9 meters of continuous gold mineralization starting at 124.97 meters that averages 7.17g Au/t, including a 6.1-meter interval of 15.99g Au/t. While this intercept is from a vertical RC hole, which therefore overstates the true thickness of the steeply dipping mineralization along the fault, the grade is consistent with adjacent holes. It seems likely that the mineralizing fluids in the Bowl area were at least partially focused along this high-angle north-south structure, which is near the eastern contact of the rhyolite intrusion in this area. The mineralized fault may be related to the reactivation of a structural zone that controlled the hypothetical dike-like roots of the flat-lying portions of the rhyolite intrusion.

Of Contact Gold's 93 holes drilled to date, 56 have been at the Bowl Zone. These holes were designed to: confirm and expand areas of mineralization intersected in historic holes, to gather cyanide solubility data to eventually develop an oxide model to target higher grade and better oxidized portions of the Bowl mineralization, to explore the edges of the current drill pattern where ore controls were thought to exist, and three deep core holes were completed in 2017 as recommended by Gustin (2017) to test for the Devil's Gate/Webb contact at depth beneath the high-grade portion of the Bowl Zone. The deepest hole, PC17-27 was drilled to a total depth of 977.4 meters where the hole remained in Pennsylvanian/Permian aged sedimentary rocks with abundant fusilinid fossils which are age diagnostic.

West Target

The West Target was generated by Contact Gold in 2017 based on geology, geochemistry, and geophysics, and was never drilled by previous explorers. A new, significant area of gold mineralization currently measuring 1 km in a north-south direction and 400 meters wide east-west at its maximum, was subsequently defined after the discovery hole, PC18-18 returned 0.42 g/t Au over 33.53 meters starting 4.57 meters below surface. Cyanide assays showed the intervals to be well oxidized with cyanide assays averaging 89% of fire assays for the entire interval in hole 18 and similar, strong recoveries in the other holes' cyanide assays.

Gold mineralization at the West Target is associated with a large silicified, north-striking rib of Pennsylvanian-Permian aged calcareous conglomerate (the same host at GSV's North Dark Star deposit to the north of Pony Creek). Gold grades are enhanced where multiple cross cutting NW and NE striking faults intersect the North-South Conglomerate ridge that occupies the Emigrant-Dark Star-Dixie-Bowl zone structural corridor. To date the best gold grades have been encountered on the east and west margins of this silicified conglomerate. Assays have been received for 16 holes to date, with all widely spaced holes returning anomalous to low grade gold intersections. It remains completely open for expansion, particularly to the north and south.

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Contact Gold drilling to date includes 23 holes at the West Target.

North Zone

Gold mineralization has been somewhat irregularly intersected in drilling in a broad area within and adjacent to the northern lobe of the rhyolite intrusion. The most continuous mineralization identified to date in this area occurs within two north-trending zones that occur within a larger northwest-trending zone of generally lower-grade and more erratically distributed mineralization.

The easternmost of the two north-trending zones includes the most significant and continuous gold mineralization in the North area. This approximately 40-meter wide mineralized zone occurs over a strike length of 200 meters, is open to the south, and is defined by holes PC-111, PC-121, PC-128, 95-07, 95-08, and PC-06-03. The most significant intercept, 16.8 meters @ 1.50 g Au/t, was returned from hole PC-121. The top of the mineralization lies 50 to 100 meters from the surface, with mineralized thicknesses of 15 to 30 meters. The mineralization within this zone is very similar to the Bowl area, with the gold occurring near the contact of rhyolite intrusion and underlying Pennsylvanian/Permian age calcareous sandstone and conglomerate units. Specific mineralized areas are shown in Figure 3 below.

As part of Westmont's 1992 drilling program, three holes (PC-129, PC-130, and PC-131) tested the possible northern extension of the eastern north-trending zone as it projects beyond the limits of the rhyolite intrusion. These three holes are the northernmost holes drilled at Pony Creek. PC-129, the southern of the three holes, intersected 42.7 meters grading 0.47 g Au/t starting at a down-the-hole depth of 26 meters. The gold mineralization in this hole is hosted in what was logged as weakly argillized arkosic sandstone with veinlets of very fine-grained pyrite and limonite-stained fractures. The next hole to the north, PC-130, intersected a large void and was abandoned; the void might be indicative of the targeted fault. The northernmost hole intersected unmineralized sedimentary rocks.

The eastern, possibly northwest-trending portion of the North area is predominantly characterized by anomalous to low-grade gold values within the rhyolite intrusion and Permian-Pennsylvanian units, although thin higher-grade zones were intermittently intersected.

The 11 holes drilled by Contact Gold at the North Zone were designed as offsets of previously mineralized holes, particularly Westmont hole 129.

Pony Spur

The Pony Spur Target was acquired in 2017 as part of Contact Gold's expansion of Pony Creek. The claims cover a regional-scale, northwest-striking fault that projects into the Bowl Zone and into the major SE flexure in the otherwise north-striking Emigrant/ Dark Star/ Pony Creek structural zone. Very strong silicification with a high barite and hematite content occurs within the Mississippian Chainman sandstone at Pony Spur. Contact Gold drilled three holes in 2018, with significant gold intersections in each hole. Two of the three intercepts were well oxidized with good gold recoveries in cyanide assays. Gold mineralization occurs at the Devonian Devil's Gate/Webb contact (same host as the Pinion deposit owned by Gold Standard Ventures and Alligator Ridge Mine owned by Kinross).

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Figure 3 - Mineralized Areas and Map of Drill Holes at the Pony Creek Property

West Target
North Zone
Pony Spur
Bowl Zone
Section
Contact Gold Drilling
Historical Drilling
Au Grade Thickness
> 100 gram x metre
> 50 gram x metre
> 25 gram x metre
> 10 gram x metre
0
500
1,000
Meters
585000
586000
587000
588000
4471000
4470000
4469000
4468000
4467000

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Exploration

Contact Gold began exploration at Pony Creek in late June, 2017 after 10 years of dormancy at the property. Contact Gold has completed 93 drill holes totalling 21,216 meters to the date of this Offering Circular. Drill programs were designed to confirm and expand known areas of historic drilling, with a focus on understanding the controls to mineralization as well as the degree and configuration of oxidation and the orientation of the higher grade gold mineralization, and to test new exploration targets that were developed through geological mapping, soil and rock geochemistry and gravity and CSAMT surveys.

Drilling

The project database includes data for 295 holes totalling 59,837 meters drilled at the Pony Creek project from 1981 through September 2018 as summarized in Table 2 (historical drilling) and Table 3 (Contact Gold drilling) below. Data is missing for 11 of the historic holes mentioned by Russell (2004). Seventeen of the holes were drilled with diamond core ("core") methods and the rest were RC drill holes. A total of 148 holes were inclined and 147 holes were vertical or near vertical. Of Contact Gold's 93 drill holes, only 27 were vertical, and a qualitative analysis of intercepts indicates that the angle holes more often intersect significant intervals of gold because those holes have a higher likelihood of intersecting high angle, structural controls to gold mineralization. Most of the holes mentioned by Michael Gustin in a technical report prepared for Contact Gold prior to completing the Arrangement ("Gustin, 2017") as being off the current Pony Creek boundary are now within Pony Creek due to the acquisition of the Pony Spur claims.

The available data are not complete enough to determine the relationship between the true thickness of the gold mineralization and the length of the mineralized intercepts in the drill holes. In most cases, the orientation of the mineralization is unknown.

The most significant intervals of gold mineralization encountered in the historical drilling are listed in Table 2 below.

Table 2 - Summary of Historical Drilling at the Pony Creek Project

Year	Company	RC Holes	RC Meters	Core Holes	Core Meters	Total Meters
1981-1982	Newmont	20	2,662.4	2	559.0	3,221.4
1983-1985	Newmont	59	8,240.3			8,240.3
1987	Newmont	16	1,799.5			1,799.5
1988	Newmont	3	576.1			576.1
1989	Newmont	16	2,619.8			2,619.8
1991-1992	Westmont	31	4,597.9			4,597.9
1994-1995	Uranerz	15	3,819.1			3,819.1
1997-1998	Barrick-Ques t	4	970.8			970.8
2000	Homestake	5	1,849.5			1,849.5
2002-2003	Nevada Contact	8	2,389.6			2,389.6
2005-2007	Grandview	13	3,912.1	10	4,589.7	8,501.8
2017	Contact Gold	37	7,604.9	5	2,784.1	10,389.0
2018	Contact Gold	51	10,862.6			10,862.6
Totals		278	51,904.7	17	7,932.8	59,837.4

No information is available concerning the drilling contractors, drill rig types and drilling methods used during the Newmont and NERCO drill programs from 1981 through 1989. The drilling done by the Westmont-Newmont joint venture in 1991 and 1992 was done by Hackworth Drilling of Elko, Nevada. In 1991, an Ingersoll-Rand PH600 truck-mounted RC drill was used and an MPD 1000 track-mounted drill was used. In 1992, a Schramm C650 track-mounted RC drill was used. No other information is available.

The Pony Creek Technical Report Author has been unable to obtain any information on the drilling contractors, drill rig types and drilling methods used during the Uranerz drilling in 1994-1995, or the drilling done by Barrick in July, 1998.

Database files indicate that the Homestake drilling in 2000, and the Nevada Contact drilling in 2001-2003 utilized RC drilling. Eklund Drilling of Elko, Nevada conducted the Homestake RC drilling using a track-mounted MPD 1500 drill. A track-mounted RC rig was also used by Nevada Contact for most of their 2002 holes, with a truck-mounted TH-75 RC rig used for hole PCK02-06A.

Mill City did not conduct any drilling on the property. Grandview completed 2 core holes in 2005 and resumed drilling in late July, 2006. The 2006 drilling was conducted by Boart Longyear using a core drill. Inspection of core stored in Lovelock, Nevada indicates the drilling was done with HQ-diameter core size. In 2007 Grandview drilled 12 RC holes, but no other information is available. Portions of the 10 core holes drilled by Grandview are stored in the Waterton Resources storage facility in Lovelock, Nevada, and have been recovered by Contact Gold.

The most significant intervals of gold mineralization encountered from Contact Gold's drilling are listed in Table 3 below. Of the 40 drill holes not listed in Table 3 below, only three did not contain a reportable gold intercept (minimum of 0.14 g/t Au over 3.05m).

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Table 3 - Summary of Significant Mineralized Intervals, Contact Gold Drilling at Pony Creek(1)

Drill Hole	From (m)	To (m)	Au g/t	Interval (m)	Zone/Target	Metallurgy
PC18-01	28.96	56.39	0.91	27.43	Bowl Zone
including	35.05	50.29	1.18	15.24
	77.72	80.77	0.21	3.05
	92.97	99.06	0.32	6.10
	109.73	117.35	0.42	7.62
	121.92	129.54	0.91	7.62		Oxide
PC18-02	1.52	60.96	0.53	59.44	Bowl Zone	13.72m oxide
	74.68	77.72	0.20	3.05
	111.25	114.30	0.19	3.05
PC18-03	0.00	3.05	0.16	3.05	Bowl Zone	Oxide
	38.10	144.78	1.37	106.68
including	86.87	134.11	2.51	47.24		Oxide
PC18-04	50.29	143.26	1.00	92.97	Bowl Zone
including	68.58	74.68	4.00	6.10		Oxide
and including	109.73	124.97	1.82	15.24
and including	135.64	138.69	1.61	3.05		Oxide
PC18-05	22.86	32.00	0.33	9.14	Bowl Zone	Oxide
	85.35	88.39	1.08	3.05		Oxide
	99.06	102.11	0.13	3.05		Oxide
PC18-06	15.24	18.29	0.24	3.05	Bowl Zone
	24.38	27.43	0.15	3.05
	38.10	44.20	0.16	6.10
	67.06	80.77	0.15	13.72
	112.78	120.40	0.17	7.62
	129.54	164.59	0.35	35.05		Mixed
including	155.45	164.59	0.29	9.14		Oxide
	185.93	201.17	0.20	15.24		Oxide
PC18-07	0.00	25.91	0.18	25.91	Bowl Zone	Oxide
	25.91	38.10	0.16	12.19
	59.44	62.48	0.14	3.05
	132.59	135.64	0.24	3.05
	149.35	156.97	0.31	7.62
	163.07	166.12	0.19	3.05
	173.74	176.79	0.31	3.05		Oxide
PC18-08	161.55	170.69	0.19	9.14	Bowl Zone	Oxide
	184.41	208.79	0.21	24.48		Oxide
	301.76	306.33	0.25	4.57		Oxide
PC18-09	30.48	39.62	0.29	9.14	Bowl Zone	Oxide
PC18-10	39.62	42.67	0.19	3.05	Bowl Zone
	51.82	56.39	0.21	4.57
	62.48	70.10	0.19	7.62
PC18-11					Bowl Zone
PC18-12	103.63	124.97	0.61	21.34	Bowl Zone	Oxide
	144.78	147.83	0.18	3.05		Oxide
	163.07	166.12	0.17	3.05		Oxide
PC18-28	44.20	50.29	0.22	6.10	Bowl Zone
	88.39	92.97	0.33	4.57
	100.59	149.36	0.64	48.77
	178.31	181.36	0.15	3.05
	201.17	204.22	0.14	3.05
	364.24	367.29	0.45	3.05
	385.58	388.62	0.14	3.05
PC18-29	30.48	44.20	0.15	13.72	Bowl Zone
	88.39	123.45	0.34	35.05		Oxide
	129.54	164.59	0.31	35.05		Oxide

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Drill Hole	From (m)	To (m)	Au g/t	Interval (m)	Zone/Target	Metallurgy
	184.41	187.45	0.15	3.05		Oxide
PC18-30	3.05	15.24	0.14	12.19	Bowl Zone	Oxide
PC18-31	77.72	80.77	0.21	3.05	Bowl Zone	Oxide
	92.97	128.02	0.57	35.05		Oxide
including	99.06	103.63	1.77	4.57		Oxide
	149.35	163.07	0.38	13.72		Oxide
PC18-32	224.03	227.08	0.35	3.05	Bowl Zone	Oxide
	256.04	262.13	0.34	6.10		Oxide
PC18-33	41.15	92.97	0.31	51.82	Bowl Zone
	108.21	114.30	0.17	6.10
	131.07	135.64	0.19	4.57
	243.84	252.99	0.73	9.14
	266.70	301.76	2.42	35.05
including	274.32	298.71	3.15	24.38
	312.42	347.48	0.32	35.05
PC18-34	57.91	60.96	0.19	3.05	Bowl Zone
	67.06	71.63	0.16	4.57
	76.20	79.25	0.16	3.05
	83.82	91.44	1.58	7.62
including	85.35	88.39	3.09	3.05
	105.16	131.07	0.55	25.91		Mixed
PC18-35	74.68	79.25	0.25	4.57	Bowl Zone
	94.49	97.54	0.15	3.05
	112.78	115.83	0.15	3.05
	121.92	141.73	0.71	19.81
including	134.11	137.16	1.24	3.05
	214.89	220.98	0.27	6.10		Oxide
	263.66	266.70	0.15	3.05		Oxide
PC17-18	6.1	9.14	0.14	3.05	Bowl Zone
	13.72	28.96	0.21	15.24
	57.91	77.72	0.24	19.81
	97.54	115.83	0.3	18.29
	231.65	240.79	0.18	9.14
PC17-19	92.97	102.11	0.52	9.14	Bowl Zone
	149.35	153.93	1.75	4.57
	160.02	166.12	3.95	6.1
	172.21	175.26	0.56	3.05
PCC17-15	0	14.02	0.19	14.02	Bowl Zone
	108.36	114.76	0.43	6.4
	132.28	146.61	0.2	14.33
PCC17-11	109.42	128.02	0.26	18.59	Bowl Zone
	135.64	159.41	0.23	23.77
	172.21	176.18	0.23	3.96
PC17-29	51.82	60.96	0.32	9.14	Bowl Zone
	70.1	96.01	0.18	25.91
	102.11	117.35	0.48	15.24
	193.55	214.89	0.44	21.34
	220.98	243.84	0.37	22.86
PC17-30	18.29	24.38	0.17	6.1	Bowl Zone
	38.1	41.15	0.18	3.05
	51.82	56.39	0.21	4.57
	64.01	97.54	0.24	33.53
	143.26	147.83	0.37	4.57
	160.02	163.07	0.25	3.05
	207.27	236.22	0.22	28.96
	254.51	257.56	0.16	3.05
PC17-31	140.21	143.26	0.22	3.05	Bowl Zone

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Drill Hole	From (m)	To (m)	Au g/t	Interval (m)	Zone/Target	Metallurgy
PC17-37	51.82	163.07	0.35	7.62	Bowl Zone
PC17-38	39.62	42.67	0.31	3.05	Bowl Zone
	71.63	86.87	0.17	15.24
	233.17	240.79	0.16	7.62
PCC17-040	64.01	86.87	2.12	22.86	Bowl Zone
including	65.53	74.68	4.53	9.14
PC17-41	15.24	18.29	0.25	3.05	Bowl Zone
	25.91	57.91	0.59	32
	102.11	106.68	0.15	4.57
PC17-42	50.29	53.34	0.22	3.05	Bowl Zone
	60.96	70.1	1.06	9.14
PCC17-28	39.62	42.67	0.15	3.05	Bowl Zone
	57.91	64.01	0.17	6.1
	106.68	109.73	0.21	3.05
	115.83	118.87	0.23	3.05
	123.45	126.49	0.18	3.05
	134.11	137.16	0.15	3.05
	199.65	205.74	1.88	6.1
PC18-15	1.52	4.57	0.21	3.05	West Target	Oxide
PC18-16	230.13	23.17	0.26	3.05	West Target	Oxide
PC18-17	13.72	25.91	0.18	12.19	West Target	Oxide
	91.44	94.49	0.18	3.05		Oxide
	106.68	111.25	0.34	4.57		Oxide
PC18-18	4.57	38.10	0.42	33.53	West Target	Oxide
PC18-19	73.15	76.20	0.28	3.05	West Target	Oxide
PC18-20	169.17	185.93	0.19	16.76	West Target	Oxide
PC18-21	10.67	19.81	0.34	10.67	West Target	Oxide
PC18-22	19.81	30.48	0.71	10.67	West Target	Oxide
PC18-23	10.67	25.91	0.29	15.24	West Target	Oxide
	39.62	47.24	0.24	7.62		Oxide
	64.01	96.01	0.22	32.00		Oxide
PC18-24	1.52	18.29	0.28	16.76	West Target	Oxide
PC17-23	30.48	44.2	0.32	13.72	North Zone	Oxide
PC17-22	44.2	47.24	0.26	3.05	North Zone	Oxide
PC17-25	35.05	38.1	0.17	3.05	North Zone	Oxide
	65.53	68.58	0.15	3.05		Oxide
	71.63	85.35	0.33	13.72		Oxide
PC17-20	27.43	32	0.31	4.57	North Zone	Oxide
	64.01	68.58	0.72	4.57		Oxide
PC17-21	12.19	19.81	0.28	7.62	North Zone	Oxide
	25.91	70.1	0.34	44.2		Oxide
	100.59	108.21	0.18	7.62		Oxide
PC17-26	25.91	35.05	0.33	9.14	North Zone	Oxide
	71.63	74.68	0.14	3.05		Oxide
PC17-32	83.82	86.87	0.14	3.05	North Zone	Oxide
PC17-33	35.05	47.24	0.17	12.19	North Zone	Oxide
PC17-34	140.21	163.07	0.16	22.86	North Zone	Oxide
PC17-43	4.57	19.81	0.33	15.24	North Zone	Oxide
	47.24	50.29	0.15	3.05		Oxide
	126.49	141.73	0.17	15.24		Oxide

(1) Contact Gold has completed cyanide assays at ALS Chemex on all 2018 fire assays above 0.10 g/t Au and all 2017 fire assays above 0.14 g/t Au, to begin to develop a database from which an oxide model can be built (refer to discussion under sub-heading "Mineral Processing and Metallurgical Testing"). Certain intervals provided in the table above highlight results indicating mineralization that is either oxide or mixed type from such preliminary metallurgical testing. Oxidation in Contact Gold's drill intercepts of gold mineralization varies from complete to almost none. The Company continues to gather, assess and analyze data in order to classify portions of the gold mineralization drilled to date as oxide, transitional or sulfide. Drill intervals for which there is no initial metallurgical notation provided require the Company to undertake additional testing in order to make an initial determination of potential recovery.

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Contact Gold utilized a Shramm 455 track mounted RC drill provided by Major Drilling of Salt Lake City for the 2017 and 2018 programs, and in 2017 Major utilized a LF 90 core drill. All RC drilling was wet and utilized a rotary, 16 section pie splitter for sample collection, and great care was taken to make sure enough pie plates were installed to avoid overfilling and losing sample. Only one to occasionally two pie plates were left open for sample collection. Almost all core drilling was HQ size, although one hole had to be reduced to NQ due to pullback limitations of the drill. All drill cores were photographed and then sawn in half by Rangefront Consulting in their Elko warehouse and half was submitted to ALS Chemex for assay, while the other half was kept and is in storage at Contact Gold's Elko warehouse.

Interpretation

Half of the holes at Pony Creek have been drilled at vertical to subvertical angles. In some areas, such as at Bowl, there are sufficient drill data to define mineralization that is oriented subhorizontally, and in these areas the steeply-angled holes cut the shallowly-dipping mineralization at high angles. This leads to drilled thicknesses that approximate true mineralized thicknesses. However, steeply-dipping holes that intersect high-angle mineralized structures, such as at the eastern limits of the Bowl area, can lead to down-hole gold intercepts that exaggerate the true thickness of the mineralization. Vertical and near vertical holes also have a much lesser chance of intersecting high angle mineral controls compared to angle holes, and Contact has observed that when angle holes and vertical holes are drilled from the same pad, the angle holes are often better mineralized because the vertical holes have a lesser chance of cutting the high angle, mineralized structures. As noted by the Pony Creek Technical Report, in many cases throughout the property, the data are not sufficient to determine the orientation of the intersected mineralization with confidence, although significant improvements in the understanding of ore controls have been gained by Contact Gold's drilling. Future resource estimation will need to account for variable drill-hole- to-mineralization orientations in order to avoid overstatement of mineralized widths.

Due to the preponderance of RC drilling at the project, 1.524-meter (5-foot) down-hole sample lengths dominate the drill-hole database. Very little information is available for the sampling methods and analytical procedures used at Pony Creek prior to 2000. Most of the RC drilling was sampled and assayed at 1.524-meter intervals, but there is little information regarding dry versus wet RC drilling, potential RC contamination issues, or how RC samples were collected and split. Drill core was mainly sampled on 1.524-meter intervals, although in some holes long intervals were not sampled and assayed. In 1991, Westmont's RC samples were collected at 1.524-meter intervals and split with a Gilson splitter when dry, or a rotating cone splitter when wet. Beginning with the Homestake RC drilling in 2000, sample intervals were mainly every 1.524 meters. For core holes drilled by Grandview in 2006, the core was sawed in half on 1.524-meter sample intervals after being logged and photographed. As the Pony Creek mineralization is presently understood, these sample lengths are appropriate.

Mineral Processing and Metallurgical Testing

The assay database provided by Waterton, as well as the paper data obtained from Barrick by Contact Gold in 2018, did not include any cyanide soluble gold assays or other metallurgical test work from prior operators at Pony Creek.

Contact Gold has completed cyanide assays at ALS Chemex on all 2018 fire assays above 0.100 g/t Au and all 2017 fire assays above 0.140 g/t Au, to begin to develop a database from which a three-dimensional oxide model can be built to constrain a future resource calculation. Oxidation in Contact Gold's drill intercepts of gold mineralization varies from complete to almost none. Contact Gold's programs then completed fire assays with a gravimetric finish (ALS code Au-GRA21) for fire assay AA values in excess of 4.0 ppm Au; and for samples with a fire assay AA value exceeding 0.14 ppm in 2017 and 0.100 ppm Au in 2018, cyanide solubility assays were complete (ALS code Au-AA13) to identify oxide (typically more readily extracted and recovered) versus sulfide (often requiring more complex processing) mineralization.

The best oxidized interval encountered to date was from drill hole PC18-003 which returned 2.51 g/t Au over 47.24 meters from 86.87 meters depth. Cyanide assays from this interval averaged 89% recovery when compared to the fire assay / AA values used to calculate the intercept.

In 2018, Contact Gold generated composites using remaining pulp material from 111 individual samples from oxidized, mixed and sulfide drill intercepts. Gold recoveries on two oxide composites by Contact Gold were 85% for the rhyolite gold mineralization and 90% for the conglomerate composite of the weighted average of fire assays for the same composites, indicating that the oxidized portion of gold mineralization at Pony Creek's Bowl Zone is amenable to standard cyanidation processing.

A summary of bottle roll test results performed for Contact Gold are summarized in Table 4 below.

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Table 4: Summary of bottle roll test results conducted by ALS Chemex for Bowl Zone composites

	Weighted Average Grade of Fire Assays	Bottle Roll Cyanide Assay	% Gold Recovery Bottle Roll versus Fire Assay
Bowl Zone Conglomerate Oxide Composite #1	0.55 g/t Au	0.45 g/t Au	90%
Bowl Zone Rhyolite Oxide Composite #2	0.27 g/t Au	0.23 g/t Au	85%
Bowl Zone Transitional Oxide and Sulfide	0.41 g/t Au	0.18 g/t Au	44%
Bowl Zone Weakly oxidized Rhyolite	0.93 g/t Au	0.21 g/t Au	23%
Bowl Zone Unoxidized Sandstone / Siltstone	2.59 g/t Au	0.23 g/t Au	9%

Based upon the fact that most cyanide assays conducted by Contact Gold demonstrate recovery of at least some gold in cyanide assays from some sulfide material, whereas most double refractory Carlin-Type gold ores (carbonaceous and sulfide encapsulated) do not yield any detectable gold from cyanide assays, and upon the fact that very little carbon that might be preg robbing has been observed in logging chips and core by Contact Gold geologists, preg robbing assays were completed on one sulfide interval from drill hole PC18- 04.

The objective was to determine if the sulfide mineralization might be placed on a heap leach along with oxide without any ill effects, as opposed to being selectively mined and placed on a waste dump, which would increase mining costs. Further metallurgical testing will be needed to say for sure, but perhaps some gold might even be recovered from the sulfide in the process. The preg robbing values varied for 34 individual 1.524 metre intervals from -3% to 69% preg robbing with 59% (20 of 34) of the samples 40% preg robbing which is the threshold where heap leach operations become concerned. More testing will be needed to see if the higher values might be just preg "borrowing" in which case a heavier dose of CN might recover the gold and keep it separate from the rest of the pad or put it on the top lift of the pad.

Sampling, Analysis and Security of Samples

There is no information on the analytical laboratories, sample preparation procedures and analytical methods used prior to 2000. Homestake's RC samples drilled in 2000 were sent to the Bondar Clegg laboratory in Sparks, Nevada. Gold was determined by fire-assay fusion of 30g aliquots with an atomic absorption ("AA") finish. Mercury was determined by cold-vapor AA, and silver plus 35 major, minor and trace elements were determined by inductively-coupled plasma-emission spectrometry ("ICP") following an aqua regia digestion. It is not known how the samples were prepared for assay.

Nevada Contact's RC drilling samples in 2003 were sent to ALS Chemex in Elko, Nevada, for sample preparation. The samples were oven dried, then crushed in their entirety to 70% at -2mm. The crushed material was riffle split to obtain a 250g split, which was then ring-pulverized to 85% at -75μm. These pulps were then shipped to the ALS Chemex analytical laboratory in either Sparks, Nevada, or in North Vancouver, British Columbia, for assaying. Gold was determined by fire-assay fusion with an AA finish using 30g aliquots.

In 2005 and 2006, Grandview's core samples were sent to ALS Chemex in Elko, Nevada, for sample preparation. The samples were crushed to 70% at -2mm. The crushed material was riffle split to obtain a 1.0kg split, which was then ring-pulverized to 85% at -75μm. These pulps were then shipped to the ALS Chemex analytical laboratory in either Sparks, Nevada, or in North Vancouver, British Columbia, for assaying. Gold was determined by fire-assay fusion with an AA finish using 50g aliquots. 34 major, minor and trace elements were determined by ICP following an aqua regia digestion.

Grandview's rock samples in 2006 were also prepared at the ALS Chemex facility in Elko, Nevada, using the preparation methods described for the 2005-2006 core samples. The rock sample pulps were assayed by ALS Chemex in North Vancouver, British Columbia, for gold by 30g fire-assay fusion with an AA finish. Separate 1g aliquots were analyzed for 47 major, minor and trace elements using a combination of ICP and mass spectrometry ("ICP-MS"), and mercury was determined by cold-vapor AA.

In 2007 Grandview's RC drilling samples were submitted to ALS Chemex in Elko, Nevada. Following sample preparation, the pulps were then shipped to the ALS Chemex analytical laboratory in either Sparks, Nevada, or in North Vancouver, British Columbia, for assaying. Gold was determined by fire- assay fusion with an AA finish using 30g aliquots.

Contact Gold's RC and core samples were assayed by ALS Chemex using standard preparation - crushed to 70% at -2mm. The crushed material was riffle split to obtain a 1.0kg split, which was then ring-pulverized to 85% at -75μm. These pulps were then shipped to the ALS Chemex analytical laboratory in either Sparks, Nevada, or in North Vancouver, British Columbia, for assaying. Gold was determined by ALS Chemex method FAAA23 fire-assay fusion with an AA finish and 5 ppb detection using 30g aliquots. 6.09 meter composites were prepared from four 1.524 meter samples on RC holes, and the composites were assayed by ALS Chemex method MEMS61M for 49 major, minor and trace elements using a 4 acid digestion for all elements except mercury which is analyzed by cold vapor. Core samples were assayed for the same MEMS61M package but was not composited.

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Sample Security

The Pony Creek Technical Report Author is unaware of any information concerning the handling, storage or transport of drilling samples from the drill sites to the analytical laboratories by the historical operators of the Pony Creek project.

Quality Assurance/Quality Control

During the 2000 RC drilling by Homestake, a total of 54 duplicate RC samples were analyzed at Bondar Clegg. A total of six core duplicate samples and 38 RC duplicate samples were analyzed by ALS Chemex during Grandview's drilling in 2006 and 2007. It is not known if QA/QC programs were instituted by the other historical operators at the Pony Creek project. Internal QA/QC methods involving analytical blanks, standards, and duplicate samples were employed by Bondar Clegg for the analyses of Homestake's drilling samples in 2000. ALS Chemex typically used internal blanks, standards, and duplicate samples for QA/QC controls during the analyses of Grandview's drilling and rock samples in 2005-2006.

Contact Gold implements an industry standard QA/QC program. A certified standard, duplicate or blank is inserted into the sample sequence every 10 samples using sequential numbers, with no footage or meters noted on samples. RC duplicates were initially collected using a Y splitter attachment on the rig, but because those initial Y split duplicates regularly failed in comparison, a riffle splitter is now used to split the single sample into two and duplicate assays now compare very well. QA/QC failures are addressed in the form of re assaying batches in which they occur prior to finalizing gold intercept calculations. A yearly summary report is completed documenting all failures and follow-up measures and includes charts of duplicates, standards and blanks.

Site Inspection

The Pony Creek Technical Report Author has visited the project numerous times in his capacity of VP Exploration for Contact Gold, based in Elko, Nevada. Most visits have been to the drill rig to inspect sampling and logging methods, safety protocols and to visit key outcrops and soil and rock anomalies as they are identified. As part of the claims check, the Pony Creek Technical Report Author located and recorded with GPS several claim posts in 2017 and 2018 and conducted rock chip sampling as follow up within soil anomalies.

The Pony Creek Technical Report Author assisted in locating and moving the core and chips from Waterton's Lovelock facility to Contact Gold's Elko facilities, and reviewed many of the mineralized RC chips and drill core intervals as assays arrived.

Mineral Resources and Mineral Reserves

There are no current mineral resources or mineral reserves estimated for the Pony Creek project at this time.

Exploration and Development

On the basis of the discussion in previous sections, the Pony Creek project clearly warrants additional exploration investment. An aggressive work program is therefore recommended.

Multiple, high quality drill targets have been defined by Contact Gold at Bowl and North Zones, and at West, Pony Spur, Moleen, Elliott Dome and Willow targets. Detailed mapping and rock sampling has been completed, and CSAMT data is sufficient so that there are seven, drill ready targets/zones, but further surface investigations should be completed to both refine existing targets and to develop new targets elsewhere on Pony Creek. To this end, detailed mapping focused on gold and trace element soil anomalies should continue, accompanied by selective rock-chip sampling of altered or otherwise permissive outcrops. Core drilling should be 25% of the total meterage to provide the exploration team with the details of the project stratigraphy, structure, alteration, and mineralization. Since the stratigraphy will be a critical component of the development of targets and interpretation of results, Contact Gold should continue with the biostratigraphy program, and a consultant who is expert in Nevada stratigraphy, such as Jon Thorson who Contact Gold used in 2017 should inspect drill core.

Contact Gold exceeded the Phase 1 program of US$2.5M recommended in the Gustin, 2017 43-101 report by spending US$3.1M, and in 2018 conducted a Phase 2 program estimated to total of US$2.5M. Due to the success of these programs in confirming and adding significant areas of gold mineralization, the project warrants additional exploration investment.

A Phase 3 budget and program totaling US$3,500,000, including of 10,000 meters of RC and 2,500 meters of core drilling is therefore recommended, to be immediately followed by a Phase 4 budget and program of US$6,520,000, including 20,000 meters of RC and 5,000 meters of core. These programs include RC and core drilling and associated road building, additional soil and rock- chip sampling, geologic studies, and geophysics, and resource calculation and metallurgical studies. Costs for the recommended program are summarized in Table 5 below.

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Table 5: Summary of Estimated Costs for Recommended Exploration

Item	Phase 3 (US$)	Phase 4 (US$)
Geology; Soil and Rock Sampling	400,000	400,000
Geophysics	100,000	100,000
RC Drilling Program - Contractors	1,000,000	2,200,000
Core Drilling Program - Contractors	1,000,000	2,000,000
Drilling Program - Assaying	400,000	900,000
Drilling Program - Personnel	100,000	200,000
Project Supervision and Interpretation	100,000	200,000
Land Holding	240,000	260,000
Permitting and Environmental	60,000	60,000
Resource Calculation	50,000	100,000
Metallurgy	50,000	100,000
Total	3,500,000	6,520,000

It is the Pony Creek Technical Report Author's opinion that the Pony Creek project is a project of merit and warrants the proposed program and level of expenditures outlined above.

Recent Developments

No material changes relating to Pony Creek have occurred since the date of the Pony Creek Technical Report. A summary of recent results from exploration activities at Pony Creek are summarized below:

Exploration and Development

With the exception of the exploration results detailed in this section "Pony Creek Project - Recent Developments", significant results from 2018, and earlier are included in the Pony Creek Technical Report.

2018 Exploration

A 10,860 metre, 51 hole drill program was completed at Pony Creek in 2018, comprised of 25 confirmation and exploration holes at the Bowl Zone, and 23 exploration and confirmation holes at the West Zone (renamed as the Stallion Zone) and three exploration holes at Pony Spur (the "2018 Drill Program"). 48 of 51 drill holes intersected significant gold mineralization, with oxidized corridors defined at the 1 km x 300 m "North Zone" (renamed as the Appaloosa Zone) and west of the "Bowl (Stallion) Zone". Both of these zones, and the Pony Spur target, are open for expansion in most directions.

On October 16, 2018, the Company announced the development of the Elliott Dome target, a new Carlin-type gold drill target on the northern part of the Pony Creek Project. The Elliott Dome target is immediately adjacent to GSV's "Jasperoid Wash" discovery. Elliott Dome was identified through surface mapping, rock and soil sampling and geophysical anomalies apparent in seven lines of CSAMT data that the Company obtained from work undertaken by GSV on Contact Gold's property.

On November 28, 2018, the Company reported exploration drill results from 13 holes drilled along the margins of the West Zone discovery, extending the strike length of the West Zone to 2.3 km. Reported drill highlights include:

  0.33 g/t oxide Au over 92.97 m from surface, including
    0.6 g/t oxide Au over 13.7 m in hole PC18-51
  0.26 g/t oxide Au over 50.29 m from surface in hole PC18-50
  0.31 g/t oxide Au over 39.62 m from surface in hole PC18-49
  0.38 g/t oxide Au over 15.24 m oxide from 71.63 m, and 0.28 g/t oxide Au over 9.14 m from 7.62 m, in hole PC18-41
  0.70 g/t oxide Au over 6.10 m from surface in drill hole PC18-40.

On February 28, 2019, the Company announced the results from the final three drill holes from the 2018 Drill Program. Results from the southeast edge of the Bowl Zone continued to show that gold mineralization is present over significant widths and remain open for expansion. Reported highlights include:

  0.56 g/t Au over 21.34 m from 51.67 m, including
    1.53 g/t Au over 4.57 m from 62.48 m in hole PC18-47
  0.44 g/t Au over 33.53 m from 67.06 m in drill hole PC18-46
  0.25 g/t Au over 27.40 m from 51.82 m in drill hole PC18-45

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2019 Exploration

A 4,660 metre, 25 hole drill program was completed at Pony Creek in 2019, comprised of 14 confirmation and exploration holes at the Bowl Zone, and 5 exploration and confirmation holes at the North (Appaloosa) Zone and six exploration holes at the West (Stallion) (the "2019 Drill Program"). RC drilling in 2019 continued to return long intervals of near-surface oxide gold, and in a number of instances extended the depth of gold mineralization from shallower gold discoveries. Exploration to date is believed to have added and enhanced several high-quality drill targets at Pony Creek through a systematic approach, including: "West (Mustang)", "Elliott Dome", "North (Palomino)", "DNZ", and "Pony Spur".

On November 13, 2019, the Company summarized exploration drill results from the 2019 Drill Program at the Bowl Zone, highlights of which include:

  1.21 g/t Au over 12.19 m from 64.01 m in hole PC19-03

- including 3.47 g/t oxide Au over 3.05 m

  0.88 g/t Au over 16.76 m from 86.87 m in hole PC19-03

  0.8 g/t Au over 32.00 m from 65.53 m in hole PC19-02

- including 1.48 g/t Au over 13.72 m

  0.43 g/t Au over 35.05 m from 15.24 m in hole PC19-01

  0.58 g/t Au over 22.68 m from 50.29 m in hole PC19-04

- including 1.46 g/t Au over 4.57 m

  1.69 g/t Au over 7.62 m from 80.77 m in hole PC19-04

  0.71 g/t Au over 25.91 m from 112.78 m in hole PC19-04

- including 1.75 g/t Au over 6.10 m

  0.51 g/t Au over 32.00 m from 230.13 m in hole PC19-05

  0.7 g/t Au over 39.62 m from 108.21 m in hole PC19-08

- including 1.31 g/t Au over 13.72

  0.94 g/t Au over 12.19 m from 50.29 m in hole PC19-12

- including 1.27 g/t Au over 6.10 m from 53.34 m

A total of 108 holes have been drilled at the Bowl Zone to the date of this Offering Circular.

During 2019 the Company also reported very encouraging results from the 2019 Drill Program at the "Stallion Zone" (formerly known as the West Zone), and at the "Appaloosa Zone" (formerly known as the North Zone).

The Stallion Zone was discovered by Contact Gold in 2018. It is an outcropping zone of oxide gold mineralization measuring in excess of 2 km located 1.6 km north of the Bowl Zone. Through the date of this AIF 28 of 29 Contact Gold drill holes have intersected long runs of near- and at-surface, oxidized gold mineralization, with numerous individual assays ranging from 0.6 g/t Au to 1.1 g/t Au. The northern portion of the Stallion Zone has recently returned the widest intervals of oxide gold all starting from surface at Pony Creek. Surface work completed in 2019 indicates that it may continue eastward beneath a low angle fault which covers the zone in unmineralized rock, to the highly-prospective Mustang target. If this indication holds, the mineralized trend would measure 3 kilometers by 300 m. The Stallion Zone remains open in all directions.

The oxide gold corridor known as the Appaloosa Zone is located 1.2 km northeast of the Bowl Zone, and though sparsely drilled, it continues to return thick intervals of oxide gold in the near surface. The gold mineralization footprint currently measures in excess of 1.6 km x 200 m and remains open for expansion, with numerous untested coincident gold-in-soil geochemical & geophysical targets yet to be drilled.

In conjunction with the 2019 Drill Program, the Company continued to collect additional soil samples for geochemical analysis to further develop and refine existing high priority drill targets. As of the date of this Offering Circular, results from the 2018 Drill Program and the 2019 Drill Program have been released.

During the year ended December 31, 2019, the Company also determined not to renew/maintain a number of peripheral/non-core claims in the eastern portion of the property following a geological assessment of these claims. A total of 313 claims were not renewed with the BLM in September 2019. Accordingly, the claims boundary outlined at Pony Creek - Figure 1 in this Offering Circular has changed subsequent to the effective date of the Technical Report. The total area of the Pony Creek Project is approximately 81 km2 as of the date of this Offering Circular.

During 2019, only a portion of the recommended US$ 3.5 million Phase 3 program was completed due to the availability of desirable permitting and access to capital.

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The Green Springs Project

The scientific and technical information in the section below is summarized, compiled or extracted from the Green Springs Technical Report and prepared for the Company by John J. Read, CPG who is a "qualified person" and independent" within the meanings of NI 43-101. The summary below is subject in entirety to all the assumptions, qualifications and procedures set out in the Green Springs Technical Report and which may not be fully described herein. For full technical details on the Green Springs Project, reference should be made to the full text of the Green Springs Technical Report which was prepared in accordance with NI 43-101 and has been filed with the securities regulatory authorities in all of the provinces and territories of Canada, except Québec, and is available under the Company's profile on SEDAR at www.sedar.com. The summary below is qualified in its entirety by reference to the full text of the Green Springs Technical Report. The author of the Green Springs Technical Report has reviewed and approved the scientific and technical disclosure contained in this Offering Circular related to the Green Springs Project.

The Green Springs Technical Report is not and shall not be deemed to be incorporated by reference in this Offering Circular.

Project Description, Location and Access

The Green Springs property is located on the western flank of the White Pine Range in southwestern White Pine County, Nevada, approximately 360 kilometres (223 mi) east of the capital city of Carson City and approximately 100 km (61 mi) southwest of the White Pine County seat at Ely, Nevada (see Figure 1 below). The claim package encompasses approximately 4,150 acres (1,680 ha) in parts of Sections 13-16, 21-24, 26-28, 33 & 34 of T 15 N, R 57 E and Sections 3 & 4 of T 14 N, R 57 E. The property boundaries are irregular but are situated within a rectangular area with UTM coordinates in Zone 11N, NAD27.

Figure 4: Location of Green Springs property

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The project can be accessed from Eureka, Nevada going west on Highway 50 for 50 kilometres (31 miles) or from Ely, Nevada going east on Highway 50 for 60.5 kilometres (37 miles) to White Pine County Road 5, the Green Springs road, which is a well-marked and maintained gravel road. The Green Springs road continues, bearing right (southwest) at this first intersection, and then bearing left (south) at the next unmarked intersection, (west at this second intersection leads to Fiore Gold Ltd.'s Gold Rock project). Twenty-one miles south of the paved highway, a left turn off road off County Road 5 leads into the claim block. A large grove of big cottonwood trees that surround Green Springs proper are visible 100 metres ahead, and the reclaimed heap leach pads, dumps and highwalls are visible on the left.

Mineral Tenure

The Green Springs property consists of 220 contiguous unpatented mining claims, as set out in Table 6 and mapped out in Figure 5 below.

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Table 6: Unpatented mining claims list with corresponding identification number

Property Name	Identification Number
Unpatented claims Bee and Eek; John Cox owner	BLM # NMC 748756 & 748757
Unpatented claims GRS 66-71, 86-92, 201-204, 204-209, 301-308, 405-408, 505-509, 603-609, and 702-707; DHI owner	BLM # NMC 883305-883359
Unpatented claims GSR 110-112, 210-212, 309-311, 409-411; DHI owner	BLM # NMC 859884-859895
Unpatented claims GRS 703-704, 800-804, 900-903; DHI owner	BLM # NMC 1031125-1031135
Unpatented claims CW 20-24, 27-32, 38-43, 47-53, 57-63, 69-73, 80-83, 91-92, 100-102, 111-112, 137-150, 152-162, 164-183, 190-196, 200-201, 206-211, 217-220, 227, 260; DHI owner	BLM # NMC 1093797-1093909
Unpatented claim CW 900; DHI owner	BLM # NMC 1104339
Unpatented claim CW 604; DHI owner	BLM # NMC 1105486
Unpatented claims CAT 100-116, 121-125, 127-128, 135-137; Nevada Select owner	BLM # NMC 1140296-1093909

Figure 5: Claim map, Green Springs Property

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Tenure Agreements and Encumbrances

The 220 claims are subject to various underlying ownership agreements set out in Table 7.

Table 7: Underlying Owners of the Green Springs property

Underlying Owner	# of Claims
John Cox	2
DHI Minerals (US) Ltd.*	191
Nevada Select Royalty, Inc.*	27
*Wholly-owned subsidiary of Ely Gold Royalties Inc.

Pursuant to an option agreement (the "Option Agreement") dated July 23, 2019 (the "Option Date") between Clover Nevada, Ely Gold Royalties Inc. ("Ely Gold"), DHI Minerals (US) Ltd ("DHI") and Nevada Select Royalty, Inc. ("Nevada Select"), Clover Nevada has an option to acquire a 100% interest in each of the properties of DHI and Nevada Select (together with Ely Gold, the "Optionor") and has been assigned an interest in the John Cox properties pursuant to a mining lease and option to purchase agreement dated January 16, 2013. Under the terms of the Option Agreement, Clover Nevada (along with Contact Gold, the "Optionee") can earn an undivided 100% interest in the Optionor's Green Springs properties by making the following payments (each, a "Payment"):

(a) reimburse the Optionor for 2019 claim fees in a pro-rated amount of $6,125 on the Option Date;

(b) issue to Ely Gold 2,000,000 Contact Gold shares within 5 business days from TSXV acceptance of the Option Agreement;

(c) reimburse the Optionor or otherwise pay Bronco Creek Exploration Inc. ("Bronco"), which was the original owner of the CW claims and was subsequently acquired by DHI, $25,000 for the 2019 option payment due under an agreement relating to the "CW" claims on June 30, 2019;

(d) $50,000 on the first anniversary of the Option Date;

(e) $50,000 on the second anniversary of the Option Date;

(f) $50,000 and on the third anniversary of the Option Date; and

(g) $100,000, on the fourth and final anniversary of the Option Date.

At the option of the Optionee, any of the Payments may be made by the Optionee issuing the equivalent value in Contact Gold Common Stock, to Ely Gold at the volume weighted average price ("VWAP") per Contact Gold share on the TSXV for the 30 trading days prior to the payment date of the Payment, except that the Payment shall be made in cash if the VWAP is less than CAD$0.10.

Also pursuant to the Option Agreement, Contact Gold shall pay all mining claim maintenance and rental fees that would be otherwise due to the appropriate government agency or agencies and all amounts that would be due and payable to other parties of underlying agreements.

The underlying surface in the project area is administered by the United States Department of the Interior's Bureau of Land Management (the "BLM") and the United States Forest Service (the "USFS").

The BLM administers all unpatented mining claims. These require a $165 per claim annual rental fee paid to the BLM and a payment of $12 per claim to the respective county. These payments have been made and the claims are in good standing through August 31, 2020.

Royalties

The Green Springs property is subject to the following royalties: (a) a 3.0% NSR royalty on the two Cox claims; (b) 3.0% NSR royalty on the 76 GSR and GRS claims; (c) a 3.5% NSR royalty on the 115 CW claims; (d) a 4.5% NSR royalty on the 27 CAT claims.

The Green Springs property is also subject to the following advance royalties: (a) an annual advance royalty payment on the CW claim block, to be set off and credited against 80% of royalty payments as they become due, in the amount of 20 troy ounce (or cash equivalent) and increased 35 troy ounces after the issuance of a Feasibility Study and until commencement of commercial production; and (b) a $5,000 annual advance royalty payment on the Bee and Eek claims.

The claims subject to these various royalty agreements are summarized on Figure 5.

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Environmental Liabilities

Contact Gold is currently exploring the Green Springs property under an approved PoO (#09-14-01) that covers 801 acres (324 ha) located on land administered by the USFS in Sections 14, 15, 22, 26, 27, and 34, Township 15N, Range 57E. Within the area of the PoO exploration-related disturbance and reclamation bonding can be conducted in two phases of up to 3.5 acres in phase I and an additional 71.5 acres in phase II. A reclamation bond of $62,100 has been posted with the USFS.

The PoO was submitted to the USFS in October of 2013 by DHI and approved by the USFS in September of 2014. Enviroscientists Inc. (now EM Strategies), an environmental consulting company, provided the necessary biological baseline studies for vegetation and wildlife; ASM Affiliates completed a cultural resources inventory; and the USFS prepared a geohydrology report in support of the September 2014 Environmental Assessment.

The Green Springs project also has the requisite Reclamation Permit (#3809) issued by the State of Nevada for disturbance exceeding 5 acres that mirrors the PoO.

In addition, Contact Gold has obtained an approved BLM Notice (NVN-98617, Green Springs Project NOI) for the BLM-controlled portion of the property with a total planned disturbance currently of approximately 0.5 acres located in Sections 21, 28, and 33 of Township 15N, Range 57E. A reclamation bond in the amount of $5,453 has been approved by the BLM.

The Green Springs property is not subject to any known environmental liabilities: Facilities used by USMX Inc. ("USMX", formerly the U.S. Mineral Exploration Company) during mining operations from 1988 to 1990 have been removed and reclaimed. The heap leach pads remain but have been recontoured and revegetated. The three pits are still open but protected by berms and boulders at access points. There are no obvious remaining environmental liabilities, but no inquiries have been made with the BLM or USFS.

History

The Green Springs project is located within the White Pine mining district. Prior to the 1980's there were no known mineral deposits on the property; however, there is one small shaft at the Alpha zone of unknown age.

The potential for gold mineralization at Green Springs was recognized in the first major "rush" of exploration for a newly recognized gold deposit type, the Carlin type gold deposit. The first modern lode mining claims at the Green Springs property were located by USMX in 1979. Since that time, the Green Springs property has been under control of various companies who have conducted exploration programs of differing size and scale; the most extensive historical work was done by USMX, which included production from the Green Springs mine.

The period beginning in the late 1970's represents the first exploration efforts at Green Springs and began with regional reconnaissance by USMX focusing on jasperoid occurrences. USMX staked the initial claims at Green Springs covering a 4 kilometre (2.5 mi) north-trending band of jasperoid outcrops on the western flank of the White Pine Range. Following that, and until 1986, exploration activities were undertaken by USMX's five joint venture partners. In 1986, USMX themselves took on exploration on the property. Initial efforts were promising. A detailed soil sampling program was conducted over the band of jasperoids that were subsequently found to reflect the main gold trend. Gold values as high as 3.4 g/t Au (0.1 oz/ton) were obtained from soil samples over argillized (decalcified) limestone next to relatively barren jasperoid outcrops in areas that subsequently turned out to be over the main gold deposits. USMX commenced drilling at the same time and the fourth drill hole in the program intersected 21 metres (69 ft) of 1.9 g/t gold (0.055 oz/ton) USMX's efforts eventually culminated in developing a gold resource and, ultimately, mining from three open pits, starting in 1988. The Green Springs mine operated until 1990.

After mining ceased, the original USMX claims were eventually abandoned and by the middle 1990's the ground was open again. Former USMX geologist John Cox located two claims along the mineralized trend in the late 1990's which he currently holds.

Following closure of the Green Springs mine, the project area saw essentially no activity until 1997 when Homestake Mining Company ("Homestake") entered the district and established a claim position covering the mine trend and ground to the west. Little is known of Homestake's program other than the drilling of 13 moderately deep drill holes in 1997 and 1998 on BLM ground several hundred metres west of the Green Springs mine trend. Contact Gold has drill hole locations, orientation and lithology data in their database, but possesses no assays or any other information related to Homestake's drilling or other exploration activities. Homestake dropped the claims in 1998.

In 2003, Genesis Gold Corporation ("Genesis") located 65 claims covering the area of historic production and drilling. The Genesis claim position was subsequently leased to Palladon Ventures Ltd. ("Palladon") in 2004. At the same time, Genesis optioned the two Cox claims and subleased them to Palladon. In 2005, Palladon commissioned a NI 43-101 technical report for the project. Shortly afterward, Palladon signed an option agreement with Maestro Ventures Ltd ("Maestro", later re-named Invenio Resources, "Invenio") in May 2006 to explore the Genesis property. Invenio ultimately terminated its option agreement in 2013, and Genesis relinquished its option of the Cox claims. Both Palladon and Maestro undertook limited exploration programs that included geologic mapping and sampling and Maestro contracted a controlled-source audio-frequency magnetotellurics ("CSAMT") survey. No drilling was done by either company.

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In 2008, Bronco located claims surrounding the Genesis claim block to the east and west (CW claims). Bronco conducted geologic mapping, sampling and a geophysical survey (CSAMT and natural-source). In 2009 they drilled six holes on the west side of the Green Springs mine trend that were designed to test structural interpretations derived from CSAMT data.

In 2010 Genesis added 11 claims to their position to cover some recently dropped ground in the north end of the Green Springs area over what is now referred to as the Tango target. This brought Genesis' position to a total of 76 claims.

Ely Gold, via its wholly owned subsidiary DHI, purchased the rights to the Genesis claims from Palladon in February, 2013, subject to a royalty interest retained by Genesis. At the same time, Ely Gold acquired rights to the two Cox claims as well as the CW claims from Bronco. DHI drilled 14 holes in 2015 in the area of past production and along the mine trend.

In December 2016, Colorado leased the claims from Ely Gold and extended the claim block to the south with 27 additional claims along the projection of the mine trend in that direction. Colorado conducted a program that included geologic mapping, rock and soil sampling and the drilling of 12 holes in 2017. Their drilling concentrated on peripheral targets along the mine trend to the north and south of the area of production, as well as two holes in the Golf target, situated well east of the mine trend. Colorado Resources terminated their lease agreement in May 2018, with the claims (including those staked by Colorado) reverting back to Ely Gold.

Contact Gold optioned the property from Ely Gold in July 2019 and currently holds the property under option. Contact Gold's work to date has comprised some target evaluation, rock chip sampling and a 10-hole confirmatory drill program.

Historical Mining Resource Estimates

In April 2013, Ely Gold commissioned a preliminary resource estimation from SRK Consulting, Denver Colorado ("SRK"). According to a technical memorandum dated April 16, 2013, SRK produced a non-CIM compliant resource estimate within only the area of past production at C pit, C North, D pit and E zone. The data provided to SRK comprised assays for 182 drill holes, though many of these holes had incomplete assay information. SRK further noted other issues, including lack of a geologic model, inaccuracies in the topographic model among other items.

Despite the foregoing, SRK estimated an unclassified resource of approximately 72,000 ounces gold at a grade of 0.058 oz/t. As was noted by SRK and has been noted under the headings "Drilling" and "Sample Preparations, Analyses and Security" below, numerous uncertainties exist concerning the historic data. The historical estimate stated within SRK's memorandum is not CIM compliant and should not be relied upon. It is mentioned here only for historical context.

A qualified person has not done sufficient work to classify the historical estimate as current mineral resources or mineral reserves and Contact Gold is not treating the historical estimate as current mineral resources or mineral reserves.

Historical Production

Approximately 74,000 ounces of gold was produced at the Green Springs mine by USMX from May 1988 to early 1990. Mining was from three pits, the "C", "C North" and "D" which in total produced 1.1 million metric tons averaging 2.1 g/t (0.061 oz/ton) gold at a cutoff of 0.7 g/t (0.02 oz/ton), with a strip ratio of 2.7 to 1. The largest pit, the C pit, covered three closely spaced mineralized zones that contained one million tons averaging 1.9 g/t gold (0.055 oz/ton). The highest grade gold mined on the Green Springs property was from the D pit, which yielded 140,000 metric tons that averaged 2.4 g/t (0.07 oz/ton) from a single 395-foot by 100- foot by 100-foot shoot (120-m by 30-m by 30-m). Mined ore was crushed and agglomerated and placed on leach pads with final recovery from carbon columns. Gold recoveries were reported to be 80%.

USMX ceased operations at Green Springs prior to running out of ore when they acquired the Yankee gold deposits near the Alligator Ridge mine, which they viewed as more lucrative.

Geological Setting, Mineralization and Deposit Types

The Green Springs project is located at the southeast end of the Battle Mountain - Eureka (Cortez) Gold Trend, a northwest alignment of a number of historical and currently producing Carlin style gold deposits that have produced in excess of 23 million ounces of gold and contain more than 35 million ounces of gold in reserves and in combined measured and indicated mineral resources (Source: Annual reports available publicly on the websites for Barrick Gold, Newmont and SSR Mining as compiled by Gustin 2013). Situated within the Basin and Range province of Nevada, the Green Springs property is located on the western flank of the White Pine Mountain Range, which consists largely of Cambrian through Permian carbonate and clastic sedimentary rocks deposited in shelf and foreland basin environments that have been folded and thrust faulted by Mesozoic compression, and subsequently overprinted by Tertiary extension.

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The property is underlain by a sequence of Paleozoic carbonate and siliciclastic sedimentary rocks ranging in age from Devonian to Mississippian. These include the Devonian Guilmette Formation, Devonian-Mississippian Pilot Shale, Mississippian Joana Limestone, Mississippian Chainman Formation and Mississippian Diamond Peak Formation. Igneous rocks are not abundant on the property, consisting of a small outcrop of felsic intrusive rocks in the northwest part of the claim block and a felsic dike encountered in drilling. Two Cretaceous-age granitic intrusions are exposed at Mount Hamilton, 12 kilometres (7.5 mi) to the north.

Paleozoic strata at Green Springs were affected by a sequence of deformational events that is consistent with that observed across the Basin and Range. These structures include: folding and thrust faulting of probable Mesozoic age; high-angle faulting that formed north-northeast, west-northwest and north-south striking faults; low-angle younger-over-older faulting of unknown age (though may be Late Mesozoic or Early Tertiary); and Tertiary extension-related faulting that formed north and north-northeast-striking faults as well as low-angle detachments.

The most prominent features in the Green Springs project area are two parallel north-south trending anticlines that extend through much of the property. These are broad open anticlines plunging slightly to the south-southwest. The Green Springs mine trend, which encompasses the past-producing Green Springs mine and other known mineralized zones, is situated on the faulted western limb of the western of these two anticlines.

Hydrothermal alteration associated with Green Springs gold mineralization is typical of Carlin-type deposits. Alteration in these deposits is characterized by decalcification (carbonate removal by acidic hydrothermal fluids); silicification in the form of jasperoid; oxidation, generally as limonite and earthy hematite after very fine-grained pyrite; and crystalline barite. Decalcification of the calcareous lower part of the Chainman Formation results in a strongly bleached, porous rock within and in close proximity to mineralized zones at Green Springs. Abundant voids and cavern development in limestone units also occurs and is a result of carbonate removal. Jasperoid is abundant at Green Springs and is largely controlled by stratigraphy, with jasperoid horizons developed at the top and bottom of the gold-hosting lower Chainman limestone and in the upper part of the Joana Limestone. Dark-colored resistant jasperoid outcrops of upper Joana are prevalent across the property.

Most mineralization discovered to date is oxidized. Some unoxidized intervals with disseminated pyrite have been observed in drill holes at depth, particularly in the dark-colored mudstone/siltstone in both the Chainman and Pilot formations. Based on cyanide leach assays from Contact Gold's recent drilling and preliminary bottle roll tests, cyanide solubilities are generally quite good.

Multielement geochemical analyses on drill samples as well as surface samples at Green Springs indicates that gold is associated with arsenic, antimony, mercury and thallium. This trace element geochemical association is typical of Carlin type gold deposits. Examination of several intervals from Contact Gold's 2019 drill holes show that gold-mineralized intercepts generally contain hundreds of ppm As, tens of ppm Sb, Hg >0.5 ppm (commonly >1 ppm), and Tl >1 ppm (commonly tens of ppm).

The gold mineralization is Carlin type, hosted in Devonian and Mississippian limestone and siliciclastic units, namely the Chainman Formation, Joana Limestone and Pilot Shale , and displays many of the hallmarks considered typical of Carlin-type deposits including: (i) hosted by Paleozoic calcareous/clastic sedimentary rocks, (ii) ore zones with diffuse boundaries and extremely fine-grained gold, (iii) hydrothermal alteration dominated by silicification (jasperoid) and decalcification, and (iv) associated anomalous pathfinder geochemistry of arsenic, antimony, thallium, mercury, silver and barium. Historic mining produced gold from the lower Chainman Formation and the upper part of the Joana. Structural controls to known mineralization along the Green Springs mine trend include the faulted western limb of a north to northeast-striking anticline and west-northwest striking cross-faults. Contractional structures including folds and reverse and thrust faults are evident at Green Springs and may serve as structural controls to mineralization.

Carlin-type gold deposits are widely distributed throughout northern and central Nevada and several occur in the region around Green Springs, including the currently producing Pan mine 25 km (15.5 miles) northwest, the Gold Rock development project 10 km (6 miles) northwest, the past producing Griffon mine 16 km (10 miles) southeast, and the currently producing Alligator Ridge (Vantage) mine 70 km (43 miles) north. Each of these nearby deposits occur in a stratigraphic setting similar to Green Springs and share many other similarities relating to mineralization, as do many of the deposits on the well-known Carlin Trend 150 km (100 miles) to the north.

Exploration

The Green Springs project area has been the subject of a number of campaigns of exploration activity carried out by several previous operators and currently by Contact Gold. These exploration programs have included geologic mapping, widespread soil sampling, rock sampling, geophysical surveys (controlled-source audio-frequency magnetotellurics (CSAMT), audio magnetotelluric, natural source (NSAMT) and induced polarization (IP)) and drilling. The most recent activity is Contact Gold's 2019 and ongoing exploration program which has included data compilation, digitization, verification and interpretation of geology, rock chipsampling, target delineation and the drilling of 10 reverse circulation ("RC") holes in 2019 at the Alpha, Bravo, Charlie North and Echo Zones.

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Exploration in the area dates to the late 1970's with a USMX program targeting jasperoid occurrences which led to the staking of claims in 1979. The first drill programs began shortly thereafter. Beginning in 1986, USMX began more aggressive exploration on the property which culminated in resource development and ultimately mining. The Green Springs mine operated from 1988 to 1990. After cessation of mining, the original claims were abandoned and essentially no activity took place until the late 1990's when Homestake conducted a small program. The initial claims that constitute the core of the claim position today were staked in 2003 by Genesis. Since that time the property has been leased to various operators who conducted programs including mapping, sampling, geophysics and some drilling. DHI, Bronco and Colorado Resources Ltd. ("Colorado") each completed small drill programs. Peripheral ground was staked by Bronco in 2008 and by Colorado in 2016. That, plus the addition of a small position on the north end of the property in 2010, resulted in the current claim block of 220 claims. Contact Gold optioned the claims from subsidiaries of Ely Gold in July 2019.

Contact Gold's 2019 program comprised field confirmation of mineralized zones and targets, rock sampling and the drilling of 10 RC holes. Their drilling was mainly confirmatory, drilling in zones of known mineralization on various targets across the property but focusing on mineralization in Pilot Shale.

Various exploration targets exist in the project area. USMX originally defined five target areas/mineralized zones, eventually mining gold from two of them. These are mostly located along the main north-south mine trend (Echo, Bravo, Charlie zones); the Alpha target occurs to the northeast of the trend. These targets have seen varying amounts of drilling and it is envisioned that exploration potential still remains in most of them. In addition to these mineralized zones, several other target areas have been identified off of the mine trend. Most of these have not been drill tested.

Drilling

Several drilling campaigns have been carried out at the Green Springs project by various operators, including most recently Contact Gold. Drilling done prior to Contact Gold acquiring the property is considered historic and data relating to that drilling is known to Contact Gold from a drill hole database which was acquired by Contact Gold from Ely Gold in 2019 at the time of acquiring the property. Including recent drilling by Contact, the database includes data for 661 RC drill holes, totalling 38,974 metres (127,834 ft). The average depth of drilling is 59 metres (193.5 ft), and nearly all the holes were vertical with only 43 holes drilled at angles.

The vast majority of holes in the database were drilled by USMX Inc. (formerly U.S. Minerals Exploration Company) and their JV partners between 1981 and 1987 and many of those holes have been mined out. A total of 29,722 metres (97,488 ft) was drilled in 606 holes during that period. Since 1990, only 55 holes have been drilled on the project.

Table 8 below outlines the various drilling campaigns carried out at the Green Springs property. The author of the Green Springs Technical Report noted that the completeness of data from historic drilling contained in the database is somewhat variable. The drill data present in the database are believed to have been acquired according to industry-accepted standards at the time the programs were carried out but, due to the lack of assay certificates and field-identified hole locations, no attempt has been made by Contact Gold nor the author to verify data from the bulk of historic drill holes. Though no historic holes have been twinned, Contact Gold's 2019 Drill Program focused on previously drilled mineralization at the Alpha, Bravo, Charlie North, and Echo zones, and results confirm the presence of mineralization in all of these zones.

Table 8: Drilling campaigns carried out at the Green Springs property

Year	Company	Holes	Metres	Cumulative Metres
1981-1986	USMX JV Partners	69	3957.5	3957.5
1986 - 1987	USMX	495	25018.7	28976.2
1986 - 1987?	USMX? (T series)	32	350.5	29326.7
1986-1987?	USMX? (CV short hole series)	10	395.3	29722
1997-1998	Homestake	13	2962.7	32684.7
2009	Bronco	6	1428.0	34112.7
2015	DHI Minerals (Ely Gold)	14	2066.5	36179.2
2017	Colorado Resources	12	1493.5	37672.7
2019	Contact Gold	10	1301.5	38974.2
Totals		661	38974.2

The data includes gold assays for all drill holes except the T series of 40 holes, which were all subsequently mined out of the Charlie pit; and a series of 10 CV holes in the valley south of the Echo zone, which may have been drilled by someone other than USMX. (The CV holes are considered inconsequential since they are all too short to have reached the target Chainman/Joana contact.) The remaining drill holes in the database drilled by Bronco, DHI (Ely Gold), Colorado and Contact Gold have gold assays with certificates, and select multielement data, along with down hole surveys and drill logs. Figure 6 below shows the distribution of drill holes at Green Springs.

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All holes drilled to date at the Green Springs property were done by RC; evidently no core drilling has been done.

Contact Gold has no information about the previous operators' methods used to determine drill collar locations. It is not known if collar locations were surveyed professionally by any of the historical operators. Evidence for several historic collar locations has been observed in the field and those locations, some of which are marked with hole identification, closely coincide with collar locations in the database.

Figure 6: Drill hole collar locations at the Green Springs property

Historical Drilling

Contact Gold's data include 632 drill holes from the historical period of drilling (including 75 drilled by USMX JV partners prior to 1986). An additional 20 holes in the dataset have assay data but no collar locations. Almost all holes were drilled vertically. USMX's drilling programs were strongly focused on the main mine trend and constitutes the bulk of the historic drilling and the majority of mineralized intercepts from USMX drill holes were from the Charlie, Charlie North, and Delta pits and have been mined out. A number of holes were also drilled at the A zone (now called Alpha target), and a scattering of holes were drilled to the south of the E (Echo) zone.

Homestake conducted a short 2,963 metres, 13-hole program in 1997-1998, several hundred metres west of the mine trend with holes angled easterly, presumably to test for peripheral mineralization or a west-trending extension. Contact Gold currently has no other data for these holes and it is unknown whether they encountered mineralization.

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Six holes were drilled by Bronco in 2009 totalling 1,428m, also located to the west of the mine trend. Bronco's holes were designed to test structural interpretations derived from CSAMT data. Two of the holes ended in alluvium, one hole ended in Chainman Shale, and the remaining three ended in Joana Limestone. None of the holes tested the upper or lower contacts of the Pilot Shale. Select intervals were assayed, and no significant gold assays were returned from those intervals.

In 2015, DHI completed 14 holes (2,065 metres) on the mine trend (see Table 9). Some of their drilling was largely confirmatory in nature targeting near-surface Chainman Formation in the B, C and E zones; the other objective was to test for deeper mineralization in the Pilot Shale. Hole GS15-14 collared to the east of the C pit and drilled to the southwest intersected partially oxidized low-grade gold mineralization in the lower Pilot just above the contact with Guilmette Limestone (Cox, 2015). This proof of concept test illustrates the potential for Pilot-hosted mineralization on the mine trend below known mineralization. DHI's 2015 program was largely successful, encountering mineralization in all but two holes. The best intercept of the program was drilled in the E (Echo) mineralized zone (41.1 metres @ 4.57 g/t Au; 134.8 ft @ 0.133 oz/t) with the hole bottoming in mineralization.

Table 9: Significant gold intercepts from the DHI drilling campaign

Hole #	Depth (m)	Zone	Overall Au Intercept				Included Au Intercepts
			From (m)	To (m)	Interval (m)	Au (g/t)	From (m)	To (m)	Interval (m)	Au (g/t)
GS15-01	79	North C	21.4	68.6	47.2	1.18	21.4	35.1	13.7	2.16
GS15-02	239	North C	36.6	71.6	35	1.21	45.7	64	18.3	1.75
GS15-03	108	North C	47.2	82.3	35.1	0.84	74.7	82.3	7.6	1.45
GS15-04	91	B	13.7	22.8	9.1	1.23
GS15-05	84	B	33.5	35	1.5	0.31
GS15-06	105	E	64	105.1	41.1	4.57 *	70.1	94.5	24.4	6.77
GS15-07	98	E	71.6	77.7	6.1	0.23
GS15-08	99	E	76.2	99.1	22.9	0.34*	76.2	86.9	10.7	0.57
GS15-09	198	E	42.7	67.1	24.4	1.35	45.7	59.4	13.7	1.98
GS15-10	190	E	44.2	48.8	4.6	0.17
GS15-11	157	E	13.7	44.2	30.5	0.62	18.3	33.5	15.2	0.87
GS15-12	178	C	No significant results
GS15-13	198	C	No significant results
GS15-14	239	C	201.2	208.8	7.6	0.29
*Hole ended in mineralization

In 2017, Colorado completed 12 RC drill holes (1,492 metres) and tested primarily peripheral targets at the Echo, Alpha zones and the previously untested Golf target situated west of the mine trend (see Figure 6 above). Four holes in the Echo zone targeted the Chainman/Joana contact, encountering mineralization in all. The 6 holes drilled in the Alpha zone were designed to test the Pilot Shale. All these holes intersected mineralization, for example 38.1 metres @ 1.37 g/t Au (125 ft @ 0.04 oz/t), including 19.81 metres @ 2.36 g/t Au (65 ft @ 0.069 oz/t). The two holes in the Golf target successfully confirmed gold in the subsurface in a target far-removed from the mine trend (e.g. 6.1 m @ 1.12 g/t Au; 20 ft @ 0.032 oz/t). The Colorado drill program was successful in intersecting significant intervals of gold mineralization at all zones (see Table 10 below).

Table 10: Significant gold intercepts from Colorado Resources 2017 drill program

Hole ID	Zone	Total Depth (m)	From (m)	To (m)	Interval (m)	Au g/t
GSC17-1	E Zone	124.97	76.20	117.35	41.15	3.23
including			89.92	97.54	7.62	9.75
including			91.44	96.01	4.57	12.00
GSC17-2	E Zone	126.49	73.15	124.97	51.82	0.38
including			76.20	99.06	22.86	0.61
GSC17-3	E Zone	118.87	79.25	100.58	21.34	0.23
GSC17-4	E Zone	124.97	74.68	115.82	41.15	1.85
including			80.77	91.44	10.67	4.16
GSC17-5	A Zone	102.11	27.43	67.06	39.62	1.07

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Hole ID	Zone	Total Depth (m)	From (m)	To (m)	Interval (m)	Au g/t
GSC17-6	A Zone	120.40	27.43	51.82	24.38	1.75
including			38.10	48.77	10.67	2.89
GSC17-7	A Zone	120.40	24.38	51.82	27.43	0.54
GSC17-8	A Zone	102.11	16.76	54.86	38.10	1.37
including			16.76	36.58	19.81	2.36
GSC17-9	A Zone	141.73	13.72	82.30	68.58	0.82
GSC17-10	A Zone	120.40	18.29	39.62	21.34	1.14
GSC17-11	G Zone	166.12	0.00	9.14	9.14	0.68
GSC17-12	G Zone	124.97	1.52	7.62	6.10	1.12

Drilling by Contact Gold

Contact Gold's 2019 Drill Program comprising 10 RC drill holes (1,301.5 metres) was largely confirmatory in nature, designed to put holes in areas of known mineralization in the Echo, Charlie, Bravo and Alpha zones (see Figure 6 above). Four of their holes targeted mineralization in the lower Chainman (Echo, Charlie, Bravo zones) and six holes in the Alpha target targeted the Pilot. All holes were successful in confirming oxide mineralization in all zones.  Figures 7 and 8 are example cross sections showing Contact Gold's drill holes in relation to historic drilling.

Figure 7: E-W cross-section through the Alpha zone showing mineralized intercepts in Pilot Shale from Contact drill holes GS19-01, -02, -03, -06 in relation to stratigraphy and historic holes. View looking north.

Figure 8: Cross-section through the Echo zones showing
Contact drill hole GS19-07 in relation to historic drilling. View looking north

All of the 10 drill holes completed by Contact Gold encountered gold mineralization. Drilling in the Echo, Charlie North and Bravo zones on the Green Springs mine trend confirm mineralization in the lower Chainman Formation and holes drilled in the Alpha target to the northeast of the main mine trend intersected mineralization within the Pilot Shale. Geology, alteration, oxidation state and presence of gold mineralization from earlier drilling campaigns was confirmed in Contact Gold's drilling. A tabulation of significant gold intercepts from Contact Gold's 10 2019 drill holes is presented in Table 11 below. True width of drilled mineralization is unknown in most cases, but owing to the primary control being strataform, and stratigraphy generally having shallow dips at Green Springs, is estimated to be at least 70% of drilled thickness.

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Table 11: Significant intercepts from Contact Gold 2019 drill holes

As noted previously, many of the historic drill holes at Green Springs have been mined out during production of the Green Springs mine. However, many mineralized intercepts remain. To varying degrees some of these can be considered to represent open mineralization. Some historic holes bottomed in mineralization. Figure 9 below shows all drilling on the Green Springs Project in relation to the various mineralized zones and exploration targets with select intercepts for Contact Gold’s 2019 drilling.

N
Tango Target
35m @ 1.68 g/t Au
Alpha Zone
Whiskey Target
22m @ 1.02 g/t Au
Bravo Zone
Foxtrot Target
35m @ 1.86 g/t Au
Charlie Zone
6.1m @ 1.12 g/t Au
48.7m @ 1.15 g/t Au
Delta Zone
Historical Drilling
Contact Gold Drilling
Drill Results
Au ppm
0.00 - 0.14
0.15 - 0.50
0.51 - 1.00
1.01 - 20.65
GS Border
Soil Samples (Au ppb)
0 - 5
5 - 10
10 - 25
25 - 50
50 - 100
100 - 200
200 - 5000
Golf Target
70m @ 2.3 g/t Au
38.1m @ 3.53 g/t Au
Echo Zone
Zulu Target
0
1
2
Kilometers

Figure 9: Map showing all drilling on the Green Springs project in relation to the various mineralized zones and exploration targets with select intercepts for Contact Gold’s 2019 drilling

Sampling, Analysis and Data Verification

Drilling

Limited information is available on methodologies employed by historic operators at Green Springs, particularly for programs prior to 2015. Hence, for the majority of the historic drilling, parameters such as drill sample collection, chain of custody, sample preparation, quality assurance/quality control ("Qa/Qc") procedures and analytical techniques are unknown. It is presumed that procedures and techniques employed by historic operators at Green Springs with regards to drill sample collection and transport were consistent with those in common practice at the time, but the author of the Green Spring Technical Report cannot verify this. For those programs where the assay laboratory is known, analyses were carried out by either ALS Global, Bureau Veritas or Actlabs. All three of these laboratories are well known, industry-accepted assay labs which had (and currently have) international ISO 9001 certification.

Contact Gold's 2019 Drill Program has the most complete information of all the Green Springs drill campaigns and includes complete information regarding drill sampling collection, chain of custody, prep and analysis.

All drilling is presumed to be done by RC. Though it is possible some of the very earliest drilling employed a conventional drill rig, USMX's drilling (representing the bulk of all drilling at Green Springs) utilized a Drill Systems MPD 1000 RC rig. Given industry standard practice and generally shallow depths drilled, it is unlikely that the more recent programs would have used conventional drilling. No diamond drilling is known to have taken place to date at Green Springs.

Contact Gold employed Qa/Qc protocols for their 2019 drilling as described in the section entitled "Analytical Data - Quality Assurance/Quality Control".

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Surface Sampling

Soil Sampling

The Green Springs property has had extensive soil sampling conducted by various operators. Contact Gold's data contains records for approximately 7000 soil samples which were collected by USMX, Bronco, Colorado and Maestro. Gold and multielement geochemical methods are known for some of the sampling, but the majority of samples in the database have only location and analytical results. Field sampling techniques employed during the various programs have not been documented except for USMX programs where samples were collected from depths of 10-30 centimetres on a 60 by 30 metre (100 x 200 ft) grid.

All soil samples in Contact Gold's data have gold and multielement analyses though the number of elements varies depending on what analytical package was used.

Rock Sampling

Contact Gold's data contains results for 399 rock samples, which were collected since 2004 by Palladon, Genesis, Maestro, Colorado and Contact Gold. Data for this sampling are complete and include location, description, date, sampler, analytical methods, and Au and multielement geochemical results. All samples were prepped and analyzed by ALS using Au-AA23 for Au and either MEMS-61, MEMS-41 or ME-ICP 41 for multielement analyses. These different multielement packages utilize different sample digestion techniques and analytical instrumentation with different detection limits which can sometimes make it difficult to compare geochemical data from different samples.

It is almost assured that earlier operators conducted rock sampling but the data is apparently no longer available and does not appear in the Contact Gold data set.

Analytical Data - Quality Assurance/Quality Control

Industry-standard Qa/Qc protocols generally include: the insertion of CRM (certified reference material) standards and barren (blank) samples periodically into the sample stream, collection of duplicate samples (on the drill rig --common with RC drilling, or using ¼ split drill core), and re-analyzing a portion of samples at a second laboratory.

Similar to other drill-related data, information on Qa/Qc procedures and protocols employed by historic operators at Green Springs is not well known; however, Contact Gold's Qa/Qc program is well-defined. It is unknown if historic operators at Green Springs employed Qa/Qc protocols on their surface samples (predominantly soil). Contact Gold did not employ such protocols with their rock sampling.

In addition to any Qa/Qc program employed by the operator, analytical laboratories use their own internal Qa/Qc procedures to ensure sample prep quality, reproducibility of analyses etc. This is certainly the case with ALS, Bureau Veritas and Actlabs. When discrepancies are discerned by these internal laboratory procedures, samples are generally re-prepped or re-analyzed, as required, by the lab before reporting. Neither Contact Gold nor the author has reviewed laboratory internal Qa/Qc data for Green Springs analytical data.

No information is available as to what, if any, Qa/Qc procedures were employed during any of the drill programs undertaken by USMX and its joint venture partners during the 1980's or by Homestake's 13-hole program in 1997-1998.

Visual inspection and observations of assay data from Bronco's, DHI's and Colorado's drilling program suggests that they were inserting control samples, standards and blanks into their drill sample streams, however Contact Gold does not have information as to what CRM (certified reference material) standards were being used. An evaluation of the Qa/Qc from prior drilling programs cannot be made. It would be advisable for Contact Gold to continue in its attempts to obtain more data from Qa/Qc programs of previous operators.

In contrast to historic operators' Qa/Qc programs, the procedures employed in the execution of Contact Gold's 2019 drilling are well documented. CRM standards and blanks were inserted into the sample stream and some duplicate samples were collected. Second-lab check assays were not done, although it is Contact Gold's intention to do so with select samples from the 2019 drilling as well as with future drill programs.

All control samples (standard, blank, duplicate) were assigned sample names sequentially with the rest of the drill hole samples and shipped together with all samples from a given drill hole.

Upon finalization by ALS of an assay work order, a digital file is emailed with assay results and an accompanying certificate. These are reviewed by Contact Gold's geologist for suspect values or control sample failures. The geologist will then instruct ALS of any follow-up on control sample fails if necessary.

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Contact Gold considers a control sample fail to be: a gold assay that is outside of (above or below) 3 standard deviations from the accepted value for a given CRM standard (standard deviation data is determined and provided by Rocklabs), a gold value above detection for a blank, or a duplicate sample with greater than 20% deviation from the duplicate's counterpart sample.

Contact Gold's 2019 program comprised a total of 783 drill samples which included 19 control samples (8 CRM standards, 2 blanks, and 9 duplicate samples). The protocol employed by Contact Gold was to insert a control sample (either standard, blank or duplicate) nominally every 20 to 30 samples though this was not strictly followed. Whereas the author considers this extent of control samples passable for a short first-pass confirmatory drill program, it is advised to increase the amount of control samples and the frequency of insertion in subsequent drill programs.

CRM Standards and Blanks

The certified reference material standards used by Contact Gold during its 2019 program were Rocklabs products purchased through A & A Equipment in Elko, Nevada. The standards were purchased in pulp form with sample weights averaging 0.14 kg. The standards used and their accepted gold values were: OXB130 (0.125 ppm), OXE143 (0.621 ppm) and OXJ120 (2.365 ppm). These standards have an oxide matrix and represent a range of accepted gold values considered suitable for the material encountered at Green Springs.

Blank material was purchased from Shea Clark Smith (MEG Labs, Reno Nevada). They were prepared from barren carbonate material and were coarse samples with weights averaging 1.3 kg.

For Contact Gold's 2019 drilling, gold assays reported by ALS for the 8 CRM control samples were all within the 3 standard deviation limit. The two blank control samples did not have detectable gold (<0.005 ppm ALS assay). All standards and blanks from Contact Gold's 2019 drilling were considered passed.

Duplicate Samples

Duplicate samples were prepared at the drill rig by drilling the selected interval and then halving the sample using a riffle splitter.

One duplicate sample from hole GS19006 was initially considered a fail. Samples GS1906020 and GS1906021 (original and duplicate) returned ALS Au-AA23 assays of 0.316 ppm Au and 0.221 ppm Au, respectively, representing a difference of 0.095 ppm (35% deviation from the sample-pair average of 0.2685 ppm). Each of the two samples were re-analyzed by ALS by creating new pulps from each sample's reject material and the subsequent values returned were: GS1906020: 0.318 ppm Au and GS1906021: 0.223 ppm Au (i.e. showing good repeatability with the original assays). After further review, Contact Gold determined that a duplicate was never included in the sample sequence and, instead of being a duplicate, sample GS1906021 was actually the subsequent 5-ft sample. This was further evidenced by ALS receiving one less sample (the last sample) than was included on the sample submittal prepared by Contact Gold. At this point Contact Gold determined that no further follow-up was necessary.

Results for the nine duplicate samples were as expected, returning values quite close to the corresponding "original" sample.

Data Verification

Validating Green Springs project data include such details as verifying drill hole collar locations, drill hole analytical results and the accuracy of geologic information. As noted in the Green Springs Technical Report, data verification relating to historic drilling (e.g. collar survey methods, the existence of downhole surveys, gold assay analytical methods, Qa/Qc protocols, geologic logging parameters) is largely unknown. As pointed out by SRK concerning pre-2013 historic data, much uncertainty exists regarding data verification.

Evidently, DHI recognized that there were issues regarding collar surveys of earlier drill holes (primarily USMX holes) on the project and undertook re-re-surveying, though Contact Gold is unaware of the results of that effort. It is possible that other operators prior to Contact Gold (e.g. Colorado, Bronco) also made attempts to verify project data that were collected prior to their own involvement. This could be valuable information though the author is unaware that such attempts were made.

As part of the Green Springs Technical Report, during a site visit and subsequent data review, the author was able to verify certain items relating to Green Springs project exploration. These mostly pertain to Contact Gold's 2019 activity as their program has much more complete information.

Drill Hole Collar Locations

During the site visit, several drill sites were examined in the field. These include 3 Contact Gold drill sites (representing 6 drill holes due to multiple holes being drilled on a single pad; GS1901, GS1902, GS1903, GS1907, GS1910) and one DHI Minerals drill site (GS15-07). In the field the author obtained UTM NAD 27 Zone 11 coordinates for these sites using a handheld Garmin GPS. Subsequent comparison of these location data coincided well with locations in Contact Gold's database. Drill collar elevations were not obtained by the author in the field due to the inherent inaccuracy of a standard handheld GSP in determining elevations.

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Review of Drill Cuttings

While in the field, the author reviewed drill cuttings for 3 drill holes GS1907, GS1903 (Contact Gold holes from the Echo and Alpha zones, respectively) and GS17-01 (Colorado hole from the Echo zone). This review was done together with drill hole gold assays (and trace elements for holes with multielement data) and drill log data. Examination of drill cuttings showed that lithologic contacts and alteration zones were consistent with the logging information in the database. A good correlation was observed between visual alteration/mineralization parameters in the cuttings with reported gold (and trace elements where applicable) on the laboratory assay certificates. These alteration features are typical of Carlin-type gold mineralization.

Analytical Data

Assay Database Audit

Contact Gold supplied the author with laboratory assay certificates (in pdf format) for a number of drill holes to be used to verify a sampling of the assay data as it appears in Contact Gold's database. Certificates for 3 Contact Gold drill holes (GS19 series), 3 Colorado drill holes (GS17 series) and 3 DHI drill holes (GS15 series) were reviewed. This represents exploration undertaken on the project since 2015. No attempt was made to verify data related to earlier programs (as previously noted, Contact Gold does not possess assay certificates for much of the historic drilling). Contact Gold's data include gold assays and some multielement geochemical analyses. Only gold data were examined; no attempt was made to verify the multielement geochemical data. Furthermore, no attempt was made to determine the completeness of Contact Gold's assay database (as noted by SRK (2013) some of the drilling done prior to 2013 had missing assays or incomplete sampling for some holes). However, for the Contact Gold, Colorado and DHI drill holes reviewed, the author noted the completeness of assay data in the database and noted only one missing assay interval.

The author verified 131 assay intervals for 3 DHI Minerals holes (GS15-01, -05, -08), representing approximately 10% of the assay records in the database for GS15 series holes. For the intervals checked, complete agreement was found between the assay certificates and the database except for the one interval with a missing assay in the Contact Gold data.

Assay data for 90 samples from 3 holes (GSC17-2, -7 and -12) were verified for Colorado drilling. This represents roughly 10% of the data for GS17 series holes. Of the 90 intervals checked, 4 errors were found. The number of erroneous occurrences found is not considered significant.

For Contact Gold drill holes (GS19 series) assay intervals were checked and verified from holes GS1901, GS1904, GS1907 and GS1909. Eighty-seven (87) intervals were checked, representing roughly 11% of the assay records for Contact Gold's 2019 drill holes. Complete agreement was found for all records checked.

Contact Gold's handling of their drill assay data appears to be well-executed with no missing samples or discrepancies noted for the drill holes reviewed. It was noted that sample assay values below the laboratory detection limit (<0.005 ppm Au) are entered as 0.0025 ppm. This is good standard industry practice that provides a numerical value as well as distinguishes between a valid analysis and no data.

Quality Assurance/Quality Control (Qa/Qc)

As discussed previously, Qa/Qc procedures followed by past operators are largely unknown. It is known that Colorado, Bronco and DHI were inserting blanks and standards into their drill sample streams but Contact Gold has no information as to the standards being employed for any of these programs. No information regarding Qa/Qc exists for earlier programs (USMX); it is possible that such procedures were not used. As such, no verification of assay data utilizing an analysis of Qa/Qc results can be done for any of the historical programs. The author recommended that Contact Gold make attempts to procure these data and perform an evaluation in order to help validate of some of the historic data. Contact Gold utilized Qa/Qc procedures and, as described above, these are well documented.

Limits of Validation

The author validated only a sample of Contact Gold's drill-related data and information. As has been stated, it is known that uncertainties exist surrounding some of the historic (pre-Contact Gold) data. It is possible that errors exist outside of the drill holes checked and drill assays verified.

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No surface sample assay data was verified; however, as part of the site visit the author examined several mineralized outcrops in conjunction with sample assays and found good correlation between anomalous assay values and visually altered and mineralized outcrop.

Although some of the pre-Contact Gold programs appear to have employed industry standard practices, there still exist uncertainties and much of the data cannot be verified at this time.

For Contact Gold's 2019 program, the author believes the data to be of good quality and accuracy and can be relied upon.

Mineral Processing and Metallurgical Testing

The assay database provided by DHI to Contact Gold did not include any cyanide soluble gold assays or other metallurgical test work from prior operators at Green Springs. As part of Contact Gold's normal analytical protocols employed during their 2019 Drill Program, all samples yielding fire assay gold results greater than or equal to 0.1 ppm Au were also subjected to cyanide leach assay. This can be considered a preliminary first step in determining gold extractability by cyanide solution. In addition, limited bottle roll testing was conducted as a means of confirming cyanide extractability.

Cyanide Solubility Analyses

During the 2019 Drill Program, Contact Gold's drill sample submittals to ALS Global required all samples be analyzed by fire assay with an atomic absorption finish (ALS method Au-AA23) for gold and, in addition, all samples retuning > 0.1 ppm Au by that method also be analyzed by cyanide leach (ALS method Au-AA13, cyanide leach extraction with atomic absorption spectrometry determination fort gold). This helps provide a factual check on visual oxidation calls from logging from which ultimately a three-dimensional oxide model can be built to constrain a future resource calculation. Overall, both logging and cyanide analyses indicate that oxidation in Contact Gold's drill intercepts containing gold mineralization is mostly complete with generally very good cyanide recoveries, though some of the intercepts from the Alpha zone exhibit lesser cyanide recoveries than those from other zones.

Based on cyanide assays, most of the gold mineralization intersected during Contact Gold's 2019 drilling is non-refractory. Table 12 lists gold mineralized intervals from the 2019 drilling with determination of oxidation as determined by cyanide assays (Au-AA313). The best oxide interval was from drill hole GS19-07 which returned a weight-averaged fire assay value of 2.369 g/t Au over 70.1 metres (0.069 oz/t over 230 ft). Calculating the same interval with cyanide assays yields an average of 2.388 g/t Au (0.070 oz/t).

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Table 12: Gold mineralized intercepts from Contact Gold's 2019 drilling with determination of oxidationbased on cyanide solubility assays (Au-AA13).

Bottle Roll Testing

In 2020, three cyanide bottle roll tests were completed on composite samples from 2019 RC drill intercepts from the Alpha, Bravo and Echo Zones. Composites were made by combining individual 5 ft sample intervals from single drill holes in each zone. Two composites were from Chainman/Joana-hosted mineralization in the Echo and Bravo Zones (holes GS19-07 in the Echo zone and GS19-10 in the Bravo zone) and were logged as oxide. The third composite was from hole GS19-02 in the Alpha zone and was logged as mixed oxide and sulfide from the lower Pilot Shale. Bottle roll tests were carried out by ALS Global, Reno Nevada utilizing method Au-AA14 (cyanide extraction of a 1 kg sample using a 12-hour agitated leach followed by atomic absorption spectrometry determination of Au).

Bottle roll test results are as follows in Table 13 below, using original Fire Assay and Gravimetric methods:

Table 13: Summary of bottle roll test results conducted by ALS for Contact Gold on 2019 RC drilling at Green Springs

Zone	Hole ID	Start	End	Interval	Bottle Roll	BR recovery vs
		metres	metres	metres	Assay	FA/AA +/-Grav
Alpha	GS19-02	24.38	50.29	25.91	0.78	49%
Echo	GS19-07	85.34	106.68	21.34	6.02	108%
Bravo	GS19-10	12.19	35.05	22.86	1.04	99%

The Alpha zone composite showed reduced cyanide extractability presumably due to the composite being made up of both oxidized and unoxidized samples. Ten of the samples, representing 15.2 metres (50 ft), individually showed approximately 90% cyanide solubility in the Au-AA13 analyses. Seven of the samples included in the composite, representing 10.67 metres (35 ft) showed less than 20% cyanide solubility. The author of the Green Springs Technical Report noted that future work should focus on testing these material types separately. Individual cyanide assays (Au-AA13) in the Alpha zone, hosted within the Pilot Shale, shows cyanide extractability within the mineralized zone increasing with depth towards the limestone contact.

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The author of the Green Springs Technical Report commented that overall, the initial bottle roll tests from Green Springs are encouraging and demonstrate the amenability of both the remaining Chainman Shale-hosted mineralization, as well as the underexplored Pilot Shale-hosted mineralization to cyanide extraction methods. The author also recommended that future work include additional bottle roll testing and, ultimately, column leach tests which would help evaluate potential amenability to heap leach processing for Green Springs mineralization.

Mineral Resource and Mineral Reserve Estimates

There are no mineral resource estimates for the Green Springs property. There has been insufficient exploration to define a mineral resource.

Exploration, Development and Production

In the opinion of the author of the Green Springs Technical Report, the Green Springs project clearly warrants additional exploration investment and an aggressive work program is therefore recommended.

Multiple, high quality drill targets have been identified by Contact Gold along the Green Springs mine trend of deposits and zones including Alpha and Tango in the north part of the property, to Bravo, Charlie North, Echo Zones and the Zulu target in the south. The parallel anticline trend located 1 kilometre east of the mine trend encompassing the Whiskey, Foxtrot, Golf and other unnamed targets south of Golf represents additional exploration potential. Detailed geologic mapping, and surface rock and soil sampling has been completed, and this in combination with existing CSAMT data is sufficient to define at least nine, drill-ready targets, though further surface investigations should be completed to both refine existing targets and to develop new targets elsewhere in the Green Springs project area. To this end, detailed mapping focused on gold and trace element soil anomalies should continue, accompanied by selective rock-chip sampling of altered or otherwise permissive outcrops. Gravity and possibly magnetic surveys are recommended to provide additional data upon which to target drill holes, especially in areas that are covered, or have poor exposure of geology. Core drilling should be at least 20% of the total metreage to provide the exploration team with the details of the project stratigraphy, structure, alteration, and mineralization. Drill core would also allow for additional metallurgical testing.

Contact Gold's 2019 exploration program confirmed the target concept of primary interest: that gold mineralization occurs within the lower Pilot Shale, particularly at the contact of the Pilot Shale with the underlying Guilmette Limestone. This concept was key to Contact Gold's decision to acquire the project. The remaining potential at the Chainman Shale / Joana Limestone contact appears limited to perhaps 100,000 to 200,000 ounces gold but the Pilot Shale target has been essentially unexplored at Green Springs. The proof of concept program was successful, and so an aggressive approach to pursuing this target along the entire length of the Green Springs mine trend as well as peripheral targets is recommended. Deeper drilling on the northern Carlin trend in the 1980's and early 1990's was key to discovering the giant deposits at Post/Betze, Meikle and Leeville after 20 previous years of mining.

A Phase 1 budget and program totalling $3.77 million is recommended, including 15,000 metres (49,125 ft) of RC and 3,750 metres (12,250 ft) of core drilling is recommended. Depending on the success of the Phase 1 program, a Phase 2 program with a budget of $5.32 million, including an additional 21,000 metres of RC and 5,250 metres of core would be recommended. These programs include drilling and associated road building, additional soil and rock- chip sampling, geologic studies, and geophysics, and resource calculation and metallurgical studies. This work would address already defined targets in and adjacent to the mine trend as well as work on peripheral target areas. Costs for the recommended program are summarized in Table 14.

Table 14: Recommended exploration budget for Green Springs

Item	Phase 1 (US$)	Phase 2 (US$)
Geology; Soil and Rock Sampling	$150,000	$175,000
Geophysics Gravity / Magnetics Survey	$75,000	$75,000
RC Drilling Contractors	$1,250,000	$1,750,000
Core Drilling Contractors	$1,250,000	$1,750,000
Drilling Program - Assaying	$500,000	$700,000
Drilling Program - Personnel	$247,500	$350,000
Project Supervision and Interpretation	$125,000	$175,000
Land Holding	$100,000	$100,000
Permitting and Environmental	$60,000	$75,000
Resource Calculation	--	$100,000
Metallurgy	$12,500	$70,000
Total	$3,770,000	$5,320000

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It is the author's opinion that the Green Springs project is a project of merit and warrants the proposed program and level of expenditures outlined above.

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DIRECTORS, OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES

The following table sets forth the names, ages and titles of our directors and executive officers.

Name, Age Position with the Company and Municipality of Residence	Principal Occupation
Matthew Lennox-King Age: 44 President, Chief Executive Officer and a Director since June, 2017 Whistler, British Columbia

Mr. Lennox-King brings over 20 years of experience in mineral exploration to the Company, as a geologist, and mining company executive. From April 2011 to November 2015, Mr. Lennox-King was President and Chief Executive Officer of Pilot Gold Inc., a TSX listed gold exploration & development company, active in the Western United States and Eastern Europe. At Pilot Gold, Mr. Lennox-King raised over $70 million in equity financings to support the company's activities. Prior to joining Pilot Gold, Mr. Lennox-King was a Senior Geologist at Fronteer Gold Inc. where he successfully identified properties and executed multimillion-dollar exploration programs that generated exponential deposit growth for Fronteer Gold. Mr. Lennox-King brings expertise in mineral exploration, finance, corporate governance, M&A and corporate leadership to his role as President & CEO. Mr. Lennox-King holds a B.Sc. in Geological Sciences from the University of British Columbia and was a 2014 recipient of Business in Vancouver's Top 40 Under 40. Mr. Lennox-King was also a non-executive director of BCM Resources Inc., a TSX-V listed base metals focused exploration company.

John Wenger Age: 46 Vice-President Strategy, Chief Financial Officer and Corporate Secretary since June, 2017 Vancouver, British Columbia

From 2011 to 2017, Mr. Wenger served as Chief Financial Officer and Corporate Secretary of Pilot Gold, where he was part of a management team that raised over $100 million, and successfully completed multiple property transaction deals and acquisitions. Mr. Wenger worked for Ernst & Young LLP from 2001 to 2011 where he acquired considerable experience in financial reporting for both Canadian and U.S. publicly listed companies, primarily in the mining industry. Mr. Wenger has been a Chartered Professional Accountant with the Chartered Professional Accountants of British Columbia since 2006. Mr. Wenger is also a non-executive director of Osprey Gold Development Ltd., a TSXV-listed company.

Vance Spalding Age: 53 Vice-President, Exploration since June, 2017 Spring Creek, Nevada

Mr. Spalding's gold exploration experience spans more than 30 years. A Certified Professional Geologist (AIPG), and Qualified Person, he most recently served as Deputy Director of Brownfields Exploration for Kinross Gold Corporation. At Kinross, Mr. Spalding built and led the exploration team at Bald Mountain from January 2016 to June 2017, overseeing 60 km of drilling and adding 1.24 Moz of gold to the mineable reserve base. Mr. Spalding previously worked with Pilot Gold from listing in April of 2011 until January, 2016 serving first as Exploration Manager and then as Vice President of Exploration, identifying projects for acquisition and managing programs at the Kinsley (Nevada) and Goldstrike (Utah) properties, and overseeing budgets of up to $20M per year and 20 full time employees in Nevada and Turkey. Prior to this, Mr. Spalding served as Fronteer Gold's U.S. Exploration Manager from 2009 until the sale to Newmont in 2011, where he oversaw the generative exploration program as well as early to advance stage drilling and development. He served as Project Manager at Centerra / Cameco Gold from 1997 to 2009, where he led the discovery of 2 Moz of gold at the REN project on the northern Carlin Trend. He also served as Exploration Manager at Centerra's Kumtor Gold mine in the Kyrgyz Republic. Prior to Centerra, he worked with Santa Fe Pacific Gold and Gold Fields Mining on various exploration and development projects in the western United States, including Mule Canyon and Atlanta in Nevada, and Elkhorn in Montana. Mr. Spalding holds a B.Sc. in Geology from the University of Idaho.

Andrew Farncomb Age: 38 Senior Executive Vice-President and a Director since June, 2017 Toronto, Ontario

Mr. Farncomb brings extensive experience in the capital markets to the Company. Mr. Farncomb has diverse experience advising public and private companies on mergers and acquisitions and financing transactions across a range of sectors. In the natural resources sector, Mr. Farncomb has worked with exploration to production stage companies in advisory and Board capacities. Mr. Farncomb is a founder and Principal at Cairn Merchant Partners LP (since May 2012), an independent merchant bank focused on principal investing. Prior to forming Cairn Merchant Partners, Mr. Farncomb was a Partner at Paradigm Capital Inc., a Canadian investment bank focused on small to medium-sized companies. Prior to Paradigm Capital, Mr. Farncomb held a business development role at a consumer goods company in Hong Kong. Mr. Farncomb is also a board member of several TSX and TSXV-listed and private companies. He is also a member of the board of directors and chairs the Investment Committee at the Flavelle Foundation. Mr. Farncomb graduated from the Smith School of Business at Queen's University with a Bachelor of Commerce (Honors) degree and received the Merrill Lynch Scholarship.

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Name, Age Position with the Company and Municipality of Residence	Principal Occupation
John Dorward Age: 48 Chairman of the Board and a Director since June, 2017 Melbourne, Australia

Mr. Dorward is President and Chief Executive Officer of Roxgold Inc. (since September 2012), a TSX-listed gold producer and has over 20 years of experience in the mining and finance industries. Prior to his time at Roxgold, Mr. Dorward served as Vice-President, Business Development at Fronteer Gold from October 2009 to April 2011 where he was an integral part of the team that sold the large Michelin uranium deposit, acquired AuEX Ventures Inc., and successfully advanced Fronteer Gold's properties prior to the company's sale to Newmont for $2.3 billion in 2011. Mr. Dorward was the Chief Financial Officer of Mineral Deposits Ltd. from 2006 to 2009, where he was responsible for financing the construction of the Sabodala Gold Project in Senegal, West Africa, and was the Chief Financial Officer at Leviathan Resources Ltd., an ASX-listed gold producer, before its acquisition in 2006. He was a non-executive director of Pilot Gold from 2011 to 2015, and is currently a non-executive director of Navarre Minerals Ltd., an ASX-listed exploration company.

George Salamis Age: 53 Director since June, 2017 North Vancouver, British Columbia

Mr. Salamis has over 25 years of experience in mineral exploration, mine development and operations and was previously the Executive Chairman of Integra Gold Corp., a gold development company acquired by Eldorado Gold for $590M in June 2017. Mr. Salamis is also Chief Executive Officer of Pinecrest Resources Ltd. (since 2014), a TSXV-listed exploration company. Mr. Salamis has previously held senior management positions with a number of mining companies including Placer Dome Inc. and Cameco Corporation. He has been involved in mergers and acquisitions transactions valued over $1.8 billion, either through the sale of assets, or of junior mining companies that he played a key role in building. Mr. Salamis holds a degree in geology from the University of Montreal.

Mark Wellings Age: 56 Director since June, 2017 Toronto, Ontario

Mr. Wellings is a mining professional with over 25 years of international experience in both the mining industry and mining finance sector and is currently President and Chief Executive Officer and a director of Eurotin Inc., a director of Superior Gold Inc., Adventus Zinc Corporation, and Principal at INFOR Financial Group Inc. From 1988 to 2004, Mr. Wellings worked in the finance industry with a variety of companies and roles including Derry, Michener, Booth & Wahl, Arimco N.L., Inco Ltd. and Watts Griffiths McOuat, acquiring valuable hands-on experience in exploration, development and production. In 1996, Mr. Wellings joined the investment dealer GMP Securities L.P. where he cofounded the firm's corporate finance mining practice. During his 18 years at GMP, Mr. Wellings was responsible for, and advised on, some of the Canadian mining industry's largest transactions, both in equity financing and mergers and acquisitions. Mr. Wellings is a Professional Engineer and holds a master of business administration degree and a Bachelor of Applied Science degree in Geological Engineering.

Riyaz Lalani Age: 43 Director since June, 2017 Toronto, Ontario

Riyaz Lalani was the Chief Corporate Officer at The Supreme Cannabis Company, Inc. and focuses on activities that require cross-functional expertise. Mr. Lalani specializes in financial transactions, shareholder actions, crisis communications and media relations. As the founder and CEO of leading communications and stakeholder relations firm Bayfield Strategy, Inc., Mr. Lalani has extensive experience working with public companies, boards of directors, shareholders and the media. Before founding Bayfield, Mr. Lalani was the Chief Operating Officer of Canada's largest proxy firm, where he co-led the firm's efforts to provide confidential strategic and governance advice to more than a dozen large-cap public companies to protect against potential or threatened dissident actions. He was also previously employed by an international asset manager for 10 years in New York and Toronto, including as its director of research for several years. Mr. Lalani is a director of a TSX-V listed company, a director of the Canadian Journalism Foundation and a past director of three public companies.

Charlie (Richard) Davies Age: 44 Director since June, 2017 Toronto, Ontario

Mr. Davies has over 15 years of experience in exploration and mining, and is currently the Principal, Exploration for Waterton Global Resource Management, Inc. (since April 2014), where his primary duties involve technical evaluations and developing mining projects for study work. Prior to joining Waterton, Mr. Davies served over six years as an Exploration Manager for Kinross Gold. Prior to Kinross Gold, Mr. Davies held senior exploration management roles for Bolnisi Gold NL in Mexico and Ivanhoe Mines Mongolia Ltd in Mongolia. Mr. Davies was awarded a PhD in Economic Geology and holds a Bachelor of Science (First Class Honours).

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Involvement in Certain Legal Proceedings

Corporate Cease Trade Orders

To Contact Gold's knowledge, no director or executive officer of Contact Gold is, as of the date hereof, or was within ten years before the date hereof, a director, chief executive officer or chief financial officer of any company (including Contact Gold), that:

(a) was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(b) was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

Bankruptcies and Other Proceedings

To Contact Gold's knowledge, no director or executive officer of Contact Gold, or a shareholder holding a sufficient number of securities of Contact Gold to affect materially the control of Contact Gold:

(a) is, as of the date hereof, or has been within the ten years before the date hereof, a director or executive officer of any company (including Contact Gold) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b) has, within the ten years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Penalties or Sanctions

To Contact Gold's knowledge, no director or executive officer of the Contact Gold, or a shareholder holding a sufficient number of securities of Contact Gold to affect materially the control of Contact Gold, has been subject to:

(a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Board of Directors

The Board, at present, is composed of seven directors, two of whom are executive officers of Contact Gold and five of whom are considered to be "independent", as that term is defined in applicable securities legislation. Each of Messrs. Davies, Dorward, Lalani, Salamis and Wellings are considered to be independent directors. Mr. Lennox-King, by reason of his being the President and Chief Executive Officer of Contact Gold and Mr. Farncomb by reason of his position as Executive Vice-President are not. In determining whether a director is independent, the Board, among other things, considers whether the director has a relationship which could be perceived to interfere with the director's ability to objectively assess the performance of management.

The Board is responsible for approving long-term strategic plans and annual operating plans and budgets recommended by management. Board consideration and approval is also required for material contracts and business transactions, and all debt and equity financing transactions.

The Board delegates to management responsibility for meeting defined corporate objectives, implementing approved strategic and operating plans, carrying on Contact Gold's business in the ordinary course, managing Contact Gold's cash flow, evaluating new business opportunities, recruiting staff and complying with applicable regulatory requirements. The Board also looks to management to furnish recommendations respecting corporate objectives, long-term strategic plans and annual operating plans.

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Directorships

Certain of the directors of Contact Gold are also directors of other reporting issuers (or equivalent) in a jurisdiction or a foreign jurisdiction as follows:

Name of Director	Other reporting issuer (or equivalent in a foreign jurisdiction)
John Dorward	Navarre Minerals Ltd. (1) Roxgold Inc.
Andrew Farncomb	Canterra Minerals Corporation Excellon Resources Inc. Northern Superior Resources Inc.
Riyaz Lalani	None
Mark Wellings	Adventus Zinc Corporation Eurotin Inc. Superior Gold Inc.
George Salamis	Edgewater Exploration Ltd. Integra Resources Corp. Pinecrest Resources Ltd.
Charlie Davies	None

(1) a company listed on the Australian Securities Exchange

Interlocking Boards and CEO Board restriction

None of Contact Gold's directors currently serve together on the board of any other reporting issuer.

Mr. Lennox-King is not allowed to sit on the board of more than one other reporting issuer.

Orientation and Continuing Education

Contact Gold has not yet developed an official orientation or training program for new directors. As required, new directors have the opportunity to become familiar with the Contact Gold by meeting with the other directors, officers and employees. Orientation activities are tailored to the particular needs and experience of each director and the overall requirements of the Board.

Director Term Limits

Contact Gold has not adopted term limits for the directors of the Board as term limits could result in the loss of directors who have been able to develop, over a period of time, significant insight into Contact Gold and its operations and an institutional memory that benefits the Board as well as Contact Gold and its stakeholders.

Retirement Policy

Contact Gold does not currently have a retirement policy requiring its directors to retire at a certain age.

Written Position Description of the CEO

The Board has developed a written position description for the CEO, which delineates the role and responsibilities of the CEO, along with such other responsibilities as may be delegated to the CEO by the Board or its Committees from time to time.

CEO Succession Planning

There is currently no formal process in place to manage succession planning for the position of CEO. The Corporate Governance and Nominating Committee ("CGNC") and the Board does not believe at this time that Contact Gold is dependent upon any one of the individual Executives, including the CEO so as to require a formal succession plan. It is envisaged that a member of the Executive or the Board would temporarily assume the position and duties of CEO on an interim basis should the need arise while a search for a suitable candidate was undertaken. The CGNC expect to continue its ongoing review for a need to formalize a succession process in 2019 in order to ensure that a qualified successor to Contact Gold's Chief Executive Officer position can be identified, if and when appropriate.

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Ethical Business Conduct

The Board monitors the ethical conduct of Contact Gold and ensures that it complies with the applicable legal and regulatory requirements of relevant securities commissions and stock exchanges. Contact Gold has a Code of Conduct and Business Ethics, as well as more specific Codes of Conduct for Senior Financial Officers and for members of the Board. Each of which can be found on Contact Gold's website at http://contactgold.com/corporate/governance/.

In general, the Board has found that the fiduciary duties placed on individual directors by Contact Gold's governing corporate legislation and the common law, as well as the restrictions placed by applicable corporate legislation on the individual director's participation in decisions of the Board in which the director has an interest, have been sufficient to ensure that the Board operates independently of management and in the best interests of Contact Gold.

Complaints Procedures

Contact Gold has also adopted specific procedures to receive complaints and submissions relating to accounting matters (the "Whistleblower Policy", included as a schedule to the Code of Conduct and Business Ethics), which outline complaint procedures for financial concerns and other corporate issues. A Complaints Officer has been appointed under the Whistleblower Policy to whom complaints and submissions can be made regarding accounting, internal accounting controls or auditing matters or issues of concern regarding accounting or auditing matters.

Excluding complaints or submissions made directly to the Complaints Officer regarding financial, accounting or auditing matters, the Board does not formally monitor compliance with the Codes. Management is responsible to report to the CGNC when they become aware of any breaches or alleged breaches of the Codes and complaints made by suppliers or employees against Contact Gold or any director, employee or officer. In the event of a violation of any of the Code of Conduct and Business Ethics, the applicable committee of the Board will investigate the breach or alleged breach and, if appropriate, recommend corrective disciplinary action, including, if warranted, termination of employment. In the event that a breach or alleged breach relates to financial, accounting or auditing issues, the Complaints Officer and the Audit Committee will share responsibility to investigate the matter.

At the date of this Circular, there has been no conduct by a director or executive officer that constitutes a departure from the Codes and the Complaints Officer has received no complaints under the Whistleblower Policy.

Meetings without management present

During 2018 and 2019, the independent members of the Board met in camera at each regular board and committee meeting.

Nomination of Directors

The Board does not have a formal process for identifying new candidates for Board nomination. When required, the Board collaborates with management to identify potential candidates to consider their suitability for membership on the Board.

Corporate Governance and Nominating Committee

The Board has established a Corporate Governance and Nominating Committee that is comprised entirely of independent directors; this committee is charged with the responsibility of identifying new candidates for Board nomination, among other things. The current members of the CGNC are: Mr. George Salamis (Chair), Mr. Mark Wellings, and Mr. Riyaz Lalani. While a formal process has not yet been developed, it is expected that Board candidates will be identified through industry contacts and search firms.

The responsibilities and powers of the Corporate Governance and Nominating Committee are set out in its written charter, and include, among other things:

(a) monitor compliance with Contact Gold's corporate governance policies;

(b) develop a code or codes of business conduct and ethics for Contact Gold and review the code(s) of business conduct and ethics and approve changes if necessary, on an annual basis;

(c) assist the Board in monitoring compliance with Contact Gold's code(s) of business conduct and ethics;

(d) propose agenda items and content for submissions to the Board related to corporate governance issues and provide periodic updates on recent developments in corporate governance;

(e) conduct a periodic review of the relationship between management and the Board and its effectiveness;

(f) review on an ongoing basis Contact Gold's approach to governance, and recommend the establishment of appropriate governance policies and standards in light of securities law and exchange requirements;

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(g) review and recommend to the Board changes to the way directors are to be elected to the Board by Shareholders, if appropriate;

(h) conduct at least annually an evaluation of the effectiveness of the Board and its Committees and recommend any changes to the composition of the Board;

(i) conduct an annual evaluation of the overall performance and effectiveness of individual directors;

(j) recommend to the Board a slate of candidates for presentation to the Shareholders at each annual meeting of Shareholders and one or more nominees for each vacancy on the Board that occurs between annual meetings of Shareholders, if any;

(k) recommend to the Board qualified members of the Board for membership on Committees of the Board and recommend a qualified member of the Board to act as Chair of the Board;

(l) provide orientation for new directors and ongoing education for all directors; and

(m) review executive officer succession plans and ensure that a qualified successor to Contact Gold's Chief Executive Officer position is identified, if and when appropriate.

Compensation Committee

The Board has also established a Compensation Committee, which is comprised entirely of independent directors. The current members of the Compensation Committee are Messrs. Mark Wellings (Chair), John Dorward and George Salamis. Each of the Committee members has served for several years in either a senior management capacity, or as a director and compensation committee member of an issuer, at which they would have had direct responsibility for reviewing performance of direct reports, hiring, setting of performance goals and objectives and setting salaries.

The Compensation Committee has adopted a written charter, pursuant to which its responsibilities include, among other things:

(a) annually review and approve corporate goals and objectives relevant to the CEO and executive officer compensation, evaluate the performance of the CEO and each executive officer's performance in light of those goals and objectives, and recommend to the Board for approval the compensation level for the CEO and each executive officer based on this evaluation;

(b) administer and make recommendations to the Board regarding the adoption, amendment or termination of Contact Gold's incentive compensation plans and equity-based plans (including specific provisions) in which the CEO and executive officers may participate;

(c) recommend to the Board compensation and expense reimbursement policies for Board members; and

(d) review and approve employment agreements, severance arrangements and change in control agreements and other similar arrangements for the CEO and executive officers.

Contact Gold has not completed an assessment of potential risks associated with Contact Gold's compensation policies and practices. The Compensation Committee is responsible for annually reviewing Contact Gold's compensation arrangements, as set out above, and may determine to undertake such an assessment during a later period.

Audit Committee

Contact Gold has an Audit Committee, which is currently comprised of Mr. Riyaz Lalani (Chair), Mr. Mark Wellings, and Mr. John Dorward, each of whom is considered independent and financially literate in accordance with applicable securities laws. The Audit Committee has adopted a written charter that sets out its duties and responsibilities. Each of Mr. Dorward and Mr. Wellings is a financial expert, with experience preparing, analyzing and evaluating financial statements presenting a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by financial statements prepared by Contact Gold. Mr. Dorward holds a Bachelor of Commerce degree, and has completed the Chartered Financial Analyst designation (Australia). Mr. Dorward has previously served as Chief Financial Officer of other publicly-listed companies in the mining and metals sector, and also sat on the audit committee of other similar companies. Mr. Wellings holds a Master's degree in Business Administration, and had over 18 years of experience leading the corporate finance group (mining) at GMP Securities. He has also served on the audit committees of other similar companies.

As part of Contact Gold's corporate governance practices, the Audit Committee has adopted a Policy on Pre-Approval of Audit and Non-Audit Services for the pre-approval of services performed by Contact Gold's auditors. The objective of this policy is to specify the scope of services permitted to be performed by Contact Gold's auditors and to ensure that the independence of Contact Gold's auditors is not compromised through engaging them for other services. All services provided by Contact Gold's auditors are pre-approved by the Audit Committee as they arise or through an annual pre- approval of amounts for specific types of services. The Audit Committee has concluded that all services performed by Contact Gold's auditors comply with the Policy on Pre-Approval of Non-Audit Services, and professional standards and securities regulations governing auditor independence.

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The Charter of the Audit Committee can be found on Contact Gold's website at http://contactgold.com/_resources/governance/Contact-Gold-Audit-Committee-Charter-2017.pdf.

Health, Safety & Sustainability

Contact Gold has established a Health, Safety and Sustainability Committee, which is currently comprised of Messrs. George Salamis, Charlie Davies, and Matthew Lennox-King. The Health, Safety and Sustainability Committee have adopted a written charter, pursuant to which its responsibilities include, among other things:

(a) encourage, assist, support and counsel management of Contact Gold in developing short and long-term policies, standards and principles with respect to sustainability, the environment, health and safety;

(b) review and monitor the sustainability, environmental, safety and health policies and activities of Contact Gold on behalf of the Board to ensure that Contact Gold is in compliance with appropriate laws and legislation, and policy;

(c) review regular sustainability, environment, health and safety reports; and

(d) review an annual report by management on sustainable development, environmental, safety and health issues.

The Health, Safety and Sustainability Committee has also adopted a policy recognizing that Contact Gold's success is tied to health, safety and sustainability of the communities in which Contact Gold operates, and acknowledges that Contact Gold and its personnel have a shared responsibility in working with the communities in which Contact Gold operates.

Other Board Committees

Other than as described herein, the Board has not appointed any other committees to date.

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EXECUTIVE COMPENSATION

The following table contains compensation data for our named executive officers for the current fiscal year. In this section "Named Executive Officer" or "NEO" means the Chief Executive Officer, the Chief Financial Officer and each of the three most highly compensated executive officers, other than the Chief Executive Officer and the Chief Financial Officer, who were serving as executive officers at the end of the most recently completed fiscal years ended December 31, 2019, 2018 and 2017, and whose total salary and bonus exceeds $150,000, as well as any additional individuals for whom disclosure would have been provided except that the individual was not serving as an officer of Contact Gold at the end of the most recently completed financial year end.

The following table sets out all direct and indirect compensation paid, payable, awarded, granted, given or otherwise provided, directly or indirectly, by Contact Gold any subsidiary thereof to each Named Executive Officer and each director of Contact Gold, in any capacity, including, for greater certainly, all plan and non-plan compensation, direct and in-direct pay, remuneration, economic or financial award, reward, benefit, gift or perquisite paid, payable, awarded, granted, given or otherwise provided to the Named Executive Officers or director for services provided and for services to be provided, directly or indirectly, to Contact Gold or any subsidiary thereof:

Table of compensation

Name and position	Year(1)	Salary(2)	Bonus(5)	Stock Awards(6)	Option Awards(7)	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation(8)	Total compensation
Matt Lennox-King	2017	$158,399	$-	$-	$292,460	$-	$-	$-	$450,859
President, CEO and Director	2018	$253,499	$97,500	$-	$133,353	$-	$-	$-	$484,352
	2019	$256,512	$31,351	$-	26,051	$-	$-	$-	$313,914

Charlie Davies	2017	$-	$-	$-	$175,476	$-	$-	$-	$175,476
Director	2018	$35,000	$-	$-	$66,676	$-	$-	$-	$101,676
	2019	$35,000	$-	$-	14,886	$-	$-	$-	$49,886

John Dorward	2017	$-	$-	$-	$175,476	$-	$-	$-	$175,476
Director	2018	$50,000	$-	$-	$66,676	$-	$-	$-	$116,676
	2019	$25,000	$-	$25,000	14,886	$-	$-	$-	$64,886

Andrew Farncomb(3)	2017	$102,000	$-	$-	$292,460	$-	$-	$-	$394,460
Senior Vice-President and Director	2018	$180,467	$64,800	$-	$111,127	$-	$-	$-	$356,394
	2019	$182,933	$22,573	$-	22,329	$-	$-	$-	$227,835

Riyaz Lalani	2017	$-	$-	$-	$175,476	$-	$-	$-	$175,476
Director	2018	$40,000	$-	$-	$66,676	$-	$-	$-	$106,676
	2019	$20,000	$-	$20,000	14,886	$-	$-	$-	$54,886

George Salamis	2017	$-	$-	$-	$175,476	$-	$-	$-	$175,476
Director	2018	$35,000	$-	$-	$66,676	$-	$-	$-	$101,676
	2019	$17,500	$-	$17,500	14,886	$-	$-	$-	$49,886

Mark Wellings	2017	$-	$-	$-	$175,476	$-	$-	$-	$175,476
Director	2018	$35,000	$-	$-	$66,676	$-	$-	$-	$101,676
	2019	$17,500	$-	$17,500	14,886	$-	$-	$-	$49,886

John Wenger	2017	$142,559	$-	$-	$233,968	$-	$-	$-	$376,527
Vice-President, Strategy and Chief Financial Officer	2018	$230,368	$94,250	$-	$111,127	$-	$-	$-	$435,745
	2019	$232,316	$28,216	$-	22,329	$-	$-	$-	$282,861

Vance Spalding(4)	2017	$132,055	$-	$100,000	$194,778	$-	$-	$14,588	$441,421
Vice-President, Exploration	2018	$256,549	$75,700	$-	$111,127	$-	$-	$38,972	$482,348
	2019	$262,739	$31,451	$-	22,329	$-	$-	$15,923	$332,442

(1) Salary and other cash remuneration paid in 2017 reflects only the period from commencement of Contact Gold's current business and the engagement of the current Named Executive Officers or directors of Contact Gold.

(2) Amount includes fees (if any) paid or payable to directors. The following amounts relating to 2019 remained payable as of December 31, 2019: $60,000 for Mr Farncomb.(at December 31, 2018 amounts payable to each of: Messrs. Lennox-King, Davies, Dorward, Farncomb, Lalani, Salamis, Wellings, and Wenger, respectively: $62,500; $8,750; $12,500; $30,000; $10,000; $8,750; $8,750; and $56,250).

(3) Amount includes $34,000 in fees paid to Cairn Merchant Partners LP, a financial advisory firm of which Mr. Farncomb is a partner as follows: 2019: $60,000, 2018: $60,000, and 2017: $34,000, respectively. An amount of $60,000 remained payable as of December 31, 2019 (2018: $30,000).

(4) Remuneration paid to Mr. Spalding converted from United States dollars at the following rate: 2019: $1.00 = US$0.7536; 2018: $1.00 = US$0.7718 and 2017: $1.00 = US$0.7874.

(5) On April 3, 2019, the Company awarded 2018 bonuses to Named Executive Officers with such bonuses paid in 2019. On January 16, 2020, the Company awarded 2019 bonuses to Named Executive Officers with such bonuses to be paid in 2020.

(6) Restricted Shares awarded prior to the commencement of trading on the TSXV. Pricing determined with reference to last most recently completed financing. All of which have vested as of the date of this Offering Circular.

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(7) Options awarded prior to the commencement of trading on the TSXV; accordingly, pricing of the 2017 grant was determined with reference to last most recently completed financing. Options awarded in 2017 were cancelled by mutual agreement of the Company and the individual Named Executive Officer and director for no consideration on July 8, 2019.

(8) Perquisites and other personal benefits, or property, reflected only for those individuals for whom the aggregate amount of such compensation is greater than $10,000

Stock Options and Other Compensation Securities

The following tables disclose all compensation securities granted or issued to each director and named executive officer by Contact Gold or one of its subsidiaries in the most recently completed financial years ended December 31, 2019, 2018 and 2017, including certain subsequent grants or issuances, for services provided or to be provided, directly or indirectly, to Contact Gold or any of its subsidiaries.

Stock Options

Name and position	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant (4)	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at December 31, 2018 ($)	Expiry date
Matthew Lennox-King President, CEO and Director	500,000 (1)(3)	June 13, 2017	1.00	1.00	0.34	June 13, 2022
	600,000 (1)	March 27, 2018	0.39	0.39	0.34	March 27, 2023
	175,000 (1)	April 3, 2019	0.275	0.275	0.34	April 3, 2024
John Dorward Director	300,000 (2)(3)	June 13, 2017	1.00	1.00	0.34	June 13, 2022
	300,000 (2)	March 27, 2018	0.39	0.39	0.34	March 27, 2023
	100,000 (2)	April 3, 2019	0.275	0.275	0.34	April 3, 2024
Andrew Farncomb Senior Vice-President and Director	500,000 (1)(3)	June 13, 2017	1.00	1.00	0.34	June 13, 2022
	500,000 (1)	March 27, 2018	0.39	0.39	0.34	March 27, 2023
	150,000 (1)	April 3, 2019	0.275	0.275	0.34	April 3, 2024
Riyaz Lalani Director	300,000 (2)(3)	June 13, 2017	1.00	1.00	0.34	June 13, 2022
	300,000 (2)	March 27, 2018	0.39	0.39	0.34	March 27, 2023
	100,000 (2)	April 3, 2019	0.275	0.275	0.34	April 3, 2024
Mark Wellings Director	300,000 (2)(3)	June 13, 2017	1.00	1.00	0.34	June 13, 2022
	300,000 (2)	March 27, 2018	0.39	0.39	0.34	March 27, 2023
	100,000 (2)	April 3, 2019	0.275	0.275	0.34	April 3, 2024
George Salamis Director	300,000 (2)(3)	June 13, 2017	1.00	1.00	0.34	June 13, 2022
	300,000 (2)	March 27, 2018	0.39	0.39	0.34	March 27, 2023
	100,000 (2)	April 3, 2019	0.275	0.275	0.34	April 3, 2024
Charlie Davies Director	300,000 (2)(3)	June 13, 2017	1.00	1.00	0.34	June 13, 2022
	300,000 (2)	March 27, 2018	0.39	0.39	0.34	March 27, 2023
	100,000 (2)	April 3, 2019	0.275	0.275	0.34	April 3, 2024
John Wenger Vice-President, Strategy and Chief Financial Officer	400,000 (1)(3)	June 13, 2017	1.00	1.00	0.34	June 13, 2022
	500,000 (1)	March 27, 2018	0.39	0.39	0.34	March 27, 2023
	150,000 (1)	April 3, 2019	0.275	0.275	0.34	April 3, 2024
Vance Spalding Vice-President, Exploration	333,000 (1)(3)	June 13, 2017	1.00	1.00	0.34	June 13, 2022
	500,000 (1)	March 27, 2018	0.39	0.39	0.34	March 27, 2023
	150,000 (1)	April 3, 2019	0.275	0.275	0.34	April 3, 2024

(1) Incentive stock option.

(2) Non-qualified stock option.

(3) Options cancelled by mutual agreement of the Company and the optionholder for no consideration on July 8, 2019.

(4) Options awarded prior to the commencement of trading on the TSXV. Pricing determined with reference to last most recently completed financing.

(5) On January 16, 2020, the Company awarded 1,350,000 Options in aggregate to the Named Executive Officers and directors of Contact Gold. The Options have an exercise price of $0.19 and vest in thirds over three years. The Options expire on January 16, 2025. The number of Options awarded is as follows, to Messrs.: Lennox-King (200,000); Davies (125,000); Dorward (125,000); Farncomb (175,000); Salamis (125,000); Wellings (125,000); Wenger (175,000); and Spalding (175,000).

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Restricted Shares

Name and position	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at year end ($)	Expiry date
Vance Spalding Vice-President, Exploration	100,000	June 13, 2017	1.00	1.00	0.155	June 13, 2022

Restricted Shares awarded prior to the commencement of trading on the TSXV. Pricing determined with reference to what was then the last most recently completed financing. All of the Restricted Shares awarded to Mr. Spalding have vested as of the date of this Offering Circular.

Deferred Share Units (DSUs)

Name and position	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at year end ($)	Expiry date
John Dorward Director	58,140	July 22, 2019	N/A	0.215	0.155	N/A
	67,568	October 15, 2019	N/A	0.185	0.155	N/A
	67,568	January 15, 2020	N/A	0.185	0.155	N/A
	83,333	April 15, 2020	N/A	0.15	0.155	N/A
	53,191	July 15, 2020	N/A	0.235	0.155	N/A
Riyaz Lalani Director	46,512	July 22, 2019	N/A	0.215	0.155	N/A
	54,054	October 15, 2019	N/A	0.185	0.155	N/A
	54,054	January 15, 2020	N/A	0.185	0.155	N/A
	66,667	April 15, 2020	N/A	0.15	0.155	N/A
	42,553	July 15, 2020	N/A	0.235	0.155	N/A
Mark Wellings Director	40,698	July 22, 2019	N/A	0.215	0.155	N/A
	47,297	October 15, 2019	N/A	0.185	0.155	N/A
	47,297	January 15, 2020	N/A	0.185	0.155	N/A
	58,333	April 15, 2020	N/A	0.15	0.155	N/A
	37,234	July 15, 2020	N/A	0.235	0.155	N/A
George Salamis Director	40,698	July 22, 2019	N/A	0.215	0.155	N/A
	47,297	October 15, 2019	N/A	0.185	0.155	N/A
	47,297	January 15, 2020	N/A	0.185	0.155	N/A
	58,333	April 15, 2020	N/A	0.15	0.155	N/A
	37,234	July 15, 2020	N/A	0.235	0.155	N/A
Charlie Davies Director	58,333	April 15, 2020	N/A	0.15	0.155	N/A
	37,234	July 15, 2020	N/A	0.235	0.155	N/A

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Restricted Share Units (RSUs)

Name and position	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at year end ($)	Expiry date
Matthew Lennox-King President, CEO and Director	50,000	January 16, 2020	N/A	0.19	0.155	December 31, 2023
Andrew Farncomb Senior Vice-President and Director	36,000	January 16, 2020	N/A	0.19	0.155	December 31, 2023
John Wenger Vice-President, Strategy and Chief Financial Officer	45,000	January 16, 2020	N/A	0.19	0.155	December 31, 2023
Vance Spalding Vice-President, Exploration	50,160	January 16, 2020	N/A	0.19	0.155	December 31, 2023

Exercise of Compensation Securities

There were no exercises of any compensation securities by any director or named executive officer during the most recently completed, or any previous, financial year.

Employment Agreements and Arrangements

Contact Gold entered into employment agreements with each of Messrs. Lennox-King, Wenger, Farncomb, and Spalding, effective June 7, 2017 at annual salaries of $250,000, $225,000, $180,000, and US$190,000, respectively. Payment of Mr. Farncomb's base salary is bifurcated in part to Cairn Merchant Partners LP ("Cairn"), an entity in which he is principal. Accordingly, $60,000 of his salary is invoiced by Cairn for services the Company receives from that entity, with the remainder, net of payroll withholding taxes, paid directly to Mr. Farncomb.

During the period from April 17, 2017 to June 6, 2017, being the immediate period leading up to closing of the transactions described in this Offering Circular, Contact Gold remunerated Messrs. Lennox-King and Wenger amounts of $16,732 and $15,059, respectively, with such amounts determined with reference to one-half of their respective anticipated annualized base salaries. During this period, Mr. Farncomb was also remunerated with reference to one-half of his anticipated annual base salary, however, Mr. Farncomb elected to invoice Contact Gold through Cairn. Mr. Spalding was not remunerated during this period.

The terms of the employment agreements, provided under the same base employment agreement, were determined through negotiation between each of the respective NEOs and the Board, with advice from legal counsel, based on industry standards at the time the employment agreements were entered into.

The employment agreements for each of Messrs. Lennox-King, Wenger, Farncomb, and Spalding are each for an indefinite term and contain provisions regarding base salary, paid vacation time, and eligibility for benefits and security-based compensation. The employment agreements also contain confidentiality provisions of indefinite application and certain change-of-control provisions, as discussed immediately below.

Contact Gold recognizes the valuable services that the NEOs provide to Contact Gold and the importance of the continued focus of the NEOs in the event of a possible change of control. Because a change of control could give rise to the possibility that the employment of a NEO would be terminated without cause or adversely changed, the Board considers it in the best interests of Contact Gold to alleviate any distraction by ensuring that, in the event of a change of control, each NEO will have certain guaranteed rights.

The change of control payment, an amount equivalent to base salary for 24 months, is triggered if the employment of the Executive is terminated in the 12-month period following the effective date of a change of control by (A) the resignation of the Executive for good cause or (B) by Contact Gold without just cause.

The employment agreements also provide for participation in bonus and incentive remuneration opportunities ("Bonuses") on such terms as the Board may determine in its sole discretion from time to time. The anticipated parameters of the bonus payments will reflect the goals, milestones, and targets approved by the Board for each fiscal year, and may also be awarded in the Board's sole discretion for other good reasons. Except in certain circumstances, in the event the Executive gives or receives notice of termination of employment, Contact Gold shall only be liable to pay any Bonus for which all conditions of entitlement have or occurred on or before the last day of active employment set by the Company, including, in the case of an annual bonus, having worked through the end of the year prior to giving resignation notice. All Bonuses shall be paid in the fiscal year following the fiscal year to which they relate.

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In lieu of a contribution toward Mr. Spalding's 401k Plan, or until such time as a 401K Plan is implemented by the Company, the Company has and will continue to provide to Mr. Spalding an annual payment, subject to requisite withholding obligations of US$8,000. Subject to securities rules, and upon mutual agreement, this payment may be awarded in the form of share appreciation rights.

In the event of termination of an NEO in circumstances other than in connection with Change of Control and in the absence of Just Cause, the employment agreements with each of Messrs. Lennox-King, Wenger, Farncomb, and Spalding provide for a payment of base salary of 12 months.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides details of compensation plans under which equity securities of Contact Gold are authorized for issuance as of the date of this Offering Circular. A description of the significant terms of each of the equity compensation plans of Contact Gold follows the table below:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (b)(1)	Weighted-average exercise price of outstanding options, warrants and rights (a)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by security holders	8,520,000 Options 0 Restricted Shares 1,150,925 DSUs 239,220 RSUs	$0.54/option $1.00/ Restricted Shares N/A N/A	6,589,855
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	8,520,000 Options 0 Restricted Shares 1,150,925 DSUs 239,220 RSUs	$0.54/option $1.00/ Restricted Shares N/A N/A	6,589,855

Notes:

(1) 100,000 Restricted Shares were issued in June 2017 to Vance Spalding; all of these Restricted Shares have vested as of the date of this Offering Circular.

(2) Subject to any increase in such limit, the maximum number of Shares available for issuance under the Compensation Plan, the RSU Plan and the DSU Plan (each as defined below), in aggregate, is 16,500,000.

Stock Option Plans and Other Incentive Plans

Contact Gold's stock and incentive stock option plan (the "Compensation Plan"), Restricted Share Unit Plan (the "RSU Plan"), and Deferred Share Unit Plan (the "DSU Plan") are Contact Gold's approved securities-based compensation plans. Each was last approved by Shareholders on May 28, 2020.

The following is a summary of the material terms of the Compensation Plan:

Employees, directors and consultants of Contact Gold and its affiliates are eligible to participate in the Compensation Plan (the "Eligible Participants" and, following the grant of an award (an "Award") pursuant to the Compensation Plan, the "Participants"). The Compensation Committee of the Board or such other committee authorized by Contact Gold is responsible for administering the Compensation Plan. The Compensation Plan permits the Compensation Committee to grant Awards for Options, stock appreciation rights, restricted stock, performance awards and dividend equivalents to Eligible Participants.

Shares Issuable Pursuant to the Compensation Plan

The number of shares of Common Stock reserved for issuance under the Compensation Plan, together with any other security-based compensation arrangements granted or made available by Contact Gold from time to time, shall not exceed 16,500,000 shares of Common Stock, subject to adjustment as set forth in the Compensation Plan. Subject to applicable law, prior approval of the TSXV and the Shareholders will be required for an amendment to the Compensation Plan to increase such limit, other than pursuant to any adjustments under the terms of the Compensation Plan.

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Types of Awards

Options

The Compensation Committee may grant Options to any Eligible Participant at any time, in such number and on such terms as will be determined by the Compensation Committee in its discretion. Options may be granted only to employees of Contact Gold or a parent subsidiary corporation of Contact Gold. The exercise price for any Option granted pursuant to the Compensation Plan will be determined by the Compensation Committee and specified in an award agreement, provided however, that the price will not be less than the Fair Market Value (as such term is as defined in the Compensation Plan) of the shares of Common Stock on the date of grant, subject to certain exemptions.

Options will vest and become exercisable at such times and on the occurrence of such events, and be subject to such restrictions and conditions, as the Compensation Committee in each instance approves. Options will expire at such time as the Compensation Committee determines at the time of grant; provided, however that no Option will be exercisable later than the fifth anniversary date of its grant.

Stock Appreciation Rights

A stock appreciation right or a "SAR" entitles the holder to receive the difference between the Fair Market Value of a Share on the date of exercise and the grant price. The Compensation Committee may grant SARs to any Eligible Participant at any time and on such terms as will be determined by the Compensation Committee. The grant price of a SAR will be determined by the Compensation Committee and specified in an award agreement. The price will not be less than the Fair Market Value of the Share on the day of grant, provided, however, that the Compensation Committee may designate a grant price below Fair Market Value on the date of grant if the SAR is granted in substitution for a SAR previously granted by an entity that is acquired by or merged with Contact Gold or an affiliate. SARs will vest and become exercisable upon whatever terms and conditions the Compensation Committee, in its discretion, subject to the terms of the Compensation Plan.

Upon the exercise of an SAR, a Participant shall be entitled to receive payment from Contact Gold in an amount representing the difference between the Fair Market Value of the underlying Share on the date of exercise over the grant price.

Restricted Stock and Restricted Stock Units

Restricted Stock are awards of Common Stock that are subject to forfeiture based on the passage of time, the achievement of performance criteria, and/or upon the occurrence of other events, over a period of time, as determined by the Compensation Committee. Restricted Stock Units are any unit granted under the Compensation Plan evidencing the right to receive a share of Common Stock (or a cash payment equal to the Fair Market Value of a share of Common Stock) at some future date. The Compensation Committee may grant Restricted Stock and Restricted Stock Units to any Eligible Participant at any time and on such terms as the Compensation Committee determines. The specific terms, including the number of Restricted Stock and Restricted Stock Units awarded, the restriction period, the settlement date and any other restrictions or conditions that the Compensation Committee determines to impose on any Restricted Stock and Restricted Stock Units shall be set out in an award agreement. To the extent required by law, holders of Restricted Stock shall have voting rights during the restricted period.

Performance Awards

Performance awards are awards, denominated or payable in cash, Common Stock (including Restricted Stock), other securities or Awards, or other property of Contact Gold, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved. The Compensation Committee may grant performance awards to any Eligible Participant at any time, in such number and on such terms as may be determined by the Compensation Committee in its discretion.

Dividend Equivalents

Dividend equivalents are Awards which Eligible Participants shall be entitled to receive payments (in cash or Common Stock as determined in the discretion of the Compensation Committee) equivalent to the amount of cash dividends paid by Contact Gold to holders of Common Stock with respect to a number of shares of Common Stock determined by the Compensation Committee. Subject to the terms of the Compensation Plan, and any applicable award agreement, such dividend equivalents may have such terms and conditions as the Compensation Committee shall determine. Notwithstanding the foregoing, the Compensation Committee may not grant dividend equivalents to Eligible Participants in connection with grants of Options or SARs to such Eligible Participants.

Assignability

Awards shall not be transferable or assignable by the Participant otherwise than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by the Participant and after death only by the Participant's legal representative.

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Cessation of Awards

Death

If a Participant dies while an employee, officer or director of, or consultant to Contact Gold, the legal representative of the Participant may exercise the Participant's vested Options for a period until the earlier of the original expiry date of the Award and 90 days after the date of the Participant's death, but only to the extent the Options were by their terms exercisable on the date of death. For greater certainty, all unvested Options held by a Participant who dies shall terminate and become void on the date of death of such Participant.

Termination other than Death

Upon termination of the Participant's employment or term of office or engagement with Contact Gold for any reason other than death: (i) any of the Options held by the Participant that are exercisable on the termination date continue to be exercisable until the earlier of three months (six months in the case of a voluntary retirement) after the termination date and the date on which the exercise period of the Option expires, and any Options that have not vested at the termination date shall immediately expire; (ii) any RSUs (as defined herein) held by a Participant that have vested at the termination date will be paid to the Participant and any RSUs that have not at the termination date will be immediately cancelled; and (iii) the treatment for all other types of Awards shall be as set out in the applicable award agreement.

If a Participant who is a non-executive director of Contact Gold ceases to be an Eligible Participant as a result of his or her retirement from the Board, each unvested Option held by such Participant shall automatically vest on the date of his or her retirement from the Board, and thereafter each vested Option held by such Participant will cease to be exercisable on the earlier of the original expiry date of the Option and 90 days after the date of his or her retirement from the Board.

If a Participant ceases to be an Eligible Participant for any reason whatsoever other than by death or, in the case of a non-executive director, retirement from the Board, each vested Option held by the Participant will cease to be exercisable on the earlier of the original expiry date of the Option and six (6) months after the termination date; provided that all unvested Options held by such Participant shall automatically terminate and become void on the termination date of such Participant.

Except as otherwise determined by the Compensation Committee or as provided in an award agreement, upon a Participant's termination of employment or resignation or removal as a director, during the applicable restriction period, all shares of restricted stock held by such Participant at such time shall be forfeited and reacquired by Contact Gold.

Amending the Compensation Plan

The Board may amend, alter, modify, suspended or terminate the Compensation Plan or the terms of any previously granted Award, provided that no amendment to the terms of any previously granted Award may, except as expressly provided in the Compensation Plan, or with the written consent of the Participant or holder thereof, adversely alter or impair the terms or conditions of the Award previously granted to a Participant under the Compensation Plan.

Prior approval of the Shareholders shall only be required for any amendment to the Compensation Plan or an Award that would: (i) increase the maximum number of shares of Common Stock that may be issuable from treasury pursuant to Awards granted under the Compensation Plan; or (ii) require Shareholder approval under applicable law or the rules or regulations of any securities exchange that is applicable to Contact Gold.

Disinterested Shareholder approval is required for the following: (i) any individual Award grant that would result in the grant to insiders (as a group) of Contact Gold, within a 12 month period, of an aggregate number of Awards exceeding 10% of the issued and outstanding shares of Common Stock, calculated on the date an Award is granted to any Insider; (ii) any individual Award grant that would result in the number of shares of Common Stock issued to any individual in any 12 month period under the Compensation Plan exceeding 5% of the issued shares of Common Stock, less the aggregate number of shares of Common Stock reserved for issuance or issuable under any other share compensation arrangement of Contact Gold; and (iii) any amendment to Awards held by insiders of Contact Gold that would have the effect of decreasing the exercise price of the Award.

The Deferred Share Unit Plan

On May 28, 2020, the Shareholders approved Contact Gold's DSU Plan in order to promote the interests of Contact Gold by attracting and retaining qualified persons to serve on the Board and to promote a greater alignment of long term interests between DSU Plan participants and the Shareholders.

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The following is a summary of the material terms of the DSU Plan:

Administration of the DSU Plan

The DSU Plan is administered by the Board, however, the Board has the authority to delegate all of its powers and authority under the DSU Plan to the Compensation Committee. Under the DSU Plan, the Board may, before a relevant date in respect of which compensation is otherwise payable, grant deferred share units ("DSU") to any person who is a director and not otherwise an employee of Contact Gold ("DSU Eligible Person") a DSU award (a "DSU Award"). In addition, DSU Eligible Persons are entitled, at any time before compensation is earned, to elect to receive any portion of their cash compensation in DSUs. DSUs are akin to "phantom shares" that track the value of the underlying Common Stock but do not entitle the recipient to the actual underlying Common Stock until such DSUs vest. Each DSU entitles the recipient to receive, on a deferred payment basis and subject to adjustment as provided for in the DSU Plan, cash equal to the fair market value of a Share on vesting of the DSU Award. DSU Awards vest upon the date the DSU Eligible Person ceases to be a director, and is not otherwise an employee or officer, of Contact Gold (the "Separation Date").

Payment of DSU Awards

DSU Awards are currently designed to be paid out in cash or Common Stock. After the Separation Date, Contact Gold will pay a cash amount equal to the fair market value of the Common Stock underlying the DSUs redeemed, to the holder of the DSU Award, less applicable withholding taxes. For the purposes of the DSU Plan, fair market value of the Common Stock is determined, as at a particular date, as the weighted average of the trading price per Share on the TSXV for the last five (5) trading days ending on that date.

Maximum Number of shares of Common Stock Issued and Maximum Annual Award Value

Pursuant to the DSU Plan, the maximum number of shares of Common Stock available for issuance upon the vesting of DSUs under the DSU Plan, and when combined with all securities issuable pursuant to the RSU Plan, in the aggregate, will not exceed 5,013,449 shares of Common Stock. The maximum number of shares of Common Stock issuable to insiders of Contact Gold under all security-based compensation arrangements (including the Compensation Plan, the DSU Plan and the RSU Plan) at any time shall not exceed 10% of the issued and outstanding shares of Common Stock within any one (1) year period.

The aggregate equity award value, based on grant date fair value, of any grants of DSUs under the DSU Plan that are eligible to be settled in Common Stock, in combination with the aggregate equity award value, based on grant date fair value, of any grants under any other security-based compensation arrangement shall not exceed $150,000 within any one (1) year period.

Transferability

DSUs and all other rights, benefits or interests in the DSU Plan are non-transferrable, other than to the DSU grantee's beneficiary or estate, as the case may be, upon the death of the DSU grantee.

Amendments to the DSU Plan

The DSU Plan may be amended or discontinued by the Board at any time, subject to applicable regulatory and Shareholder approvals, provided that no such amendment may materially and adversely affect any DSU previously granted under the DSU Plan without the consent of the DSU holder, except to the extent required by law. The Board may at any time, and from time to time, and without Shareholder approval, amend any provision of the DSU Plan, subject to any regulatory or stock exchange requirement at the time of such amendment, including, without limitation: (i) for the purposes of making formal minor or technical modifications to any of the provisions of the DSU Plan; (ii) to correct any ambiguity, defective provision, error or omission in the provisions of the DSU Plan; (iii) to change the vesting provisions of DSUs; (iv) to change the termination provisions of DSUs or the DSU Plan which does not entail an extension beyond the original expiry date of the DSUs; or (v) to make any amendments necessary or advisable because of any change under applicable law; provided, however, that no such amendment of the DSU Plan may be made without the consent of each affected participant in the DSU Plan if such amendment would adversely affect the rights of such affected participant(s) under the DSU Plan, provided, however, that no such amendment of the DSU Plan may be made without the consent of each affected participant in the DSU Plan if such amendment would adversely affect the rights of such affected participant(s) under the DSU Plan.

The Restricted Share Unit Plan

On May 28, 2020, the Shareholders approved Contact Gold's RSU Plan to allow for certain discretionary bonuses and similar awards as an incentive and reward for selected eligible persons related to the achievement of long-term financial and strategic objectives of Contact Gold and the resulting increases in Shareholder value. Restricted share units ("RSU") are akin to "phantom shares" that track the value of the underlying Common Stock but do not entitle the recipient (an "RSU Grantee") to the actual underlying Common Stock until such RSUs vest.

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The following is a summary of the material terms of the RSU Plan:

Eligible Participants

Eligible Participants Participation in the RSU Plan is restricted to employees and officers of the Resulting Issuer (an "RSU Eligible Person"). Employees, including directors who are also employees, are eligible to participate in the RSU Plan.

Administration of Plan

The RSU Plan will permit the Board to grant awards of RSUs to an RSU Grantee on. Upon vesting, the RSUs will be converted on a one-for-one basis for freely tradable, non-restricted shares of Common Stock. The Board shall have the discretion to stipulate the length of time for vesting and to determine various performance objectives based on certain business criteria as a pre-condition to a RSU vesting. It is the Board's intent that all RSUs will only vest upon the lapse of a certain time period or the achievement of performance objectives designed to advance Contact Gold's business interests and increase the value of Contact Gold. The performance objectives to be met will be established by Contact Gold at the time of grant of the RSU. RSUs shall expire if they have not vested prior to an expiry date to be set by the Board, which shall be no later than December 31 of the third calendar year after the year in which the RSUs have been granted, and will be terminated to the extent the performance objectives or other vesting criteria have not been met.

Payment of RSU Awards

RSU awards are currently designed to be paid out on the trigger date (which, with respect to an RSU, is the date set by the Board in the applicable award agreement, and if no date is set by the Board, then December 1 of the third calendar year following the grant date of the RSU) in Common Stock or, in the event Contact Gold is unable to obtain the required regulatory approvals, a cash amount equal to the fair market value of the Company Issuer underlying the RSUs, less any applicable withholding tax.

Maximum Number of shares of Common Stock Issued

The maximum number of shares of Common Stock available for issuance upon the vesting of RSUs under the RSU Plan, and when combined with all securities issuable pursuant to the DSU Plan, in the aggregate, shall not exceed 5,013,449 shares of Common Stock, subject to any adjustments under the terms of the RSU Plan.

Any Common Stock subject to a RSU which has been granted under the RSU Plan and which is settled, cancelled or terminated in accordance with the terms of the RSU Plan, shall again be available under the RSU Plan.

Dividends

In the event a cash dividend is paid on Common Stock, an RSU Grantee will be credited with the number of RSUs equal to the amount obtained by: (i) multiplying the amount of the dividend per Share by the aggregate number of RSUs that were credited to the RSU Grantee's account as of the record date for payment of the dividend and (ii) dividing by the fair market value of the Common Stock on the date on which the dividend is paid.

Fractional Entitlements

Where an RSU Grantee would be entitled to receive a fractional share of Common Stock in respect of any fractional vested RSU, Contact Gold shall pay to such RSU Grantee, in lieu of such factional shares, cash equal to the fair market value of such fractional Company.

Transferability

RSUs may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of (other than to the beneficiary or estate of an RSU Eligible Person, as the case may be, upon the death of the RSU Grantee) during the vesting period.

Amendments to the RSU Plan

The RSU Plan may be amended or discontinued by the Board at any time, subject to applicable regulatory and Shareholder approvals, provided that no such amendment may materially and adversely affect any RSU previously granted under the RSU Plan without the consent of the RSU holder, except to the extent required by law. The Board may, without notice, at any time and from time to time, without Shareholder approval, amend the RSU Plan or any provisions thereof in such manner as the Board, in its sole discretion, determines appropriate including, without limitation: (i) for the purposes of making formal minor or technical modifications to any of the provisions of the RSU Plan; (ii) to correct any ambiguity, defective provision, error or omission in the provisions of the RSU Plan; (iii) to change the vesting provisions of RSUs; (iv) to change the termination provisions of RSUs or the RSU Plan which does not entail an extension beyond the original expiry date of the RSU; or (v) to make any amendments necessary or advisable because of any change in applicable law, provided, however, that no such amendment of the RSU Plan may be made without the consent of each affected participant in the RSU Plan if such amendment would adversely affect the rights of such affected participant(s) under the RSU Plan.

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Oversight and description of director and Named Executive Officer compensation

Compensation objectives are established by the Compensation Committee and include the following:

• attracting and retaining highly-qualified individuals;

• creating among directors, officers, consultants and employees, a corporate environment which will align their interests with those of the shareholders; and

• ensuring competitive compensation that is also affordable for Contact Gold.

The compensation program is designed to provide competitive levels of compensation. Contact Gold recognizes the need to provide a total compensation package that will attract and retain qualified and experienced executives as well as align the compensation level of each executive to that executive's level of responsibility. In general, Contact Gold's directors and Named Executive Officers may receive compensation that is comprised of three components:

• salary, wages or contractor payments;

• stock option, restricted share unit, and deferred share unit grants and awards; and bonuses.

The objectives and reasons for this system of compensation are to allow Contact Gold to remain competitive compared to its peers in attracting experienced personnel. The salaries are set on the basis of a review and comparison of salaries paid to executives at similar companies.

Option grants are designed to reward directors and Named Executive Officers for success on a similar basis as the Shareholders, although the level of reward provided by a particular Option grant is dependent upon the volatile stock market.

Any bonuses paid are allocated on an individual basis and are based on review by the Board of the work planned during the year and the work achieved during the year, including work related to mineral exploration, administration, financing, shareholder relations and overall performance. There were no bonus amounts awarded relating to the years ended December 31, 2018 and 2017. Contact Gold is in the process of implementing a bonus plan that will include comparative share price or market cap performance against a group of peers, as well as performance metrics relating to corporate and personal business and exploration objectives. As at the date of this Offering Circular, Contact Gold has not adopted any formal policy to allow Contact Gold to claw-back bonuses or any other payments for inappropriate behaviour.

As a junior mineral exploration company, Contact Gold remains at risk of losing qualified personnel to companies with greater financial resources and it attempts to mitigate this risk wherever possible through appropriate written contracts.

Total bonus amounts of $150,000 were awarded on January 16, 2020 relating to the year ended December 31, 2019. No amount of the 2019-related bonus has been paid as of the date of this Offering Circular. Total bonus amounts of $396,235 were awarded on April 3, 2019 relating to the year ended December 31, 2018. There were no bonus amounts awarded relating to the year ended December 31, 2017. See "Executive Compensation" for bonuses awarded to Named Executive Officers of Contact Gold.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of the Common Stock, as of the date of this Offering Circular.

• each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our Common Stock;

• each of our named executive officers;

• each of our directors; and

• all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with Commission rules. The information does not necessarily indicate beneficial ownership for any other purpose.

In aggregate, including those held by the Named Executive Officers, the directors and officers of Contact Gold hold 9,444,202 shares of Common Stock, representing 9.70% of the issued Common Stock (97,334,914 shares of Common Stock currently issued and outstanding).

The following table states the name of each person nominated by management for election as directors, such person's principal occupation or employment and the approximate number of voting securities of the Company that such person beneficially owns, or over which such person exercises direction or control:

Name and position	Address	Number of Shares(1)	Percent of Class(1)	Preferred Stock
Matthew Lennox-King(2) President, CEO and Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	4,234,933	4.32%	-nil
John Dorward(3) Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	1,835,967	1.87%	-nil
Andrew Farncomb(4) Senior Vice-President and Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	4,081,458	4.12%	-nil
Riyaz Lalani(5) Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	497,173	0.51%	-nil
Mark Wellings(6) Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	1,668,358	1.70%	-nil
George Salamis(7) Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	1,115,984	1.14%	-nil
Charlie Davies(8) Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	328,900	0.34%	-nil
John Wenger(9) Vice-President, Strategy and Chief Financial Officer	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	1,534,018	1.56%	-nil
Vance Spalding(10) Vice-President, Exploration	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	763,333	0.78%	-nil

(1) Based on 97,334,914 Contact Shares issued and outstanding as of the date of this Offering Circular. Number of Shares and Percent of Class calculations include for certain individuals holding Warrants with an exercise price of $0.15, as follows: Matthew Lennox-King: 250,000 (expire: April 23, 2022); John Dorward: 250,000 (expire: May 5, 2022); Andrew Farncomb: 350,000 (expire: April 23, 2022) and 1,079,960 (expire: May 22, 2022); Mark Wellings: 200,000 (expire: May 5, 2022); John Wenger: 420,040 (expire: May 22, 2022); Vance Spalding: 140,000 (expire: April 23, 2022).

(2) Includes 3,526,600 Contact Shares; 458,333 stock options; and 250,000 warrants exercisable within 60 days of the date this Offering Circular.

(3) Includes 1,022,834 Contact Shares; 233,333 stock options; and 250,000 warrants exercisable 60 days of the date this Offering Circular and 329,800 DSU vested or vesting within 60 days of the date this Offering Circular.

(4) Includes 2,268,165 Contact Shares; 383,333 stock options; and 1,429,960 warrants exercisable 60 days of the date this Offering Circular.

(5) Includes 233,333 stock options exercisable 60 days of the date this Offering Circular and 263,840 DSU vested or vesting within 60 days of the date this Offering Circular.

(6) Includes 1,004,166 Contact Shares; 233,333 stock options; and 200,000 warrants exercisable 60 days of the date this Offering Circular and 230,859 DSU vested or vesting within 60 days of the date this Offering Circular.

(7) Includes 651,792 Contact Shares; and 233,333 stock options exercisable 60 days of the date this Offering Circular and 230,859 DSU vested or vesting within 60 days of the date this Offering Circular.

(8) Includes 233,333 stock options exercisable 60 days of the date this Offering Circular and 95,567 DSU vested or vesting within 60 days of the date this Offering Circular.

(9) Includes 730,645 Contact Shares; 383,333 stock options; and 420,040 warrants exercisable 60 days of the date this Offering Circular.

(10) Includes 240,000 Contact Shares; 383,333 stock options; and 140,000 warrants exercisable 60 days of the date this Offering Circular.

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To the knowledge of the directors or senior officers of Contact Gold, as at the date of this Offering Circular, no person or corporation beneficially owns, directly or indirectly, or exercises control or direction over, 5 % or more of the shares, other than as set out below:

Name of Shareholder(5)	Number of Shares(1)	Percentage of Shares(1)	Number of Preferred Stock(2)	Percentage of Preferred Stock(2)
Waterton Nevada Splitter, LLC (3)	31,351,649(2)	32.2%(2)	11,111,111	100%
Goldcorp USA, Inc.(4)	7,500,000	7.71%	- nil	- nil
Ruffer LLP(5)	10,500,000	10.58%	- nil	- nil

(1) Based on 97,334,914 Contact Shares issued and outstanding as of the date of this Offering Circular.

(2) The Preferred Stock is non-voting. The Preferred Stock matures on the Maturity Date, and accrues preferential cumulative cash dividends at a fixed rate per annum equal to 7.5% on a simple and not compounded basis. The Preferred Stock is convertible at the election of the holder at any time, into Common Stock (subject to a cap such that at any time following any conversion, Waterton Nevada and its affiliates shall not hold more than 49% of the aggregate issued and outstanding Common Stock). The number of shares of Common Stock to be issued pursuant to such conversion right shall be equal to the sum of the face value of the Preferred Stock together with any accrued and unpaid cumulative dividends thereon to the conversion date divided by the conversion price of the Preferred Stock on the conversion date, such price being subject to adjustment from time to time. The conversion price of the Preferred Stock is $1.35 (approximately US$1.01 based on the Bank of Canada exchange rate on August 7, 2020), and if fully converted would convert into 13,611,474 shares of Common Stock. Assuming that Waterton Nevada intended to convert the Preferred Stock, Waterton Nevada would own 46% of the aggregate issued and outstanding Common Stock. Refer to “Description of Capital Stock” for additional discussion relating to ROFO, ROFR and other rights held by Waterton, Nevada.

(3) Mr. Isser Elishis, Managing Partner, Chief Investment Officer of Waterton Global Resource Management exercises sole voting and/or investment powers with respect to the Common Stock and Preferred Stock held.

(4) Cassie Coppersmith Martin, Group Executive of Newmont exercises shared voting and/or investment powers with respect to the Common Stock held by Goldcorp USA, Inc.

(5) John Wong, Fund Manager, exercises shared voting and/or investment powers with respect to the Common Stock held by Ruffer LLP.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy Regarding Related Party Transactions

Contact Gold does not have a policy for approval of related party transactions. The Audit Committee reviews management's assessment of related party transactions each quarter.

Transactions with related persons

The following table and notes thereto describe those transactions in which directors, executive officers or holders of more than 5% of common stock or preferred stock of either Contact Gold or Clover Nevada (as applicable) had or will have a direct or indirect material interest in each of the respective periods presented. The following transactions do not include compensation, termination and change-in-control arrangements, which are described under "Management."

	For the period ended December 31, 2019	For the period ended December 31, 2018
	Contact Gold	Contact Gold
Consulting and administrative fees	$60,000	$60,000
Accounting services	- nil	- nil
Legal and corporate secretarial services	- nil	- nil
Exploration and property administrative services	- nil	- nil
Total	$60,000	$60,000

Except as described below, we are not aware, after enquiring with each of our directors, officers, and principal shareholders, of any material interest, direct or indirect, of any of our directors, executive officers, principal shareholders, or any associate or affiliate thereof, in any transaction since the beginning of the last fiscal year, or in any proposed transaction, that has materially affected or will materially affect our company. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below, other than the Property Sale, were comparable to terms available or the amounts that would have been paid or received, as applicable, in arm's-length transactions.

Year ended December 31, 2018

During the year ended December 31, 2018, the portion of Mr. Farncomb's compensation paid to Cairn was $60,000. An amount of $45,000 remained payable in regard to such services at December 31, 2018.

On November 27, 2018, Contact Gold closed the Property Sale to Waterton Nevada for cash proceeds to Contact Gold of $639,959 (US$485,975).

Year ended December 31, 2019

During the year ended December 31, 2019, the portion of Mr. Farncomb's compensation paid to Cairn was $60,000. An amount of $60,000 remained payable in regard to such services at December 31, 2019.

The Company awarded 100,000 Options to Mr. Charlie Davies, a director of Contact Gold and a senior employee of an affiliate of Waterton Nevada on April 3, 2019.

Pursuant to the closing of the 2019 Private Placement, at which all participants subscribed at a price of $0.29 per Share, Mr. Lennox-King subscribed for an aggregate of 258,621 Shares; Mr. Farncomb indirectly subscribed for an aggregate of 230,000 Shares; Mr. Wenger subscribed for an aggregate of 52,341 Shares; Mr. Wellings indirectly subscribed for an aggregate of 200,000 Shares; Mr. Dorward indirectly subscribed for an aggregate of 172,414 Shares; and Waterton subscribed for an aggregate of 3,603,020 Shares.

Period subsequent to most recent year-ended financial period

Pursuant to the closing of the 2020 Private Placement, at which all participants subscribed at a price of $0.10 per Unit (with each Unit comprising of an equal number of Shares and Warrants; and each Warrant entitling the holder thereof to an additional Share upon exercise), Mr. Lennox-King subscribed for an aggregate of 250,000 Units; Mr. Farncomb indirectly subscribed for an aggregate of 1,429,960 Units; Mr. Wenger subscribed for an aggregate of 420,040 Units; Mr. Wellings indirectly subscribed for an aggregate of 200,000 Units; and Mr. Dorward indirectly subscribed for an aggregate of 250,000 Units, Vance Spalding subscribed for an aggregate of 140,000 Units.

Page | 117

95,567 DSUs were awarded in the period from January 1, 2020 to the date of this Offering Circular.

Waterton Letter of Intent

Waterton Nevada holds, directly or indirectly, approximately 32.2% of the issued and outstanding Common Stock and 100% of the issued and outstanding Preferred Stock. On August 6, 2020 Contact Gold and Waterton Nevada entered into the Waterton Letter of Intent, pursuant to which Contact Gold and Waterton Nevada agreed that if a minimum of $10,000,000 is raised in this Offering:

(a) Contact Gold would use a minimum of $5,000,000 of the proceeds of this Offering to redeem a portion of the Preferred Stock at the Redemption Amount (defined per share as Face Value of US$1.00 plus all accrued and unpaid dividends, approximately US$13.73 million as of August 7, 2020);

(b) Waterton Nevada would purchase Common Stock at $0.195 per share (the estimated offering price of a Unit Share) in aggregate amount equal to the Redemption Amount for the remaining issued and outstanding Preferred Stock (the “Redemption Placement”), estimated to be US$9.992 million ($13.367 million) at August 7, 2020; and

(c) Contact Gold would use the proceeds of the Redemption Placement to redeem all of the remaining issued and outstanding Preferred Stock.

Assuming a minimum Offering of $10,000,000, Contact Gold would issue approximately 68,592,257 Shares in the Redemption Placement, assuming a $5,000,000 redemption and Waterton Nevada would beneficially own approximately 99,943,906 Shares or approximately 41.48% of Contact Gold’s issued and outstanding Shares.

If less than $10,000,000 is raised in this Offering, Contact Gold has agreed to use commercially reasonable efforts to obtain all Approvals required to effect Article Amendments to amend the terms of the remaining Preferred Shares to:

(i) reduce the conversion price of the Preferred Shares from US$1.35 per share to the lesser of:

a. $0.31 per share (135% of the closing price on August 5, 2020);

b. $0.2633 per share (135% of the estimated offering price of a Unit Share);

c. 135% of the 20-day volume weighted average price of the Common Stock prior to the date all Approvals are obtained;

(ii) reduce the cumulative dividend rate from 7.5% to 3.75% per annum from the date the Article Amendments are effective; and

(iii) extend the Maturity Date from June 7, 2022 to a date that is five years from the date the Approvals are obtained.

If more than $3,000,000 and less than $10,000,000 is raised in this Offering and Contact Gold fails to obtain the Article Amendments and effect the Article Amendments, the Company has agreed to use 50% of the proceeds in excess of $3,000,000 to redeem Preferred Shares at the Redemption Amount.

As of August 7, 2020, Contact Gold had 11,111,111 shares of Preferred Stock issued and outstanding, which Preferred Stock is convertible at the election of the holder at any time, into Shares (subject to a cap such that at any time following any conversion, Waterton Nevada and its affiliates shall not hold more than 49% of the aggregate issued and outstanding Common Stock). The number of Shares to be issued pursuant to such conversion right shall be equal to the sum of the face value of the Preferred Stock together with any accrued and unpaid cumulative dividends thereon to the conversion date divided by the conversion price of the Preferred Stock on the conversion date, such price being subject to adjustment from time to time. The conversion of the Preferred Stock from time to time, at the election of the holder, will result in dilution to other existing holders of Common Stock.

Assuming a conversion price of $0.2633 (approximately US$0.1968 based on the Bank of Canada daily average exchange rate on August 7, 2020) 11,111,111 shares of Preferred Stock, if fully converted, would convert into 69,799,949 Shares.

See, "Description of Capital Stock - Preferred Stock." This Offering Circular does not qualify the distribution of the Common Stock issued under the Redemption Placement.

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DESCRIPTION OF CAPITAL STOCK

Contact Gold is authorized to issue 515,000,000 shares in the capital of Contact Gold, of which 500,000,000 are designated as Common Stock, par value US$0.001 per Share and 15,000,000 are designated as Preferred Stock, par value US$1.00 per Preferred Share. As of August 7, 2020, 97,334,914 shares of Common Stock and 11,111,111 shares of Preferred Stock were issued and outstanding.

Common Stock

Holders of the Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a shareholder vote. Holders of the Common Stock do not have cumulative voting rights. Therefore, the holders of a majority of the Common Stock voting for the election of directors can elect all of the directors. Holders of the Common Stock representing one-third (⅓) of the voting power of the capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of the holders of Common Stock. A vote by the holders of a majority of the outstanding Common Stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the articles of incorporation of the Company. Holders of the Common Stock have no preemptive rights, no conversion rights and there are no redemption provisions applicable to the Common Stock. There are no provisions for sinking or purchase funds, for permitting or restricting the issuance of additional securities and any other material restrictions, and for requiring a holder of Common Stock to contribute additional capital.

Subject to the rights of holders of Preferred Stock (see "Description of Preferred Stock"), holders of the Common Stock are entitled to share in all dividends that the Board, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share of Common Stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any outstanding as such time, having preference over the Common Stock.

Warrants

The Warrants will be governed by the terms of a warrant indenture (the "Warrant Indenture") to be dated as of the Closing Date between the Company and Computershare Trust Company of Canada (the "Warrant Agent), as warrant agent. The following summary of certain anticipated provisions of the Warrant Indenture does not purport to be complete and is subject in its entirety to the detailed provisions of the Warrant Indenture. Reference is made to the Warrant Indenture for the full text of the attributes of the Warrants which has been filed by the Company on EDGAR by amendment to the Company's Form 1-A. A register of holders will be maintained at the principal offices of the Warrant Agent in Vancouver, British Columbia.

The Unit Shares and the Warrants comprising the Units will separate following the closing of the Offering. Each Warrant will entitle the holder to acquire, subject to adjustment in certain circumstances, one Warrant Share at an exercise price of $0.27 on or before 4:30 p.m. (Vancouver time) on the date that is 24 months from the Closing Date, after which time the Warrants will be void and of no value.

The Warrant Indenture will provide for adjustment in the number of Warrant Shares issuable upon the exercise of the Warrants and/or the exercise price per Warrant Share upon the occurrence of certain events, including:

(i) the issuance of Common Stock or securities exchangeable for or convertible into Common Stock to all or substantially all of the holders of Common Stock as a stock dividend or other distribution (other than a distribution of Common Stock upon the exercise of Warrants);

(ii) the subdivision, redivision or change of the Common Stock into a greater number of shares;

(iii) the reduction, combination or consolidation of the Common Stock into a lesser number of shares;

(iv) the issuance to all or substantially all of the holders of Common Stock of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Stock, or securities exchangeable for or convertible into Common Stock, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the "current market price", as defined in the Warrant Indenture, for the Common Stock on such record date; and

(v) the issuance or distribution to all or substantially all of the holders of Common Stock of shares of any class other than the Common Stock, rights, options or warrants to acquire Common Stock or securities exchangeable or convertible into Common Stock, of evidences of indebtedness, or any property or other assets.

Page | 119

The Warrant Indenture will also provide for adjustments in the class and/or number of securities issuable upon exercise of the Warrants and/or exercise price per security in certain cases in the event of the following additional events: (a) reclassifications of Common Stock or a capital reorganization of the Company (other than as described in clauses (i) or (ii) above), (b) consolidations, amalgamations, arrangements, mergers or other business combinations of the Company with or into another entity, or (c) any sale, lease, exchange or transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another entity, in which case each holder of a Warrant which is thereafter exercised will receive, in lieu of Common Stock, the kind and number or amount of other securities or property which such holder would have been entitled to receive as a result of such event if such holder had exercised the Warrants prior to the event.

The Company will also covenant in the Warrant Indenture that, during the period in which the Warrants are exercisable, it will give notice to holders of Warrants of certain stated events, including events that would result in an adjustment to the exercise price for the Warrants or the number of Warrant Shares issuable upon exercise of the Warrants, at least 14 days prior to the record date or effective date, as the case may be, of such events.

No fractional Warrant Shares will be issuable upon the exercise of any Warrants, and no cash or other consideration will be paid in lieu of fractional shares. Holders of Warrants will not have any voting or pre-emptive rights or any other rights which a holder of Common Stock would have. The Warrants will be transferable in accordance with the terms of the Warrant Indenture.

From time to time, the Company and the Warrant Agent, without the consent of the holders of Warrants, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of Warrants. Any amendment or supplement to the Warrant Indenture that adversely affects the interests of the holders of the Warrants may only be made by "extraordinary resolution", which will be defined in the Warrant Indenture as a resolution either (a) passed at a meeting of the holders of Warrants at which there are holders of Warrants present in person or represented by proxy representing at least 20% of the aggregate number of the then outstanding Warrants and passed by the affirmative vote of holders of Warrants representing not less than 66⅔% of the aggregate number of all the then outstanding Warrants represented at the meeting and voted on the poll upon such resolution or (b) adopted by an instrument in writing signed by the holders of not less than 66⅔% of the aggregate number of all then outstanding Warrants.

We also anticipate that the Warrants and Additional Warrants will be delivered in electronic form through the DTC system, if eligible, and through direct and indirect participants, including CDS or, alternatively, in certificated form or on a non-certificated basis under a Direct Registration System (DRS) maintained by the Warrant Agent (such as Computershare’s Quickcert system) and the holder shall receive notice and evidence of the digital entry of the number of the Warrants owned by the Subscriber reflected on the books and records of the Company and verified by the Warrant Agent, which books and records shall bear a notation that the Warrants were sold in reliance upon Regulation A.

Neither the Warrants nor the Warrant Shares have been registered under the Securities Act or any state securities laws, and the Warrants may be exercised only if the Warrant Shares are registered under the Securities Act and applicable state securities laws or an exemption from such registration requirements is available. The offer and sale of the Units, Unit Shares, Warrants and Warrant Shares have been or will be qualified under Regulation A of the Securities Act, which permits the qualification of securities that issued upon exercise of outstanding warrants under Rule 251(d)(3)(i)(C) and Rule 251(d)(3)(i)(F) of Regulation A; provided that the issuer is current in its annual and semi-annual filings pursuant to Rule 257(b) of Regulation A. The Company has agreed to file its annual and semi-annual filings pursuant to Rule 257(b) during the period in which the Warrants remain exercisable.

Broker Warrants

The Company has agreed to issue the Underwriters that number of Broker Warrants as is equal to 6.0% of the number of Offered Units sold under the Offering (including in respect of any exercise of the Over-Allotment Option), other than in respect of sales to persons on the President’s List on which Broker Warrants equal to 3.0% of the number of Offered Units sold under the Offering will be issued.  Each Broker Warrant shall be exercisable to purchase, subject to adjustment in certain circumstances, one Broker Share at a price of $0.27 for a period of 24 months following the Closing Date. The terms governing the Broker Warrants will be set out in the certificates representing the Broker Warrants, and will include, among other things, customary provisions for the appropriate adjustment of the class and number of the Broker Shares issuable pursuant to any exercise of the Broker Warrants upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the Common Shares, any capital reorganization of the Corporation or any merger, consolidation or amalgamation of the Company with another entity. This Offering Circular qualifies the issuance of the Broker Warrants.

The Broker Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the Broker Warrants nor any securities issuable upon exercise of the Broker Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the qualified economic disposition of such securities by any person for a period of 180 days immediately following the qualification date or commencement of sales of this Offering, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners and except as otherwise provided for in FINRA Rule 5110(g)(2).

Description of  Preferred Stock

The holders of Preferred Stock, currently solely Waterton Nevada, are entitled to certain rights and preferences, including, but not limited to, the following:

• Voting. Except as expressly provided for in the Nevada Act, the holders of Preferred Stock shall not be entitled to receive notice of or to attend any meeting of the shareholders of Contact Gold and shall not be entitled to vote at any such meeting.

• Redemption. On June 7, 2022 (the "Maturity Date"), and subject to the Nevada Act, the Company shall be required to redeem each Preferred Stock for an amount equal to the face value per Preferred Stock (US$1.00) with all accrued and unpaid cumulative dividends thereon to the redemption date (the "Redemption Amount"). The Preferred Stock were issued on June 7, 2017.

Subject to the Nevada Act, at any time and from time to time prior to the Maturity Date, Contact Gold shall be entitled to redeem all or any part of the Preferred Stock for the Redemption Amount. Upon receiving a notice of redemption from Contact Gold, a holder of Preferred Stock will have 10 Business Days to deliver a conversion notice to exercise its conversion right with respect to all or any portion (subject, in the case of Waterton, to the limitations described below) of the Preferred Stock subject to such notice of redemption, in which case such Preferred Stock shall not be redeemed but shall be converted into Common Stock in accordance with the conversion rights of the Preferred Stock described below.

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• Change of Control. If a Change of Control occurs, on or prior to the fourth anniversary of the Preferred Stock (the "Anniversary"), the holder of the Preferred Stock has the option to require the Corporation to redeem all or part of the Preferred Stock for the Change of Control redemption amount (the "CoC Amount"), unless such Change of Control is with Waterton.

The CoC Amount is equal to (a) 115% of the Redemption Amount if there is a Change of Control after the Second Anniversary, but on or prior to the fourth Anniversary; or (b) the Redemption Amount, if there is a Change of Control after the fourth Anniversary, but on or prior to the Maturity Date, provided that, in each case, the CoC Amount is not payable in the event of a Change of Control that is completed with Waterton or an affiliate of Waterton.

• Conversion. Holders of Preferred Stock shall have the right from time to time on or prior to the Maturity Date, to convert all or any part of the Preferred Stock into Common Stock at a conversion price of $1.35 per Share (approximately US$1.01 based on the Bank of Canada exchange rate on August 7, 2020) . The number of shares of Common Stock to be issued pursuant to such conversion right shall be equal to the sum of the face value of the Preferred Stock together with any accrued and unpaid cumulative dividends thereon to the conversion date divided by the conversion price of the Preferred Stock on the conversion date, such price being subject to adjustment from time to time.

In accordance with the terms of the Governance and Investor Rights Agreement, Waterton may only exercise such conversion right with respect to such number of Preferred Stock from time to time provided that immediately following the conversion thereof, the aggregate number of shares of Common Stock beneficially owned by Waterton and its affiliates shall not exceed 49% of the aggregate number of shares of Common Stock issued and outstanding immediately following such conversion.

• Liquidation Preference. In the event of a liquidation, dissolution or winding-up of Contact Gold or other distribution of assets of Contact Gold among its shareholders for the purpose of winding up its affairs or any steps taken by Contact Gold in furtherance of any of the foregoing, holders of Preferred Stock shall be entitled to receive from the assets of Contact Gold in priority to any distribution to the holders of Common Stock or any other class of stock of Contact Gold, the Liquidation Value (defined in the articles of incorporation of Contact Gold as 120% of the Face Value (US$1.00) of the Preferred Stock or US$1.20 per share) per share of Preferred Stock held by them respectively, but such holders of Preferred Stock shall not be entitled to participate any further in the distribution of the property of Contact Gold.

• Dividends. The holders of the Preferred Stock, in priority to the rights of holders of Common Stock or other classes of stock of Contact Gold, shall be entitled to receive and Contact Gold shall pay thereon, as and when declared by the Board out of the assets of Contact Gold properly applicable to the payment of dividends, preferential cumulative cash dividends at a fixed rate per annum equal to 7.5%, on a simple and not compounded basis. Such dividends shall be payable no later than the Maturity Date or such earlier date on which the face value of the Preferred Stock becomes due and payable, and the cumulative dividends shall accrue and be cumulative from the date of issue of the Preferred Stock.

The holder of the Preferred Stock shall also be entitled to participate pari passu with Common Stock in any dividends other than or in excess of the cumulative dividends. Except with the consent in writing of the holder of all of the Preferred Stock then outstanding, no dividend shall at any time be declared and paid on or set apart for payment on any other class of stock of Contact Gold in any financial year unless and until the accrued cumulative dividends on all of the Preferred Stock outstanding have been declared and paid or set apart for payment.

• Right of First Offer ("ROFO"). So long as Waterton and/or its affiliates beneficially own or control 33⅓% or more of the Preferred Stock originally issued to them on June 7, 2017, and subject to any other ROFO agreements relating to any of the Contact Properties, Contact Gold will be obligated to inform Waterton of its intention to sell, lease, exchange, transfer or otherwise dispose of any of its interests in the Contact Properties that is not a sale of all or substantially all of Contact Gold's assets and provide Waterton with a summary of the essential terms and conditions by which it is prepared to sell any specified interest in the Contact Properties. Upon receipt of such divesting notice, Waterton will have a period of 20 business days to accept the offer to sell by Contact Gold on the terms contained on the divesting notice. If Waterton has not accepted the terms during the 20 business day period, and Contact Gold has not during such same period received a third party offer for such specified interest in the Contact Properties, then Contact Gold shall be permitted to sell its specified interest in the Contact Properties to a third party for a period of 180 days from the date of the original divesting notice provided to Waterton on the terms and conditions no less favourable to Contact Gold than those contained in the divesting notice.

• Sale of Substantially All of the Company's Assets. So long as Waterton and/or its affiliates beneficially own or control 33⅓% or more of the Preferred Stock originally issued to them on June 7, 2017, Contact Gold shall not sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its assets without Waterton's prior written consent, which will not be unreasonably withheld or delayed.

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• Right of First Refusal ("ROFR"). Subject to the provisions of the Preferred Stock, and subject to any other ROFR agreements relating to any of the Contact Properties, if Contact Gold shall have obtained an offer from one or more third party buyers in respect of the sale, lease, exchange, transfer or other disposition of any of the Contact Properties, in whole or in part, in any single transaction or series of related transactions, which offer Contact Gold proposes to accept, Contact Gold shall promptly provide written notice of such fact to Waterton and offer to enter into such a transaction with Waterton.

• Restrictions on Operations. The Preferred Stock carries various rights and covenants that may restrict the ability of Contact Gold to operate and conduct its business, enter into third party transactions or assume debt or other liabilities.

Article Amendments

Under the terms of the Waterton Letter of Intent, if less than $10,000,000 is raised in this Offering, Contact Gold has agreed to use commercially reasonable efforts to obtain all Approvals required to effect an amendment to its Articles of Incorporation to amend the terms of the remaining Preferred Shares to:

(i) reduce the conversion price of the Preferred Shares from US$1.35 per share to the lesser of:

A. $0.31 per share (135% of the closing price on August 5, 2020);

B. $0.2633 per share (135% of the estimated offering price of a Unit Share);

C. 135% of the 20-day volume weighted average price of the Common Stock prior to the date all Approvals are obtained;

(ii) reduce the cumulative dividend rate from 7.5% to 3.75% per annum from the date the Article Amendments are effective; and

(iii) extend the Maturity Date from June 7, 2022 to a date that is five years from the date the Approvals are obtained.

See, "Waterton Letter of Intent."

Escrowed Securities and Securities Subject to Contractual Restriction on Transfer

None

Recent Sales of Unregistered Securities

Set forth below are recent sales of unregistered securities:

On September 13, 2017, the Company acquired additional claims through a purchase of what was known as the "Pony Spur" property. The Company issued 75,000 shares of Common Stock ($52,250) as partial consideration to the vendor of Pony Spur, a private individual doing business in Nevada.

On September 13, 2017, the Company acquired additional claims known as the "Poker Flats" property. The Company issued 37,500 shares of Common Stock ($28,125) as partial consideration to the vendor of Poker Flats, a private individual doing business in Nevada.

On February 6, 2018, Clover Nevada acquired what was known as the East Bailey property from a private entity incorporated in Nevada, which is contiguous to Pony Creek, in exchange for 250,000 shares of Common Stock ($112,500).

On March 14, 2019, we closed a private placement of 9,827,589 shares of Common Stock, at the Placement Price for proceeds of $2,850,000 (the "2019 Private Placement"). Each Common Stock was accompanied by one Right. Subject to the rules and limitations of the TSXV, each Right shall automatically convert, without the payment of additional consideration, upon the earlier of (a) the closing of a Qualified Offering; (b) a Change of Control; or (c) the Time Deadline, for shares of common stock of Contact Gold as follows: (i) if the offering price of common stock sold in a Qualified Offering is greater than the Placement Price, for that number of shares of common stock to provide a Placement Price with an effective 5% discount; (ii) if the offering price of common stock sold in a Qualified Offering is equal to or less than the Placement Price, for that number of shares of common stock to provide a Placement Price with an effective 10% discount to the Qualified Offering price; (iii) in the event of a Change of Control, for that number of shares of common stock to provide a Placement Price with an effective 5% discount; or (iv) in the event of conversion at the Time Deadline, for that number of shares of common stock to provide a Placement Price that is equal to the maximum allowable discount prescribed pursuant to the rules of the TSXV. All securities offered were restricted securities under Rule 144 under the Securities Act.

On May 22, 2019, we closed a Regulation A offering of 20,000,000 Common Shares (the "2019 Reg A Offering") at an issue price of $0.20 for gross proceeds of $4,00,000.  The 2019 Reg A Offering was qualified under an exemption from the registration requirements of the Securities Act under Regulation A of the Securities Act.

On May 22, 2019, pursuant to having closed the 2019 Reg A Offering at an issue price lower than the Placement Price, the 2019 Private Placement "Qualified Offering" criterion was met, and an additional 2,047,398 Common Shares were issued on conversion of the Rights issued in the 2019 Private Placement.

Contact Gold issued 2,000,000 Shares as initial consideration to acquire the Green Springs earn-in option pursuant to the July 23, 2019 agreement with Ely Gold.

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On May 22, 2020 we closed the final tranche of the 2020 Private Placement. In aggregate we issued 12,500,000 Private Placement Units, for gross proceeds of $1,250,000.

Contact Gold issued 362,941 Shares as the first-anniversary payment due pursuant to the Green Springs Project earn-in option with Ely Gold.

Pursuant to Rule 701 of the Securities Act, Contact Gold made the following compensatory grants subsequent to December 31, 2019: 2,125,000 Options at priced at $0.19, vesting in thirds with a five-year expiry from the date of grant were awarded to directors, officers and other Contact Gold personnel; 748,661 DSUs to Contact Gold directors; and 239,220 RSUs to certain employees and officers of the Contact Gold.  See, "Executive Compensation - Stock Options and Other Compensation Securities."

Except as otherwise noted, the securities issued in each of the foregoing transactions were issued pursuant to exemptions under the Securities Act, including Section 4(a)(2) and/or Rule 506(b) of Regulation D, each under the Securities Act, and outside the United States pursuant to exemptions available under Rule 903 of Regulation S under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Investor Services Inc., with its principal office at 3rd Floor - 510 Burrard St. Vancouver, BC V6C 3B9.

Listing

Contact Gold began trading on the TSXV under the symbol "C" on June 15, 2017. Contact Gold began trading on the OTCQB under the symbol "CGOL" on May 19, 2020.

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MARKET PRICE OF OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

The Common Stock is traded on the TSXV. The high and low sales prices for the Common Stock are as follows ($), reported by the TSXV:

				Quarterly
Period	Volume	High $	Low $	High $	Low $
2020
August	413,091	0.255	0.205
July	2,507,063	0.275	0.165
June	2,364,072	0.20	0.13	0.215	0.10
May	1,545,086	0.16	0.135
April	6,037,885	0.215	0.10
March	1,475,290	0.165	0.08	0.215	0.08
February	2,633,757	0.19	0.13
January	5,451,134	0.215	0.15
2019
December	792,276	0.165	0.14	0.215	0.14
November	279,053	0.19	0.145
October	950,840	0.215	0.14
September	920,309	0.24	0.16	0.24	0.16
August	616,150	0.24	0.185
July	1,037,527	0.23	0.185
June	485,490	0.30	0.235	0.30	0.175
May	347,700	0.250	0.175
April	388,319	0.295	0.195
March	270,083	0.325	0.27	0.39	0.27
February	1,484,651	0.355	0.30
January	517,374	0.39	0.295
2018
December	286,830	0.35	0.285	0.49	0.285
November	358,939	0.39	0.315
October	711,461	0.49	0.35
September	485,590	0.50	0.38	0.50	0.34
August	1,146,010	0.475	0.35
July	1,049,740	0.39	0.34
June	1,318,340	0.40	0.27	0.45	0.27
May	1,608,700	0.40	0.275
April	1,067,480	0.45	0.365
March	462,540	0.455	0.375	0.375	0.54
February	356,515	0.48	0.40
January	152,600	0.54	0.48

Holders

As of August 7, 2020, we had approximately 80 registered holders of our Common Stock and one holder of our preferred stock.

Upon completion of this Offering, assuming the maximum amount of Units offered in this Offering are sold (excluding the exercise of the Over-Allotment Option), there will be 172,334,914 shares of our Common Stock outstanding.

In addition, under the Waterton Letter of Intent, if a minimum of $10,000,000 is raised in this Offering, we will complete the Redemption Placement, under which Waterton Nevada would purchase Common Stock at $0.195 per share (the estimated offering price of a Unit Share) in aggregate amount equal to the Redemption Amount for the remaining issued and outstanding Preferred Stock, estimated to be approximately 68,592,257 Shares. Assuming the closing of the Redemption Placement together with completion of this Offering, assuming the maximum amount of Units offered in this Offering are sold (excluding the exercise of the Over-Allotment Option), there will be 242,685,551 shares of our Common Stock outstanding.

If less than $10,000,000 is raised in this Offering, Contact Gold has agreed to use commercially reasonable efforts to obtain all Approvals to effect the Article Amendments to: (i) reduce the conversion price of the Preferred Shares from $1.35 per share to the lesser of $0.2633 or 135% of the 20-day volume weighted average price of the Common Stock prior to the date all Approvals are obtained; (ii) reduce the Cumulative Dividend rate from 7.5% to 3.75% per annum from the effective date of the Article Amendments; and (iii) extend the Maturity Date from June 7, 2022 to a date that is five years from the date all Approvals are obtained.

If more than $3,000,000 and less than $10,000,000 is raised in this Offering and Contact Gold fails to obtain the Approvals and effect the Article Amendments, Contact Gold has agreed to use 50% of the proceeds of this Offering in excess of $3,000,000 to redeem a portion of the Preferred Stock.

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UNDERWRITING

We have entered into an underwriting agreement with the Underwriters, with respect to the Units subject to this Offering. Subject to the terms and conditions in the underwriting agreement, the Underwriters have severally and not jointly or jointly and severally, agreed to purchase on the Closing date an aggregate of 75,000,000 units at a price of $0.20 per Unit, payable in cash to the Company against delivery of such Units, subject to the terms and conditions of the Underwriting Agreement. The obligations of the Underwriters under the Underwriting Agreement may be terminated at their discretion on the basis of “disaster out”, “material change out”, and “breach out” provisions in the Underwriting Agreement and may also be terminated upon the occurrence of certain other stated events. The Underwriters are, however, obligated to take up and pay for all Units if any of the Units are purchased under the Underwriting Agreement.

Each Unit will consist of one share of Common Stock and one Warrant. Each Warrant will entitle the holder thereof to acquire, subject to adjustment in certain circumstances, one Warrant Share at an exercise price of $0.27, on or before 4:30 p.m. (Vancouver time) on the date that is 24 months from the Closing Date (as defined herein). The Warrants will be created and issued pursuant to the terms of the Warrant Indenture.

The Offering Price was determined by arm's length negotiation between the Company and the Underwriters, with reference to the prevailing market price of the Common Stock and a number of factors including: (i) the information set forth in the Offering Circular and otherwise available to the Underwriters; (ii) the Company's prospects and the history and prospects for the industry in which the Company competes; (iii) an assessment of management of the Company, (iv) the Company's prospects for future earnings; (v) the general condition of the securities markets at the time of the Offering; (vi) the recent market prices of, and demand for, publicly traded Common Stock of generally comparable companies; and (vii) such other factors deemed relevant by the Underwriters and the Company.

The Underwriters propose to offer the Units initially at the Offering Price. After the Underwriters have made a reasonable effort to sell all of the Units at the Offering Price, the price at which the Units are distributed pursuant to the Offering Circular may be decreased and may be further changed from time to time to an amount not greater than the Offering Price, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Units distributed pursuant to the Offering Circular is less than the Offering Price.

Subscription Agreement

Each investor will be required to complete, execute and deliver a Subscription Agreement to purchase Units in this Offering, except institutional accredited investors (satisfying one or more of the criteria set forth in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and qualified institutional buyers (as defined in Rule 144 of the Securities Act) that have a pre-existing relationship with the Underwriter that is certified by the Underwriter. The Subscription Agreement contains customary representations and warranties, including an investor’s eligibility as a “Qualified Purchaser” as defined in Rule 256 and described in Rule 251(d)(2)(i)(c) of Regulation A.

Settlement

Subscriptions for the Units will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice.

It is anticipated that the Offered Units and Additional Units, if any, and securities underlying Offered Units and Additional Units (including the underlying Unit Shares and Additional Unit Shares, as applicable) will be delivered in electronic form through the Depositary Trust Corporation (“DTC”) system and through direct and indirect participants, including CDS Clearing and Depository Services Inc. (“CDS”). The participant through whom a purchaser purchases Offered Units will receive a credit for the Offered Units on DTC’s records.  A purchaser of Offered Units (other than purchasers in the United States) are expected to hold the interest in the Offered Units through its registered dealer which is a CDS participant and through the DTC participant account maintained by CDS. The ownership interest of each actual purchaser of the Offered Units, who is referred to herein as a “beneficial owner”, is to be recorded on the participant’s records.  All interests in the Offered Units and securities underlying Offered Units, as applicable, will be subject to the operations and procedures of DTC and CDS (if applicable). The operations and procedures of each settlement system may be changed at any time.

To facilitate subsequent transfers, all Units and securities underlying Units, as applicable, deposited by direct participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Units and securities underlying Units, as applicable, with DTC and its registration in the name of Cede & Co. or the custodian effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such Units are credited, which may or may not be the beneficial owners. The participants and custodian will remain responsible for keeping account of their holdings on behalf of their customers. Transfers of ownership interests in the Units and securities underlying Units, as applicable, are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the securities except in the event that use of the book-entry system for the securities is discontinued.

Cross-market transfers between DTC participants, on the one hand, and CDS participants, on the other hand, will be effected within DTC through the DTC participant that is acting as depositary for CDS. To deliver or receive an interest in securities held in a CDS account, an investor or its representative on its behalf must send transfer instructions to CDS under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, CDS will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the securities in DTC and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. CDS participants may not deliver instructions directly to the DTC depositary that is acting for CDS.

We also anticipate that the Warrants and Additional Warrants will be delivered in electronic form through the DTC system, if eligible, and through direct and indirect participants, including CDS or, alternatively, in certificated form or on a non-certificated basis under a Direct Registration System (DRS) maintained by the Warrant Agent (such as Computershare’s Quickcert system) and the holder shall receive notice and evidence of the digital entry of the number of the Warrants owned by the Subscriber reflected on the books and records of the Company and verified by the Warrant Agent, which books and records shall bear a notation that the Warrants were sold in reliance upon Regulation A.

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Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities that they have purchased pursuant to the Offering prior to the fifth business day after the date of this Offering Circular will be required, by virtue of the fact that the Common Stock will initially settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Units who wish to trade such Units prior to the fifth business day after the date of this Offering Circular should consult their own advisor.

Offer Restrictions Outside the United States and Canada

Other than in the United States and Canada, no action has been taken by us or the Underwriters that would permit a public offering of the securities offered by this Offering Circular in any jurisdiction where action for that purpose is required. The Units offered by this Offering Circular may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other offering material or advertisements in connection with the offer and sale of any such Units be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy any Units offered by this Offering Circular in any jurisdiction in which such an offer or a solicitation is unlawful.

Commissions and Expenses

The following table provides information regarding the amount of the underwriting discounts and commissions to be paid to the Underwriters by us. These amounts are shown assuming both no exercise and full exercise of the Over-Allotment Option to purchase the Additional Units to cover over-allotments, if any, and for market stabilization purposes.

	Amount of Offering Without Over-Allotment(1)			Amount of Offering With Over-Allotment and Assuming Maximum Offering(4)
	Assuming $7.5m raised in the Offering	Assuming $10m raised in the Offering	Assuming $15m raised in the Offering
Gross Proceeds	$7,500,000	$10,000,000	$15,000,000	$17,250,000
Underwriting commissions(2)	$450,000	$600,000	$900,000	$1,035,000
Net Proceeds Before Expenses	$7,050,000	$94,00,000	$14,100,000	$16,215,000
Estimated offering expenses(3)	$518,000	$518,000	$518,000	$518,000
Net Proceeds	$6,532,000	$8,882,000	$13,582,000	$15,697,000

(1) $7.5m is raised in the Offering, 37,500,000 Units;  $10m is raised in the Offering, 50,000,000 Units; $15m is raised in the Offering, 75,000,000 Units.

(2) This table depicts broker-dealer commissions of: (i) 6% of the gross proceeds of the Offering (including in respect of any exercise of the Over-Allotment Option (as defined below)) as the Cash Fee, other than with respect to sales to certain purchasers, including certain current shareholders, including persons on the President’s List, on which 50% of the Cash Fee will be paid; and (ii) Broker Warrants equal to 6% of the Units sold during the Offering (including with respect of any exercise of the Over-Allotment Option), other than with respect to sales to certain purchasers on the President’s List, where 50% of the Cash Fee will be paid and 50% of the Broker Warrants will be issued in respect of any Units sold to such purchasers.

(3) Estimated offering expenses include legal, accounting, printing, advertising, marketing, state registration fees, and other expenses of this Offering, including reimbursement of certain expenses of the Underwriter of approximately $167,500.

(4) This amount assumes the maximum of the Offering is sold and full exercise of the Over-Allotment Option.

The Broker Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the Broker Warrants nor any securities issuable upon exercise of the Broker Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the qualified economic disposition of such securities by any person for a period of 180 days immediately following the qualification date or commencement of sales of this Offering, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners and except as otherwise provided for in FINRA Rule 5110(g)(2).

Contact Gold began trading on the TSXV under the symbol "C" on June 15, 2017. Contact Gold began trading on the OTCQB under the symbol "CGOL" on May 19, 2020.

Over-Allotment Option

We have granted the Underwriters an Over-Allotment Option. This option, which is exercisable in whole or in part in the sole discretion of the Underwriters for a period of up to 30 days from and including the closing date of the Offering, permits the Underwriters to purchase a maximum of 11,250,000 Additional Units and/or up to 11,250,000 Additional Shares and/or up to 5,625,000 Additional Warrants, to cover over-allotments, if any, and for market stabilization purposes. The Over-Allotment Option is exercisable by the Underwriters: (i) to acquire Additional Units at the Offering Price; and/or (ii) to acquire Additional Shares at a price of $0.195 per Additional Share, and/or (iii) to acquire Additional Warrants at a price of $0.01 per Additional Warrant, so long as the aggregate number of Additional Shares and Additional Warrants which may be issued under the Over-Allotment Option does not exceed 11,250,000 Additional Shares and 5,625,000 Additional Warrants. The foregoing assumes the maximum amount is raised in the Offering and that no sales will be made to persons on the President’s List. The Corporation estimates that the total expenses of the Offering payable by the Corporation will be approximately $581,000, including expense reimbursement of the Underwriters. A purchaser who acquires securities forming part of the Underwriters’ over-allocation position acquires such securities under this Offering Circular regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

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Purchase Rights

In connection with the Offering, Contact Gold is required to offer certain shareholders the right to acquire Units under the terms of the Governance and Investor Rights Agreement and Investor Rights Agreement. See "Contractual Obligations" in the MD&A. In connection with this right, Contact Gold may complete the Purchase Rights. The closing of the potential Purchase Rights would be conditional on the completion of the Offering. No underwriting commission or fees are payable in connection with the Purchase Rights. This Offering Circular does not qualify the distribution of the Units issued under the Purchase Rights.

Black-Out

Pursuant to the Underwriting Agreement, Contact Gold agrees not to directly or indirectly issue, offer, sell, contract to sell, grant any option, right or warrant to purchase, any Common Stock or securities or other financial instruments convertible into or having the right to acquire Common Stock or disclose to the public any intention to do so, during the period from the date hereof and ending 90 days following the closing date of the Offering, without the prior written consent of the Underwriters, which consent will not be unreasonably withheld or delayed, provided that nothing herein shall prevent or restrict Contact Gold from: (i) issuing securities in connection with the Offering, Purchase Rights, and/or the Redemption Placement; (ii) issuing Common Stock or securities convertible into or exchangeable for Common Stock pursuant to any equity incentive plan, stock ownership or purchase plan, dividend reinvestment plan or other equity or share based compensation plan in effect on the date hereof; (iii) issuing Common Stock issuable upon the conversion, exchange or exercise of convertible or exchangeable securities or the exercise of warrants or options outstanding on the date hereof; or (iv) issuing Common Stock in connection with any arm's length property acquisition transaction or other corporate acquisitions.

President's List Sales

At our request, the Underwriters have reserved for sale at the public offering price up to 10,000,000 Units being offered for sale to the President's List. We will offer these Units to the extent permitted under applicable regulations in the United States and in any other applicable countries. The number of Units available for sale to the general public will be reduced to the extent that such persons purchase such reserved Units. Any reserved Units not so purchased will be offered by the Underwriters to the general public on the same basis as the other Units offered hereby. Other than the underwriting discount described on the front cover section of this Offering Circular, the Underwriters are entitled to a Cash Fee equal to 50% and Broker Warrants equal to 50% with respect to the Units sold pursuant to these President's List sales. Units offered to the President's List will not be subject to lock-up agreements, with the exception of any directors or officers who will be subject to lock-up agreements, as described below.

Lock-Up Agreements

Pursuant to the Underwriting Agreement, the Company has agreed to use its best efforts to cause its executive officers and directors to enter into lock-up agreements in favour of the Underwriters on or before the Closing Date, agreeing not to, with limited exceptions, sell or agree to sell (or announce any intention to do so) any Common Stock or securities or other financial instruments convertible into or having the right to acquire Common Stock or enter into any agreement or arrangement to transfer to another, in whole or in part, any of the economic consequences of ownership of Common Stock for a period of 90 days from the closing Date without the prior written consent of the Underwriters, such consent not to be unreasonably withheld or delayed, and pursuant to the terms of the lock-up agreements.

Stabilization

Until the distribution of the securities offered by this Offering Circular is completed, rules of the Commission may limit the ability of the Underwriters to bid for and to purchase our Common Stock. As an exception to these rules, the Underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our Common Stock. The Underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

• Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock, so long as stabilizing bids do not exceed a specified maximum.

• Over-allotment involves sales by the Underwriters of securities in excess of the number of securities the Underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of Common Stock over-allotted by the Underwriters is not greater than the number of shares of Common Stock that they may purchase in the Over-Allotment Option. In a naked short position, the number of shares of Common Stock involved is greater than the number of shares in the Over-Allotment Option. The Underwriters may close out any covered short position by either exercising their Over-Allotment Option or purchasing our Common Stock in the open market.

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• Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the Underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the Over-Allotment Option. If the Underwriters sell more Common Stock than could be covered by the Over-Allotment Option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this Offering.

• Penalty bids permit the Underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our Common Stock. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market.

Neither we nor the Underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Electronic Offering Circular

This Offering Circular may be made available in electronic format by e-mail or on Internet sites or through other online services maintained by the Underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this Offering Circular in electronic format, any information on the Underwriters' or their affiliates' websites and any information contained in any other website maintained by the Underwriters or any affiliate of the Underwriters is not part of this Offering Circular or the Offering Statement of which this Offering Circular forms a part, has not been approved and/or endorsed by us or the Underwriters and should not be relied upon by investors.

Market for Common Stock

Contact Gold began trading on the TSXV under the symbol "C" on June 15, 2017. Contact Gold began trading on the OTCQB under the symbol "CGOL" on May 19, 2020.

The public offering price will be determined by arm's length negotiations between us and the Lead Underwriter on behalf of the Underwriters. In determining the public offering price, we and the representatives of the Underwriters expect to consider a number of factors including:

• the information set forth in this Offering Circular and otherwise available to the representatives;

• our prospects and the history and prospects for the industry in which we compete;

• an assessment of our management;

• our prospects for future earnings;

• the general condition of the securities markets at the time of this Offering;

• the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

• other factors deemed relevant by the representatives of the Underwriters and us.

Neither we nor the Underwriters can assure investors that an active trading market will develop for the Unit Shares, or that the shares will trade in the public market at or above the public offering price.

Relationships

Certain of the Underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the Underwriters and their affiliates may affect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

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COMMON STOCK ELIGIBLE FOR FUTURE SALE

Contact Gold began trading on the TSXV under the symbol "C" on June 15, 2017. Contact Gold began trading on the OTCQB under the symbol "CGOL" on May 19, 2020. Future sales of our Common Stock in the public market, including Common Stock issued upon exercise of outstanding options, warrants, RSUs, DSUs, or other rights, or the availability of such Common Stock for sale in the public market, could adversely affect the trading price of our Common Stock. Certain shares of Common Stock that are issued and outstanding are "restricted securities" under Rule 144 and certain shares of Common Stock are subject to statutory escrow or commercial requirement. Sales of our Common Stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the trading price of our Common Stock at such time and our ability to raise equity capital in the future. Although we are listed on the TSXV and have applied to list our Common Stock for quotation on the OTCQX, we cannot assure you that there will be an active public market for our Common Stock.

Based on the number of shares of our Common Stock outstanding as of August 7, 2020, assuming the maximum amount is sold in the Offering, assuming no exercise of the Over-Allotment Option to purchase Additional Units, assuming no sales under the Redemption Placement and that the Preferred Stock has not been converted, upon the closing of this Offering we will have outstanding an aggregate of 172,334,914 shares of Common Stock.

All of the Units sold in this Offering by us will be freely tradable, except that any Units purchased in this Offering by our "affiliates," as that term is defined in Rule 144 under the Securities Act, generally may be sold in the public market only in compliance with Rule 144 under the Securities Act.

Unrestricted Future Sales of Common Stock

In the future, we may offer and sell Common Stock (or we have in the past) pursuant to exemptions from registration under the Securities Act, such as under Section 4(a)(2) of the Securities Act, Regulation D or Rule 701, which will be deemed restricted securities. Shares of Common Stock that are deemed "restricted securities" as that term is defined in Rule 144 under the Securities Act will be eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which are summarized below.

In accordance with the foregoing, and subject to Rule 144 and Rule 701 or escrow restrictions, Common Stock will be available for sale in the public market as follows:

Date	Number of Shares
On the date of this Offering Circular	874,471,973
Between 90 and 180 days after the date of this Offering Circular(1)	75,000,000
At various times beginning more than 180 days after the date of this Offering Circular(2)	12,862,941

(1) Assumes a maximum Offering of 75,000,000 units, excludes Shares acquirable upon exercise of Warrants or other convertible securities.

(2) As of August 7, 2020, 12,862,941 Shares were restricted securities.  Excludes Shares issuable under the Redemption Private Placement estimated to be approximately 68,592,257.  Excludes Shares acquirable upon exercise of Warrants or other convertible securities.

Rule 144

Affiliate Resales of Restricted Securities

In general, under Rule 144 under the Securities Act, as in effect on the effective date of the Offering Statement of which this Offering Circular is a part, a person who is one of our affiliates and has beneficially owned shares of our Common Stock for at least six months would be entitled to sell in "broker's transactions" or certain "riskless principal transactions" or to market makers, a number of Common Stock within any three-month period, beginning on the date 90 days after the date of this Offering Circular, that does not exceed the greater of:

• 1.0% of the number of shares of Common Stock then outstanding, which will equal approximately 2,426,551 shares of Common Stock immediately after the closing of this Offering (assuming the sale of the maximum amount and no exercise of the Over-Allotment Option and the Redemption Private Placement of 68,592,257 Shares); or

• the average weekly trading volume of our Common Stock on the OCTQX during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates or persons selling Common Stock on behalf of our affiliates are also subject to a certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, if the number of shares of Common Stock being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of US$50,000, the seller must file a notice on Form 144 with the Commission and the OTCQX, if applicable, concurrently with either the placing of a sale order with the broker or the execution of a sale directly with a market maker.

Non-Affiliate Resales of Restricted Securities

In general, under Rule 144 under the Securities Act, as in effect on the date of this Offering Circular, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned the Common Stock proposed to be sold for at least six months but less than a year, including the holding period of any prior owner other than an affiliate, is entitled to sell the Common Stock beginning on the 91st day after we have become subject to the reporting requirements of the Exchange Act without complying with the manner of sale, volume limitation or notice provisions of Rule 144, and will be subject only to the current public information requirements of Rule 144. If such person has beneficially owned the Common Stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such Common Stock under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the public company requirement and the current public information requirement.

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Rule 701

Any of our employees, officers, directors, consultants or advisors who purchased shares under a written compensatory stock or option plan or other written contract may be entitled to sell such Common Stock in reliance upon exemptions from registration. Rule 701 permits affiliates to sell their Rule 701 Common Stock under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non- affiliates may sell these shares of Common Stock in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 Common Stock are required to wait until 90 days after we have become subject to the reporting requirements of the Exchange Act before selling those shares.

Lock-Up Agreements

Contact Gold has agreed to use best efforts to cause its executive officers and directors to enter into a 90-day "lock-up" from the closing date of the Offering relating to our Common Stock that they beneficially own. This means that, for a period of 90 days following the closing date of this Offering, such persons may not, with limited exceptions, sell or agree to sell any Common Stock or securities or other financial instruments convertible into or having the right to acquire Common Stock or enter into any agreement or arrangement to transfer to another, in whole or in part, any of the economic consequences of ownership of Common Stock, without the prior written consent of the Lead Underwriter on behalf of the Underwriters pursuant to the terms of the lock-up agreements.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS AND NON-U.S. HOLDERS

The following is a general summary of material U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of Common Stock acquired as part of the Units, the exercise, disposition, and lapse of Warrants acquired as part of the Units, and the acquisition, ownership, and disposition of Warrant Shares.

Scope of this Summary

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Common Stock, Warrants and Warrant Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any holder. Except as discussed below, this summary does not discuss applicable income tax reporting requirements. This summary does not address the U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership, and disposition of Common Stock, Warrants and Warrant Shares. Each prospective holder should consult its own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences relating to the acquisition, ownership, and disposition of Common Stock, Warrants and Warrant Shares.

No legal opinion from United States legal counsel or ruling from the Internal Revenue Service (the "IRS") has been requested, or will be obtained, regarding the United States federal income tax consequences related to the acquisition, ownership and disposition of Common Stock, Warrants and Warrant Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed) promulgated thereunder, published rulings of the IRS, published administrative positions of the IRS, and United States court decisions that are applicable and, in each case, as in effect and available, as of the date of this Prospectus Supplement. Any of the authorities on which this summary is based could be changed or subject to differing interpretations in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

As used in this summary, the term "U.S. Holder" means a beneficial owner of Common Stock, Warrants and Warrant Shares acquired pursuant to this Prospectus Supplement that is for U.S. federal income tax purposes:

  an individual who is a citizen or resident of the U.S. as determined for U.S. federal income tax purposes;

  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

The term "Non-U.S. Holder" means any beneficial owner of Common Stock, Warrants and Warrant Shares acquired pursuant to this Prospectus Supplement that is neither a U.S. Holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes. A Non-U.S. Holder should review the discussion under the heading "U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Acquisition, Ownership and Disposition of Common Stock, Warrants and Warrant Shares" below for more information. Non-U.S. investors should consult with their own tax advisors regarding the tax consequences of acquiring, owning and disposing of Common Stock, Warrants and Warrant Shares.

Holders Subject to Special United States Federal Income Tax Rules

This summary deals only with persons or entities who hold Common Stock, Warrants or Warrant Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not address the U.S. federal income tax considerations applicable to holders that are subject to special provisions under the Code, including, but not limited to, holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a "functional currency" other than the U.S. dollar; (e) own the Common Stock as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquire the Common Stock in connection with the exercise of employee stock options or otherwise as compensation for services; (g) are subject to special tax accounting rules; (h) are partnerships or other pass-through entities (and investors in such partnerships and entities); (i) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of  the outstanding Common Stock; (j) are "controlled foreign corporations" or "passive foreign investment companies"; or (k) are former citizens or former long-term residents of the U.S. Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisors regarding the United States federal, state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership and disposition of Common Stock, Warrants and Warrant Shares.

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If an entity or arrangement that is classified as a partnership (or other "pass-through" entity) for U.S. federal income tax purposes holds Common Stock, Warrants or Warrant Shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such owner or entity. Partners (or other owners) of entities or arrangements that are classified as partnerships or as "pass-through" entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Common Stock, Warrants and Warrant Shares.

Certain Material U.S. Federal Income Tax Consequences of the Purchase of Units to U.S. Holders and Non-U.S. Holders

For U.S. federal income tax purposes, the purchase of a Unit by U.S. Holders and Non-U.S. Holders will be treated as the purchase of two components: a component consisting of one share of Common Stock and a component consisting of 0.50 of one Warrant. The purchase price for each Unit will be allocated between these two components in proportion to their relative fair market values at the time the Unit is purchased by the holder. This allocation of the purchase price for each Unit will establish a holder's initial tax basis for U.S. federal income tax purposes in the one share of Common Stock and 0.50 of one Warrant that comprise each Unit.

For purposes of determining the initial tax basis, the Company will allocate $0.195 of the purchase price for each Unit to the one share of Common Stock and $0.005 of the purchase price for each Unit to the 0.50 of one Warrant. However, the IRS will not be bound by the Company's allocation of the purchase price for the Units, and, therefore, the IRS or a U.S. court may not respect the allocation set forth above. Each holder should consult its own tax advisors regarding the allocation of the purchase price for the Units.

U.S. Federal Income Tax Consequences to U.S. Holders

The Exercise and Disposition of Warrants

Exercise of Warrants

A U.S. Holder generally will not recognize gain or loss on the exercise of a Warrant and related receipt of a Warrant Share (provided no cash is received in lieu of the issuance of a fractional Warrant Share). A U.S. Holder's initial tax basis in the Warrant Share received on the exercise of a Warrant should be equal to the sum of (a) such U.S. Holder's tax basis in such Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such Warrant. It is unclear whether a U.S. Holder's holding period for the Warrant Share received on the exercise of a Warrant should begin on the date that such Warrant is exercised by such U.S. Holder or the day following the date of exercise of the Warrant; however, in either case the holding period of a Warrant Share will not include the period during which the U.S. Holder held the Warrant.

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder's tax basis in the Warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the Warrant is held for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) generally will be subject to applicable long-term capital gains rates (currently at a maximum U.S. federal income tax rate of 20%).  Deductions for capital losses are subject to complex limitations under the Code.

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Expiration of Warrants without Exercise

Upon the lapse or expiration of a Warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder's tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder's proportionate interest in the Company's "earnings and profits" or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to holders of Common Stock). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not result in a constructive distribution. (See the more detailed discussion of the rules applicable to distributions made by the Company at "U.S. Federal Income Tax Consequences to U.S. Holders of the Acquisition, Ownership and Disposition of Common Stock and Warrant Shares - Distributions" below).

The Acquisition, Ownership and Disposition of Common Stock and Warrant Shares

Distributions

The Company does not currently expect to make any distributions to holders of the Common Stock or Warrant Shares. However, if the Company does make distributions on the Common Stock or Warrant Shares, those distributions will be included in a U.S. Holder's income as ordinary dividend income to the extent of the Company's current and accumulated earnings and profits (determined under U.S. federal income tax principles) as of the end of the Company's taxable year in which the distribution occurs. However, with respect to dividends received by certain non-corporate U.S. Holders (including individuals), such dividends are generally taxed at the applicable long-term capital gains rates (currently at a maximum tax rate of 20%), provided certain holding period and other requirements are satisfied. Distributions in excess of the Company's current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder's adjusted tax basis in the Common Stock or Warrant Shares and thereafter as capital gain from the sale or exchange of such Common Stock or Warrant Shares, which will be taxable according to rules discussed under the heading "Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock and Warrant Shares," below. Dividends received by a corporate holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock and Warrant Shares

Upon the sale, certain qualifying redemptions, or other taxable disposition of Common Stock or Warrant Shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder's adjusted tax basis in the Common Stock or Warrant Shares. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder's holding period in the Common Stock or Warrant Shares is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 20%. Deductions for capital losses are subject to complex limitations under the Code.

Other U.S. Federal Income Tax Consequences

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on Common Stock and Warrant Shares and to the proceeds of a sale of Common Stock, Warrants or Warrant Shares paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

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U.S. Federal Income Tax Consequences to Non-U.S. Holders

The Exercise and Disposition of Warrants

Exercise of Warrants

A Non-U.S. Holder generally will not recognize gain or loss on the exercise of a Warrant and related receipt of a Warrant Share (provided no cash is received in lieu of the issuance of a fractional Warrant Share and certain other conditions are present, as discussed below under "Sale or Other Taxable Disposition of Common Stock, Warrants and Warrant Shares").  A Non-U.S. Holder's initial tax basis in the Warrant Share received on the exercise of a Warrant should be equal to the sum of (a) such Non-U.S. Holder's tax basis in such Warrant plus (b) the exercise price paid by such Non-U.S. Holder on the exercise of such Warrant. It is unclear whether a Non-U.S. Holder's holding period for the Warrant Share received on the exercise of a Warrant should begin on the date that such Warrant is exercised by such Non-U.S. Holder or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the Non-U.S. Holder held the Warrant.

Disposition of Warrants

Subject to the discussion under the heading "Sale or Other Taxable Disposition of Common Stock, Warrants and Warrant Shares" below, a Non-U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such Non-U.S. Holder's tax basis in the Warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss (provided that the Warrant Share to be issued on the exercise of such Warrant would have been a capital asset within the meaning of Section 1221 of the Code if acquired by the Non-U.S. Holder), which will be long-term capital gain or loss if the Warrant is held for more than one year. Any such gain recognized by a Non-U.S. Holder will be taxable for U.S. federal income tax purposes according to rules discussed under the heading "Sale or Other Taxable Disposition of Common Stock, Warrants and Warrant Shares," below.

Expiration of Warrants without Exercise

Subject to the discussion under the heading "Sale or Other Taxable Disposition of Common Stock, Warrants and Warrant Shares" below, upon the lapse or expiration of a Warrant, a Non-U.S. Holder will recognize a loss in an amount equal to such Non-U.S. Holder's tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a Non-U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such Non-U.S. Holder's proportionate interest in the Company's "earnings and profits" or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to holders of Common Stock). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not result in a constructive distribution.  See the more detailed discussion of the rules applicable to distributions made by the Company under the heading "Dividends" below.

The Acquisition, Ownership and Disposition of Common Stock, Warrants and Warrant Shares

Dividends

The Company does not currently expect to make any distributions to holders of the Common Stock or Warrant Shares. However, if the Company does make distributions on the Common Stock or Warrant Shares, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company's current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed the Company's current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder's basis in Common Stock or Warrant Shares, but not below zero, and then will be treated as gain from the sale of stock, which will be taxable according to rules discussed under the heading "Sale or Other Taxable Disposition of Common Stock, Warrants and Warrant Shares," below. If the Company is a USRPHC (as defined below) and does not qualify for the Regularly Traded Exception (as defined below), distributions which constitute a return of capital will be subject to withholding tax unless an application for a withholding certificate is filed to reduce or eliminate such withholding. See "Sale or Other Taxable Disposition of Common Stock, Warrants and Warrant Shares" below for a discussion of the treatment of USRPHCs.  Additionally, any dividends paid to a Non-U.S. Holder with respect to Common Stock or Warrant Shares generally will be subject to withholding tax at a 30% gross rate, subject to any exemption or lower rate under an applicable treaty if the Non-U.S. Holder provides the Company with a properly executed IRS Form W-8BEN or W-8BEN-E, unless the Non-U.S. Holder provides the Company with a properly executed IRS Form W-8ECI (or other applicable form) relating to income effectively connected with the conduct of a trade or business within the U.S.

Dividends that are effectively connected with the conduct of a trade or business within the U.S. and includible in the Non-U.S. Holder's gross income are not subject to the withholding tax (assuming proper certification and disclosure), but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected income received by a non-U.S. corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

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A Non-U.S. Holder of Common Stock or Warrant Shares who wishes to claim the benefit of an applicable treaty rate or exemption is required to satisfy certain certification and other requirements. If a Non-U.S. Holder is eligible for an exemption from or a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Common Stock, Warrants and Warrant Shares

In general, a Non-U.S. Holder of Common Stock, Warrants or Warrant Shares will not be subject to U.S. federal income tax on gain recognized from a sale, exchange, or other taxable disposition of such Common Stock, Warrants or Warrant Shares, unless:

  the gain is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to tax on the net gain from the sale at regular graduated U.S. federal income tax rates, and if the Non-U.S. Holder is a corporation, may be subject to an additional U.S. branch profits tax at a gross rate equal to 30% of its effectively connected earnings and profits for that taxable year, subject to any exemption or lower rate as may be specified by an applicable income tax treaty;

  the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses; or

  the Company is or has been a "United States real property holding corporation" ("USRPHC") for U.S. federal income tax purposes at any time during the shorter of the Non-U.S. Holder's holding period or the 5-year period ending on the date of disposition of Common Stock, Warrants or Warrant Shares; provided, with respect to the Common Stock and Warrant Shares, that as long as the Common Stock is regularly traded on an established securities market as determined under the Treasury Regulations (the "Regularly Traded Exception"), a Non-U.S. Holder would not be subject to taxation on the gain on the sale of Common Stock or Warrant Shares under this rule unless the Non-U.S. Holder has owned: (i) more than 5% of the Common Stock at any time during such 5-year or shorter period; (ii) Warrants with a fair market value on the date acquired by such holder greater than the fair market value on that date of 5% of the Common Stock; or (iii) aggregate equity securities of the Company with a fair market value on the date acquired in excess of 5% of the fair market value of the Common Stock on such date (in any case, a "5% Common Stockholder"). Since the Warrants are not expected to be listed on a securities market, the Warrants are unlikely to qualify for the Regularly Traded Exception. In determining whether a Non-U.S. Holder is a 5% Common Stockholder, certain attribution rules apply in determining ownership for this purpose.  Non-U.S. Holders should be aware that the Company believes it currently is, and expects to continue to be for the foreseeable future, a USRPHC. The Common Stock currently trades on the OTCQB. At this time, it is uncertain whether the Common Stock will continue to be considered as being regularly traded on an established securities market in the U.S. Accordingly, the Company can provide no assurances that the Common Stock, Warrants or Warrant Shares will meet the Regularly Traded Exception at the time a Non-U.S. Holder purchases such securities or sells, exchanges or otherwise disposes of such securities. Non-U.S. Holders should consult with their own tax advisors regarding the consequences to them of investing in a USRPHC. As a USRPHC, a Non-U.S. Holder will be taxed as if any gain or loss were effectively connected with the conduct of a trade or business as described above in "Dividends", and a 15% withholding tax generally would apply to the gross proceeds from the sale of Common Stock, Warrants or Warrant Shares, in the event that (i) such holder is a 5% Common Stockholder, or (ii) the Regularly Traded Exception is not satisfied during the relevant period with respect to the security sold.

Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Other U.S. Federal Income Tax Consequences

Information Reporting and Backup Withholding

Generally, the Company must report annually to the IRS the amount of dividends paid to each Non-U.S. holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. A similar report is sent to each Non-U.S. holder. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

Payments of dividends to a Non-U.S. holder may be subject to backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an appropriate IRS Form W-8 (or other suitable substitute or successor form). Notwithstanding the foregoing, backup withholding may apply if either the Company or its paying agent has actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

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Payments of the proceeds from sale or other disposition by a Non-U.S. holder of Common Stock, Warrants or Warrant Shares effected outside the United States by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting will apply to those payments if the broker does not have documentary evidence that the holder is a Non-U.S. holder, an exemption is not otherwise established, and the broker has certain relationships with the United States.

Payments of the proceeds from a sale or other disposition by a Non-U.S. holder of Common Stock, Warrants or Warrant Shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an appropriate IRS Form W-8 (or other suitable substitute or successor form). Notwithstanding the foregoing, information reporting and backup withholding may apply if the broker has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations promulgated thereunder and other official guidance (commonly referred to as "FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on Common Stock or Warrant Shares paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non- financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which the Common Stock or Warrant Shares is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Future Treasury Regulations or other official guidance may modify these requirements.

Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on the Common Stock or Warrant Shares. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of the Common Stock, Warrants or Warrant Shares on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds. The preamble to these proposed regulations indicates that taxpayers may rely on them pending their finalization. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable income tax treaty with the United States or U.S. domestic law. The Company will not pay additional amounts to holders of Common Stock, Warrants or Warrant Shares in respect of amounts withheld.

Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in Common Stock, Warrants or Warrant Shares.

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LEGAL MATTERS

The validity of the issuance of the Units offered by this Offering Circular will be passed upon for us by Dorsey & Whitney LLP.

EXPERTS

The financial statements of Contact Gold Corp. as at December 31, 2019 and 2018, and for the years ended December 31, 2019, December 31, 2018, and December 31, 2017 appearing in this Offering Circular have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the Annual Statements) included herein.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.7502 of the Nevada Revised Statutes (the "Nevada Law") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, (including reimbursement for expenses incurred) arising under the Securities Act.

Our certificate of incorporation provides for indemnification of our officers, directors and other employees to the fullest extent permitted by the Nevada Law.

Our bylaws, as amended (the "Bylaws"), state that we shall indemnify and hold harmless, to the fullest extent permitted by Nevada Law as it presently exists or may hereafter be amended, any director or officer of Contact Gold who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of Contact Gold or is or was serving at the request of Contact Gold as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. Contact Gold shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the board of directors. Our Bylaws also permit us to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of Contact Gold who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of Contact Gold or is or was serving at the request of Contact Gold as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Contact Gold pursuant to our certificate of incorporation, our Bylaws and/or the Nevada Law, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an Offering Statement on Form 1-A with the Commission under Regulation A of the Securities Act with respect to the Units offered by this Offering Circular. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information with respect to us and our Units, please see the Offering Statement and the exhibits and schedules filed with the Offering Statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. The Offering Statement, including its exhibits and schedules, may be inspected without charge at www.sec.gov, the Commission's Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

Upon completion of this Offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the Commission's website referred to above.

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FINANCIAL STATEMENTS TABLE OF CONTENTS

As of and for the Years Ended December 31, 2019 and 2018

As of and for the Three Months Ended March 31, 2020 and 2019

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Contact Gold Corp.
An exploration stage company

CONSOLIDATED FINANCIAL STATEMENTS
Prepared in accordance with United States Generally Accepted Accounting Principles
For the year ended December 31, 2019

(Expressed in Canadian dollars)

Report of independent registered public accounting firm

To the Shareholders and the Board of Directors of

Contact Gold Corp.

Opinion on the consolidated financial statements

We have audited the accompanying consolidated balance sheets of Contact Gold Corp. (the "Company") as of December 31, 2019 and 2018, the related consolidated statements of loss and comprehensive loss, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the result of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. general accepted accounting principles.

The Company's ability to continue as a going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency, and has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the consolidated financial statements whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining on a test basis, evidence regarding the amounts and discourse in the consolidated financial statements. Our audits also include evaluating and accounting principles used and significant estimates made by management as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

Chartered Professional Accountants

We have served as the Company's auditor since 2017.

Vancouver, Canada

March 30, 2020

Contact Gold Corp.

Consolidated Balance Sheets

(Expressed in Canadian dollars)

As at

	Note	December 31, 2019	December 31, 2018
		$	$
Assets
Current assets
Cash and cash equivalents		844,169	545,164
Prepaids and deposits	4	301,879	461,312
Receivables		92,695	27,205
Deferred share issue costs	8(b)	-	313,220
Total current assets		1,238,743	1,346,901

Non-current assets
Marketable securities	5(d)	56,250	-
Bonding deposit	4	-	204,630
Fixed assets		16,212	29,800
Exploration properties and deferred acquisition costs	5	38,364,013	41,347,318
Total non-current assets		38,436,475	41,581,748

Total assets		39,675,218	42,928,649

Liabilities and shareholders' equity

Current liabilities
Payables and accrued liabilities	6	468,058	885,931
Other current liabilities	5(d)	33,376	35,073
Total current liabilities		501,434	921,004

Non-current liabilities
Redeemable preferred stock	7	13,246,524	11,589,700
Other non-current liabilities	5(d)	51,622	75,029
Deferred tax liability	9	1,918,202	2,067,366
Total non-current liabilities		15,216,348	13,732,095

Total liabilities		15,717,782	14,653,099

Shareholders' equity
Share capital	8	44,562,187	38,625,765
Contributed surplus	8	3,012,870	1,995,449
Accumulated other comprehensive income (loss)		(1,398,180)	499,651
Accumulated deficit		(22,219,441)	(12,845,315)
Total shareholders' equity		23,957,436	28,275,550

Total liabilities and shareholders' equity		39,675,218	42,928,649
Nature of operations and going concern	1, 2(a)
Subsequent events	15

The accompanying notes form an integral part of these consolidated financial statements

Approved by the Board of Directors:

"Riyaz Lalani", Director	"John Dorward", Director

Contact Gold Corp.

Consolidated Statements of Loss and Comprehensive Loss
(Expressed in Canadian dollars, except share amounts)

		Year ended	Year ended	Year ended
	Note	December 31, 2019	December 31, 2018	December 31, 2017

Operating expenses:
Exploration and evaluation expenditures	5	3,038,682	4,447,379	4,262,695
Loss on disposal of exploration properties	5(e)	-	1,962,061	-
Write down of exploration properties	5(e)	1,381,434	85,176	-
Accretion of redeemable preferred stock obligation	7	2,218,595	1,842,900	899,655
Wages and salaries		1,555,414	1,070,348	428,411
Stock-based compensation	8(d)	817,792	1,202,235	569,514
Professional, legal & advisory fees		454,051	421,946	568,429
Investor relations, promotion and advertising		249,749	502,384	321,428
Administrative, office, and general		241,246	240,914	178,292
Loss (gain) on embedded derivatives	7	48,635	(461,261)	(5,799,607)
Loss on change in fair value of private placement rights	8(b)	39,248	-	-
Accretion of Cobb Creek obligation	5(d)	19,552	22,249	2,298
Interest and other income		(13,150)	(23,582)	(38,000)
Foreign exchange loss (gain)		(608,050)	542,343	(618,788)

Loss before income taxes		9,443,198	11,855,092	774,327

Tax (recovery)	5(e)	(69,072)	-	-
Loss for the year		9,374,126	11,855,092	774,327

Other comprehensive loss (gain)
Net fair value gain on financial assets	5(d)	(15,000)	-	-
Exchange difference on translation of foreign operations		1,912,831	(3,290,026)	2,790,375

Comprehensive loss for the year		11,271,957	8,565,066	3,564,702

Loss per Contact Share	8(e)
Basic and diluted loss per share		$0.14	$0.26	$0.04
Weighted average number of Contact Shares (basic and diluted)		72,811,303	50,572,328	32,278,496

The accompanying notes form an integral part of these consolidated financial statements

Contact Gold Corp.

Consolidated Statements of Shareholders' Equity

(Expressed in Canadian dollars, except share amounts)

	Shares (Notes 3, 5, 8, 15(c))	Amount	Contributed surplus (Notes 8(d), 15(a))	Accumulated other comprehensive income (loss)	Accumulated deficit	Total shareholders' equity (deficit)
	#	$	$	$	$	$
Balance as at December 31, 2016	2,769,486	250	-	-	(215,896)	(215,646)
Shares issued pursuant to private placements	23,815,000	21,157,500	-	-	-	21,157,500
Equity attributable to RTO	5,000,000	247,470	-	-	-	247,470
Shares issued pursuant to acquisition of Clover	18,550,000	18,550,000	-	-	-	18,550,000
Shares issued pursuant to acquisition of Pony Spur and Poker Flats	112,500	84,375	-	-	-	84,375
Stock-based compensation	-	-	632,228	-	-	632,228
Restricted shares	100,000	-	18,056	-	-	18,056
Share issue costs	-	(1,561,052)	-	-	-	(1,561,052)
Cumulative translation adjustment	-	-	-	(2,790,375)	-	(2,790,375)
Loss for the year	-	-	-	-	(774,327)	(774,327)
Balance as at December 31, 2017	50,346,986	38,478,543	650,284	(2,790,375)	(990,223)	35,348,229
Shares issued pursuant to acquisition of East Bailey	250,000	112,500	-	-	-	112,500
Stock-based compensation	-	-	1,311,832	-	-	1,311,832
Restricted shares	-	34,722	33,333	-	-	68,055
Cumulative translation adjustment	-	-	-	3,290,026	-	3,290,026
Loss for the year	-	-	-	-	(11,855,092)	(11,855,092)
Balance as at December 31, 2018	50,596,986	38,625,765	1,995,449	499,651	(12,845,315)	28,275,550
Shares issued pursuant to private placement	9,827,589	2,850,001	-	-	-	2,850,001
Shares issued pursuant to public offering	20,000,000	4,000,000	-	-	-	4,000,000
Shares issued pursuant to conversion of private placement rights	2,047,398	39,248	-	-	-	39,248
Share issued pursuant to acquisition of Green Springs	2,000,000	400,000	-	-	-	400,000
Stock-based compensation	-	-	1,017,421	-	-	1,017,421
Restricted shares	-	33,333	-	-	-	33,333
Share issue costs	-	(1,386,160)	-	-	-	(1,386,160)
Cumulative translation adjustment	-	-	-	(1,897,831)	-	(1,897,831)
Loss for the year	-	-	-	-	(9,374,126)	(9,374,126)
Balance as at December 31, 2019	84,471,973	44,562,187	3,012,870	(1,398,180)	(22,219,441)	23,957,436

The accompanying notes form an integral part of these consolidated financial statements

Contact Gold Corp.

Consolidated Statement of Cash Flows

(Expressed in Canadian dollars)

	Note	Year ended	Year ended	Year ended
		December 31, 2019	December 31, 2018	December 31, 2017
		$	$	$
Cash flows from operating activities
Loss for the year		(9,374,126)	(11,855,092)	(774,327)
Adjusted for:
Movements in working capital:
Receivables		(65,490)	7,529	(20,429)
Prepaids		159,433	11,922	(402,518)
Payables and accrued liabilities		(134,099)	393,971	290,042
Gains and losses relating to change in fair value of embedded derivatives	7	48,635	(461,261)	(5,799,607)
Change in fair value of Private Placement Rights	8(b)	39,248	-	-
Accretion of Contact Preferred Shares	7	2,218,595	1,842,900	899,655
Foreign exchange relating to Contact Preferred Shares	7	(610,407)	741,314	(620,321)
Stock-based compensation	8(d)	1,050,754	1,379,887	650,284
Write-down of exploration property interests	5(e)	1,381,434	85,176	-
Tax recovery on write-down of exploration properties	5(e)	(69,072)
Loss on disposal of exploration properties	5(e)	-	1,962,061	-
Accretion of Cobb Creek obligation	5(d)	19,552	22,249	2,298
Amortization	5	20,265	8,514	-
Interest income on cash and cash equivalents		-	-	37,508
Foreign exchange impact on translation of cash balances during the year		2,357	(198,971)	699
Net cash used in operating activities		(5,312,921)	(6,059,801)	(5,736,716)

Cash flows from investing activities
Purchase of equipment		-	(38,314)	-
Transaction costs relating to acquisition of exploration properties	5(a)	(43,261)	(31,643)	(13,370)
Acquisition of Clover and Contact Gold Properties	3	-	-	(6,800,000)
Transaction costs relating to acquisition of Clover and Contact Gold Properties	3	-	-	(586,073)
Acquisition of remaining 51% of Cobb Creek		-	(38,871)	(38,379)
Transaction costs relating to acquisition of Cobb Creek		-	-	(3,398)
Recovery of reclamation deposit	4	188,975	-	-
Acquisition of Pony Spur and Dixie Flats		-	-	(100,755)
Purchase of short-term investments		-	-	(3,500,000)
Maturing of short-term investments		-	-	3,500,000
Cash acquired pursuant to RTO		-	-	40,390
Cash deposits for bonding and exploration activities		-	-	(188,545)
Cash receipt from disposal of exploration properties		-	639,959	-

Net cash due to (used in) investing activities		145,714	531,131	(7,690,130)

Cash flows from financing activities
Cash received from Private Placement, net	8(b)	2,828,236	-	21,157,500
Share issue costs, paid on Private Placement	8(b)	(25,162)	-	(1,561,052)
Cash received from Public Offering, net	8(b)	3,469,277	-	-
Share issue costs, paid on Public Offering	8(b)	(808,510)	-	-
Change in working capital attributable to share issue costs		-	(313,220)	-
		5,463,841	(313,220)	19,596,448

Net cash due to (used in) financing activities

Effect of foreign exchange on cash		2,371	210,796	6,406

Net increase (decrease) in cash		299,005	(5,631,094)	6,176,008

Cash at beginning of year		545,164	6,176,258	250

Cash end of the year		844,169	545,164	6,176,258

Supplemental cash flow information	12

The accompanying notes form an integral part of these consolidated financial statements

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

1. NATURE OF OPERATIONS

Nature of Business

Contact Gold Corp. (the "Company", or "Contact Gold") (formerly Winwell Ventures Inc., "Winwell"), was incorporated under the Business Corporations Act (Yukon) on May 26, 2000 and was continued under the Business Corporations Act (British Columbia) on June 14, 2006.

The Company is engaged in the acquisition, exploration and development of exploration properties in Nevada. The Company is domiciled in Canada and maintains a head office at 1050-400 Burrard St., Vancouver, BC, Canada.

The Company began trading on the TSX Venture Exchange ("TSXV") under the symbol "C" on June 15, 2017.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of consolidation and going concern

These consolidated financial statements (the "Consolidated Financial Statements") have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") on a historical cost basis, except for financial instruments which have been measured at fair value, and are presented in Canadian dollars ("CAD), except where otherwise indicated.

The Consolidated Financial Statements include the accounts of Carlin Opportunities ("Carlin"), Contact Gold and Clover Nevada II LLC ("Clover").  As described at Note 3, the Company completed a reverse-acquisition ("RTO") transaction on June 7, 2017, and accordingly, pursuant to Financial Accounting Standards Board (the "FASB") Accounting Standards Codification ("ASC") 805, Business Combinations ("ASC 805"), Carlin has been identified as the accounting acquirer for accounting and financial reporting purposes, and is presented in the Consolidated Financial Statements as the parent company.  Accordingly, the comparative financial information presented in the Consolidated Financial Statements includes the assets, liabilities and operations of Contact Gold and Clover only for periods subsequent to June 7, 2017. All significant intercompany transactions are eliminated on consolidation.

Contact Gold recorded a loss and comprehensive loss of $11.27 million for the year ended December 31, 2019.  As at December 31, 2019, Contact Gold has an accumulated deficit of $22.22 million, and working capital of $0.74 million.  The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Contact Gold's continuation as a going concern depends on its ability to successfully raise financing.

Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company, therefore giving rise to a material uncertainty, which may cast significant doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date that these Consolidated Financial Statements are issued.

Consequently, management is pursuing various financing alternatives to fund operations and advance its business plan.  To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.  The Company may determine to reduce the level of activity and expenditures, or divest of certain mineral property assets, to preserve working capital and alleviate any going concern risk.

The Consolidated Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

The Board of Directors of the Company (the "Board") authorized the Consolidated Financial Statements on March 30, 2020.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

b. Use of estimates and measurement uncertainties

The preparation of financial statements in accordance with U.S. GAAP requires the Company to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at each period end, and the reported amounts of expenses during the related reporting period.

The more significant areas requiring the use of management's estimates and assumptions include: the type and amount of exploration property acquisition and transaction costs eligible for capitalization, the assessment of impairment of mineral properties, the disclosed fair value of the Contact Preferred Shares' "host" instrument, the period end revaluation of the Contact Preferred Share embedded derivatives, the fair value of the Private Placement Rights, income taxes, and the valuation of share-based compensation.

To the extent possible, the Company bases its estimates on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results could differ from the amounts estimated in these Consolidated Financial Statements; uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.  Further information on management's judgments, estimates and assumptions and how they impact the various accounting policies are described in the relevant notes to these financial statements.

c. Cash and cash equivalents

The Company considers cash in banks, deposits in transit, and highly liquid term deposits with original maturities of three months or less to be cash. Because of the short maturity of these instruments, the carrying amounts approximate their fair value. Restricted cash, if any, is excluded from cash and cash equivalents and is included in long-term assets.

d. Foreign exchange

Items included in the Consolidated Financial Statements are measured using the currency of the primary economic environment in which each company operates (the "functional currency"). Each of Carlin and Contact Gold Corp. raise financing and incur expenditures in CAD, giving rise to a CAD functional currency; Clover incurs expenditures and receives funding from the Company in USD, and accordingly has a USD functional currency.

In preparing the Consolidated Financial Statements, transactions in currencies other than the Company's functional currency are recorded at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary assets and liabilities are translated into CAD at the exchange rate in effect at the balance sheet date, and non-monetary assets and liabilities are translated into CAD at the exchange rate in effect at the time of acquisition or issue. Pursuant to the relief provided under ASC 830, Foreign Currency Matters, and for those transactions that have occurred uniformly throughout the comparative periods, an average rate is used to translate income transactions.

Exchange differences arising from assets and liabilities held in foreign currencies, are recognized in other comprehensive gain or loss as cumulative translation adjustments.

e. Mineral properties, claims maintenance fees, and development costs

The Company has not yet established the existence of mineralized materials on any of its mineral property interests, as defined by the United States Securities and Exchange Commission (the "SEC") under Industry Guide 7, "Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations" ("Industry Guide 7").  As a result, the Company is in the "Exploration Stage", as defined under Industry Guide 7, and will continue to remain in the Exploration Stage until such time proven or probable reserves have been established.  In accordance with U.S. GAAP, expenditures relating to the acquisition of mineral rights are initially capitalized as incurred.  Claim maintenance fees paid to the United States' Department of Interior's Bureau of Land Management (the "BLM") and similar fees paid to state and municipal agencies, as well as fees paid annually pursuant to private property lease and other similar land use arrangements (together, "Claims Maintenance fees") are accounted for as prepaid assets and amortized over the course of the period through which they provide access and title.  Mineral property exploration expenditures and pre-extraction expenditures are expensed as incurred until such time as the Company exits the Exploration Stage by establishing proven or probable reserves. To date, no amounts have been capitalized in respect of development activities.

Companies in the "Production Stage", as defined under Industry Guide 7, having established proven and probable reserves and exited the Exploration Stage, typically capitalize expenditures relating to ongoing development activities, with corresponding depletion calculated over proven and probable reserves using the units-of-production method and allocated to future reporting periods to inventory and, as that inventory is sold, to cost of goods sold.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

e. Mineral properties, maintenance fees, and development costs (continued)

The Company is in the Exploration Stage which has resulted in the Company reporting larger losses than if it had been in the Production Stage due to the expensing, instead of capitalization, of expenditures relating to the exploration and advancement of the Contact Gold Properties. Additionally, there would be no corresponding amortization allocated to future reporting periods of the Company since those costs would have been expensed previously, resulting in both lower inventory costs and cost of goods sold and results of operations with higher gross profits and lower losses than if the Company had been in the Production Stage. Any capitalized costs, such as expenditures relating to the acquisition of mineral rights, are depleted over the estimated extraction life using the straight-line method.  As a result, the Company's consolidated financial statements may not be directly comparable to the financial statements of companies in the Production Stage.

The acquisition of title to mineral properties is a complicated and uncertain process. Although management of Contact Gold take steps to verify title to exploration properties in which it holds an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title. Property title may be subject to unregistered prior agreements or transfers and may be affected by undetected defects.  Furthermore, resource exploration is a speculative business and involves a high degree of risk. There is no certainty that the expenditures made by Contact Gold in the exploration of its property interests will result in discoveries of commercial quantities of minerals. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property.  Capital expenditures to bring a property to a commercial production stage are also significant. There is no assurance the Company has, or will have, commercially viable ore bodies. There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production.

Upon disposal or abandonment, any consideration received is credited against the carrying amount of the exploration and evaluation assets, with any excess consideration greater than the carrying amount included as a gain in net income or loss for the applicable period.

f. Impairment of long-lived assets

At each reporting date, management assesses the possibility of impairment in the carrying value of long-lived assets, including capitalized acquisition costs, development costs, and prepaid claims maintenance fees, whenever events or circumstances indicate that the carrying amounts of the asset or asset group may not be recoverable.  An impairment is determined to exist if the total projected future cash flows on an undiscounted pre-tax basis are less than the carrying amount of a long-lived asset or asset group.  An impairment loss is measured with reference to the amount by which the carrying amount of the asset exceeds its fair value using market participant assumptions.  Such fair value is determined with reference to ASC 820, Fair Value Measurements and Disclosures, as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Where practical, management calculates the estimated undiscounted future net cash flows relating to the asset or asset group using estimated future prices, proven and probable reserves and other mineral resources, and operating, capital and reclamation costs.  In the case of exploration properties for which it is not possible to determine cash flow information, management considers, among other things, enterprise value to hectare (the size of the respective properties) as compared to that of a select group of peer companies' mineral property assets, an estimate of potential sales proceeds as compared to the carrying value of the property, and other similar factors which may indicate or question the potential economic value of an exploration property.

Resource exploration is a speculative business and involves a high degree of risk. There is no certainty that the expenditures made by Contact Gold in the exploration of its property interests will result in discoveries of commercial quantities of minerals. Exploration for mineral deposits involves risks which even a combination of professional evaluation and management experience may not eliminate. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property.

Management's estimates of mineral prices, mineral resources, foreign exchange rates, production levels, operating capital requirements, and reclamation costs are subject to risk and uncertainties that may affect the determination of the recoverability of the long-lived asset.

Capital expenditures to bring a property to a commercial production stage are also significant. There is no assurance the Company has, or will have, commercially viable ore bodies. There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production.

It is possible that material changes could occur that may adversely affect management's estimates.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

g. Financial instruments and fair value accounting

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.  Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities are offset, and the net amount reported in the consolidated balance sheets, when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the significance of the inputs used in making the measurement.

The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices (unadjusted) in active markets for identical assets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

At initial recognition, Contact Gold classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

Held-for-trading financial assets and liabilities are recorded at fair value as determined by active market prices or valuation models, as appropriate.  Valuation models require the use of assumptions, which may include the expected life of the instrument, the expected volatility, dividend payouts, and interest rates. In determining these assumptions, management uses readily observable market inputs where available or, where not available, inputs generated by management.  Changes in fair value of held-for-trading financial instruments are recorded in gain or loss for the period.  The Company held no held-for-trading financial assets or liabilities as at December 31, 2019. The Embedded Derivatives, which are classified as Level 3 financial liabilities at FVTPL, are interconnected and relate to similar risk exposures, and are accordingly are valued together as one embedded derivative. Certain inputs to the calculation of the value of the Embedded Derivatives use Level 2 and Level 3 inputs.

Available-for-sale financial assets are recorded at fair value as determined by active market prices. Unrealized gains and losses on available-for-sale investments are recognized in other comprehensive gain or loss. If a decline in fair value is deemed to be other than temporary, the unrealized loss is recognized in net loss (gain).  Investments in equity instruments that do not have an active quoted market price are measured at cost. As at December 31, 2019, the Company has classified certain of its financial assets in this category.

Loans and receivables are recorded initially at fair value, net of transaction costs incurred, and subsequently at amortized cost using the effective interest rate method.  Loans and receivables of Contact Gold are composed of 'Cash and Cash Equivalents' (Level 1); 'Receivables' (Level 2); and 'Bonding Deposits' (Level 2), and are classified as current or non-current assets according to their nature.  The carrying value of the Company's loans and receivables as at December 31, 2019 approximate their fair value due to their short-term nature.

Other financial liabilities are recorded initially at fair value and subsequently at amortized cost using the effective interest rate method. Subsequently, these other financial liabilities are measured at amortized cost using the effective interest method with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial liability, or, where appropriate, a shorter period.  Other financial liabilities include payables and accrued liabilities (Level 2), the "host" element of the Contact Preferred Shares (Level 3) (Note 7), and the Cobb Creek obligation (Level 3) (Note 5(d)).  Other financial liabilities are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities.  No amount of the Contact Preferred Shares is currently due within 12 months, one USD 30,000 payment of the Cobb Creek obligation is due in November 2020 (Note 5(d)).

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

h. Impairment of financial assets

At each reporting date, management assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognizes an impairment loss, as follows:

(i) Available-for-sale financial assets: A significant or prolonged decline in the fair value of the security below its cost is evidence that the assets are impaired. The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the consolidated statements of loss and comprehensive loss. This amount represents the cumulative loss in accumulated other comprehensive loss that is reclassified to net loss.

(ii) Financial assets carried at amortized cost: The loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument's original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

i. Reclamation and remediation costs

Contact Gold records provisions for reclamation and remediation based on the best estimate of costs for site closure and reclamation activities that the Company is required to undertake, and the liability is recognized at fair value at the time such environmental disturbance occurs.  The liability is accreted over time through periodic charges to the consolidated statements of loss and comprehensive loss.  In addition, the asset retirement cost is capitalized as part of the mineral property's carrying value and, upon commercial production, will be amortized over the life of the related mineral property.  The capitalized amount is depreciated on the same basis as the related asset.  Reclamation costs are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs. Significant judgments and estimates are involved in forming expectations of the amounts and timing of future closure and reclamation costs. Changes in reclamation estimates are reflected in earnings (loss) in the period an estimate is revised.  Estimated reclamation obligations are based on when spending for an existing disturbance is expected to occur.  The Company reviews, on an annual basis, unless otherwise deemed necessary, the reclamation obligation at each of its exploration properties in accordance with ASC guidance for asset retirement obligations.

Reflecting the level of disturbance as at December 31, 2019, and the timing of any potential reclamation activities, the Company has not accrued any provision for reclamation in the Consolidated Financial Statements.

j. Income taxes

The liability method of accounting for income taxes is used and is based on differences between the accounting and tax bases of assets and liabilities. Deferred tax assets ("DTA") and liabilities ("DTL") are recognized for temporary differences between the tax and accounting basis of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes using enacted income tax rates expected to be in effect for the period in which the differences are expected to reverse.  The amount of a DTA is evaluated and, if realization is not considered more likely than not, a valuation allowance is provided.

k. Uncertainty in income tax positions

The Company recognizes tax benefits from uncertain tax positions only if it is at least more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Any tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement with the taxing authorities. Related interest and penalties, if any, are recorded as tax expense in the tax provision.

l. Share-based compensation

The Company grants share-based awards as an element of compensation.  Share-based awards granted by the Company under the "Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan") can include stock options to purchase a Contact Share ("Options"), restricted shares ("Restricted Shares"), deferred share units ("DSUs"), or restricted share units ("RSUs"; and together with DSUs, "Units").  Compensation expense for Options granted to employees and directors is determined based on estimated fair values of the Options at the time of grant using the Black-Scholes option pricing model, which takes into account, as of the grant date, the fair market value of the shares, expected volatility, expected hold period before exercise, expected dividend yield and the risk-free interest rate over the expected life of the Option. The determination of compensation expense also accounts for forfeitures related to service conditions by estimating the number of awards expected to be forfeited and adjusting the estimate when subsequent information indicates that the estimate is likely to change.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

l.    Share-based compensation (continued)

The compensation expense is recognized using the graded attribution method over the vesting period of the respective Options.  The expense relating to the fair value of Options is included as such on the consolidated statements of loss and comprehensive loss, or included within exploration and evaluation expenditures; and is credited to contributed surplus.  Compensation expense for Units and/or Restricted Shares granted to employees or directors is determined based on estimated fair values of the Units or Restricted Shares at the time of grant using quoted market prices or at the time the Units qualify for equity classification under ASC 718, Compensation-Stock Compensation ("ASC 718").  The cost is recognized using the graded attribution method over the vesting period of the respective Units. The expense relating to the fair value of the Units or Restricted Shares is included in expenses and is credited to other liabilities or contributed surplus based on the instrument's classification.  Withholding tax on share-based compensation is classified as a financing activity on the consolidated statement of cash flows.  Options and Units are settled in common shares of the Company ("Contact Shares") issued from treasury.

The assumptions used in these calculations are inherently uncertain. The resulting value calculated is not necessarily the value that the holder of the equity compensation could receive in an arm's length transaction, given that there is no market for the Options, and they are not transferable. Changes in these assumptions could materially affect the related fair value estimates.

m. Comprehensive Loss

In addition to the loss for a given period, comprehensive loss includes all changes in equity during a period, such as cumulative unrecognized changes in fair value of marketable equity securities classified as available-for-sale or other investments, and the translation of foreign subsidiaries to the Company's Canadian dollar presentation currency.

n. Income and loss per share

Income and loss per common share is calculated by deducting both the dividends declared in the period (whether or not paid) and the dividends accumulated for the period on the Contact Preferred Shares (whether or not earned) from the income or loss for the period, and dividing the result by the weighted average number of Contact Shares outstanding during the period.  The Company follows the treasury stock method in the calculation of diluted income or loss per share. Under the treasury stock method, the weighted average number of Contact Shares outstanding used for the calculation of diluted income or loss per share assumes that the proceeds to be received on the exercise of dilutive Options, share purchase warrants or Contact Preferred Shares are used to repurchase common shares at the average market price during the period.

o. Accounting standards adopted

Statement of cash flows

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15").  This update addresses 8 specific cash flow issues with the objective of reducing the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU No. 2016-15 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017.  In November 2016, the FASB issued guidance regarding the presentation of restricted cash in the statement of cash flows ("ASU 2016-18"). This update is effective for annual reporting periods beginning after December 15, 2017, and early adoption is permitted.  The Company analyzed the impact of these updates and determined that the clarification under both ASU 2016-15 and 2016-18 had no affect on the Company's presentation on its statement of cash flows, and there were accordingly no changes as a result of adoption.

Business combinations

In January 2017, the FASB issued new guidance to assist in determining if a set of assets and activities being acquired or sold is a business ("ASU 2017-01").  It also provided a framework to assist entities in evaluating whether both an input and a substantive process are present, which at a minimum, must be present to be considered a business. This update is effective for annual reporting periods beginning after December 15, 2017, and early adoption is permitted in most circumstances.  The Company early adopted these standards during the year and elected to apply this new guidance on a retrospective basis.  There was no impact from the adoption of this standard on the Company's historical recognition of asset acquisitions and business combinations.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

o.    Accounting standards adopted (continued)

Financial instruments

In March 2016, the FASB issued new guidance which updates certain aspects of the recognition, measurement, presentation and disclosure of financial instruments ("ASU 2016-01"). The update to the standard was adopted by the Company beginning January 1, 2018. The new guidance requires entities to measure equity investments (except those accounted for under the equity method, those that result in consolidation of the investee and certain other investments) at fair value and recognize any changes in fair value in operations. Transitional guidance provided that entities with unrealized gains or losses on available for sale equity securities were required to reclassify those amounts to beginning retained earnings in the year of adoption.  The Company analyzed the impact of this new guidance updates and determined there to be no affect on the Company's financial statements, and there was accordingly no change as a result of adoption.

Leases

Effective January 1, 2019, the Company adopted ASC 842, Leases ("ASC 842"), electing to use a package of three practical expedients as part of a required modified retrospective transition method.  ASC 842 revises existing practice related to accounting for leases under ASC Topic 840, Leases ("ASC 840"), the previous accounting standard, for both lessees and lessors.  The new guidance in ASC 842 requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease, particularly those with a term of 12 months or less).  In January 2018, the FASB issued ASU 2018-01, Land Easement Practical Expedient for Transition to Topic 842.  This update permits an entity to elect an optional transitional practical expedient to not evaluate land easements that exist or expire before the Company's adoption of ASC 842 that were not previously accounted for as leases under ASC 840.  The Company has elected this transitional provision.

At inception of a contract, the Company assesses whether the contract is, or contains, a lease.  A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.  The lease liability, recognized at the lease commencement date, will be equal to the present value of lease payments; and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs.  For the purposes of the statement of loss and comprehensive loss, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance.  For lessees, operating leases will result in straight-line expense in net loss (gain) over the term of the lease (similar to prior practice of accounting by lessees for operating leases under ASC 840), while finance leases will result in a front-loaded expense pattern (similar to accounting by lessees for capital leases under ASC 840).

The Company elected to account for certain arrangements, including its Vancouver and Nevada offices, as short-term, and has thus not recognized a lease liability and corresponding right-of-use asset for these arrangements.

There was no consequential impact upon adoption for any period, and accordingly, although there was notional application of the package of practical expedients on adoption, there has been no restatement of prior periods, nor any adjustment to the retained earnings.

Stock-based compensation

According to ASU No. 2018-07, nonemployee share-based payment awards within the scope of Topic 718 are measured at grant-date fair value of the equity instruments that an entity is obligated to issue when the good has been delivered or the service has been rendered and any other conditions necessary to earn the right to benefit from the instruments have been satisfied. The amendments in ASU No. 2018-07 are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year.

Codification Improvements

In July 2018, the FASB issued ASU 2018-09, Codification Improvements ("ASU 2018-09"). ASU 2018-09 provides amendments to various topics in the FASB's Accounting Standards Codification, which applies to all reporting entities within the scope of the affected accounting guidance.  The transition and effective date guidance are based on the facts and circumstances of each amendment. Some of the amendments in ASU 2018-09 do not require transition guidance and were effective upon issuance of ASU 2018-09. However, many of the amendments do have transition guidance with effective dates for annual periods beginning after December 15, 2018.

There was no notable impact upon adoption of any of the improvements provided for in ASU 2018-09.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

p. Accounting policies not yet adopted

Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (ASU "2016-13"). ASU 2016-13 will change how companies account for credit losses for most financial assets and certain other instruments.  For trade receivables, loans and held-to-maturity debt securities, companies will be required to estimate lifetime expected credit losses and recognize an allowance against the related instruments. For available-for-sale debt securities, companies will be required to recognize an allowance for credit losses rather than reducing the carrying value of the asset. The adoption of this update will result in earlier recognition of losses and impairments.

In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses ("ASU 2016-13"). ASU 2016-13 introduced an expected credit loss methodology for the impairment of financial assets measured at the amortized cost basis.  That methodology replaces the probable, incurred loss model for those assets.  ASU 2018-19 is the final version of Proposed Accounting Standards Update 2018-270, which has been deleted. Additionally, the amendments clarify that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASC 842.

These updates are effective for fiscal years beginning after December 15, 2019, and the Company is currently evaluating ASU 2016-13 and 2018-19 and the potential impact of adopting this guidance on its financial reporting.

Changes to the Disclosure Requirements for Fair Value Measurement

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement ("ASU 2018-13").  This update modifies the disclosure requirements for fair value measurements by removing, modifying or adding disclosures. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, and early adoption is permitted. Certain disclosures in the update are applied retrospectively, while others are applied prospectively. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued "ASU 2019-12", "Income Taxes - Simplifying the Accounting for Income Taxes" ("Topic 740") which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 will be effective for interim and annual periods beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact the adoption of ASU 2019-12 will have on its consolidated financial statements.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

3. ARRANGEMENT AGREEMENT AND ACQUISITION OF CLOVER NEVADA II LLC

On June 7, 2017, the Company closed a series of transactions including a reverse acquisition of a non-operating company and the acquisition of a 100% interest in Clover, an entity holding mineral property interests in the State of Nevada.

a) Reverse Take-over

The Company entered into an arrangement agreement dated December 8, 2016, as amended on January 31, 2017          (the "Arrangement Agreement"), with Carlin, a private British Columbia company, whereby, subject to the terms and conditions of the Arrangement Agreement, the following transactions occurred on June 7, 2017, pursuant to a court-approved statutory plan of arrangement (the "Arrangement"):

1. a share consolidation on the basis of one (1) new common share in the capital of Winwell (the "New Winwell Shares") for every eight (8) existing common shares of Winwell;

2. the conversion of 23,815,000 previously issued subscription receipts of Carlin (the "Subscription Receipts") into common shares of Carlin (the "Carlin Shares");

3. the acquisition by Winwell of 28,815,000 Carlin Shares (being all the then issued and outstanding Carlin Shares) (the "Acquisition") in exchange for the issuance of New Winwell Shares to shareholders of Carlin (the "Carlin Shareholders") on a one share for one share basis; and

4. the authorization for Winwell to continue into the State of Nevada, and to change its name to "Contact Gold Corp.".

Pursuant to the Acquisition, 91.2% of the Contact Shares were issued to the Carlin Shareholders, yielding them control of the Company.  Following the name change and completion of the continuance of Winwell to the State of Nevada, holders of New Winwell Shares (which included the former holders of Carlin Shares) became holders of Contact Shares.

The substance of the Acquisition was determined to be an RTO of a non-operating company.  However, as a non-operating company lacking an integrated set of activities and assets capable of being conducted and managed for the purpose of providing a return, or other economic benefits, directly to its investors, Winwell did not constitute a business.  As a result, the Acquisition was accounted for as a capital reorganization, with Carlin identified as the accounting acquirer.  Accordingly, the Consolidated Financial Statements reflect the continuation of the financial statements of Carlin, with one adjustment, which is to retroactively adjust Carlin's legal capital in order to reflect the capital of Winwell (2,769,486 Contact Shares), the accounting acquiree, as the legal parent of the consolidated entity.  Financial information presented in these Consolidated Financial Statements relating to periods prior to the closing of the Arrangement is also retroactively adjusted to reflect the legal capital of Winwell.

The transaction has been measured at the carrying value of the net assets of Winwell that were acquired of $568,738, less RTO transaction costs of $321,268.  Accordingly, the amount of equity attributable to the RTO was $247,470[1].

b) Clover Acquisition

Winwell and Carlin, together with Waterton Nevada Splitter, LLC ("Waterton Nevada"), and Clover also entered into a securities exchange agreement dated December 8, 2016, as amended on January 31, 2017 (the "Securities Exchange Agreement"), pursuant to which Contact Gold, immediately following the completion of the Arrangement, acquired 100% of the membership interests of Clover, the entity holding a portfolio of 13 gold properties located on Nevada's Carlin, Independence and Northern Nevada Rift gold trends (the "Contact Properties")(Note 5), in exchange for:

i) 18,550,000 Contact Shares (Note 8);

ii) 11,111,111 non-voting preferred shares of Contact Gold ("Contact Preferred Shares") (Note 7); and

iii) a cash payment of $7,000,000 (the "Cash Payment")

(the "Clover Acquisition", and together with the Arrangement, the "Transactions").

The Clover Acquisition did not meet the definition of a business combination as (i) the Contact Properties are at the exploration stage with no defined mineral reserves, and (ii) neither Contact Gold, nor Clover contained any business processes.  Consequently, the transaction was accounted for as an acquisition of an asset.

The total of consideration paid ($41,123,093) and transaction costs ("Acquisition Costs") incurred ($586,073) was allocated to the assets acquired, including the Contact Properties ($43,123,284) (Note 5) and prepaid Claims Maintenance fees ($149,724) based on relative fair values at that time.

__________________________________________________________________

1 Transaction costs directly relating to the RTO incurred by Carlin in the amount of $321,268 (of which $58,152 had been incurred through December 31, 2016 and deferred), were recorded as a charge to retained earnings of Contact Gold to the extent of Winwell's cash balance ($361,658) immediately prior to closing the Transactions.  Accordingly, the balance of cash recognized as acquired from Winwell is $40,390 on closing of the Transactions.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

4. PREPAIDS AND DEPOSITS

Prepaid expenses include $256,936 (December 31, 2018: $406,633) in Claims Maintenance fees.  Such fees to the BLM, cover the twelve-month period ranging from September 1 to August 31 of the subsequent year.  Fees paid to the respective Nevada counties cover the twelve-month period from November 1 to October 31 of the subsequent year. Fees paid pursuant to private property lease and other similar land use arrangements cover the 12-month period of their respective anniversaries.

Pursuant to the Cobb Creek Option (Note 5(d)), an amount of $38,407, was due from Fremont and credited to the balance of prepaid Claims Maintenance fees pursuant to the terms of the Cobb Creek farm-out (Note 5(d)). An amount of $79,008 was credited to the balance of prepaid Claims Maintenance fees following the disposal of the Santa Renia and Golden Cloud properties in 2018 (Note 5(e)).

During the year ended December 31, 2019, the Company established a surety bonding arrangement with a third-party (the "Surety"). As a consequence of the Surety, USD 150,000 previously held by the BLM in order to satisfy bonding requirements to secure eventual reclamation on operations conducted at Pony Creek and the Company's other exploration property interests were replaced. Accordingly, during the year ended December 31, 2019, the Company recovered $188,975 in bonding amounts previously recognized as a non-current deposit (the "Bonding Deposit"). A finance fee, recognized within Interest and other income, is charged monthly on the full balance of the Surety amount.

5. EXPLORATION PROPERTIES

Pursuant to the Clover Acquisition, on June 7, 2017, the Company completed the acquisition of 100% of the membership interests of Clover, a Nevada limited liability company of which Waterton Nevada was the sole member.  Clover is the legal entity that holds the mineral property rights and interests that comprise the Contact Properties.

The total of consideration paid, and Acquisition Costs incurred, to acquire Clover in June 2017 was allocated to the Contact Properties and prepaid Claims Maintenance fees (Note 4), acquired based on relative fair values as at the date of the Transactions.  Consideration paid comprised Contact Shares, Contact Preferred Shares (Note 7) and a total of $7,000,000 in cash ($200,000 of which had been paid in 2016).  Upon closing of the Transactions, the Company recognized deferred tax liabilities of $2,149,915 arising from the application of Nevada net proceeds tax (the "NNPT", calculated at a rate of 5%) on the values of the Contact Properties.  The DTL amount is subject to change reflective of the carrying value of the properties from period to period and the impact thereon of changes to the rates of foreign exchange.

The Company has subsequently acquired additional mineral property claims contiguous to the original tenure ("Additions"), and either vended ("Disposals") or determined to abandon or impair certain properties.

With the exception of the Cobb Creek property (nil%), the Contact Properties each carry a net smelter returns ("NSR") royalty of between 2% and 4%, in favour of Waterton Nevada, some of which include buy-down options.

	Pony Creek	South Carlin Projects	Green Springs	Cobb Creek	Portfolio properties	Total
	(a)	(b)	(c)	(d)	(e)
	$	$	$	$	$	$
December 31, 2017	26,907,567	4,082,556	-	287,346	9,219,900	40,497,369
Additions	165,195	-	-	-	-	165,195
Disposals & Abandonments	-	-	-	-	(2,608,188)	(2,608,188)
Foreign Exchange	2,352,936	356,999	-	25,128	557,879	3,292,942
December 31, 2018	29,425,698	4,439,555	-	312,474	7,169,591	41,347,318
Additions	-	-	466,857	-	-	466,857
Recovery from earn-in	-	-	-	(88,163)	-	(88,163)
Disposals & Abandonments	-	-	-	-	(1,381,434)	(1,381,434)
Foreign Exchange	(1,410,674)	(212,830)	(5,200)	(18,599)	(333,262)	(1,980,565)
December 31, 2019	28,015,024	4,226,725	461,657	205,712	5,454,895	38,364,013

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

5.  EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS (continued)

a) Pony Creek

The Pony Creek project is located within the Pinion Range, in western Elko County, Nevada.

On February 6, 2018, the Company acquired what was known as the East Bailey property, which is contiguous to Pony Creek, in exchange for 250,000 Contact Shares valued at $112,500 and a 2% NSR royalty on certain of the claims.  An aggregate amount of $39,181 in directly attributable expenditures incurred relating to the East Bailey acquisition has also been included in "Additions" ($7,538 of which was incurred and accounted for in the year ended December 31, 2017).    A DTL for the NNPT, and a foreign exchange adjustment were also recognized on the acquisition.  There is a 3% NSR royalty over other claims that comprise East Bailey, up to 2% of which can be bought back for USD 1,000,000 per 1% prior to September 2030.

There is a 3% NSR royalty on those claims that comprise Pony Creek acquired from Waterton Nevada. The Company determined to allow a 1% buy-down option of this NSR to lapse on February 7, 2020, when such option expired.

b) South Carlin Projects: Dixie Flats & North Star

The North Star property is located approximately eight kilometres north of the northern-most point of Pony Creek, in western Elko County, Nevada. There is a 3% NSR on the North Star property.

The Dixie Flats property sits immediately to the north of the North Star property.  There is a 2% NSR on the Dixie Flats property payable to an affiliate of Waterton Nevada. The Company determined to allow a 1% buy-down option of this NSR to lapse on February 7, 2020, when such option expired.

c) Green Springs

On July 23, 2019, Contact Gold and Clover entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Ely Gold Royalties Inc. ("Ely Gold"), whereby Clover shall have an option to purchase a 100% interest in the past-producing Green Springs gold property ("Green Springs").  Green Springs is located at the southern end of Nevada's Carlin Trend, 60 km southwest of Ely, Nevada.

Contact Gold issued 2,000,000 Contact Shares (valued at $400,000) and paid USD 25,000 ($32,855) in cash to Ely Gold to secure Green Springs. The Company also paid Ely Gold an additional USD 6,125 ($8,049) as reimbursement for Claims Maintenance fees relating to the current period. The Company incurred $11,003 in direct expenditures to secure the Green Springs Option. A DTL for the NNPT, and a foreign exchange adjustment were also recognized pursuant to the acquisition.  Total additional consideration to satisfy the Green Springs Option, and complete the acquisition of Green Springs, is as follows:

  USD 50,000 first anniversary
  USD 50,000 second anniversary
  USD 50,000 third anniversary
  USD 100,000 fourth anniversary

Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Common Shares. Payment of all amounts can be accelerated and completed at any time. Certain claims within Green Springs are the subject of lease agreements with third-parties, one of which requires an annual USD 25,000 payment, whilst the other requires an annual payment in cash equal to the value of 20 ounces of gold. Existing royalties on certain mineral property claims that comprise Green Springs range from 3% to 4.5%, based on historical underlying agreements.

d) Cobb Creek

Upon closing of the Clover Acquisition, the Company acquired a 49% interest in the Cobb Creek property located in Elko County, Nevada.  The Company subsequently acquired the remaining 51% interest, and related historic data, in exchange for six annual payments of USD 30,000, the first of which was paid on closing of the agreement ($38,379). The discounted value of the annual payments at the time of the transaction was $114,329 (the "Cobb Creek obligation"). The total value of the Cobb Creek obligation was recognized as a financial liability at amortized cost, determined with an interest rate of 18.99%, in line with the effective interest rate determined for the Contact Preferred Shares (Note 7). The third annual payment of USD 30,000 ($38,964) was made in November 2019.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

The remaining Cobb Creek obligation is recorded to the consolidated balance sheets as a current ($33,376) and non-current amount ($51,622) as at December 31, 2019 ($35,073 and $75,029, respectively as at December 31, 2018).  Accretion expense of $19,552, and a foreign exchange loss of $13,860 have been recorded within other comprehensive loss for the year ended December 31, 2019 ($22,249 and $9,383, respectively, for the year ended December 31, 2018).

5.  EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS (continued)

d) Cobb Creek (continued)

By an agreement dated September 27, 2019, as amended (the "Cobb Creek Option"), Clover agreed to farm-out 100% of its interest in the Cobb Creek exploration property ("Cobb Creek") to Fremont Gold Ltd. and its U.S. subsidiary (together, "Fremont"). Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company has assigned its agreement with the Cobb Counterparty, and all associated obligations to Fremont. Upon completion of the farm-out, Fremont will award to Clover a 2.0% NSR on Cobb Creek.

Initial consideration included (i) 750,000 common shares of Fremont ("Fremont Shares") (valued at $41,250), a Level 1-type financial asset, (ii) reimbursement of USD 6,000 ($7,949) for a portion of the prior year payment to the Cobb Counterparty, and (iii) reimbursement for the November 2019 payment to the Cobb Counterparty of USD 30,000 ($38,964). As at December 31, 2019, the reimbursement amounts due from Fremont remained receivable (Note 15(b)).  An amount of USD 29,569 ($38,407) was also reimbursable from Fremont for certain claims-related holding costs, the amount of which has been applied against prepaid Claims Maintenance fees (Note 4).

In order to keep the Cobb Creek Option in good standing, and to complete the acquisition of Cobb Creek, Fremont must keep all claims in good standing, make the annual payments to the Cobb Counterparty, and remit the following consideration to the Company:

  Anniversary 1 (Year 2) USD 30,000; and 750,000 Fremont Shares.
  Anniversary 2 (Year 3) USD 20,000
  Anniversary 3 (Year 4) USD 20,000
  Anniversary 4 (Year 5) USD 25,000
  Anniversary 5 (Year 6) USD 35,000
  Anniversary 6 (Year 7) USD 45,000
  Anniversary 7 (Year 8) USD 55,000
  Anniversary 8 (Year 9) USD 65,000
  Anniversary 9 (Year 10) USD 75,000

The value of the Fremont Shares received, and the amount receivable relating to the reimbursement of the payment to the Cobb Counterparty have been applied against the carrying value of Cobb Creek.  The reimbursement receivable for those claims-related fees have been applied against the balance previously recognized as prepaid Claims Maintenance fees (Note 4).

e) Portfolio properties

Balances presented as Portfolio properties include the remaining Contact Properties.  Those specific properties for which there was a change are summarized below:

Dry Hills and Rock Horse

During the year ended December 31, 2019, the Company determined to abandon those mineral property claims that comprise the Dry Hills, and Rock Horse properties; accordingly, the carrying value of these properties was written down by $1,381,434 to $nil, with a tax recovery of $69,072 recognized to the statement of loss and comprehensive loss.

Santa Renia and Golden Cloud

By an agreement dated November 5, 2018 (the "GC&SR Disposal"), the Company disposed of the Golden Cloud and Santa Renia properties to Waterton Nevada in exchange for aggregate cash consideration of $560,951 (Note 10).  The Company recognized a $1,962,061 loss on the transaction in the year ended December 31, 2018. Waterton Nevada also reimbursed the Company for $79,008 (USD 60,975) in Claims Maintenance fees relating in aggregate to the two properties (Note 4).

Woodruff

During the year ended December 31, 2018, the Company determined to impair those mineral property claims that comprise the Woodruff property.  Accordingly, the carrying value of Woodruff was written down by $85,176 to $nil.  On April 1, 2019, the Company entered into a lease agreement with an arm's length party for the Woodruff property.  Lease payments received to date of $1,851 (USD 1,395) have been recognized within interest and other income on the consolidated statement of loss for the year ended December 31, 2019.  The third-party operating Woodruff is responsible to pay the annual Claim Maintenance fees throughout the 10-year lease period. The lessee also holds an option to purchase Woodruff for a cash payment of USD 160,000.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

5.  EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS (continued)

Exploration and evaluation expenditures expensed to the consolidated statements of loss and comprehensive loss

Exploration and evaluation expenditures incurred by Contact Gold, including ongoing amortization of prepaid Claims Maintenance fees (Note 4), have been cumulatively expensed in the consolidated statements of loss and comprehensive loss.

Details of exploration and evaluation activities, and related expenditures incurred are as follows:

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Drilling, assaying & geochemistry	$1,001,301	$1,903,760	$2,229,200
Wages and salaries, including share-based compensation	790,109	635,475	274,137
Amortization of Claims Maintenance fees	548,134	757,652	499,668
Geological contractors/consultants & related crew care costs	602,938	987,192	1,022,637
Permitting and environmental monitoring	60,084	163,300	191,174
Property evaluation and data review	36,116	-	45,879
Expenditures for the period	$3,038,682	$4,447,379	$4,262,695
Cumulative balance	$11,748,756	$8,710,074	$4,262,695

Wages and salaries through December 31, 2019, include share-based compensation of $152,962 (2018: $177,653; and 2017: $80,770) (Note 8(d)). An amount of $12,422 (2018: $8,514; and 2017: $nil) in amortization expense arising from the use of fixed assets at Pony Creek has been included in the amount reported as geological contractors/consultants & related crew care costs.

Details of exploration and evaluation expenditures incurred and expensed by Contact Gold on specific Contact Properties are as follows:

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Pony Creek	$2,221,756	$3,854,801	$3,952,719
South Carlin Projects	68,623	113,656	61,142
Green Springs	505,328	-	-
Cobb Creek	45,020	149,841	20,605
Portfolio properties	161,839	329,081	182,350
Property evaluation and data review	36,116	-	45,879
Expenditures for the period	$3,038,682	$4,447,379	$4,262,695
Cumulative balance	$11,748,756	$8,710,074	$4,262,695

6. PAYABLES AND ACCRUED LIABILITIES

	As at	As at
	December 31, 2019	December 31, 2018
Payables	$185,416	$726,738
Accrued liabilities	282,642	159,193
	$468,058	$885,931

Payables and accrued liabilities are non-interest bearing.  The Company's normal practice is to settle payables within 30-days, or as credit arrangements will allow (Note 10).

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

7. REDEEMABLE PREFERRED STOCK

On June 7, 2017, as partial consideration for the Clover Acquisition, the Company issued 11,111,111 Contact Preferred Shares with an aggregate face value denominated in USD of 11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of USD 0.74), maturing five years from the date of issuance (the "Maturity Date"), and carrying a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"), to Waterton Nevada (the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount").  The accrued Dividend amount is payable on the earlier of conversion and the Maturity Date, and has priority over any other dividends declared on other classes of the Company's stock.

As a contract to buy non-financial assets (the Contact Properties) that is ultimately settled in either cash or Contact Shares, the Contact Preferred Shares are considered to be comprised of (i) a "host" instrument, and (ii) the value of certain rights, privileges, restrictions and conditions attached to the Contact Preferred Shares (the "Pref Share Rights") each, respectively determined to be an embedded derivative (together, the "Embedded Derivatives").  As a reflection of the potential modification and variability of the cash flows arising from the "host" instrument and the Embedded Derivatives, each are measured separately from each other.

Industry standard methodology was used to determine the fair value of the host and the Embedded Derivatives, utilizing a set of coupled partial differential Black-Scholes equations solved numerically using finite-difference methods.  Upon issuance, the fair value of the Contact Preferred Shares was determined to be $14,987,020 (approximately equal to the Face Value), including $6,846,649 in value attributable to the Embedded Derivatives.

Preferred Shares (host)

The host instrument was initially recorded at fair value of USD 6,033,480 ($8,140,371) and for disclosure purposes is revalued each period-end using the same approach as described to revalue the Embedded Derivatives.  In determining the fair value of the host on the date of issue, it was necessary for the Company to make certain assumptions to derive the effective interest rate used in calculating the Company's credit spread.  The estimated fair value of the host instrument at December 31, 2019 is USD 10,893,698 ($14,148,735).  The fair value will differ from the amount recognized in the Consolidated Financial Statements which is accounted for using the amortized cost basis.

The carrying value, including the aggregate Dividend amount for the term to the Maturity Date, has been recognized as a financial liability at amortized cost.  Recognition of the host at amortized cost is in view of the i) Dividend being at a fixed rate, and ii) mandatory redemption feature of the instrument, both of which are payable in cash on the Maturity Date.  Mandatorily redeemable instruments are classified as liabilities pursuant to ASC 480, Distinguishing Liabilities From Equity, therefore any dividends or accretion on instruments that have a legal form of equity should generally be presented as interest expense.  At December 31, 2019, the cumulative amount of the accrued Dividend reflected in the accretion expense is $2,775,705 (December 31, 2018: $1,779,776).

Using the effective interest rate method, at a rate of 18.99%, the Contact Preferred Shares are carried at amortized cost each period end, with an accretion expense recorded to the consolidated statements of loss and comprehensive loss.

A summary of changes to the value of the Contact Preferred Shares host instrument, including the impact from change to the foreign exchange rate for the periods from issuance on June 7, 2017 to December 31, 2019 is set out below:

June 7, 2017	$8,140,371
Accretion	899,655
Foreign exchange	(620,321)
December 31, 2017	$8,419,705
Accretion	1,842,900
Foreign exchange	741,314
December 31, 2018	$11,003,919
Accretion	2,218,595
Foreign exchange	(610,407)
December 31, 2019	$12,612,107

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

7.    REDEEMABLE PREFERRED STOCK (continued)

Pref Share Embedded Derivatives

The Embedded Derivatives are classified as liabilities, and each are interconnected and relate to similar risk exposures, namely Contact Gold's interest rate risk (as changes in the Company's credit spread change the economic value of the redemption), and the Company's foreign exchange rate risk exposure (as the foreign exchange rate, and the price of the Company's common shares and volatility thereof, impact the effective conversion price and number of Contact Shares issuable on conversion).  Accordingly, the Embedded Derivatives are valued together as one compound instrument.

As at December 31, 2019, the Pref Share Rights for which there is separate accounting from the host contract are as follows:

i. The "Conversion Option": Subject to the limitation that Waterton Nevada (and/or its affiliates) cannot own more than 49% of the issued and outstanding Contact Shares following conversion of the Contact Preferred Shares (the "Conversion Cap"), the Contact Preferred Shares are convertible at the holder's election, into Contact Shares at a conversion price of $1.35 per Contact Preferred Share (the "Conversion Price").  The number of Contact Shares to be issued on conversion is equal to the Redemption Amount at the conversion date, converted to Canadian dollars, and divided by the Conversion Price.  Accordingly, because the Face Value and Dividend amount are denominated in USD, and the Conversion Price is denominated in Canadian dollars, the preferred share conversion ratio is modified by changes in the USD-Canadian dollar exchange rate. This changes the number of Contact Shares that the Company would issue to the preferred shareholder(s) upon conversion.

ii. The "Early Redemption Option" (the "EROption"): Contact Gold has the option to redeem the Contact Preferred Shares at any time before the Maturity Date at the Redemption Amount, in USD.  Upon receipt of notification of redemption, and subject to the Conversion Cap, the holder can choose to exercise their conversion right for all or any portion of the Contact Preferred Shares.

iii. The "Change of Control Redemption Option" (the "COCROption"): If a Change of Control (generally including such events as a merger, amalgamation, reorganization or similar transaction that causes a change in control of Contact Gold, or the sale, lease, transfer or other disposition of all or substantially all of Contact Gold's assets), occurs on or prior to the fourth anniversary of the issuance of the Contact Preferred Shares (the "PShare Anniversary"), the holder of the Contact Preferred Shares has the option to require Contact Gold to redeem all or part of the Contact Preferred Shares for the "COC Redemption Amount", unless such change in control transaction is with Waterton Nevada.

The COCROption is calculated as (a) 120% of the Redemption Amount, if there is a Change of Control on or prior to the second PShare Anniversary; or (b) 115% of the Redemption Amount, if there is a Change of Control after the second PShare Anniversary, but on or prior to, the fourth PShare Anniversary.  With the passing of the second PShare Anniversary, the inclusion of only the 115% of Redemption Amount calculation remains valid at year end.

The total estimated fair value of the Embedded Derivatives at issuance was USD 5,066,520 ($6,846,649).  This amount was recorded as part of the convertible redeemable preferred stock obligation on the consolidated balance sheets. In addition to certain observable inputs, the valuation technique used significant unobservable inputs such that the fair value measurement was classified as Level 3.  Significant inputs into the determination of fair value included (i) the Company's common share price, (ii) an indexed average historical volatility of 40.7% (48.5% at inception), (iii) rates from the USDCAD foreign exchange forward curve, and (iv) the USD risk-free rate curve and the CAD risk-free rate curve, at the date of inception, and again at period end.  The Company also determined probability weightings for the potential exercise and timing thereof of the (i) COCROption, and (ii) EROption, and included in such determination.

At June 30, 2019, the Company reassessed its assumption as to the earliest date on which the EROption might be exercised.  This increased the total estimated fair value of the Embedded Derivatives by an incremental $177,989 over that which would have otherwise been determined on that date.  There were no subsequent reassessments through December 31, 2019.

There is an inverse correlation of the fair value of the Embedded Derivative and the USD-denominated value of the Contact Shares on the TSXV. The impact of changes in estimates of the probability of the exercise of the COCROption and EROption are generally correlated, however, the calculation of such is also impacted by changes to the different risk-free rate curves, further impacting the fair value of the Embedded Derivative.

There is significant complexity to the interplay and impact of these various inputs and the quantum resultant from these relationships which is further influenced by changes to management's assumptions as to the potential exercise and timing thereof of the COCROption and the EROption. Accordingly, there may be significant volatility to the fair value of the Embedded Derivative from period to period.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

7.    REDEEMABLE PREFERRED STOCK (continued)

A summary of changes to the value of the Embedded Derivatives since issuance on June 7, 2017 is set out below:

June 7, 2017	$6,846,649
Change in fair value	(5,799,607)
December 31, 2017	1,047,042
Change in fair value	(461,261)
December 31, 2018	585,781
Change in fair value	48,636
December 31, 2019	$634,417

The amounts of these changes are reflected as the change in fair value of Embedded Derivatives on the consolidated statements of loss and comprehensive loss.

Other Pref Share Rights

In addition to the Embedded Derivatives, the Pref Share Rights include  certain additional rights, privileges, restrictions and conditions ("Other Terms") for which there is no accounting impact.  The Other Terms include a right of first offer, and a right of first refusal relating to proposed sale, lease or disposal of its interests in the originally acquired Contact Properties, as well as a requirement to obtain Waterton Nevada's prior written consent should the Company propose to dispose of all or substantially all of its assets.  Furthermore, in the event of a liquidation, dissolution or winding-up of Contact Gold or other distribution of the Company's assets among its shareholders for the purpose of winding up its affairs or any steps taken by Contact Gold in furtherance of any of the foregoing, the holders of Contact Preferred Shares shall be entitled to receive from the assets of the Contact Gold in priority to any distribution to the holders of Contact Shares or any other class of stock of Contact Gold, the Liquidation Value (as such term is defined in the articles of incorporation of Contact Gold) per Contact Preferred Share held by them respectively, but such holders of Contact Preferred Shares shall not be entitled to participate any further in the property of Contact Gold.

Costs incurred relating to the issuance of the Contact Preferred Shares are included in the total of Acquisition Costs as the Contact Preferred Shares were issued as partial consideration in exchange for the acquisition of Clover.

Based on the rate of foreign exchange at period end, the number of Contact Shares to be issued would be 10,679,022 if all of the outstanding Contact Preferred Shares had been converted into Contact Shares.  Diluted loss per share does not include the effect of such issuance (December 31, 2018: nil), as the Contact Preferred Shares are currently anti-dilutive.

8. SHARE CAPITAL AND CONTRIBUTED SURPLUS

  a) Authorized

The Company's authorized share capital consists of:

(i) up to 500,000,000 Contact Shares with a par value of US$0.001, voting and participating; and

(ii) up to 15,000,000 Class A non-voting Contact Preferred Shares (Note 7).

b)  Issued and outstanding common shares

Changes in issued common share capital during the year ended December 31, 2019:

(i) 2019 Private Placement: On March 14, 2019, the Company closed a non-brokered private placement of 9,827,589 Contact Shares (the "2019 Private Placement") at a price of $0.29 per Contact Share (the "Initial Placement Price") for proceeds of $2,850,001. Each Contact Share was accompanied by one right (a "Private Placement Right") which, subject to the rules and limitations of the TSXV, was automatically convertible to a certain number of additional Contact Shares without payment of additional consideration, upon the earlier of:

(a) the closing of a public offering registered or qualified under the Unites States' Securities Act of 1933, as amended (the "Securities Act") (a "Qualified Offering");

(b) a Change of Control of Contact Gold; or

(c) one year following the closing date of the 2019 Private Placement ("Time Deadline").

(together, (a), (b), (c), the "Conversion Scenarios").

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

8.  SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

b)  Issued and outstanding common shares (continued)

Changes in issued common share capital during the year ended December 31, 2019 (continued):

(i) 2019 Private Placement (continued):

In each instance a participant in the 2019 Private Placement would receive that number of additional Contact Shares such that the average price per Contact Share issued in aggregate, was effectively discounted from the Initial Placement Price (the "Placement Price"), determined as follows:

(i) if the offering price of common stock sold in a Qualified Offering was greater than the Initial Placement Price, the number of additional Contact Shares would be that which provides a 5% discount to that Initial Placement Price; or

(ii) if the offering price of Contact Shares sold in a Qualified Offering was equal to or less than the Initial Placement Price, the number of additional Contact Shares would be that which provides a 10% discount to that Qualified Offering Price; or

(iii) in the event of a Change of Control, the number of additional Contact Shares would be that which provides a 5% discount to that Initial Placement Price; or

(iv) in the event of conversion at the Time Deadline, the number of additional Contact Shares would be that which provides the maximum allowable discount prescribed pursuant to the rules of the TSXV.

The Company accounted for the Private Placement Rights as a derivative instrument classified as a Level 3-type current financial liability carried at fair value through profit or loss, and furthermore, because the Private Placement Rights were not separable legally or practically from each other, they were treated as one instrument.

The initial recognition of the Private Placement Rights considered the total consideration received by the Company in the 2019 Private Placement. The Company used the residual method to allocate the value of proceeds received between the Private Placement Rights and the Contact Shares.  The Private Placement Rights were measured and recognized at their initial fair value, less directly attributable transaction costs, and the residual was allocated to those Contact Shares issued on initial closing

The total estimated fair value of the Private Placement Rights at issuance was $370,232, and the initial value of the Contact Shares recognized on the consolidated statement of equity was, accordingly $2,479,769. In determining the fair value of the Private Placement Rights, it was necessary for the Company to make certain judgments relating to the probability and timing of the occurrence of each of the Conversion Scenarios. It was also necessary for the Company to make certain assumptions to derive the effective interest rate used in calculating the Company's credit spread, as well as assumptions relating to share price volatility.

The valuation was undertaken using certain observable and unobservable inputs in multiple Monte Carlo simulations. Significant inputs into the determination of fair value on the date of issuance included the following: (i) the price of the Contact Shares on the TSXV, (ii) the annualized historical volatility of the price of the Contact Shares on the TSXV (range: 85.8% - 92.3%), (iii) risk-free rates, and (iv) probability weightings for the likelihood and potential timing of each of the respective Conversion Scenarios determined by management, as well as expectations relating to the discount to be expected in a Qualified Offering.

The Company based its judgments and assumptions on parameters relevant to the initial closing date for the Private Placement on March 14, 2019. There is significant complexity to the interplay and impact of these various inputs and the quantum resultant from these relationships.  The nature of these judgments and assumptions, and the factors management considered in determining the resultant calculation, are inherently uncertain and subject to change from period to period.

A total of $40,923 in associated share issue costs were recognized in equity, of which $21,750 in finders' fees were net settled on closing of the 2019 Private Placement.  All securities offered pursuant to the 2019 Private Placement are restricted securities under Rule 144 under the Securities Act.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

8.  SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

b)  Issued and outstanding common shares (continued)

Changes in issued common share capital during the year ended December 31, 2019 (continued):

(ii) Prospectus Offering:  On May 22, 2019, pursuant to a prospectus supplement (the "Prospectus Supplement") to a short-form base prospectus (the "Shelf Prospectus") filed with the securities regulatory authorities in each of the provinces and territories of Canada, except Québec (the "Commissions"), and an offering statement filed on Form 1-A, which includes an offering circular (the "Offering Statement"), pursuant to Regulation A under the Securities Act, filed with the United States Securities and Exchange Commission, the Company closed an offering of 20,000,000 Contact Shares at a price of $0.20 per Contact Share (the "Prospectus Offering").  Share issue costs of $1,327,412 associated with the Prospectus Offering, $313,220 of which had been recognized as deferred on the consolidated statement of financial position at December 31, 2018, were recorded to equity in the period.  Share issue costs also includes an amount of $530,723 in fees paid to the underwriters of the Prospectus Offering, including certain expenditures incurred by the underwriters that were net settled on closing of the Prospectus Offering.

(iii) Conversion of Private Placement Rights: Pursuant to having closed the Prospectus Offering at an issue price lower than the Placement Price, the 2019 Private Placement "Qualified Offering" criterion was met, and on May 22, 2019 an additional 2,047,398 Contact Shares were issued on conversion of the Private Placement Rights.

An additional $6,004 in share issue costs associated with the conversion of the Private Placement Rights were consequently recognized in equity.  All securities offered pursuant to the conversion of the Private Placement Rights are restricted securities under Rule 144 under the Securities Act.

A summary of changes to the value of the Private Placement Rights is set out below:

Fair value as at March 14, 2019	$370,232
Change in fair value	39,248
Fair value as at May 22, 2019	$409,480

Upon conversion of the Private Placement Rights and issuance of the additional Contact Shares, $409,480 was recognized to equity, with an adjustment to the statement of loss and comprehensive loss for the $39,248 change in fair value.

(iv) Green Springs Option: Pursuant to acquiring the Green Springs Option, the Company issued 2,000,000 Contact Shares on July 23, 2019 to Ely Gold (Note 5(c)).

Changes in issued common share capital during the year ended December 31, 2018:

(i) East Bailey Acquisition: On February 5, 2018, the Company issued 250,000 Contact Shares with a value of $112,500 as partial consideration for the acquisition of the East Bailey property, now part of the Pony Creek property (Note 5(a)).

c)  Escrowed Contact Shares and other restrictions and obligations

As at December 31, 2019, 3,511,538 (December 31, 2018: 10,534,611) of the Contact Shares were held in escrow and restricted from trading until June 14, 2020, pursuant to the rules of the TSXV.

In addition to having a right to receive regular updates of technical information about Contact Gold, one shareholder was provided a right to maintain its pro rata ownership percentage of Contact Gold during future financings.

d)  Equity remuneration

Pursuant to the "Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan"), the "Contact Gold Restricted Share Unit Plan", and the "Contact Gold Deferred Share Unit Plan", the Company has established equity remuneration plans, that contemplate the award of Options, Restricted Shares, DSUs, and RSUs, all in compliance with the TSXV's policy for granting such awards.

Share-based compensation expense for the year ended December 31, 2019, includes an allocation of $33,333 relating to previously awarded Restricted Shares, was $817,792 (December 31, 2018: $1,202,235; and December 31, 2017: $569,514).  An additional amount of stock-based compensation expense of $152,962 was recognized in exploration and evaluation expenditures for the year ended December 31, 2019 (December 31, 2018: $177,653; and December 31, 2017: $80,770) (Note 5).  An expense of $80,000 was charged to wages and salaries relating to the award of DSUs during the year ended December 31, 2019 (December 31, 2018: $nil; and December 31,  2017: $nil).

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

8.    SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

d)    Equity remuneration (continued)

        i) Options

Under the Incentive Plan, the maximum number of Contact Shares reserved for issuance may not exceed 10,026,899 Contact Shares together with any other security-based compensation arrangements, and further subject to certain maximums to individual optionees on a yearly basis. The exercise price of each Option shall not be less than the market price of the Contact Shares at the date of grant.  All Options granted have a five-year expiry from the date of grant. Vesting of Options is determined by the Board at the time of grant. As at December 31, 2019, 1,691,666 Options have vested (December 31, 2018: 1,166,583).

Subject to discretion of the Board and normal course regulatory approvals, Contact Shares are issued from treasury in settlement of Options exercised; otherwise the value of such Contact Shares may be payable in cash

A summary of the changes in Options is presented below:

	Number of Options	Weighted Average Exercise Price $
Outstanding as at December 31, 2016	-	-
Granted	3,583,000	0.97
Outstanding as at December 31, 2017	3,583,000	0.97
Granted	4,615,000	0.39
Outstanding as at December 31, 2018	8,198,000	0.64
Granted	1,670,000	0.275
Forfeited or cancelled	(3,473,000)	0.96
Outstanding as at December 31, 2019	6,395,000	0.37

On March 15, 2019, 80,000 Options originally awarded on April 17, 2018 to a consultant to the Company were forfeited further to the termination of the related services agreement, with the reversal of $10,067 previously expensed.

On July 15, 2019, 10,000 Options originally awarded on March 27, 2018 to a contractor to the Company were forfeited further to the termination of the related services agreement, with the reversal of $1,520 previously expensed.

On September 23, 2019, 150,000 Options originally awarded on April 17, 2018 to a consultant to the Company were forfeited further to the termination of the related services agreement, with the reversal of $25,248 previously expensed.

On July 8, 2019, the Company and certain officers and directors of the Company agreed to cancel an aggregate of 3,233,000 Options originally awarded on June 13, 2017.  An associated amount of $215,499 was recognized as an expense.

For the purposes of estimating the fair value of Options using Black-Scholes, certain assumptions are made such as expected dividend yield, volatility of the market price of the Company's common shares, risk-free interest rates and expected average life of the Options. Contact Gold bases its expectation of volatility on the volatility of similar publicly-listed companies, as the expected life of the Company's Options exceeds the Company's trading history.

The weighted average fair value of Options granted during the year ended December 31, 2019, determined using Black-Scholes was $0.15 (weighted average fair value to date: $0.37) per Option.  The remaining average contractual life of Options outstanding is 3.49 years.

For the purposes of estimating the fair value of Options awarded in 2019, using the Black-Scholes model, certain assumptions are made such as the expected dividend yield (0%), risk-free interest rates (range between 1.15% and 2.14%), and expected average life of the options (5 years). As the expected life of Contact Gold's Options exceeded the length of time over which the Contact Shares have traded, average rates of volatility of 64%-71% were used, reflecting those of a group of similar publicly-listed companies in determining an expectation of volatility of the market price of the Company's shares. A 0% forfeiture rate was applied to the Option expense.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

8.    SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

d)    Equity remuneration (continued)

        i) Stock options (continued)

The Company has awarded Options to directors, officers and other personnel as follows:

Grant Date	Number of Options	Exercise Price	Vesting
September 11, 2017	150,000	$ 0.75	vesting in thirds over a period of three years
November 24, 2017	200,000	$ 0.58	vesting in thirds over a period of three years
March 27, 2018	3,975,000	$ 0.39	vesting in thirds over a period of three years
April 17, 2018	250,000	$ 0.415	vesting in thirds over a period of three years
May 28, 2018	150,000	$ 0.295	vesting in thirds over a period of three years
April 3, 2019	1,670,000	$ 0.275	vesting in thirds over a period of three years

As at December 31, 2019, 1,691,666 Options have vested (December 31, 2018: 1,166,583).

        ii) Deferred Share Units

DSUs granted under the Contact Gold Deferred Share Unit Plan to Directors of the Company, have no expiration date and are redeemable upon termination of service.  Transactions relating to DSUs are summarised below:

Outstanding as at December 31, 2018	-
Granted	402,263
Exercised	-

Outstanding as at December 31, 2019	402,263

During the year ended December 31, 2019, an amount of $80,000 was recognized to the value of share capital relating to the award of these DSUs (December 31, 2018: $nil).

iii) Restricted Shares

Restricted Shares granted under the Incentive Plan to an officer of the Company vest in thirds at the end of each year from the date of grant.  The Restricted Shares were deemed to have a fair value of $1.00 per Restricted Share on the date of grant, with reference to the price at which the Company issued the Contact Shares pursuant to the Subscription Receipt financing.

Transactions relating to Restricted Shares are summarised below:

Number of Restricted Shares
Balance at January 1, 2017	-
Granted	100,000
Outstanding at December 31, 2017	100,000
Granted	-
Vested	33,333
Outstanding at December 31, 2018	66,667
Granted	-
Vested	33,333
Outstanding at December 31, 2019	33,334

The Restricted Shares are issued from treasury with vesting conditions, as determined by the Board, on grant date. The fair value of the Restricted Shares is charged to contributed surplus and is expensed to the consolidated statements of loss (gain) and comprehensive loss over the vesting period.  An amount of $33,333 was charged to the consolidated statement of loss and comprehensive loss as a component of exploration and evaluation during the year ended December 31, 2019 (2018: $34,722; and 2017: $nil).  There has been no impact to cash flows from the Restricted Shares.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

8.    SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

e) Gain or loss per share

The calculation of basic and diluted gain or loss per Contact Share for year ended December 31, 2019 was based on the loss attributable to common shareholders of $9,374,126 (December 31, 2018: 11,855,092; and December 31, 2017: 774,327), adjusted for the value of the Contact Preferred Share dividends payable for the year ended December 31, 2019 of $995,928 (2018: $1,187,489; and 2017: $592,287), and a weighted average number of common shares outstanding of 72,811,303 (2018: 50,572,328; and 2017: 32,278,496), including the Restricted Shares in each respective period.

Diluted gain or loss per share did not include the effect of 6,395,000 Options (December 31, 2018: 8,198,000) as they are anti-dilutive.

9. TAX

The effective income tax rate differs from the statutory rate for the following reasons in the years ended December 31, 2019, 2018, and 2017:

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Loss before taxes	$(9,374,126)	$(11,855,092)	$(774,327)
Statutory Tax Rate	21.00%	21.00%	35.00%
Expected tax recovery	(1,968,566)	(2,489,570)	(271,014)
Permanent differences	498,761	770,056	(1,784,056)
Changes in tax rates	-	-	763,252
Difference in tax rates between Canada and US	(275)	(198)	42,433
Expired tax attributes	-	-	62,095
Other	(42,980)	91,473	-
Valuation allowance	1,443,988	1,628,238	1,187,290
Income tax expense (recovery)	$(69,072)	$-	$-

On June 7, 2017, Contact Gold Corp. migrated from Canada to the US. The applicable statutory rate for 2019 is the United States federal rate of 21% (2018 - 21% and 2017- 35%). The applicable statutory rate for 2017 was the Canadian rate of 26%.  The Company may also be subject to NNPT, currently calculated at a rate of 5% once a mineral property asset reaches production.

Effective January 1, 2018, the Canadian statutory tax rate increased to 27% due to a British Columbia legislative change.

The U.S. Tax Cuts and Jobs Act (the "Act") was enacted on December 22, 2017. The new legislation made significant changes to the U.S. federal income tax laws including, among other changes, a federal corporate tax rate reduction from 35% to 21% for tax years beginning after December 31, 2017, repeal of the corporate Alternative Minimum Tax system, 80% limitation on non-operating losses arising after December 31, 2017, and immediate expensing of certain types of business assets placed in service after September 27, 2017.  Since the Company has a December 31 fiscal year end, the US federal statutory rate decreased to 21% for the US entity during the 2018 fiscal year and 21% thereafter.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

9.    TAX (continued)

a) The Company recognizes tax benefits on losses or other deductible amounts generated in jurisdictions where the probable criteria for the recognition of deferred tax assets has been met.

NNPT arises on production, generating a deduction at such time for federal income tax purposes.  Deferred tax assets (liabilities) have been recognized with respect to the NNPT as follows:

	at December 31, 2019	at December 31, 2018
Contact Gold Properties	$(1,918,202)	$(2,067,366)
Other	-	-
Net deferred tax liabilities	$(1,918,202)	$(2,067,366)

Deferred tax assets (liabilities) have not been recognized with respect to the following:

	at December 31, 2019	at December 31, 2018
Contact Gold Properties	$1,413,422	$1,170,674
Tax losses	2,323,693	1,591,339
Other	649,229	452,953
DTA	$4,386,344	$3,214,966

Because the Company has recognized a full valuation allowance on net deferred tax assets arising on federal income tax, the Act has minimal impact on the Company's provision for income taxes.

b) As at December 31, 2019, the Company has Canadian non-capital tax loss carryforwards of approximately $162,308 (December 31, 2018: $274,493), and US non-capital tax loss carryforwards of approximately $11,404,737 (USD 8,780,980) (December 31, 2018: $7,224,885 (USD 5,296,060)).

The Company's unrecognized Canadian non-capital losses have the following expiry dates:

2037	$162,308
$162,308

A change in control may have occurred on June 7, 2017, the date on which the Transactions closed, which resulted in an acquisition of control of Carlin under of the Income Tax Act in Canada. Therefore, the Company's ability to use its losses in Canada may be limited.

The Company's unrecognized US non-capital losses have the following expiry dates, relating to non-capital losses incurred prior to 2018:

2037	$ 1,872,483 (USD 1,441,702)
$ 1,872,483 (USD 1,441,702)

The US non-capital losses incurred in 2018 onwards can be carried forward indefinitely, but the use of these losses is limited to 80% of taxable income.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

10. RELATED PARTIES

Contact Gold's related parties include (i) its subsidiaries; and (ii) Waterton Nevada as a reflection of its approximate 37% ownership interest in the Company at December 31, 2019, its preferred shareholding and the right Waterton Nevada holds to put forward two nominees to the Board.

Waterton Nevada holds a right of first offer, a right of first refusal, and other rights over the Contact Properties then acquired.

During the year ended December 31, 2019, in satisfaction of an obligation under the Securities Exchange Agreement, the Company provided notice to Waterton Nevada of its intent to abandon certain mineral property claims, including those that comprise Dry Hills and Rock Horse; in response, Waterton Nevada notified the Company of its intent to exercise its right to take assignment of the claims for nominal value.

Pursuant to the GC&SR Disposal, the Company sold the Golden Cloud and Santa Renia mineral properties to Waterton Nevada in exchange for cash consideration in the amount of $560,951 during the year ended December 31, 2018 (Note 5(e)).  Total cash consideration received of $639,959 included an amount of $79,008 as reimbursement of Claims Maintenance fees.

Options have previously been granted, and director fees were paid and payable to Mr. Charlie Davies, one of Waterton Nevada's Board nominees. Mr. Davies is an employee of an affiliate of Waterton Nevada.

Waterton Nevada also purchased 3,603,020 Contact Shares in the Private Placement (Note 8(b)(i)), and 8,448,000 Contact Shares in the Prospectus Offering (Note 8(b)(ii)).  An additional 750,629 Contact Shares were issued to Waterton Nevada pursuant to the conversion of the Private Placement Rights on May 22, 2019 (Note 8(b)(iii)).

An amount of $60,000 (2018: $60,000; and 2017: $34,000) was invoiced by Cairn Merchant Partners LP ("Cairn"), an entity in which Andrew Farncomb, a director and officer of the Company is a principal for employee service; $60,000 is payable at December 31, 2019 (December 31, 2018: $45,000 and 2017: $13,003).  Accordingly, Cairn is a related party.  Mr. Farncomb's base salary is paid in part directly, and in part to Cairn in consideration of general management and administrative services rendered through Cairn.

11. SEGMENT INFORMATION

Reportable segments are those operations whose operating results are reviewed by the chief operating decision maker, being the individual at Contact Gold making decisions about resources to be allocated to a particular segment, and assessing performance provided those operations pass certain quantitative thresholds.

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA.  Accordingly, the Company's operations are in one commercial and two geographic segments.  The Contact Properties (Note 5) are held by the Company in Nevada.  The remaining assets, including cash and cash equivalents, prepaids and receivables reside in both of the Company's two geographic locations.

The Company is not exposed to significant operating risks as a consequence of the concentration of its assets in the United States. The Company is in the exploration stage and accordingly, has no reportable segment revenues.

Net loss is distributed by geographic segment per the table below:

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Canada	$4,869,987	$5,246,902	$(3,519,354)
United States	4,504,139	6,608,190	4,293,681
	$9,374,126	$11,855,092	$774,327

Significant non-cash items, including accretion expense on the Contact Preferred Shares of $2,218,595 for the year ended December 31, 2019 (2018: $1,842,900 and 2017: $899,655) is reflected in the net loss attributable to Canada.  The net loss attributable to Canada for the year ended December 31, 2019 also includes a non-cash loss on the Embedded Derivatives of $48,635 (2018: gain of $461,261;  and 2017: gain of $5,799,607), and a non-cash foreign exchange gain of $608,050 (December 31, 2018: loss of  $542,343; and December 31, 2017: gain of $618,788).

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

12. SUPPLEMENTAL CASH FLOW INFORMATION

Non-cash financing and investing transactions:	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Non-cash financing and investing transactions, issuance of:
Common Shares pursuant to Clover Acquisition	$-	$-	$18,550,000
Contact Shares pursuant to acquisition of mineral properties	400,000	112,500	84,375
Contact Preferred Shares	-	-	14,987,020
	$400,000	$112,500	$33,621,395

13. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

2019	First	Second	Third	Fourth	Year
Revenues for the period	$-	$-	$-	$-	$-
Net loss for the period	1,777,295	3,664,724	2,159,347	1,772,760	9,374,126
Less: Dividends payable	237,908	229,954	304,678	223,388	995,928
Weighted average number of Shares outstanding	52,453,308	69,873,460	83,971,973	84,471,973	72,811,303
Net loss per share for the period	0.04	0.06	0.03	0.02	0.14
2018	First	Second	Third	Fourth	Year
Revenues for the period	$-	$-	$-	$-	$-
Net loss for the period	1,248,596	2,844,511	3,180,414	4,581,571	11,855,092
Less: Dividends payable	281,158	291,869	251,897	362,565	1,187,489
Weighted average number of Shares outstanding	50,446,986	50,596,986	50,596,986	50,596,986	50,572,328
Net loss per share for the period	0.03	0.06	0.07	0.10	0.26
2017	First	Second	Third	Fourth	Year
Revenues for the period	$-	$-	$-	$-	$-
Net loss (gain) for the period	119,023	(1,688,626)	164,502	2,179,428	774,327
Less: Dividends payable	-	68,076	259,267	264,944	592,287
Weighted average number of Shares outstanding	10,315,000	33,545,000	47,514,049	50.346.986	32,278,496
Net loss (gain) per share for the period	0.01	(0.05)	0.01	0.05	0.04

14. MANAGEMENT OF CAPITAL AND FINANCIAL RISKS

The Company currently does not produce any revenue and has relied on existing balances of cash and cash equivalents, and capital financing to fund its operations. The Company's current capital consists of equity funding raised through issuances of common shares, preferred shares and a deficit incurred through operations.

The Company relies upon management to manage capital in order to safeguard the Company's ability to continue as a going concern, to pursue the exploration and development of unproven mineral properties, and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk. The Company manages its capital structure in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold's holdings of cash; and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To facilitate this, management prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.  On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. The Company believes that this approach is reasonable given its relative size and stage.

There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group, nor are there any externally imposed capital requirements.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

14.  MANAGEMENT OF CAPITAL AND FINANCIAL RISKS (continued)

There were no changes in the Company's approach to capital management during the year ended December 31, 2019.

Financial Risk Management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Company's financial instruments consist of cash and cash equivalents, receivables, payables and accrued liabilities, the Cobb Creek obligation, and the Contact Preferred Shares and related Embedded Derivatives.  It is management's opinion that with the exception of the Contact Preferred Shares and the Embedded Derivatives: (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in these Consolidated Financial Statements.

Contact Preferred Shares and the Embedded Derivatives are both considered to be Level 3 type financial liabilities, with each determined by observable data points, in particular the Company's share price, the rate of CAD/USD foreign and the Company's credit spread, with reference to current interest rates and yield curves (Note 8).

As the Company is currently in the exploration phase, with exception of the Contact Preferred Shares and Cobb Creek obligation, none of its financial instruments are exposed to commodity price risk; however, the Company's ability to obtain long-term financing and its economic viability may be affected by commodity price volatility.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.

The Company's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period. Although non-current, the Company has exposure to significant obligations relating to the terms and various covenants in and to the Contact Preferred Shares.

The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Accordingly, Contact Gold is dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund its activities.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits.  The balance of receivables due and  (in comparative periods) the Bonding Deposit, are with the Canadian and United States government, respectively. As at December 31, 2019, the balance of cash and cash equivalents held on deposit was $844,169 (December 31, 2018: 545,164).

The Company has not experienced any losses in such amounts and believes the exposure to significant risks on its cash and cash equivalents in bank accounts is relatively limited.

Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company's current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Fair Value Estimation

Except for the values of the Contact Preferred Shares (Note 7), and other non-current liabilities (Note 5(d)), the carrying value of the Company's financial assets and liabilities approximates their estimated fair value due to their short-term nature.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2019, 2018 and 2017 (Expressed in Canadian dollars, unless otherwise noted)

14.    MANAGEMENT OF CAPITAL AND FINANCIAL RISKS (continued)

Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company's operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company's exploration property expenditures will be incurred in United States dollars. The fluctuation of the Canadian dollar relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar would result in a $1,053 increase or decrease respectively, in the Company's cash balance at December 31, 2019. The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.

15. SUBSEQUENT EVENTS

a) Stock-based compensation

i. Award of DSUs

The Company awarded 216,216 DSUs to certain directors on January 15, 2020 with an aggregate fair value of $40,000. DSUs granted under the Contact Gold Deferred Share Unit Plan, have no expiration date and are redeemable upon termination of service.

ii. Award of RSUs

The Company awarded 239,220 RSUs to certain employees and officers of the Company on January 16, 2020.  The RSUs vest in third over a period of three years. The RSUs have an aggregate fair value of $44,254, and each has an expiry date of December 31, 2023.

iii. Award of Options

On January 16, 2020, the Company granted 2,125,000 Options, to directors, offices and other Company personnel. The Options have an exercise price of C$0.19. Options vest in thirds over three years and expire after 5 years.

b) Receipt of Cobb Creek reimbursement

The Company received payment of the reimbursement amount due from Fremont on January 22, 2020.

c) Financing

On March 27, 2020, the Company announced a non-brokered private placement of up to $750,000 (the "2020 Private Placement").  Under the Private Placement, up to 7,500,000 units of Company ("Units") are issuable at a price of C$0.10 per Unit. Each Unit consists of one Contact Share and one Contact Share purchase warrant ("Private Placement Warrant"). Each Private Placement Warrant entitles the holder to acquire one Contact Share at an exercise price of $0.15 for a period of 2 years (the "Expiry Date").

In the event that at any time between four months and one day following the closing date and the Expiry Date, the Contact Shares trade on the TSXV at a closing price which is equal to or greater than $0.30 for a period of ten consecutive trading days, the Company may accelerate the expiry date of the Warrants by giving notice to the holders thereof and in such case the Warrants will expire on the 30th day after the date such notice is provided.

Closing of the 2020 Private Placement is anticipated to occur in April 2020, although there can be no assurance that it will be completed as proposed, or at all.

Contact Gold Corp.
An exploration stage company

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
As at and for the three months ended March 31, 2020

(Expressed in Canadian dollars)

Contact Gold Corp.

Condensed Interim Consolidated Balance Sheets

Unaudited

(Expressed in Canadian dollars)

As at

	Note	March 31, 2020	December 31, 2019
Assets		$	$
Current assets
Cash and cash equivalents
Prepaids and deposits		340,059	844,169
Receivables	3	202,397	301,879
Deferred share issue costs		15,082	92,695
Total current assets	7(b)	6,150	-
		563,688	1,238,743

Non-current assets
Marketable securities	4(d)	52,500	56,250
Fixed assets		14,388	16,212
Exploration properties	4	41,905,625	38,364,013
Total non-current assets		41,972,513	38,436,475

Total assets		42,536,201	39,675,218

Liabilities and shareholders' equity

Current liabilities
Payables and accrued liabilities	5	589,381	468,058
Other current liabilities	4(d)	38,072	33,376
Total current liabilities		627,453	501,434

Non-current liabilities
Redeemable preferred stock		14,958,598	13,246,524
Other non-current liabilities	6	58,885	51,622
Deferred tax liability	4(d)	2,095,282	1,918,202
Total non-current liabilities		17,112,765	15,216,348

Total liabilities		17,740,218	15,717,782

Shareholders' equity
Share capital	7	44,562,187	44,562,187
Contributed surplus	7	3,186,400	3,012,870
Accumulated other comprehensive gain (loss)		1,968,844	(1,398,180)
Accumulated deficit		(24,921,448)	(22,219,441)
Total shareholders' equity		24,795,983	23,957,436

Total liabilities and shareholders' equity		42,536,201	39,675,218
Nature of operations and going concern	1, 2(a)
Subsequent events	12

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Approved by the Board of Directors:

"Riyaz Lalani", Director	"John Dorward", Director

Contact Gold Corp.

Condensed Interim Consolidated Statements of Loss and Comprehensive Loss (gain)

Unaudited

(Expressed in Canadian dollars, except share amounts)

		For the three months	For the three months	For the three months
		ended March 31,	ended March 31,	ended March 31,
	Note	2020	2019	2018

Operating expenses:
Exploration and evaluation expenditures	4	340,192	598,341	614,479
Accretion of redeemable preferred stock obligation	6	622,005	509,113	429,183
Wages and salaries		314,626	539,498	192,167
Stock-based compensation	7(d)	109,505	249,789	285,805
Professional, legal & advisory fees		114,683	57,863	38,851
Investor relations, promotion and advertising		46,006	31,090	93,947
Administrative, office, and general		65,929	115,066	117,131
Loss (gain) on embedded derivatives	6	(106,270)	(106,223)	(564,605)
Loss on change in fair value of private placement rights	7(b)	-	3,815	-
Accretion of Cobb Creek obligation	4(d)	3,899	4,700	5,182
Interest and other income		(579)	(5,075)	(4,081)
Foreign exchange loss (gain)		1,192,011	(220,682)	40,537

Loss before income taxes		2,702,007	1,777,295	1,248,596

Tax		-	-	-
Loss for the period		2,702,007	1,777,295	1,248,596

Other comprehensive loss (gain)
Net fair value loss on financial assets	4(d)	3,750	-	-
Exchange difference on translation of foreign operations		(3,370,774)	817,979	(1,089,809)

Comprehensive loss (gain) for the period		(665,017)	2,595,274	158,787

Loss per Contact Share	7(e)
Basic and diluted loss per share		$0.04	$0.04	$0.03
Weighted average number of Contact Shares (basic and diluted)		84,471,973	52,453,308	50,446,986

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Contact Gold Corp.

Condensed Interim Consolidated Statements of Shareholders' Equity

Unaudited

(Expressed in Canadian dollars, except share amounts)

				Accumulated
				other		Total
	Shares	Amount	Contributed	comprehensive	Accumulated	shareholders'
			surplus	income	deficit	equity
	(Notes 4, 7)		(Notes 7(d))	(loss)		(deficit)
	#	$	$	$	$	$
Balance as at December 31, 2017	50,346,986	38,478,543	650,284	(2,790,375)	(990,223)	35,348,229

Shares issued pursuant to acquisition of East Bailey	250,000	112,500	-	-	-	112,500
Stock-based compensation	-	-	318,948	-	-	318,948
Cumulative translation adjustment	-	-	-	1,089,809	-	1,089,809
Loss for the period	-	-	-	-	(1,248,596)	(1,248,596)
Balance as at March 31, 2018	50,596,986	38,591,043	969,232	(1,700,566)	(2,238,819)	35,620,890

Balance as at December 31, 2018	50,596,986	38,625,765	1,995,449	499,651	(12,845,315)	28,275,550
Shares issued pursuant to private placement	9,827,589	2,479,769	-	-	-	2,479,769
Stock-based compensation	-	-	289,969	-	-	289,969
Share issue costs	-	(40,219)	-	-	-	(40,219)
Cumulative translation adjustment	-	-	-	(817,979)	-	(817,979)
Loss for the period	-	-	-	-	(1,777,295)	(1,777,295)
Balance as at March 31, 2019	60,424,575	41,065,315	2,285,418	(318,328)	(14,622,610)	28,409,795

Balance as at December 31, 2019	84,471,973	44,562,187	3,012,870	(1,398,180)	(22,219,441)	23,957,436
Stock-based compensation	-	-	173,530	-	-	173,530
Cumulative translation adjustment	-	-	-	3,367,024	-	3,367,024
Loss for the period	-	-	-	-	(2,702,007)	(2,702,007)
Balance as at March 31, 2020	84,471,973	44,562,187	3,186,400	1,968,844	(24,921,448)	24,795,983

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Contact Gold Corp.

Condensed Interim Consolidated Statement of Cash Flows
Unaudited
(Expressed in Canadian dollars)

		For the three months	For the three months	For the three months
	Note	ended March 31,	ended March 31,	ended March 31,
		2020	2019	2018
		$	$	$
Cash flows from operating activities
Loss for the period		(2,702,007)	(1,777,295)	(1,248,596)
Adjusted for:
Movements in working capital:
Receivables		77,613	12,894	(25,117)
Prepaids		99,482	180,107	174,606
Payables and accrued liabilities		121,323	(38,813)	(159,934)
Gains relating to change in fair value of embedded derivatives	6	(106,270)	(220,682)	(564,605)
Change in fair value of Private Placement Rights	7(b)	-	3,815	-
Accretion of Contact Preferred Shares	6	622,005	509,113	429,183
Foreign exchange relating to Contact Preferred Shares	6	1,196,339	(222,425)	183,685
Stock-based compensation	7(d)	173,530	289,969	318,948
Accretion of Cobb Creek obligation	4(d)	3,899	4,700	5,182
Amortization	4	1,824	3,737	-
Foreign exchange impact on Cobb Creek obligation		11,959	2,473	-
Foreign exchange impact on translation of cash balances during the year		(4,328)	116,202	-
Interest income on cash and cash equivalent		100	200	4,081
Net cash used in operating activities		(504,531)	(1,136,005)	(882,567)

Cash flows from investing activities
Transaction costs relating to acquisition of exploration properties		-	-	(35,830)
Net cash used in investing activities		-	-	(35,830)

Cash flows from financing activities
Issuance of promissory note		-
Cash received from Private Placement, net	7(b)	-	2,828,236	-
Share issue costs, paid on Private Placement	7(b)	-	(85)	-
Change in working capital attributable to share issue costs	7(b)	-	(24,373)	-
Net cash due to financing activities		-	2,803,778	-

Effect of foreign exchange on cash		421	3,329	13,550

Net increase (decrease) in cash		(504,110)	1,671,102	(904,847)

Cash at beginning of period		844,169	545,164	6,176,258

Cash end of the period		340,059	2,216,266	5,271,411

Supplemental cash flow information (Note 10)

 The accompanying notes form an integral part of these condensed interim consolidated financial statements

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

1. NATURE OF OPERATIONS

Nature of Business

Contact Gold Corp. (the "Company", or "Contact Gold"), was incorporated under the Business Corporations Act (Yukon) on May 26, 2000 and was continued under the Business Corporations Act (British Columbia) on June 14, 2006.  Contact Gold was further continued under the laws of the State of Nevada on June 7, 2017.

The Company is engaged in the acquisition, exploration and development of exploration properties in Nevada. The Company is domiciled in Canada and maintains a head office at 1050-400 Burrard St., Vancouver, BC, Canada.

The Company began trading on the TSX Venture Exchange ("TSXV") under the symbol "C" on June 15, 2017.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of consolidation and going concern

These consolidated financial statements (the "Interim Financial Statements") have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") on a historical cost basis, except for financial instruments which have been measured at fair value, and are presented in Canadian dollars ("CAD"), except where otherwise indicated.

On June 7, 2017, the Company completed a series of transactions including, (i) a share consolidation, (ii) a reverse-acquisition ("RTO") transaction with Carlin Opportunities ("Carlin"), and (iii) the acquisition of a 100% interest in Clover Nevada II LLC ("Clover"), an entity holding mineral property interests in the State of Nevada (the "Clover Acquisition", and together with the RTO and concurrent transactions, the "Transactions").

Pursuant to Financial Accounting Standards Board (the "FASB") Accounting Standards Codification ("ASC") 805, Business Combinations ("ASC 805"), Carlin has been identified as the accounting acquirer for accounting and financial reporting purposes, with a retroactive adjustment to Carlin's legal capital in order to reflect the capital of Winwell (2,769,486 Contact Shares).  Carlin is presented in the Interim Financial Statements as the parent company.  The Interim Financial Statements include the accounts of Carlin, Contact Gold and Clover.  All significant intercompany transactions are eliminated on consolidation.

Contact Gold recorded a loss of $2.70 million and a comprehensive gain of $0.66 million for the three months ended March 31, 2020.  As at March 31, 2020, Contact Gold has an accumulated deficit of $24.92 million, and working capital deficit of $0.06 million.  The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Contact Gold's continuation as a going concern depends on its ability to successfully raise financing.

Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company, therefore giving rise to a material uncertainty, which may cast substantial doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date that these Interim Financial Statements are issued.

Consequently, management is pursuing various financing alternatives, including the 2020 Private Placement described at Note 12(b), to fund operations and advance its business plan.  To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.  The Company may determine to reduce the level of activity and expenditures, or divest of certain mineral property assets, to preserve working capital and alleviate any going concern risk.

The Interim Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

The Board of Directors of the Company (the "Board") authorized the Interim Financial Statements on May 28, 2020.

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

b. Use of estimates and measurement uncertainties

The preparation of financial statements in accordance with U.S. GAAP requires the Company to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at each period end, and the reported amounts of expenses during the related reporting period.

The more significant areas requiring the use of management's estimates and assumptions include: the type and amount of exploration property acquisition and transaction costs eligible for capitalization, the assessment of impairment of mineral properties, the disclosed fair value of the "host" instrument of the non-voting preferred shares of Contact Gold ("Contact Preferred Shares"), the period end revaluation of the Contact Preferred Share embedded derivatives, the fair value of the Private Placement Rights, income taxes, and the valuation of stock-based compensation.

To the extent possible, the Company bases its estimates on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.  Actual results could differ from the amounts estimated in these Interim Financial Statements; uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.  Further information on management's judgments, estimates and assumptions and how they impact the various accounting policies are described in the relevant notes to these financial statements.

c. Cash and cash equivalents

The Company considers cash in banks, deposits in transit, and highly liquid term deposits with original maturities of three months or less to be cash. Because of the short maturity of these instruments, the carrying amounts approximate their fair value. Restricted cash, if any, is excluded from cash and cash equivalents and is included in long-term assets.

d. Foreign exchange

Items included in the Interim Financial Statements are measured using the currency of the primary economic environment in which each company operates (the "functional currency").  Each of Carlin and Contact Gold Corp. raise financing and incur expenditures in CAD, giving rise to a CAD functional currency; Clover incurs expenditures and receives funding from the Company in USD, and accordingly has a USD functional currency.

In preparing the Interim Financial Statements, transactions in currencies other than the Company's functional currency are recorded at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary assets and liabilities are translated into CAD at the exchange rate in effect at the balance sheet date, and non-monetary assets and liabilities are translated into CAD at the exchange rate in effect at the time of acquisition or issue. Pursuant to the relief provided under ASC 830, Foreign Currency Matters, and for those transactions that have occurred uniformly throughout the comparative periods, an average rate is used to translate income transactions.

Exchange differences arising from assets and liabilities held in foreign currencies, are recognized in other comprehensive gain or loss as cumulative translation adjustments.

e. Mineral properties, claims maintenance fees, and development costs

The Company has not yet established the existence of mineralized materials on any of its mineral property interests, as defined by the United States Securities and Exchange Commission (the "SEC") under Industry Guide 7, "Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations" ("Industry Guide 7").  As a result, the Company is in the "Exploration Stage", as defined under Industry Guide 7, and will continue to remain in the Exploration Stage until such time proven or probable reserves have been established.  In accordance with U.S. GAAP, expenditures relating to the acquisition of mineral rights are initially capitalized as incurred.  Claim maintenance fees paid to the United States' Department of Interior's Bureau of Land Management (the "BLM") and similar fees paid to state and municipal agencies, as well as fees paid annually pursuant to private property lease and other similar land use arrangements (together, "Claims Maintenance fees") are accounted for as prepaid assets and amortized over the course of the period through which they provide access and title.  Mineral property exploration expenditures and pre-extraction expenditures are expensed as incurred until such time as the Company exits the Exploration Stage by establishing proven or probable reserves. To date, no amounts have been capitalized in respect of development activities.

Companies in the "Production Stage", as defined under Industry Guide 7, having established proven and probable reserves and exited the Exploration Stage, typically capitalize expenditures relating to ongoing development activities, with corresponding depletion calculated over proven and probable reserves using the units-of-production method and allocated to future reporting periods to inventory and, as that inventory is sold, to cost of goods sold.

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

f. Mineral properties, maintenance fees, and development costs (continued)

The Company is in the Exploration Stage which has resulted in the Company reporting larger losses than if it had been in the Production Stage due to the expensing, instead of capitalization, of expenditures relating to the exploration and advancement of Contact Gold's mineral property interests. Additionally, there would be no corresponding amortization allocated to future reporting periods of the Company since those costs would have been expensed previously, resulting in both lower inventory costs and cost of goods sold and results of operations with higher gross profits and lower losses than if the Company had been in the Production Stage. Any capitalized costs, such as expenditures relating to the acquisition of mineral rights, are depleted over the estimated extraction life using the straight-line method.  As a result, the Interim Financial Statements may not be directly comparable to the financial statements of companies in the Production Stage.

The acquisition of title to mineral properties is a complicated and uncertain process. Although management of Contact Gold take steps to verify title to exploration properties in which it holds an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title. Property title may be subject to unregistered prior agreements or transfers and may be affected by undetected defects.  Furthermore, resource exploration is a speculative business and involves a high degree of risk. There is no certainty that the expenditures made by Contact Gold in the exploration of its property interests will result in discoveries of commercial quantities of minerals. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property.  Capital expenditures to bring a property to a commercial production stage are also significant. There is no assurance the Company has, or will have, commercially viable ore bodies. There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production.

Upon disposal or abandonment, any consideration received is credited against the carrying amount of the exploration and evaluation assets, with any excess consideration greater than the carrying amount included as a gain in net income or loss for the applicable period.

g. Impairment of long-lived assets

At each reporting date, management assesses the possibility of impairment in the carrying value of long-lived assets, including capitalized acquisition costs, development costs, and prepaid claims maintenance fees, whenever events or circumstances indicate that the carrying amounts of the asset or asset group may not be recoverable.  An impairment is determined to exist if the total projected future cash flows on an undiscounted pre-tax basis are less than the carrying amount of a long-lived asset or asset group.  An impairment loss is measured with reference to the amount by which the carrying amount of the asset exceeds its fair value using market participant assumptions.  Such fair value is determined with reference to ASC 820, Fair Value Measurements and Disclosures, as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Where practical, management calculates the estimated undiscounted future net cash flows relating to the asset or asset group using estimated future prices, proven and probable reserves and other mineral resources, and operating, capital and reclamation costs.  In the case of exploration properties for which it is not possible to determine cash flow information, management considers, among other things, the historical cost of the properties compared to the value realized by peers in recent comparable transactions for similar mineral property assets, an estimate of potential sales proceeds as compared to the carrying value of the property, and other similar factors which may indicate or question the potential economic value of an exploration property.

Resource exploration is a speculative business and involves a high degree of risk. There is no certainty that the expenditures made by Contact Gold in the exploration of its property interests will result in discoveries of commercial quantities of minerals. Exploration for mineral deposits involves risks which even a combination of professional evaluation and management experience may not eliminate. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property.

Management's estimates of mineral prices, mineral resources, foreign exchange rates, production levels, operating capital requirements, and reclamation costs are subject to risk and uncertainties that may affect the determination of the recoverability of the long-lived asset.

Capital expenditures to bring a property to a commercial production stage are also significant. There is no assurance the Company has, or will have, commercially viable ore bodies. There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production.

It is possible that material changes could occur that may adversely affect management's estimates.

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

h. Financial instruments and fair value accounting

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.  Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities are offset, and the net amount reported in the consolidated balance sheets, when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the significance of the inputs used in making the measurement.

The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices (unadjusted) in active markets for identical assets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

At initial recognition, Contact Gold classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

Held-for-trading financial assets and liabilities are recorded at fair value as determined by active market prices or valuation models, as appropriate.  Valuation models require the use of assumptions, which may include the expected life of the instrument, the expected volatility, dividend payouts, and interest rates.  In determining these assumptions, management uses readily observable market inputs where available or, where not available, inputs generated by management.  Changes in fair value of held-for-trading financial instruments are recorded in gain or loss for the period.  The Company held no held-for-trading financial assets or liabilities as at March 31, 2020.  The Embedded Derivatives, which are classified as Level 3 financial liabilities at FVTPL, are interconnected and relate to similar risk exposures, and are accordingly are valued together as one embedded derivative. Certain inputs to the calculation of the value of the Embedded Derivatives use Level 2 and Level 3 inputs.

Available-for-sale financial assets are recorded at fair value as determined by active market prices. Unrealized gains and losses on available-for-sale investments are recognized in other comprehensive gain or loss. If a decline in fair value is deemed to be other than temporary, the unrealized loss is recognized in net loss (gain).  Investments in equity instruments that do not have an active quoted market price are measured at cost. As at March 31, 2020, the Company has classified certain of its financial assets in this category.

Loans and receivables are recorded initially at fair value, net of transaction costs incurred, and subsequently at amortized cost using the effective interest rate method.  Loans and receivables of Contact Gold are composed of 'Cash and Cash Equivalents' (Level 1); 'Receivables' (Level 2); and 'Bonding Deposits' (Level 2), and are classified as current or non-current assets according to their nature.  The carrying value of the Company's loans and receivables as at March 31, 2020 approximate their fair value due to their short-term nature.

Other financial liabilities are recorded initially at fair value and subsequently at amortized cost using the effective interest rate method. Subsequently, these other financial liabilities are measured at amortized cost using the effective interest method with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial liability, or, where appropriate, a shorter period.  Other financial liabilities include payables and accrued liabilities (Level 2), the "host" element of the Contact Preferred Shares (Level 3) (Note 6), and the Cobb Creek obligation (Level 3) (Note 4(d)).  Other financial liabilities are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities.  No amount of the Contact Preferred Shares is currently due within 12 months, one USD 30,000 payment of the Cobb Creek obligation is due in November 2020 (Note 4(d)).

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

i. Impairment of financial assets

At each reporting date, management assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognizes an impairment loss, as follows:

(i) Available-for-sale financial assets: A significant or prolonged decline in the fair value of the security below its cost is evidence that the assets are impaired. The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the consolidated statements of loss and comprehensive loss (gain). This amount represents the cumulative loss in accumulated other comprehensive loss that is reclassified to net loss.

(ii) Financial assets carried at amortized cost: The loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument's original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

j. Reclamation and remediation costs

Contact Gold records provisions for reclamation and remediation based on the best estimate of costs for site closure and reclamation activities that the Company is required to undertake, and the liability is recognized at fair value at the time such environmental disturbance occurs.  The liability is accreted over time through periodic charges to the consolidated statements of loss and comprehensive loss (gain).  In addition, the asset retirement cost is capitalized as part of the mineral property's carrying value and, upon commercial production, will be amortized over the life of the related mineral property.  The capitalized amount is depreciated on the same basis as the related asset.  Reclamation costs are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs. Significant judgments and estimates are involved in forming expectations of the amounts and timing of future closure and reclamation costs. Changes in reclamation estimates are reflected in earnings (loss) in the period an estimate is revised.  Estimated reclamation obligations are based on when spending for an existing disturbance is expected to occur.  The Company reviews, on an annual basis, unless otherwise deemed necessary, the reclamation obligation at each of its exploration properties in accordance with ASC guidance for asset retirement obligations.

Reflecting the level of disturbance as at March 31, 2020, and an estimate as to the timing of any potential reclamation activities, the Company has not accrued any provision for reclamation in the Interim Financial Statements.

The Company has established a surety bonding arrangement with a third-party (the "Surety") to satisfy USD 150,000 in bonding requirements required by the BLM for potential disturbance at the Company's exploration property interests. A finance fee, recognized within Interest and Other Income, is charged monthly on the full balance of the Surety amount.

k. Income taxes

The liability method of accounting for income taxes is used and is based on differences between the accounting and tax bases of assets and liabilities. Deferred tax assets ("DTA") and liabilities ("DTL") are recognized for temporary differences between the tax and accounting basis of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes using enacted income tax rates expected to be in effect for the period in which the differences are expected to reverse.  The amount of a DTA is evaluated and, if realization is not considered more likely than not, a valuation allowance is provided.

l. Uncertainty in income tax positions

The Company recognizes tax benefits from uncertain tax positions only if it is at least more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Any tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement with the taxing authorities. Related interest and penalties, if any, are recorded as tax expense in the tax provision.

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

m. Stock-based compensation

The Company grants stock-based awards as an element of compensation.  Stock-based awards granted by the Company under the "Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan") can include stock options to purchase a Contact Share ("Options"), restricted shares ("Restricted Shares"), deferred share units ("DSUs"), or restricted share units ("RSUs"; and together with DSUs, "Units").  Compensation expense for Options granted to employees and directors is determined based on estimated fair values of the Options at the time of grant using the Black-Scholes option pricing model, which takes into account, as of the grant date, the fair market value of the shares, expected volatility, expected hold period before exercise, expected dividend yield and the risk-free interest rate over the expected life of the Option. The determination of compensation expense also accounts for forfeitures related to service conditions by estimating the number of awards expected to be forfeited and adjusting the estimate when subsequent information indicates that the estimate is likely to change.

The compensation expense is recognized using the graded attribution method over the vesting period of the respective Options.  The expense relating to the fair value of Options is included as such on the consolidated statements of loss and comprehensive loss (gain), or included within exploration and evaluation expenditures; and is credited to contributed surplus.  Compensation expense for Units and/or Restricted Shares granted to employees or directors is determined based on estimated fair values of the Units or Restricted Shares at the time of grant using quoted market prices or at the time the Units qualify for equity classification under ASC 718, Compensation-Stock Compensation ("ASC 718").  The cost is recognized using the graded attribution method over the vesting period of the respective Units. The expense relating to the fair value of the Units or Restricted Shares is included in expenses and is credited to other liabilities or contributed surplus based on the instrument's classification.  Withholding tax on stock-based compensation is classified as a financing activity on the consolidated statement of cash flows.  Options and Units are settled in common shares of the Company ("Contact Shares") issued from treasury.

The assumptions used in these calculations are inherently uncertain. The resulting value calculated is not necessarily the value that the holder of the equity compensation could receive in an arm's length transaction, given that there is no market for the Options, and they are not transferable. Changes in these assumptions could materially affect the related fair value estimates.

n. Comprehensive Loss

In addition to the loss for a given period, comprehensive loss (gain) includes all changes in equity during a period, such as cumulative unrecognized changes in fair value of marketable equity securities classified as available-for-sale or other investments, and the translation of foreign subsidiaries to the Company's Canadian dollar presentation currency.

o. Income and loss per share

Income and loss per Contact Share is calculated by deducting both the dividends declared in the period (whether or not paid) and the dividends accumulated for the period on the Contact Preferred Shares (whether or not earned) from the income or loss for the period, and dividing the result by the weighted average number of Contact Shares outstanding during the period.  The Company follows the treasury stock method in the calculation of diluted income or loss per share. Under the treasury stock method, the weighted average number of Contact Shares outstanding used for the calculation of diluted income or loss per share assumes that the proceeds to be received on the exercise of dilutive Options, share purchase warrants or Contact Preferred Shares are used to repurchase common shares at the average market price during the period.

p. Accounting standards adopted

Changes to the Disclosure Requirements for Fair Value Measurement

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement ("ASU 2018-13").  This update modifies the disclosure requirements for fair value measurements by removing, modifying or adding disclosures. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, and early adoption is permitted. Certain disclosures in the update are applied retrospectively, while others are applied prospectively. There was no consequential impact upon adoption for any period.

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

q. Accounting standards adopted (continued)

Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (ASU "2016-13"). ASU 2016-13 will change how companies account for credit losses for most financial assets and certain other instruments.  For trade receivables, loans and held-to-maturity debt securities, companies will be required to estimate lifetime expected credit losses and recognize an allowance against the related instruments. For available-for-sale debt securities, companies will be required to recognize an allowance for credit losses rather than reducing the carrying value of the asset. For many entities, adoption of this update is expected to result in earlier recognition of losses and impairments.

In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses ("ASU 2016-13").  ASU 2016-13 introduced an expected credit loss methodology for the impairment of financial assets measured at the amortized cost basis.  That methodology replaces the probable, incurred loss model for those assets.  ASU 2018-19 is the final version of Proposed Accounting Standards Update 2018-270, which has been deleted. Additionally, the amendments clarify that receivables arising from operating leases are not within the scope of Subtopic 326-20.  Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASC 842.

These updates are effective for fiscal years beginning after December 15, 2019, and the Company notes no consequential impact upon adoption.

r. Accounting policies not yet adopted

Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued "ASU 2019-12", "Income Taxes - Simplifying the Accounting for Income Taxes" ("Topic 740") which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 will be effective for interim and annual periods beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact the adoption of ASU 2019-12 will have on its consolidated financial statements.

3. PREPAIDS AND DEPOSITS

Prepaid expenses include $177,181 (December 31, 2019: $256,936) in Claims Maintenance fees.  Such fees to the BLM, cover the twelve-month period ranging from September 1 to August 31 of the subsequent year.  Fees paid to the respective Nevada counties cover the twelve-month period from November 1 to October 31 of the subsequent year. Fees paid pursuant to private property lease and other similar land use arrangements cover the 12-month period of their respective anniversaries.

4. EXPLORATION PROPERTIES

Pursuant to the Clover Acquisition, on June 7, 2017, the Company completed the acquisition of 100% of the membership interests of Clover, a Nevada limited liability company of which Waterton Nevada Splitter, LLC ("Waterton Nevada") was the sole member.  Clover is the legal entity that holds the mineral property rights and interests that comprise the Company's portfolio of gold properties located on Nevada's Carlin, Independence and Northern Nevada Rift gold trends (the "Contact Properties").

The total of consideration paid and related acquisition costs incurred to acquire Clover in June 2017 was allocated to the value of the Contact Properties and prepaid Claims Maintenance fees (Note 3) acquired, based on relative fair values as at the date of the Transactions.  The Clover Acquisition was accounted for as an acquisition of an asset.

Consideration paid comprised Contact Shares, Contact Preferred Shares (Note 6) and a total of $7,000,000 in cash ($200,000 of which had been paid in 2016).  Upon closing of the Transactions, the Company recognized deferred tax liabilities of $2,149,915 arising from the application of Nevada net proceeds tax (the "NNPT", calculated at a rate of 5%) on the values of the Contact Properties.  The DTL amount is subject to change reflective of the carrying value of the properties from period to period and the impact thereon of changes to the rates of foreign exchange.

The Company has subsequently acquired additional mineral property claims contiguous to the original tenure ("Additions"), and either vended ("Disposals") or determined to abandon or impair certain properties.

With the exception of the Cobb Creek property (nil%), the Contact Properties each carry a net smelter returns ("NSR") royalty of between 2% and 4%, in favour of Waterton Nevada, some of which include buy-down options.

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

4. EXPLORATION PROPERTIES (continued)

	Pony Creek	South Carlin Projects	Green Springs	Cobb Creek	Portfolio properties	Total
	(a)	(b)	(c)	(d)	(e)
	$	$	$	$	$	$
January 1, 2019	29,425,698	4,439,555	-	312,474	7,169,591	41,347,318
Additions	-	-	466,857	-	-	466,857
Recovery from earn-in	-	-	-	(88,163)	-	(88,163)
Disposals & Abandonments	-	-	-	-	(1,381,434)	(1,381,434)
Foreign Exchange	(1,410,674)	(212,830)	(5,200)	(18,599)	(333,262)	(1,980,565)
December 31, 2019	28,015,024	4,226,725	461,657	205,712	5,454,895	38,364,013
Foreign Exchange	2,586,235	390,192	42,618	18,990	503,577	3,541,612
March 31, 2020	30,601,259	4,616,917	504,275	224,702	5,958,472	41,905,625

a) Pony Creek

The Pony Creek project is located within the Pinion Range, in western Elko County, Nevada.  There is a 3% NSR royalty payable to an affiliate of Waterton Nevada on those claims that comprise Pony Creek acquired from Waterton Nevada.  The Company determined to allow a 1% buy-down option of this NSR to lapse on February 7, 2020, when such option expired.  There is a 2% NSR royalty over certain claims that comprise the East Bailey claim block; there is also a 3% NSR over certain claims that comprise the "Lumps and Umps" claims, up to 2% of which can be bought back for USD 1,000,000 per 1% prior to September 2030.

b) South Carlin Projects: Dixie Flats & North Star

The North Star property is located approximately eight kilometres north of the northern-most point of Pony Creek, in western Elko County, Nevada. There is a 3% NSR on the North Star property.

The Dixie Flats property sits immediately to the north of the North Star property.  There is a 2% NSR on the Dixie Flats property payable to an affiliate of Waterton Nevada. The Company determined to allow a 1% buy-down option of this NSR to lapse on February 7, 2020, when such option expired.

c) Green Springs

On July 23, 2019, Contact Gold and Clover entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Ely Gold Royalties Inc. ("Ely Gold"), whereby Clover shall have an option to purchase a 100% interest in the past-producing Green Springs gold property ("Green Springs").  Green Springs is located at the southern end of Nevada's Carlin Trend, 60 km southwest of Ely, Nevada.

Contact Gold issued 2,000,000 Contact Shares (valued at $400,000) and paid USD 25,000 ($32,855) in cash to Ely Gold to secure Green Springs. The Company also paid Ely Gold an additional USD 6,125 ($8,049) as reimbursement for Claims Maintenance fees relating to the current period. The Company incurred $11,003 in direct expenditures to secure the Green Springs Option. A DTL for the NNPT, and a foreign exchange adjustment were also recognized pursuant to the acquisition.  Total additional consideration to satisfy the Green Springs Option, and complete the acquisition of Green Springs, is as follows:

  USD 50,000 first anniversary
  USD 50,000 second anniversary
  USD 50,000 third anniversary
  USD 100,000 fourth anniversary

Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Common Shares. Payment of all amounts can be accelerated and completed at any time. Certain claims within Green Springs are the subject of lease agreements with third-parties, one of which requires an annual USD 25,000 payment, whilst the other requires an annual payment in cash equal to the value of 20 ounces of gold. Existing royalties on certain mineral property claims that comprise Green Springs range from 3% to 4.5%, based on historical underlying agreements.

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

4. EXPLORATION PROPERTIES (continued)

d) Cobb Creek

Upon closing of the Clover Acquisition, the Company acquired a 49% interest in the Cobb Creek property located in Elko County, Nevada.  The Company subsequently acquired the remaining 51% interest, and related historic data, in exchange for six annual payments of USD 30,000, the first of which was paid on closing of the agreement ($38,379). The discounted value of the annual payments at the time of the transaction was $114,329 (the "Cobb Creek obligation"). The total value of the Cobb Creek obligation was recognized as a financial liability at amortized cost, determined with an interest rate of 18.99%, in line with the effective interest rate determined for the Contact Preferred Shares (Note 6). The third annual payment of USD 30,000 ($38,964) was made in November 2019.

The remaining Cobb Creek obligation is recorded to the consolidated balance sheets as a current ($38,072) and non-current amount ($58,885) as at March 31, 2020 ($33,376 and $51,622, respectively as at December 31, 2019).  Accretion expense of $3,899, and a foreign exchange loss of $11,959 have been recorded within other comprehensive loss (gain) for the three months ended March 31, 2020 ($4,700 and $2,473, respectively, for the three months ended March, 31, 2019, and $5,182 and $8,549 for the three months ended March 31, 2018).

By an agreement dated September 27, 2019, as amended (the "Cobb Creek Option"), Clover agreed to farm-out 100% of its interest in the Cobb Creek exploration property ("Cobb Creek") to Fremont Gold Ltd. and its U.S. subsidiary (together, "Fremont").  Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company has assigned its agreement with the Cobb Counterparty, and all associated obligations to Fremont. Upon completion of the farm-out, Fremont will award to Clover a 2.0% NSR on Cobb Creek.

Initial consideration included (i) 750,000 common shares of Fremont ("Fremont Shares") (consideration value: $41,250), a Level 1-type financial asset, (ii) reimbursement of USD 6,000 ($7,949) for a portion of the prior year payment to the Cobb Counterparty, and (iii) reimbursement for the November 2019 payment to the Cobb Counterparty of USD 30,000 ($38,964). An amount of USD 29,569 ($38,407) was also reimbursable from Fremont for certain claims-related holding costs, the amount of which has been applied against prepaid Claims Maintenance fees (Note 3).

In order to keep the Cobb Creek Option in good standing, and to complete the acquisition of Cobb Creek, Fremont must keep all claims in good standing, make the annual payments to the Cobb Counterparty, and remit the following consideration to the Company:

  Anniversary 1 (Year 2) USD 30,000; and 750,000 Fremont Shares.
  Anniversary 2 (Year 3) USD 20,000
  Anniversary 3 (Year 4) USD 20,000
  Anniversary 4 (Year 5) USD 25,000
  Anniversary 5 (Year 6) USD 35,000
  Anniversary 6 (Year 7) USD 45,000
  Anniversary 7 (Year 8) USD 55,000
  Anniversary 8 (Year 9) USD 65,000
  Anniversary 9 (Year 10) USD 75,000

The value of the Fremont Shares received, and the amount receivable relating to the reimbursement of the payment to the Cobb Counterparty have been applied against the carrying value of Cobb Creek.

e) Portfolio properties

Balances presented as Portfolio properties include the remaining Contact Properties.  Those specific properties for which there was a change are summarized below:

Dry Hills and Rock Horse

During the year ended December 31, 2019, the Company determined to abandon those mineral property claims that comprise the Dry Hills, and Rock Horse properties; accordingly, the carrying value of these properties was written down by $1,381,434 to $nil, with a tax recovery of $69,072 recognized to the statement of loss and comprehensive loss (gain).

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

4. EXPLORATION PROPERTIES (continued)

Exploration and evaluation expenditures incurred by Contact Gold, including ongoing amortization of prepaid Claims Maintenance fees (Note 3), have been expensed in the consolidated statements of loss and comprehensive loss (gain).  Details of exploration and evaluation activities, and related expenditures incurred are as follows:

	Three months ended March 31, 2020	Three months ended March 31, 2019	Three months ended March 31, 2018
Amortization of Claims Maintenance fees	$141,587	$145,778	$167,831
Wages and salaries, including stock-based compensation	135,558	299,063	121,961
Geological contractors/consultants & related crew care costs	44,985	103,032	199,102
Drilling, assaying & geochemistry	5,063	25,207	85,925
Permitting and environmental monitoring	12,999	16,764	39,660
Property evaluation and data review	-	8,497	-
Expenditures for the period	$340,192	$598,341	$614,479
Cumulative balance	$12,088,948	$9,308,415	$4,877,174

Wages and salaries through March 31, 2020, include stock-based compensation of $24,024 (Three months ended March 31, 2019: $40,180; and three months ended March 31, 2018: $33,143) (Note 7(d)). An amount of $3,148 (Three months ended March 31, 2019: $3,737 and three months ended March 31, 2018: $nil) in amortization expense arising from the use of fixed assets at Pony Creek has been included in the amount reported as geological contractors/consultants & related crew care costs.

Details of exploration and evaluation expenditures incurred and expensed by Contact Gold on specific Contact Properties are as follows:

	Three months ended March 31, 2020	Three months ended March 31, 2019	Three months ended March 31, 2018
Pony Creek	$164,762	$495,063	$482,792
South Carlin Projects	14,658	23,697	26,983
Green Springs	151,110	-	-
Cobb Creek	140	9,895	24,077
Portfolio properties	9,522	61,199	80,627
Property evaluation and data review	-	8,497	-
Expenditures for the period	$340,192	$598,341	$614,479
Cumulative balance	$12,088,948	$9,308,415	$4,877,174

5. PAYABLES AND ACCRUED LIABILITIES

	As at	As at
	March 31, 2020	December 31, 2019
Payables	$389,058	$185,416
Accrued liabilities	200,323	282,642
	$589,381	$468,058

Payables and accrued liabilities are non-interest bearing.  The Company's normal practice is to settle payables within 30-days, or as credit arrangements will allow.

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

6. REDEEMABLE PREFERRED STOCK

On June 7, 2017, as partial consideration for the Clover Acquisition, the Company issued 11,111,111 Contact Preferred Shares with an aggregate face value denominated in USD of 11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of USD 0.74), maturing five years from the date of issuance (the "Maturity Date"), and carrying a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"), to Waterton Nevada (the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount").  The accrued Dividend amount is payable on the earlier of conversion and the Maturity Date, and has priority over any other dividends declared on other classes of the Company's stock.

As a contract to buy non-financial assets (the Contact Properties) that is ultimately settled in either cash or Contact Shares, the Contact Preferred Shares are considered to be comprised of (i) a "host" instrument, and (ii) the value of certain rights, privileges, restrictions and conditions attached to the Contact Preferred Shares (the "Pref Share Rights") each, respectively determined to be an embedded derivative (together, the "Embedded Derivatives").  As a reflection of the potential modification and variability of the cash flows arising from the "host" instrument and the Embedded Derivatives, each are measured separately from each other.

Industry standard methodology was used to determine the fair value of the host and the Embedded Derivatives, utilizing a set of coupled partial differential Black-Scholes equations solved numerically using finite-difference methods.  Upon issuance, the fair value of the Contact Preferred Shares was determined to be $14,987,020 (approximately equal to the Face Value), including $6,846,649 in value attributable to the Embedded Derivatives.

Preferred Shares (host)

The host instrument was initially recorded at fair value of USD 6,033,480 ($8,140,371) and for disclosure purposes is revalued each period-end using the same approach as described to revalue the Embedded Derivatives.  In determining the fair value of the host on the date of issue, it was necessary for the Company to make certain assumptions to derive the effective interest rate used in calculating the Company's credit spread.  The estimated fair value of the host instrument at March 31, 2020 is USD 10,318,722 ($14,639,171).  The fair value will differ from the amount recognized in the Interim Financial Statements which is accounted for using the amortized cost basis.

The carrying value, including the aggregate Dividend amount for the term to the Maturity Date, has been recognized as a financial liability at amortized cost.  Recognition of the host at amortized cost is in view of the i) Dividend being at a fixed rate, and ii) mandatory redemption feature of the instrument, both of which are payable in cash on the Maturity Date.  Mandatorily redeemable instruments are classified as liabilities pursuant to ASC 480, Distinguishing Liabilities From Equity, therefore any dividends or accretion on instruments that have a legal form of equity should generally be presented as interest expense.  At March 31, 2020, the cumulative amount of the accrued Dividend reflected in the accretion expense is $3,323,169 (December 31, 2019: $2,775,705).

Using the effective interest rate method, at a rate of 18.99%, the Contact Preferred Shares are carried at amortized cost each period end, with an accretion expense recorded to the consolidated statements of loss and comprehensive loss (gain).

A summary of changes to the value of the Contact Preferred Shares host instrument, including the impact from change to the foreign exchange rate for each of the periods ended March 31, 2018, 2019 and 2020 is set out below:

January 1, 2018	$8,419,705
Accretion	429,183
Foreign exchange	183,685
March 31, 2018	$9,032,573

January 1, 2019	$11,003,919
Accretion	509,113
Foreign exchange	(222,425)
March 31, 2019	$11,290,607

January 1, 2020	$12,612,107
Accretion	622,005
Foreign exchange	1,196,339
March 31, 2020	$14,430,451

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

6. REDEEMABLE PREFERRED STOCK (continued)

Pref Share Embedded Derivatives

The Embedded Derivatives are classified as liabilities, and each are interconnected and relate to similar risk exposures, namely Contact Gold's interest rate risk (as changes in the Company's credit spread change the economic value of the redemption), and the Company's foreign exchange rate risk exposure (as the foreign exchange rate, and the price of the Company's common shares and volatility thereof, impact the effective conversion price and number of Contact Shares issuable on conversion).  Accordingly, the Embedded Derivatives are valued together as one compound instrument.

As at March 31, 2020, the Pref Share Rights for which there is separate accounting from the host contract are as follows:

iv. The "Conversion Option": Subject to the limitation that Waterton Nevada (and/or its affiliates) cannot own more than 49% of the issued and outstanding Contact Shares following conversion of the Contact Preferred Shares (the "Conversion Cap"), the Contact Preferred Shares are convertible at the holder's election, into Contact Shares at a conversion price of $1.35 per Contact Preferred Share (the "Conversion Price").  The number of Contact Shares to be issued on conversion is equal to the Redemption Amount at the conversion date, converted to Canadian dollars, and divided by the Conversion Price.  Accordingly, because the Face Value and Dividend amount are denominated in USD, and the Conversion Price is denominated in Canadian dollars, the preferred share conversion ratio is modified by changes in the USD-Canadian dollar exchange rate. This changes the number of Contact Shares that the Company would issue to the preferred shareholder(s) upon conversion.

v. The "Early Redemption Option" (the "EROption"): Contact Gold has the option to redeem the Contact Preferred Shares at any time before the Maturity Date at the Redemption Amount, in USD.  Upon receipt of notification of redemption, and subject to the Conversion Cap, the holder can choose to exercise their conversion right for all or any portion of the Contact Preferred Shares.

vi. The "Change of Control Redemption Option" (the "COCROption"): If a Change of Control (generally including such events as a merger, amalgamation, reorganization or similar transaction that causes a change in control of Contact Gold, or the sale, lease, transfer or other disposition of all or substantially all of Contact Gold's assets), occurs on or prior to the fourth anniversary of the issuance of the Contact Preferred Shares (the "PShare Anniversary"), the holder of the Contact Preferred Shares has the option to require Contact Gold to redeem all or part of the Contact Preferred Shares for the "COC Redemption Amount", unless such change in control transaction is with Waterton Nevada.

The COCROption is calculated as (a) 120% of the Redemption Amount, if there is a Change of Control on or prior to the second PShare Anniversary; or (b) 115% of the Redemption Amount, if there is a Change of Control after the second PShare Anniversary, but on or prior to, the fourth PShare Anniversary.  With the passing of the second PShare Anniversary, the inclusion of only the 115% of Redemption Amount calculation remains valid at year end.

The total estimated fair value of the Embedded Derivatives at issuance was USD 5,066,520 ($6,846,649).  This amount was recorded as part of the convertible redeemable preferred stock obligation on the consolidated balance sheet. In addition to certain observable inputs, the valuation technique used significant unobservable inputs such that the fair value measurement was classified as Level 3.  Significant inputs into the determination of fair value included (i) the Company's common share price, (ii) historical volatility of 66.9% (48.5% based on an indexed average at inception), (iii) rates from the USDCAD foreign exchange forward curve, and (iv) the USD risk-free rate curve and the CAD risk-free rate curve, at the date of inception, and again at period end.  The Company also concluded on probability weightings for the potential exercise and timing thereof of the (i) COCROption, and (ii) EROption, in the calculation.    The Company's assessments of such probabilities may change from period to period depending upon facts and circumstances, market conditions and other factors.

There is an inverse correlation of the fair value of the Embedded Derivative and the USD-denominated value of the Contact Shares on the TSXV. The impact of changes in estimates of the probability of the exercise of the COCROption and EROption are generally correlated, however, the calculation of such is also impacted by changes to the different risk-free rate curves, further impacting the fair value of the Embedded Derivative.

There is significant complexity to the interplay and impact of these various inputs and the quantum resultant from these relationships which is further influenced by changes to management's assumptions as to the potential exercise and timing thereof of the COCROption and the EROption. Accordingly, there may be significant volatility to the fair value of the Embedded Derivative from period to period.

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

6. REDEEMABLE PREFERRED STOCK (continued)

A summary of changes to the value of the Embedded Derivatives is set out below:

January 1, 2018	$1,047,042
Change in fair value	(564,605)
March 31, 2018	$482,437

January 1, 2019	$585,781
Change in fair value	(106,223)
March 31, 2019	$479,558

January 1, 2020	$634,417
Change in fair value	(106,270)
March 31, 2020	$528,147

The amounts of these changes are reflected as the change in fair value of Embedded Derivatives on the consolidated statements of loss and comprehensive loss (gain).

Other Pref Share Rights

In addition to the Embedded Derivatives, the Pref Share Rights include certain additional rights, privileges, restrictions and conditions ("Other Terms") for which there is no accounting impact.  The Other Terms include a right of first offer, and a right of first refusal relating to proposed sale, lease or disposal of its interests in the originally acquired Contact Properties, as well as a requirement to obtain Waterton Nevada's prior written consent should the Company propose to dispose of all or substantially all of its assets.  Furthermore, in the event of a liquidation, dissolution or winding-up of Contact Gold or other distribution of the Company's assets among its shareholders for the purpose of winding up its affairs or any steps taken by Contact Gold in furtherance of any of the foregoing, the holders of Contact Preferred Shares shall be entitled to receive from the assets of the Contact Gold in priority to any distribution to the holders of Contact Shares or any other class of stock of Contact Gold, the Liquidation Value (as such term is defined in the articles of incorporation of Contact Gold) per Contact Preferred Share held by them respectively, but such holders of Contact Preferred Shares shall not be entitled to participate any further in the property of Contact Gold.

Costs incurred relating to the issuance of the Contact Preferred Shares are included in the total of Acquisition Costs as the Contact Preferred Shares were issued as partial consideration in exchange for the acquisition of Clover.

Based on the rate of foreign exchange at period end, the number of Contact Shares to be issued would be 11,664,381 if all of the outstanding Contact Preferred Shares had been converted into Contact Shares.  Diluted loss per share does not include the effect of such issuance (December 31, 2019: nil), as the Contact Preferred Shares are currently anti-dilutive.

7. SHARE CAPITAL AND CONTRIBUTED SURPLUS

  a) Authorized

The Company's authorized share capital consists of:

(iii) up to 500,000,000 Contact Shares with a par value of US$0.001, voting and participating; and

(iv) up to 15,000,000 Class A non-voting Contact Preferred Shares (Note 6).

b)  Issued and outstanding common shares

There were no changes in issued common share capital during the three months ended March 31, 2020. The Company closed a private placement financing (the "2020 Private Placement") subsequent to period end (Note 12(b)). A total of $6,150 in deferred share issue costs relating to the 2020 Private Placement are included on the consolidated balance sheet as at March 31, 2020.

Changes in issued common share capital during the three months ended March 31, 2019:

(v) 2019 Private Placement: On March 14, 2019, the Company closed a non-brokered private placement of 9,827,589 Contact Shares (the "2019 Private Placement") at a price of $0.29 per Contact Share (the "Initial Placement Price") for proceeds of $2,850,001. Each Contact Share was accompanied by one right (a "Private Placement Right") which, subject to the rules and limitations of the TSXV, was automatically convertible to a certain number of additional Contact Shares without payment of additional consideration, upon the earlier of:

(d) the closing of a public offering registered or qualified under the Unites States' Securities Act of 1933, as amended (the "Securities Act") (a "Qualified Offering");

(e) a Change of Control of Contact Gold; or

(f) one year following the closing date of the 2019 Private Placement ("Time Deadline").

(together, (a), (b), (c), the "Conversion Scenarios").

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

7. SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

b)  Issued and outstanding common shares (continued)

Changes in issued common share capital during the three months ended March 31, 2019 (continued):

(ii) 2019 Private Placement (continued):

In each instance a participant in the 2019 Private Placement would receive that number of additional Contact Shares such that the average price per Contact Share issued in aggregate, was effectively discounted from the Initial Placement Price (the "Placement Price"), determined as follows:

(v) if the offering price of common stock sold in a Qualified Offering was greater than the Initial Placement Price, the number of additional Contact Shares would be that which provides a 5% discount to that Initial Placement Price; or

(vi) if the offering price of Contact Shares sold in a Qualified Offering was equal to or less than the Initial Placement Price, the number of additional Contact Shares would be that which provides a 10% discount to that Qualified Offering Price; or

(vii) in the event of a Change of Control, the number of additional Contact Shares would be that which provides a 5% discount to that Initial Placement Price; or

(viii) in the event of conversion at the Time Deadline, the number of additional Contact Shares would be that which provides the maximum allowable discount prescribed pursuant to the rules of the TSXV.

The Company accounted for the Private Placement Rights as a derivative instrument classified as a Level 3-type current financial liability carried at fair value through profit or loss, and furthermore, because the Private Placement Rights were not separable legally or practically from each other, they were treated as one instrument.

The initial recognition of the Private Placement Rights considered the total consideration received by the Company in the 2019 Private Placement. The Company used the residual method to allocate the value of proceeds received between the Private Placement Rights and the Contact Shares.  The Private Placement Rights were measured and recognized at their initial fair value, less directly attributable transaction costs, and the residual was allocated to those Contact Shares issued on initial closing

The total estimated fair value of the Private Placement Rights at issuance was $370,232, and the initial value of the Contact Shares recognized on the consolidated statement of equity was, accordingly $2,479,769. In determining the fair value of the Private Placement Rights, it was necessary for the Company to make certain judgments relating to the probability and timing of the occurrence of each of the Conversion Scenarios. It was also necessary for the Company to make certain assumptions to derive the effective interest rate used in calculating the Company's credit spread, as well as assumptions relating to share price volatility.  Through March 31, 2019, an amount of $3,815 was recognized as the change in fair value of the Private Placement Rights.

The valuation was undertaken using certain observable and unobservable inputs in multiple Monte Carlo simulations. Significant inputs into the determination of fair value on the date of issuance included the following: (i) the price of the Contact Shares on the TSXV, (ii) the annualized historical volatility of the price of the Contact Shares on the TSXV (range: 85.8% - 92.3%), (iii) risk-free rates, and (iv) probability weightings for the likelihood and potential timing of each of the respective Conversion Scenarios determined by management, as well as expectations relating to the discount to be expected in a Qualified Offering.

The Company based its judgments and assumptions on parameters relevant to the initial closing date for the Private Placement on March 14, 2019. There is significant complexity to the interplay and impact of these various inputs and the quantum resultant from these relationships.  The nature of these judgments and assumptions, and the factors management considered in determining the resultant calculation, are inherently uncertain and subject to change from period to period.

A total of $40,923 in associated share issue costs were recognized in equity, of which $21,750 in finders' fees were net settled on closing of the 2019 Private Placement.  All securities offered pursuant to the 2019 Private Placement are restricted securities under Rule 144 under the Securities Act.

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

7.  SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

b)  Issued and outstanding common shares (continued)

On May 22, 2019, pursuant to having closed a prospectus offering of 20,000,000 Contact Shares (the "Prospectus Offering") at an issue price lower than the Placement Price, the 2019 Private Placement "Qualified Offering" criterion was met, and an additional 2,047,398 Contact Shares were issued on conversion of the Private Placement Rights. All securities offered pursuant to the conversion of the Private Placement Rights are restricted securities under Rule 144 under the Securities Act. Upon conversion of the Private Placement Rights and issuance of the additional Contact Shares, $409,480 was recognized to equity, with an adjustment to the statement of loss and comprehensive loss (gain) for the $39,248 change in fair value through to the date of conversion.

c)  Escrowed Contact Shares and other restrictions and obligations

As at March 31, 2020, 3,511,538 (December 31, 2019: 3,511,538) of the Contact Shares were held in escrow and restricted from trading until June 14, 2020, pursuant to the rules of the TSXV.

In addition to having a right to receive regular updates of technical information about Contact Gold, one shareholder was provided a right to maintain its pro rata ownership percentage of Contact Gold during future financings.

d)  Equity remuneration

Pursuant to the "Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan"), the "Contact Gold Restricted Share Unit Plan", and the "Contact Gold Deferred Share Unit Plan", the Company has established equity remuneration plans, that contemplate the award of Options, Restricted Shares, RSUs, and DSUs, all in compliance with the TSXV's policy for granting such awards.

Stock-based compensation expense for the three months ended March 31, 2020, was $109,505 (Three months ended March 31, 2019: $249,789; and March 31, 2018: $285,805).  An additional amount of stock-based compensation expense of $24,025 was recognized in exploration and evaluation expenditures for the three months ended March 31, 2020 (Three months ended March 31, 2019:  $40,180; and March 31, 2018: $33,143) (Note 4).  An expense of $40,000 was charged to wages and salaries relating to the award of DSUs during the three months ended March 31, 2020 (Three months ended March 31, 2019:  $nil; and March 31, 2018: $nil).

Options, RSUs and DSUs were awarded subsequent to period end (Note 12(a)).

  i) Options

Under the Incentive Plan, the maximum number of Contact Shares reserved for issuance may not exceed 10,026,899 Contact Shares together with any other security-based compensation arrangements, and further subject to certain maximums to individual optionees on a yearly basis. The exercise price of each Option shall not be less than the market price of the Contact Shares at the date of grant.  All Options granted have a five-year expiry from the date of grant. Vesting of Options is determined by the Board at the time of grant.

Subject to discretion of the Board and normal course regulatory approvals, Contact Shares are issued from treasury in settlement of Options exercised; otherwise the value of such Contact Shares may be payable in cash.

A summary of the changes in Options is presented below:

	Number of Options	Weighted Average Exercise Price $
Outstanding as at January 1, 2019	8,198,000	0.64
Granted	1,670,000	0.275
Forfeited or cancelled	(3,473,000)	0.96
Outstanding as at December 31, 2019	6,395,000	0.37
Granted	2,125,000	0.19
Outstanding as at March 31, 2020	8,520,000	0.33

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

7.       SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

d)    Equity remuneration (continued)

  i) Options (continued)

The Company has awarded Options to directors, officers and other personnel as follows:

Grant Date	Number of Options	Exercise Price	Vesting
September 11, 2017	150,000	$ 0.75	vesting in thirds over a period of three years
November 24, 2017	200,000	$ 0.58	vesting in thirds over a period of three years
March 27, 2018	3,975,000	$ 0.39	vesting in thirds over a period of three years
April 17, 2018	250,000	$ 0.415	vesting in thirds over a period of three years
May 28, 2018	150,000	$ 0.295	vesting in thirds over a period of three years
April 3, 2019	1,670,000	$ 0.275	vesting in thirds over a period of three years
January 16, 2020	2,125,000	$ 0.19	vesting in thirds over a period of three years

As at March 31, 2020, 3,016,666 Options have vested (December 31, 2019: 1,691,666).

For the purposes of estimating the fair value of Options using Black-Scholes, certain assumptions are made such as expected dividend yield, volatility of the market price of the Company's common shares, risk-free interest rates and expected average life of the Options. Contact Gold bases its expectation of volatility on the volatility of similar publicly-listed companies, as the expected life of the Company's Options exceeds the Company's trading history.

The weighted average fair value of Options granted during the three months ended March 31, 2020, determined using Black-Scholes was $0.19 (weighted average fair value to date: $0.33) per Option.  The remaining average contractual life of Options outstanding is 3.63 years.  For the purposes of estimating the fair value of Options awarded in January 2020, using the Black-Scholes model, certain assumptions are made such as the expected dividend yield (0%), risk-free interest rates (range between 1.57% and 2.14%), and expected average life of the options (5 years). As the expected life of Contact Gold's Options exceeded the length of time over which the Contact Shares have traded, average rates of volatility of 30%-70% were used, reflecting those of a group of similar publicly-listed companies in determining an expectation of volatility of the market price of the Company's shares. A 0% forfeiture rate was applied to the Option expense.

On March 15, 2019, 80,000 Options previously awarded to consultants to the Company were forfeited further to the termination of the respective services agreements.  This resulted in the reversal of an amount of $10,067 which had previously been expensed.

        ii) Deferred Share Units

DSUs granted under the Contact Gold Deferred Share Unit Plan to Directors of the Company, have no expiration date and are redeemable upon termination of service.  Transactions relating to DSUs are summarised below:

Outstanding as at January 1, 2019
Granted	402,263
Exercised	-
Outstanding as at December 31, 2019	402,263

Granted	216,217
Exercised	-
Outstanding as at March 31, 2020	618,480

During the three months ended March 31, 2020, an amount of $40,000 was recognized to the value of contributed surplus relating to the award of these DSUs (Three months ended March 31, 2019: $Nil).

iii) Restricted Share Units

The Company awarded 239,220 RSUs to certain employees and officers of the Company on January 16, 2020.  The RSUs vest in third over a period of three years. The RSUs have an aggregate fair value of $44,254, and each has an expiry date of December 31, 2023.  During the three months ended March 31, 2020, a total of $2,146 was recognized in stock-based compensation, and $1,010 is included in exploration and evaluation.

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

7.    SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

d)    Equity remuneration (continued)

iv) Restricted Shares

Restricted Shares granted under the Incentive Plan to an officer of the Company vest in thirds at the end of each year from the date of grant.  The Restricted Shares were deemed to have a fair value of $1.00 per Restricted Share on the date of grant, with reference to the price at which the Company issued the Contact Shares pursuant to the Subscription Receipt financing.

Transactions relating to Restricted Shares are summarised below:

Number of Restricted Shares
Outstanding as at January 1, 2018	100,000
Granted	-
Vested	-
Outstanding as at March 31, 2018	100,000

Outstanding as at January 1, 2019	66,667
Granted	-
Vested	-
Outstanding as at March 31, 2019	66,667

Outstanding as at January 1, 2020	33,334
Granted	-
Vested	-
Outstanding as at March 31, 2020	33,334

The Restricted Shares are issued from treasury with vesting conditions, as determined by the Board, on grant date. The fair value of the Restricted Shares is charged to contributed surplus and is expensed to the consolidated statements of loss and comprehensive loss (gain) over the vesting period.  There has been no impact to cash flows from the Restricted Shares.

e) Gain or loss per share

The calculation of basic and diluted gain or loss per Contact Share for year ended March 31, 2020 was based on the loss attributable to common shareholders of $2,702,007 (Three months ended March 31, 2019: 1,777,295; and 2018: 1,248,596), adjusted for the value of the Contact Preferred Share dividends payable for the three months ended March 31, 2020 of $291,222 (Three months ended March 31, 2019: $237,908; and 2018: $281,158), and a weighted average number of common shares outstanding of 84,471,973 (Three months ended March 31, 2019: 52,453,308; and 2018: 50,446,986), including the Restricted Shares in each respective period.

Diluted gain or loss per share did not include the effect of 8,520,000 Options (December 31, 2019: 6,395,000) as they are anti-dilutive.

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

8. RELATED PARTIES

Contact Gold's related parties include (i) its subsidiaries; (ii) Waterton Nevada as a reflection of its approximate 37% ownership interest in the Company at March 31, 2020, its preferred shareholding and the right Waterton Nevada holds to put forward two nominees to the Board; and (iii) Cairn Merchant Partners LP ("Cairn"), an entity in which Andrew Farncomb, a director and officer of the Company.

Waterton Nevada holds a right of first offer, a right of first refusal, and other rights over the Contact Properties then acquired.

During the year ended December 31, 2019, in satisfaction of an obligation under the Securities Exchange Agreement, the Company provided notice to Waterton Nevada of its intent to abandon certain mineral property claims, including those that comprise Dry Hills and Rock Horse; in response, Waterton Nevada notified the Company of its intent to exercise its right to take assignment of the claims for nominal value.

Options have previously been granted, and director fees were paid and payable to Mr. Charlie Davies, one of Waterton Nevada's Board nominees. Mr. Davies is an employee of an affiliate of Waterton Nevada.

Waterton Nevada also purchased 3,603,020 Contact Shares in the 2019 Private Placement.  An additional 750,629 Contact Shares were issued to Waterton Nevada pursuant to the conversion of the Private Placement Rights on May 22, 2019.

An amount of $15,000 (three months ended March 31, 2019: $15,000; and March 31, 2018: $15,000) was invoiced by Cairn for employee service; $75,000 is payable at March 31, 2020 (December 31, 2019: $60,000).  Mr. Farncomb's base salary is paid in part directly, and in part to Cairn in consideration of general management and administrative services rendered through Cairn.

9. SEGMENT INFORMATION

Reportable segments are those operations whose operating results are reviewed by the chief operating decision maker, being the individual at Contact Gold making decisions about resources to be allocated to a particular segment, and assessing performance provided those operations pass certain quantitative thresholds.

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA.  Accordingly, the Company's operations are in one commercial and two geographic segments.  The Contact Properties (Note 4) are held by the Company in Nevada.  The remaining assets, including cash and cash equivalents, prepaids and receivables reside in both of the Company's two geographic locations.

The Company is not exposed to significant operating risks as a consequence of the concentration of its assets in the United States. The Company is in the exploration stage and accordingly, has no reportable segment revenues.

Net loss is distributed by geographic segment per the table below:

	Three months ended March 31, 2020	Three months ended March 31, 2019	Three months ended March 31, 2018
Canada	$2,306,087	$1,161,457	$603,907
United States	395,920	615,838	644,689
	$2,702,007	$1,777,295	$1,248,596

Significant non-cash items, including accretion expense on the Contact Preferred Shares of $622,005 for the three months ended March 31, 2020 (comparative periods of 2019 and 2018: $509,113; $429,183, respectively) is reflected in the net loss attributable to Canada.  The net loss attributable to Canada for the three months ended March 31, 2020 also includes a non-cash gain on the Embedded Derivatives of $106,270 (comparative periods of 2019 and 2018: gain of  $106,223; gain of $564,605, respectively), and a non-cash foreign exchange loss of $1,192,011 (comparative periods of 2019 and 2018: gain of  $220,682; loss of $40,537, respectively).

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

10. SUPPLEMENTAL CASH FLOW INFORMATION

Non-cash financing and investing transactions:	Three months ended March 31, 2020	Three months ended March 31, 2019	Three months ended March 31, 2018
Non-cash financing and investing transactions, issuance of:
Contact Shares pursuant to acquisition of mineral properties	$-	$400,000	$112,500
	$-	$400,000	$112,500

11. MANAGEMENT OF CAPITAL AND FINANCIAL RISKS

The Company currently does not produce any revenue and has relied on existing balances of cash and cash equivalents, and capital financing to fund its operations. The Company's current capital consists of equity funding raised through issuances of common shares, preferred shares and a deficit incurred through operations.

The Company relies upon management to manage capital in order to safeguard the Company's ability to continue as a going concern, to pursue the exploration and development of unproven mineral properties, and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk. The Company manages its capital structure in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold's holdings of cash; and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To facilitate this, management prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.  On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. The Company believes that this approach is reasonable given its relative size and stage.

There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group, nor are there any externally imposed capital requirements.

There were no changes in the Company's approach to capital management during the three months ended March 31, 2020.

Financial Risk Management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Company's financial instruments consist of cash and cash equivalents, receivables, payables and accrued liabilities, the Cobb Creek obligation, and the Contact Preferred Shares and related Embedded Derivatives.  It is management's opinion that with the exception of the Contact Preferred Shares and the Embedded Derivatives: (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in these Interim Financial Statements.

Contact Preferred Shares and the Embedded Derivatives are both considered to be Level 3 type financial liabilities, with each determined by observable data points, in particular the Company's share price, the rate of CAD/USD foreign and the Company's credit spread, with reference to current interest rates and yield curves.

As the Company is currently in the exploration phase, with exception of the Contact Preferred Shares and Cobb Creek obligation, none of its financial instruments are exposed to commodity price risk; however, the Company's ability to obtain long-term financing and its economic viability may be affected by commodity price volatility.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.

The Company's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period. Although non-current, the Company has exposure to significant obligations relating to the terms and various covenants in and to the Contact Preferred Shares.

The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Accordingly, Contact Gold is dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund its activities.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
Three Months ended March 31, 2020
(Expressed in Canadian dollars, unless otherwise noted—unaudited)

11.    MANAGEMENT OF CAPITAL AND FINANCIAL RISKS (continued)

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits.  The balance of receivables due and  (in comparative periods) the Bonding Deposit, are with the Canadian and United States government, respectively. As at March 31, 2021, the balance of cash and cash equivalents held on deposit was $340,059 (December 31, 2019: 844,169).

The Company has not experienced any losses in such amounts and believes the exposure to significant risks on its cash and cash equivalents in bank accounts is relatively limited.

Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company's current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Fair Value Estimation

Except for the values of the Contact Preferred Shares (Note 6), and other non-current liabilities (Note 4(d)), the carrying value of the Company's financial assets and liabilities approximates their estimated fair value due to their short-term nature.

Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company's operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company's exploration property expenditures will be incurred in United States dollars. The fluctuation of the Canadian dollar relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar would result in a $109 increase or decrease respectively, in the Company's cash balance at March 31, 2020. The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.

12. SUBSEQUENT EVENTS

a) Award of DSUs

The Company awarded 324,999 DSUs to all directors on April 15, 2020 with an aggregate fair value of $48,750. DSUs granted under the Contact Gold Deferred Share Unit Plan, have no expiration date and are redeemable upon termination of service.

b) 2020 Private Placement

On May 22, 2020, the Company closed a non-brokered private placement of $1.25 million (the "2020 Private Placement") resulting in the issuance of 12,500,000 Units at a price of $0.10 per Unit.  The 2020 Private Placement was closed in three tranches.  Each Unit consists of one Contact Share and one Contact Share purchase warrant ("Warrant"). Each Warrant entitles the holder to acquire one Contact Share at an exercise price of $0.15 for a period of 2 years (the "Expiry Date").  In the event that at any time between four months and one day following the closing date and the Expiry Date, the Contact Shares trade on the TSXV at a closing price which is equal to or greater than $0.30 for a period of ten consecutive trading days, the Company may accelerate the expiry date of the Warrants by giving notice to the holders thereof and in such case the Warrants will expire on the 30th day after the date such notice is provided.

The securities issued pursuant to the Offering will be subject to a four month and one day statutory hold period in Canada, and are also deemed to be "restricted securities" under Rule 144 of the Securities Act, which generally requires a one-year hold period.

Exhibits

Index to Exhibits

Exhibit Number	Description
1.1(2)	Form of Underwriting Agreement
2.1(1)	Articles of Incorporation
2.2(1)	Bylaws
4.1	Form of Subscription Agreement
4.2(2)	Form of Warrant Indenture
6.1(1)	Investor Rights Agreement, dated as of June 7, 2017
6.2(1)	Governance and Investor Rights Agreement, dated as of June 7, 2017
6.3(1)	Employment Agreement with Matthew Lennox-King, dated as of June 7, 2017
6.4(1)	Employment Letter with Andrew Farncomb, dated as of June 7, 2017
6.5(1)	Employment Agreement with John Wenger, dated as of June 7, 2017
6.8(1)	Employment Agreement with Vance Spalding, dated as of June 7, 2017
6.9(1)	Contact Gold Corp. 2017 Stock and Incentive Plan
6.10(1)	Contact Gold Corp. Deferred Share Unit Plan
6.11(1)	Contact Gold Corp. Restricted Share Unit Plan
6.12(1)	Restricted Stock Agreement with Vance Spalding, dated as of June 7, 2017
6.13(3)	Binding Letter of Intent with Waterton Nevada Splitter, LLC
7.1(1)	Plan of Arrangement with Winwell Ventures Inc. and Carlin Opportunities, dated as of December 8, 2016, as amended on January 31, 2017
7.2(1)	Amending Agreement #1 to Plan of Arrangement, dated January 31, 2017
7.3(1)	Securities Exchange Agreement with Waterton Nevada Splitter, LLC, Clover Nevada II LLC, Carlin Opportunities Inc. and Winwell Ventures Inc., dated as of December 8, 2016, as amended on January 31, 2017
7.4(1)	Amending Agreement #1 to Securities Exchange Agreement, dated January 31, 2017
10.1	Power of Attorney (included in signature page)
11.1	Consent of Ernst & Young LLP
11.2	Consent of Dorsey & Whitney LLP (included in Exhibit 12.1)
11.3	Consent of Vance Spalding, C.P.G.
11.4	Consent of John J. Read, C.P.G.
12.1	Opinion of Dorsey & Whitney LLP
13.1(3)	"Testing the waters" deck
13.2	Canadian Prospectus Supplement (amended and restated)
13.3(3)	Press Release dated August 6, 2020
13.4(1)	Canadian Base Shelf Prospectus
13.5	Term Sheet (amended)
13.6	Press Release dated August 10, 2020

(1) Previously filed on Form 1-A on April 10, 2019 (SEC File No. 024-10984) and incorporated herein by reference.

(2) Preliminary form, final to be filed by amendment.
(3) Previously filed on Form 1-A on August 6, 2020.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on August 10, 2020.

CONTACT GOLD CORP.

By: /s/ John Wenger
 Name: John Wenger
 Title: Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Matthew Lennox-King and John Wenger, or any of them individually, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign this Offering Statement and any and all further amendments thereto , and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Matthew Lennox-King	Dated: August 10, 2020
Name: Matthew Lennox-King
Title: Chief Executive Officer and Director
(Principal Executive Officer)

/s/ John Wenger	Dated: August 10, 2020
Name: John Wenger
Title: Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

/s/ Andrew Farncomb	Dated: August 10, 2020
Name: Andrew Farncomb
Title: Senior Vice President and Director

/s/ John Dorward	Dated: August 10, 2020
Name: John Dorward
Title: Director

/s/ George Salamis	Dated: August 10, 2020
Name: George Salamis
Title: Director

/s/ Mark Wellings	Dated: August 10, 2020
Name: Mark Wellings
Title: Director

/s/ Riyaz Lalani	Dated: August 10, 2020
Name: Riyaz Lalani
Title: Director

/s/ Charlie (Richard) Davies	Dated: August 10, 2020
Name: Charlie (Richard) Davies
Title: Director